SUPPLEMENTAL AGREEMENT NO. VII TO

AGREEMENT BETWEEN

WINTER PARK RECREATIONAL ASSOCIATION

AND THE CITY AND COUNTY OF DENVER

THIS SUPPLEMENTAL AGREEMENT NO. VII (this “Supplement”), is entered into as of Oct 4, 2002, by and between WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation (the “Association”) and THE CITY AND COUNTY OF DENVER, a Colorado municipal corporation (the “City”).

WITNESSETH THAT:

WHEREAS, the Association and the City, on or about November 22, 1950, made and entered into a certain written agreement which was supplemented by written agreements entered into on or about April 14, 1951, April 20, 1957, December 9, 1961, June 11, 1971, April 13, 1979 and May 3, 1994, respectively (such agreement and its supplements through May 3, 1994 being hereinafter referred to as the “Agreement”), which Agreement is now hereby amended and restated in its entirety by this Supplement; and

WHEREAS, pursuant to the Agreement, the Association has had the obligation, as agent for the City, to facilitate the operation, maintenance, and development of the Winter Park Resort (the “Resort”) for the benefit of the citizens of the City and the general public, and the City acknowledges that the Association has performed such obligations in strict compliance with the Agreement; and

WHEREAS, the Resort has become the place that it is today because of the great vision of its creator, George Cranmer, as well as the efforts of the Association; and

WHEREAS, the Resort requires great vision again, as the Association recognizes that there have been changes in the skiing and mountain recreation industries and has advised the City that in the Association’s judgment, it would be in the best interest of the Resort for the Association to enter into an agreement with a private company which has expertise and resources in this area to insure that the Resort remains a competitive ski resort; and

WHEREAS, Intrawest Corporation, a corporation continued pursuant to the Canadian Business Corporations Act and its affiliates (collectively “Intrawest”), has been identified as the private commercial entity with which such an agreement should be entered into; and

WHEREAS, Intrawest is a leader in North America in the development and operation of ski resorts, and has the experience and resources to help secure the future of the Resort; and

WHEREAS, the Association and the City agree that the Association and Intrawest should enter into a certain Lease and Operating Agreement for the Resort, substantially in the form of Exhibit A attached hereto (the “Lease”), and provide Intrawest an option to purchase certain development real estate therein by a certain Option Agreement substantially in the form attached hereto as Exhibit B (the “Option Agreement”), and enter into other related documents in the forms attached as exhibits to the Lease and the Option Agreement.

1

NOW, THEREFORE, in consideration of the premises set forth above and of the agreements of the parties to be kept and performed as set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of explicitly stating and setting forth the understandings and agreements between the City and the Association with respect to the Resort, it is hereby agreed that the Agreement is amended and restated in its entirety as follows:

I. ASSOCIATION STRUCTURE

1. Transition. The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, which are attached hereto as Exhibits C and D respectively (the “Organizational Documents”), establish the structure described in Section 4 of this Supplement. The Organizational Documents were conditionally adopted by the Board of the Association on SEPTMBER 20, 2002, and will become effective upon their disbursement by Grand County Title and Escrow Company (the “Escrow Agent”) at such time as the Escrow Agent receives written notice expressly directing such disbursement from the current Chairman of the Board and the President and Chief Executive Officer of WPRA. Thus, this Supplement shall only be effective upon the Organizational Documents becoming effective as provided in this paragraph.

2. Ratification. The City hereby ratifies and approves of all acquisitions of real property and interests in real property by the Association prior to the effective date of this Supplement, and all actions taken by the Association prior to the effective date of this Supplement.

3. Release. The City and the Association acknowledge that the persons currently and previously acting as Trustees and Officers of the Association prior to the effective date of this Supplement have duly discharged their fiduciary and other obligations to the Association, the City and the general public, and the City and the Association hereby waive, release and discharge any and all claims, whether contingent or absolute, whether known or unknown, that the City or the Association might have against such persons under the Agreement or arising out of or relating to their actions as Trustees and Officers of the Association or the operation, maintenance and development of the Resort.

4. Structure of Board of Directors

a. Directors. The Organizational Documents provide for the Association to have a Board of Directors consisting of five Directors who will be appointed and elected as follows:

2

i. First Appointee. The Mayor (“Mayor”) of the City and County of Denver shall appoint a Director for a term of four (4) years (“First Appointee”). The First Appointee shall be an individual who, at the time of the appointment, occupies a senior-level policy-making position with the City, including without limitation as an appointee of the Mayor or as a member of the City Council. The Mayor shall have the right to remove and replace the First Appointee at any time during such Appointee’s term with a person possessing similar qualifications to those set forth in the preceding sentence. After the term of the initial First Appointee, successors shall be appointed to terms of five (5) years.

ii. Second Appointee. The Mayor shall appoint a Director for a term of five (5) years (“Second Appointee” and together with the First Appointee, the “Appointees”). The Second Appointee shall be an individual who, at the time of the appointment, occupies a senior-level policy-making position with the City, including without limitation as an appointee of the Mayor or as a member of the City Council. The Mayor shall have the right to remove and replace the Second Appointee at any time during such Appointee’s term with a person possessing similar qualifications to those set forth in the preceding sentence. After the term of the initial Second Appointee, successors shall be appointed to terms of five (5) years.

iii. First Citizen Director. The Mayor shall appoint a Director for a term of three (3) years (“First Citizen Director”). Upon expiration of the initial First Citizen Director’s term, the new First Citizen Director shall be elected by the four remaining Directors. The First Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

iv. Second Citizen Director. The Mayor shall appoint a Director for a term of six (6) years (“Second Citizen Director”). Upon expiration of the initial Second Citizen Director’s term, the new Second Citizen Director shall be elected by the four remaining Directors. The Second Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

v. Third Citizen Director. The Mayor shall appoint a Director for a term of seven (7) years (“Third Citizen Director” and together with the First and Second Citizen Directors, the “Citizen Directors”). Upon expiration of the initial Third Citizen Director’s term, the new Third Citizen Director shall be elected by the four remaining Directors. The Third Citizen Director shall: 1) serve a term offive (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

b. Term; Election. All Citizen Directors shall serve no more than one term. Upon the expiration of the term of a Citizen Director, if the four remaining Directors cannot agree to the election of the new Citizen Director by a majority vote, they shall each submit the name of their candidates to the Citizen Director whose term is expired, who shall elect one of such candidates.

II. ROLE OF THE ASSOCIATION

5. Purpose and Powers. The Association acknowledges and agrees that the sole purpose for its existence is to lessen the burdens of the City’s government by acting as agent for the City with respect to the Resort in accordance with its Articles of Incorporation, Bylaws and this Supplement. The Association shall have and exercise all powers under this Supplement that are necessary or appropriate for it to act as such agent, subject to the specific provisions and limitations set forth in this Supplement.

3

6. Responsibilities of the Association. The Association shall:

a. Enter into the Lease, the Option Agreement, that certain Additional Consideration Agreement between the Association and Intrawest/Winter Park Holdings Corporation (the “Additional Consideration Agreement”), and that certain Guaranty by Intrawest Corporation (the “Guaranty”);

b. Hold the title as agent for the City to the assets that are leased pursuant to the Lease;

c. Execute any and all documents referenced in, attached to or now or hereafter relating to the Lease and the Option Agreement and implement the actions contemplated thereby;

d. Be the borrower of the Agreed Upon Indebtedness (as defined in the Lease) and execute all documents necessary or appropriate in connection therewith;

e. Take all actions required to be taken by the Landlord pursuant to the Lease in accordance with the terms of the Lease and related documents, including without limitation, providing from available closing funds for the payment or reimbursement of Reimbursable Transaction Costs as defined in the Lease;

f. Take all actions required to be taken by the WPRA pursuant to the Option Agreement in accordance with the terms of the Option Agreement and related documents; and

g. Take no action that is inconsistent with or results in a breach of the terms of this Supplement.

7. City Decisions. As the residual owner of the Resort property and as a third party beneficiary to the Lease and Option Agreement and related documents, the City retains the ability to protect its interests by reserving the right to make decisions regarding the issues listed in this Section. All other decisions required to be made under the Lease and Option Agreement shall be made by the Association using its reasonable best efforts. Any capitalized terms used in this Section shall be as defined in the Lease or the Option Agreement, as applicable. The Association shall act in accordance with directions given by the City with respect to the following matters and shall not:

a. Sell, transfer, exchange or lease the Leased Assets except with the approval of the Mayor and City Council, provided, however, that this restriction shall not apply to the property that is subject to conveyance (including, without limitation, transfers of title, granting of easements and the issuance of licenses) pursuant to the Option Agreement or the Lease;

b. Pledge, mortgage, or grant a deed of trust or security interest or other lien with respect to any interest in the Leased Assets except with the approval of the Mayor and City Council, provided, however, that this restriction shall not apply to such actions with respect to the Development Parcels as collateral under the Agreed-Upon Indebtedness as provided in the Lease;

4

c. Terminate the Lease, Option Agreement, the Additional Consideration Agreement, or the Guaranty, or amend or modify such documents in any way that has a materially adverse financial effect on the interests of the City, except with the approval of the Mayor and City Council;

d. Agree or consent to expansion, contraction or other modification to the boundaries covered by the Forest Service Permits or the Forest Service Master Plan except with the approval of the Mayor;

e. Grant permission for Tenant to acquire USFS Real Property that is not for Resort Operations except with the approval of the Mayor;

f. Approve a waiver of any sublease limitations contained in the existing lease from The Colorado Arlberg Club or enter into a new lease with The Colorado Arlberg Club except with the approval of the Mayor;

g. Exercise rights upon default by Intrawest under the Lease, Option Agreement, Additional Consideration Agreement, the Guaranty, or related documents except with the approval of the Mayor;

h. Consent to assignments, encumbrances and other transfers under the Lease or Option Agreement that require such consent, except with the approval of the Mayor;

i. Amend or modify or consent with respect to any aspect of the Resort Operations Core Master Plan, Resort Operations Space identified on any Master Plan, and the deviations from permitted and prohibited uses with respect to any of the Core Areas in the Option Agreement except with the approval of the Mayor.

The provisions of this Section 7 govern the relationship between the City and the Association, and shall not constitute notice to any third party. Unless and until a person receives a specific prior written notice from the City to the contrary, any person dealing with the Association may, without further inquiry, rely upon actions taken by the Association as being duly authorized and not in contravention of this Supplement.

8. Termination. The City may terminate the Agreement as amended and restated by this Supplement, without cause, upon ninety (90) days’ prior written notice. The City may terminate the Agreement as amended and restated by this Supplement with cause if the Association is in default of its obligations under this Supplement, the Lease, or the Option Agreement, and the Association has not taken the curative actions set forth in the City’s written notice of default within the period of time set forth in such notice. Termination of the Agreement as amended and restated by this Supplement shall not terminate the Lease, the Option Agreement, the Additional Consideration Agreement, or the Guaranty, and shall not affect the liability of the Association under or the collateral given by the Association to secure the Agreed-Upon Indebtedness (as defined in the Lease). Upon termination of the Agreement as amended and restated by this Supplement, the Association shall:

a. provide for the payment or other satisfaction of all liabilities (debts and other obligations) of the Association, which shall be by actual payment or by a transfer of assets of the Association subject to an assumption of some or all of the liabilities of the Association, or a combination thereof as may be necessary for such payment or other satisfaction;

5

b. subject to the provisions of subparagraph a. above and provided that the following action does not result in a default under any Agreed-Upon Indebtedness (as defined in the Lease), donate, give, grant, convey, assign, set-over, and deliver to the City or its governmental or non-profit corporate designee, by good and sufficient instruments of transfer, for the use and benefit of the people of the City, all right, title and interest of the Association in and to the land, leases, permits, licenses, buildings, improvements, facilities, and all other property, real and personal, tangible and intangible, including all money and accounts receivable and all contract rights and choices in action, which the Association then owns or has or may later acquire; and

c. promptly dissolve the Association in accordance with the requirements and responsibilities of Colorado law.

9. Visitation. The City and the Association agree that the Mayor, City Auditor, members of the City Council, and the Manager of Parks and Recreation shall have access to the Resort for visitation and inspection.

10. Inspection of Records. The Association shall maintain its books and records in the City and County of Denver at a place known at all times to the City. Representatives of the City, including without limitation, the City’s Auditor, shall have the right to inspect and copy such books and records from time to time on one (1) business day’s notice to the Association. The Association shall maintain its financial records in accordance with generally accepted accounting principles consistently applied. At any time after five (5) business days prior notice to the Association of its intention to do so, the City may cause to be made a complete audit of the records of the Association for any fiscal period within the preceding ten (10) years. The acceptance of payments by the City computed on the basis of statements furnished by the Association shall be without prejudice to the City’s rights to inspect and/or audit the records of the Association. A representative of the Association shall appear before City Council to answer any questions upon request of the City. The Association agrees to abide by the Colorado Open Public Records Law described in CRS Title 24, Article 72, or successor provisions.

11. Budget and Operating Expenses Reimbursement. The Association shall deliver to the City no later than November 1 of each year, a copy of its budget for the following calendar year. The budget shall set forth an itemized list of the Association’s projected expenses to perform its duties hereunder for the following year. The Association shall submit a reconciliation statement of its revenues and expenses on or before July 31 of each year in such detail as the City and the Association may require. A representative of the Association shall appear before the City Council of the City and County of Denver to answer any questions upon the City’s request.

12. Notices. The Association agrees to give prompt notice to the City of any and all notices of any kind and nature that the Association receives from or delivers to Intrawest pursuant to the terms of the Lease and Option Agreement and any related agreements, in whatever manner and to whatever persons as the City may identify to the Association from time to time. If pursuant to those notices or otherwise, the Association is required to or has the right to consent, object or comment and has a responsibility to follow the directions of the City for the matters specified in Section 7 herein, the Association shall promptly provide to the City all necessary available material information relative to the making of that decision. Except as otherwise specifically provided in this Supplement, the Association shall proceed as it deems best for the Resort using reasonable and prudent business judgment, and shall provide the City and the Association with a copy of its decision or action.

6

13. Proceeds from the Lease and Option Agreement. The Association agrees to collect from Intrawest any and all money due or payable to the Association under the terms of the Lease and to transmit all such money to the City as promptly as possible, and in no event later than thirty (30) days after receipt thereof. If Intrawest makes a payment pursuant to the Option Agreement, the Association shall promptly transmit any amount that it receives and/or any amount which the Association is not required to pay to an Agreed-Upon Indebtedness Lender (as defined in the Lease) to the City, and in no event later than thirty (30) days after receipt thereof.

14. Termination or Default by Intrawest. If the Association believes that Intrawest is in default of its obligations under the Lease or Option Agreement, or if the Lease or Option Agreement terminate for any reason, the Association shall take such steps as may be necessary to preserve any legal rights, and shall promptly give notice of such default or termination to the City. Thereafter, the Association shall consult in good faith with the City to determine how to proceed. If the Association and the City cannot agree, the Association shall proceed as the City may direct, provided that such direction does not impose on the Association or its officers or Directors any liability for breach of fiduciary responsibility or otherwise.

15. 501(c) Status and Organizational Structure. The Association shall at all times take such actions as may be necessary, and shall refrain from taking such actions as may be detrimental, to preserve its status as a nonprofit corporation that qualifies as a tax exempt entity under Section 501(c) of the Internal Revenue Code (or its successor provision). The Organizational Documents shall not be amended without the prior written consent of the Mayor.

16. Insurance. The Association shall maintain adequate liability insurance at all times as directed by the Director of the Risk Management Division of the City. It is further agreed that the Association and the Risk Management Division shall reevaluate the reasonableness of the amounts and types of insurance coverage every three (3) years, and if such amounts or types of insurance have become inadequate, they shall agree to such additional insurance or policy amounts or coverage as necessary, subject to commercial availability and consistent with the need to protect the City and the Association.

17. Indemnification. The Association shall indemnify the City, its agents and employees against any and all liability arising from the acts or omissions of the Association pursuant to this Supplement occurring after the date hereof.

18. Capitalized and Defined Terms. All terms not otherwise defined in this Supplement shall have the meaning given them in the Lease or the Option Agreement.

7

19. Severability. The invalidity of any provision of this Supplement shall not affect the validity of any other provision of this Supplement. If any provision of this Supplement or the application thereof to either party shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Supplement and the application of such provision to the other party shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

20. Independent Rights. The Association acknowledges that the City has independent rights with respect to the Lease, the Option Agreement, the Additional Consideration Agreement, and the Guaranty, and such rights are not modified or reduced by this Supplement.

21. Beneficaries. There are no third-party beneficiaries of this Agreement except as expressly provided herein.

22. Waiver of Breach. No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their proper officers authorized to do so as of the day and year first written above.

THE CITY:
DEPUTY CITY CLERK
CITY AND COUNTY OF DENVER, a
ATTEST:	Colorado municipal corporation
/s/ Elzsa Vincent	By:	/s/ Wellington E. Webb
SHERRY L. JACKSON, Clerk and Recorder of the City and Country of Denver		MAYOR
RECOMMENDED AND APPROVED:
By:	/s/ James Mejia
Manager of Denver Parks and Recreation
APPROVED AS TO FORM:
J. WALLACE WORTHAM, JR.,
Attorney for the City and County of Denver		REGISTERED AND COUNTERSIGNED:
By:	/s/ Cynthia Gale	By:	/s/ Donald J. Mares
	Assistant City Attorney		Auditor for the City and County of Denver Contract Control # RC2Y008

8

THE ASSOCIATION:

WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit organization
By:	/s/ Gary DeFrange
President
By:	/s/ William E. Mosher
Chairman, Board of Trustees

9

LEASE AND OPERATING AGREEMENT

BY AND BETWEEN

WINTER PARK RECREATIONAL ASSOCIATION

AND

INTRAWEST/WINTER PARK OPERATIONS CORPORATION

ARTICLE VIII - DELIVERY; CONDITION AND INDEMNIFICATION		36
8.1	Delivery and Acceptance of the Leased Assets	36
8.2	Indemnification	36
8.3	Quiet Enjoyment	37
ARTICLE IX - INSURANCE		38
9.1	Coverage	38
9.2	General Insurance Provisions	40
9.3	Settlement and Payment of Claims	40
9.4	Failure to Insure	41
9.5	Adjustment of Insurance Coverage	41
9.6	Prohibition on Acts Affecting Insurance Coverage	41
9.7	Insurance Under Separate Contracts	41
ARTICLE X - INDEBTEDNESS		42
10.1	Agreed-Upon Indebtedness	42
10.2	Use of Agreed-Upon Indebtedness	42
10.3	Security for Agreed-Upon Indebtedness	42
10.4	Repayment of Agreed-Upon Indebtedness	43
10.5	No Limitation on Tenant Right to Borrow	43
10.6	Rights of the Agreed-Upon Indebtedness Lender	44
10.7	Affiliate Lenders	48
10.8	Permitted Equipment Financing	49
ARTICLE XI - NATIONAL FOREST SYSTEM LANDS OPERATING AGREEMENT		50
11.1	Maintenance of Forest Service Permits	50
11.2	Obligations with Respect to Forest Service Permits	50
11.3	Term	51
11.4	Additional Obligations of Tenant to the United States	51
11.5	Forest Service Master Plan	51
ARTICLE XII - CONDITIONS TO EFFECTIVENESS		52
12.1	Conditions	52
ARTICLE XIII - REPRESENTATIONS AND WARRANTIES		54
13.1	Representations and Warranties of Tenant	54
13.2	Representations and Warranties of Landlord	55
ARTICLE XIV - DAMAGE, DESTRUCTION OR DEPRIVATION OF USE; EMINENT DOMAIN		58
14.1	Damage or Destruction of the Leased Assets	58
14.2	Eminent Domain	59
14.3	Right to Terminate Due to Inadequate Snowfall	59
14.4	Effect of Termination	59
14.5	No Abatement if Lease Is Not Terminated	59
ARTICLE XV - DEFAULT AND REMEDIES		60
15.1	Default by Tenant	60
15.2	Remedies of Landlord	62
15.3	Default by Landlord	64
15.4	Remedies of Tenant	65
15.5	No Implied Surrender or Waiver	66
15.6	No Default Resulting from Certain Failures	66
15.7	Non-Binding Mediation	66
ARTICLE XVI - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS		67
16.1	Consent Required	67
16.2	When Consent Is Not Required	67
16.3	Tenant to Furnish Information	68

16.4	No Consideration	69
16.5	Landlord’s Rights	69
16.6	Tenant Pays All Costs	69
16.7	Continuing Tenant Liability	69
ARTICLE XVII - TERMINATION EVENTS		70
17.1	Termination Events	70
17.2	Option	71
ARTICLE XVIII - MISCELLANEOUS		73
18.1	Landlord - Tenant Relationship	73
18.2	Release	73
18.3	Dollar Value	74
18.4	Captions	74
18.5	Partial Invalidity	74
18.6	Attorneys’ Fees	74
18.7	Waiver of Breach	74
18.8	Currency	74
18.9	Written Agreement	74
18.10	Further Assurances	75
18.11	Notices	75
18.12	Governing Law	76
18.13	Counterpart Signatures	76
18.14	City as Beneficiary	76
18.15	Time of the Essence	76
18.l6	Venue	76

SCHEDULE OF EXHIBITS:

Exhibit A	Additional Considerate on Agreement	Section 5.1(c)
Exhibit B	Current Capital Maintenance Items	ARTICLE I
Exhibit C	Employee Benefit Plans - Pension	ARTICLE I
Exhibit D	Employee Benefit Plans - Welfare	ARTICLE I
Exhibit E	Employee Benefit Plans - Additional Plans or Policies	ARTICLE I
Exhibit F	Forest Service Permits	ARTICLE I
Exhibit G	Water Rights	ARTICLE I
Exhibit H	Guaranty Agreement	ARTICLE I
Exhibit I	Owned Real Property	ARTICLE I
Exhibit J	Tangible Personal Property	ARTICLE I
Exhibit K	Transition Costs	ARTICLE I
Exhibit L	Assignment and Assumption Agreement (Intangible Personal Property)	Section 2.2
Exhibit M	License Agreement (Intellectual Property)	Section 2.2
Exhibit N	SERP Liabilities	Section 3.4(d)
Exhibit O	Deferred Compensation Arrangements	Section 3.4(f)
Exhibit P	Terms for Program - Lifetime Ski Pass Holders	Section 6.1(m)
Exhibit Q	Ski Run Names to be Retained	Section 6,10(b)
Exhibit R	Long-Term Liabilities	Section 10.2
Exhibit S	Real Property Landlord Leases from Third Parties	Section 13.2(e)(i)
Exhibit T	Real Property Landlord Leases to Third Parties	Section 13,2(e)(ii)
Exhibit U	Leased Tangible Personal Property	Section 13.2(f)
Exhibit V	Intangible Personal Property - Intellectual Property	Section 13.2(g)
Exhibit W	Intangible Personal Property - Material Permits and Licenses	Section 13.2(h)
Exhibit X	Intangible Personal Property - Material Agreements	Section 13,2(i)
Exhibit Y	Current Assets and Current Liabilities	Section 13,2(1)

LEASE AND OPERATING AGREEMENT

THIS LEASE AND OPERATING AGREEMENT (this “Agreement” or “Lease”), dated as of December 23, 2002, by and between WINTER PARK RECREATIONAL ASSOCIATION, a Colorado non-profit corporation (“Landlord”), as agent for the City and County of Denver, a Colorado municipal corporation (the “City”), pursuant to the Agency Agreement (as hereinafter defined), and INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation (“Tenant”). Landlord and Tenant are referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, the Landlord owns, leases and licenses certain real and personal property located in Grand County, Colorado used in the operation of the mountain resorts known, as of the date hereof, as Winter Park, Mary Jane and Vasquez (collectively, the “Winter Park Resort”); and

WHEREAS, pursuant to that certain Agreement Between Winter Park Recreational Association and the City and County of Denver, State of Colorado, dated November 22, 1950, the City, as beneficial and residual owner of the Winter Park Resort, appointed Landlord as its agent for purposes of, inter alia, controlling, developing, managing and operating the Winter Park Resort; and

WHEREAS, Landlord has determined that it is the best interest of Landlord, the City and the Winter Park Resort to allow Tenant to control, develop, manage and operate the Winter Park Resort, and in connection therewith, to cause Landlord to lease, sublease and transfer certain assets to Tenant pursuant to the terms of this Agreement and to grant an option to purchase certain developable land to an affiliate of Tenant in a related transaction; and

WHEREAS, Landlord and the City have expressed their concurrence in this determination by entering into that certain Supplemental Agreement No. VII to Agreement Between Winter Park Recreational Association and the City and County of Denver dated as of October 4, 2002 (as amended and restated, the “Agency Agreement”); and

WHEREAS, Tenant is committed to outreach to all qualified people and firms and Landlord and Tenant intend that Tenant will use its resources and the controlling interest in Winter Park Resort granted to Tenant in this Lease, to endeavor, in a manner consistent with sound business practices, to improve Winter Park Resort as a mountain resort; and

WHEREAS, it is Landlord’s and Tenant’s desire that Winter Park Resort be economically viable on a stand-alone basis upon expiration of this Lease.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows.

AGREEMENT:

ARTICLE I

DEFINITIONS

The following terms, when used in this Agreement, shall have the following meanings:

“Accountants” shall mean the nationally-recognized and respected firm of independent certified public accountants selected by Tenant and employed by Intrawest Corporation from time to time as its primary accounting firm.

“Additional Consideration Agreement” means the agreement, in the form attached to this Agreement as Exhibit A, to be executed by Intrawest Holdings and Landlord.

“Additional Leased Assets” shall mean real property, tangible personal property, intellectual property, and intangible personal property to be used in Resort Operations hereafter acquired, constructed or modified by Tenant, except as otherwise specifically provided in this Agreement. Without limiting the foregoing, Additional Leased Assets shall include any and all improvements constructed on the Real Property or the National Forest System Lands, and all real property acquired by Tenant or any affiliate of Tenant within the boundaries of the National Forest System Lands to the extent such real property is used in connection with Resort Operations.

“Affiliate Lender” shall mean Tenant or any affiliate of Tenant that extends credit from time to time that constitutes Agreed-Upon Indebtedness.

“Agency Agreement” shall have the meaning set forth in the fourth Recital of this Agreement.

“Agreed-Upon Indebtedness” shall mean, as of any measurement date, the outstanding principal amount of debt of Landlord existing as of the Effective Date plus the amount of additional debt to be incurred as additional Agreed-Upon Indebtedness for the limited purposes specified in this Agreement with respect to the Winter Park Resort. The maximum principal amount of Agreed-Upon Indebtedness shall not, at any time during the Term, exceed $33,000,000 less the amount of any principal payments required to be made by Landlord pursuant to Section 10.4 or otherwise voluntarily made by Landlord in repayment of the Agreed-Upon Indebtedness. Such maximum aggregate amount shall not be reduced to the extent Tenant or Landlord make repayments of principal for the purpose of refinancing any then-existing Agreed-Upon Indebtedness or Tenant otherwise makes any other payments of principal that are required to be made pursuant to the terms of the Agreed-Upon Indebtedness Documents from time to time.

“Agreed-Upon Indebtedness Documents” shall mean all notes, liens, security agreements, collateral assignments and other agreements, certificates, documents or instruments executed by Landlord in favor of any Agreed-Upon Indebtedness Lender to create, evidence, secure or otherwise document any Agreed-Upon Indebtedness.

2

“Agreed-Upon Indebtedness Lender” shall mean the lender or lenders from time to time extending the credit constituting the Agreed-Upon Indebtedness, and may include an Affiliate Lender.

“Agreement” or “Lease” shall mean this Lease and Operating Agreement.

“Applicable Law” means any law, rule, regulation, order, decree or other requirement having the force of law and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

“Business Acquisition Properly” shall mean and include any or all of Tenant’s or its affiliate’s rights, title and interest in and to any business located and operating on, any real property located on, and any personal property used in connection with, any Purchased Developable Land, but only to the extent that Tenant or its affiliate owns or holds any such right, title or interest during the Business Acquisition Term.

“Business Acquisition Properly Investment” means the capital invested in a particular item of Business Acquisition Property by Tenant and its affiliates periodically over the Business Acquisition Property Life.

“Business Acquisition Properly Life” shall mean the period from date of the acquisition, organization or creation of an item of Business Acquisition Property through the Closing Date for such Business Acquisition Property.

“Business Acquisition Property Return” means the EBITDA accruing to the Tenant or its affiliate from the Business Acquisition Property periodically over the Business Acquisition Property Life.

“Business Acquisition Term” means (a) if this Agreement remains in effect through the normal expiration of the Term, the last five (5) years of the Term (as the Term may be extended), or (b) if this Agreement terminates earlier than normal expiration of the Term, one (1) year after the date of such termination.

“Cash Flow for Annual Payment” shall mean, with respect to the financial results of Tenant during any Fiscal Year, EBITDA, with the following adjustments: (a) Tenant’s share of general and administrative expenses of Intrawest Corporation shall not be taken into account (but the allocations of shared costs specified in Section 5.5 shall be taken into account); (b) fines and penalties imposed by a governmental entity shall not be taken into account; (c) attorneys’ fees and related costs incurred in connection with any claim made or suit brought by Tenant against Landlord or the City shall not be taken into account unless Tenant is the prevailing party, in which case such fees and costs shall be taken into account by reducing Cash Flow for Annual Payment; (d) the Required Interest Payments for such Fiscal Year shall be taken into account by reducing Cash Flow for Annual Payment; (e) the Required Annual Capital Maintenance Amount for such Fiscal Year shall be taken into account by reducing Cash Flow for Annual Payment; (f) any expenditure, whether ordinary (i.e., non-capital) or capital, associated with any liability whatsoever, which (i) arises out of, or in any way relates to, ownership, operation, management or maintenance of Winter Park Resort, (ii) arose prior to the Effective Date, and (iii) was not reflected and set forth specifically on the schedules attached to this Agreement as Exhibits R or Y as a Long-Term or Current Liability, shall be taken into account by reducing Cash Flow for Annual Payment either by taking such expense into account in calculating EBITDA or otherwise by making an adjustment after the calculation of EBITDA.

3

“City” shall mean THE CITY AND COUNTY OF DENVER, a Colorado municipal corporation.

“Clinton Ditch” means The Clinton Ditch & Reservoir Company, a Colorado non-profit ditch and reservoir company.

“Closing” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“Competitive Rentals” shall mean the rental of sports equipment by Tenant and its affiliates (a) within Clear Creek County five (5) miles on each side of US Highway 40 from Interstate 70 to the Grand County line, excluding the rental operations of Breeze Ski Rental/MAX Snowboards located along Interstate 70 at 999 County Road, Dumont, Colorado, or (b) within Grand County, if such sports equipment is usable at the Winter Park Resort, provided, however, that not included are such rentals obviously intended for use at another resort property or facility (such as the rental of golf clubs at a golf course) or otherwise to the extent Tenant is able clearly to establish that such rentals will be used at someplace other than Winter Park Resort (such as the rental of mountain bikes or backcountry ski equipment for a tour conducted someplace other than at Winter Park Resort).

“Current Assets” shall mean any and all assets of Landlord that would be treated as current assets under GAAP.

“Current Capital Maintenance Items” shall mean those items of scheduled capital maintenance described on Exhibit B attached hereto.

“Current Liabilities” shall mean any and all liabilities of Landlord that would be treated as current liabilities under GAAP.

“Designated Non-Tenant Operator” shall mean any Non-Tenant Operator designated in good faith by Tenant as one for whom it is not economically feasible to pay rental rates based on an amount equal to three percent (3%) of such Designated Non-Tenant Operator’s contribution to Gross Revenues, but including only Non-Tenant Operators which satisfy the following conditions during the Fiscal Year immediately preceding the Fiscal Year of such designation: (a) the portion of Gross Revenues attributable to any such Non-Tenant Operator’s Resort Operations shall not have accounted for more than one percent (I %) of all Gross Revenues, and (b) the portion of Gross Revenues attributable to all such Non-Tenant Operators so designated shall not, in the aggregate, have accounted for more than five percent (5%) of all Gross Revenue. With respect to the first Fiscal Year during which any Designated Non-Tenant Operator begins its Resort Operations, the portion of Gross Revenues attributable to such Designated Non-Tenant Operator shall be calculated based on Tenant’s reasonable projections.

4

“EBITDA” shall mean Tenant’s earnings from Gross Revenues, as determined under GAAP, before interest, taxes, depreciation and amortization, derived solely from Resort Operations or from activities conducted on the Real Property or the National Forest System Lands.

“Effective Date” means the first date on which all Parties have executed this Agreement and all conditions set forth in Section 12.1 of this Agreement have been satisfied or waived by the Party benefiting from such condition.

“Employee Benefit Plans” means the following plans which currently exist or for which continuing liabilities exist:

(a) All “employee pension benefit plans,” as defined in section 3(2) of ERISA, including retirement, pension and profit-sharing plans, which have been maintained or contributed to by Landlord or its affiliates during any of the last five (5) years, a list of which is attached hereto as Exhibit C;

(b) All “employee welfare benefit plans,” as defined in section 3(1) of ERISA, which have been maintained or contributed to by Landlord or its affiliates, including group insurance (including retiree life and medical insurance) and other employee benefit plans or arrangements and related trust agreements, a list of which is attached hereto as Exhibit D.

(c) All additional employee plans or policies which may or may not be ERISA plans, which have been maintained or contributed to by Landlord or its affiliates, including bonus incentive, deferred compensation, stock purchase, stock option, and stock bonus plans, and other employee benefit plans or arrangements and related trust agreements and individual option agreements, a list of which is attached hereto as Exhibit E.

“Encumbrance” means any item which encumbers or burdens the Leased Assets, including any security interest, restriction, covenant, reservation, right, easement, lease, other title or interest retention arrangement, and any other encumbrance of any nature whatsoever.

“Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

5

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all administrative regulations, rules and rulings issued thereunder.

“Exercise Notice” shall have the meaning set forth in Section 17.2(b) of this Agreement.

“First Loan Documents” shall mean the Agreed-Upon Indebtedness Documents to be executed and delivered by Landlord in favor of the initial Agreed-Upon Indebtedness Lender.

“Fiscal Year” shall mean any period during the Term commencing on July 1 and ending on the next ensuing June 30, except for the first Fiscal Year, which shall mean the period commencing on the Effective Date and ending on the next ensuing June 30.

“Forest Service Master Plan” shall mean the master plan of development and operations required by the terms of the Forest Service Permits as approved by the U.S. Department of Agriculture, Forest Service.

“Forest Service Permits” shall mean the permits issued from time to time by the U.S. Department of Agriculture, Forest Service with respect to the right to operate certain of the Leased Assets on those parcels of real property located in Grand County, Colorado, a copy of those permits existing as of the date of this Agreement being attached hereto as Exhibit F.

“GAAP” means those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.

“Governmental Authority” shall mean any nation or government, any state or political subdivision thereof, any municipal corporation, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, excluding the City or Landlord as agent for the City.

“Gross Revenue” shall mean the aggregate of all fees, receipts, revenue and income of every kind and nature derived directly or indirectly from all sources arising from Resort Operations or from activities conducted on the Real Property or the National Forest System Lands, before deducting any cost or expense, as determined in accordance with GAAP, except as expressly provided below. Gross Revenue shall include, without limitation, to the extent related to Resort Operations or from activities conducted on the Real Property or the National Forest System Lands, proceeds of business interruption and business loss insurance actually paid to

6

Tenant, deposits not refunded or otherwise retained by Tenant, and amounts recovered in legal proceedings or settlements thereof. Gross Revenue shall also include fees and charges for central reservations booking services (without regard to where central reservations are conducted and whether it is central reservations for activities or housing, but only to the extent relating to activities or accommodations in Grand County, Colorado, excluding activities or accommodations conducted or owned by Tenant or an affiliate of Tenant that are located outside the Winter Park Resort and outside the Purchased Developable Land), all sales of Lift tickets for use at the Winter Park Resort, and Competitive Rentals. Gross Revenue shall not include (a) any fees or revenues (including, without limitation, real estate sales deposits) derived from the development or operation by Intrawest Development Corp. or a third party of buildings or portions of buildings or improvements developed on Purchased Developable Land; (b) applicable excise, sales, and use taxes, or any other governmental taxes or charges collected from third parties; (c) proceeds from financing or refinancing; (d) insurance proceeds received from any insurance policies pertaining to and invested in the repair or replacement of physical loss or damage to the Real Property or the Tangible Personal Property and Improvements; (e) any rents or revenues derived from the providing of housing for employees; or (f) income from property management or rental management businesses conducted on property other than the Real Property and National Forest System Lands. Any contrary or inconsistent provision of this Lease notwithstanding, if any Resort Operations are conducted by Designated Non-Tenant Operators, the portion of Gross Revenues attributable to any such Resort Operations and each such Designated Non-Tenant Operator shall include only the actual amounts paid by such Designated Non-Tenant Operator to Tenant.

“Improvements” shall mean any and all improvements to real property now or hereafter (a) owned or leased by Landlord, whether or not such improvements are located on land owned or leased by Landlord and (b) used in Resort Operations.

“Initial Term” shall mean the period from the Effective Date through June 30, 2052 or any earlier date upon which this Agreement may terminate as provided by this Agreement.

“Intangible Personal Property” shall mean all intangible personal property as defined under Colorado law now or hereafter owned by the Landlord and used or useful in connection with the ownership, operation or maintenance of Resort Operations, excluding Intellectual Property and excluding real property options to purchase, rights of first refusal, rights of first offer, or other acquisition rights for real property personal to the Landlord. The term Intangible Personal Property shall not include the Agency Agreement and any other contract now or hereafter existing for the operation of Landlord as contrasted to operation of the Winter Park Resort. .

“Intellectual Property” shall mean all of the trademarks, service marks, trade names, patents, licenses, permits and copyrights now or hereafter owned or licensed by Landlord.

“Interest Rate” shall mean one thousand (1,000) basis points in excess of LIBOR (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%)). “LIBOR” means the rate of interest per annum for deposits in U.S. dollars for a period of thirty (30) days which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the date that is two (2) business days prior to the date of calculation. If for any reason no applicable rate(s) are available on Telerate Page 3750 for a particular date, LIBOR will be determined in accordance with the definition of “USD-LIBOR-Reference Banks” contained in the 1991 I SDA Definitions published by the International Swaps and Derivatives Association, Inc., or any successor or update to such publication.

7

“Intrawest Corporation” shall mean Intrawest Corporation, a corporation continued pursuant to the Canadian Business Corporations Act, which is the ultimate parent entity of Intrawest Holdings.

“Intrawest Development Corp.” shall mean Intrawest/Winter Park Development Corporation, a Delaware corporation and an affiliate of Tenant.

“Intrawest Holdings” shall mean Intrawest/Winter Park Holdings Corporation, a Delaware corporation, which is the direct parent entity of both Tenant and Intrawest Development Corp.

“Investment Return Deficiency” means the difference, compounded over the Business Acquisition Property Life by the Return on Equity, between the present values, as of the beginning of the Business Acquisition Property Life, discounted at the Return on Equity, of (a) the Business Acquisition Property Investment and (b) the Business Acquisition Property Return, for each Fiscal Year of the Business Acquisition Property Life. For greater certainty, the present value shall be computed assuming the Business Acquisition Property Return occurs at the end of each Fiscal Year.

“Landlord’ shall mean WINTER PARK RECREATIONAL ASSOCIATION, a Colorado non-profit corporation, and its successors and assigns.

“Leased Assets” shall mean all of the Real Property, Improvements, Tangible Personal Property, Intangible Personal Property and Intellectual Property now or hereafter owned, leased, or licensed by Landlord and used or useful in the operation of the Winter Park Resort, excluding only cash paid or owing by Tenant to Landlord, proceeds from condemnation or conveyance of title in lieu of condemnation (subject to Sections 14.2 and 14,5 of this Agreement) and the Mineral Rights.

“Leasehold Tide Policy” shall mean the ALTA Extended Coverage Leasehold Policy (with standard printed exceptions in such form deleted and with such endorsements as Tenant may reasonably request) insuring Tenant’s leasehold interest in the Real Property pursuant to the terms of tins Agreement.

“Lift” shall mean a device which alone or in combination with other devices is primarily designed to move participants in on-mountain sporting activities from one elevation to another, and may include without limitations tows, chairlifts, gondolas and cable or cog railways.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, condition (financial or otherwise), prospects, operations, performance or properties of a Party at the Winter Park Resort, or (b) a material impairment of the ability of a Party to perform its obligations under or to remain in compliance with this Agreement.

8

“Mineral Rights” means the following if owned by Landlord: all oil and oil rights; gas and gas rights; coal and other solid fuel minerals; metallic minerals and ores thereof, of whatever grade; and all other minerals and mineral rights on, under or appurtenant to the Real Property.

“Mountain Base Area Cafeteria” shall mean a facility (a) the principal function of which is the efficient and convenient provision of food and beverages to guests of Winter Park Resort who are participating in on-mountain sports activities as an integral part of the Resort Operations and (b) which serves a variety of packaged, prepared and/or convenient food and beverages under circumstances where the guests serve themselves or are served at a counter and, in either case, take their food and beverages to a common seating area located within, or immediately outside, the same facility. For example, the principal food and beverage facility operated in the building commonly known as West Portal Station during the 2001-2002 ski season would constitute a Mountain Base Area Cafeteria.

“National Forest System Lands” means those parcels of real property owned by the United States and operated or used pursuant to the Forest Service Permits. Real property within the boundaries of the Forest Service Permits acquired by Tenant from the United States as permitted by this Agreement shall upon such acquisition cease to be included with the term National Forest System Lands.

“Non-Tenant Operator” shall mean any Person conducting Resort Operations other than Tenant.

“Option Agreement” shall mean that certain option agreement of even date herewith whereby Landlord and Intrawest Development Corp. have agreed that Intrawest Development Corp. shall have the option to purchase certain parcels of the Real Property upon the terms and conditions contained therein.

“PPI Escalation” means a fraction, the numerator of which is the PPI Index published most recently as of the date when any escalation is being calculated and the denominator of which is the PPI Index published most recently as of the Effective Date.

“PPI Index” means the Producers Price Index for Finished Goods as published by the U.S. Department of Labor Bureau of Labor Statistics.

“Parent Guaranty” means that certain guaranty in the form of Exhibit H attached hereto, pursuant to which Intrawest Corporation has guaranteed certain of the obligations of Tenant under this Agreement, of Intrawest Holdings under the Additional Consideration Agreement, and of Intrawest Development Corp. under the Option Agreement.

“Parties” shall mean Landlord and Tenant.

9

“Permitted Equipment Financing” shall mean with respect to certain specific items of Tangible Personal Property, financing (including leases that would be characterized as capital leases but not those that would be characterized as operating leases) to be incurred by Tenant that may not exceed in the aggregate a maximum amount of $1,000,000 multiplied by the PPI Escalation at any given time, as more particularly described in Section 10.8 of this Agreement.

‘ “Person” shall mean any natural person, Governmental Authority, corporation, partnership, limited liability company, joint venture, association, trust or other entity of any kind.

“Purchased Developable Land” shall mean those parcels of Real Property, if any, that are acquired by Intrawest Development Corp., or its affiliate or a successor permitted by the terms of the Option Agreement, from time to time pursuant to the Option Agreement, excluding real property repurchased by Landlord or (b) real property conveyed to Landlord and leased back to Tenant for the conduct of Resort Operations.

“Real Property” means all real property as defined under Colorado law that is owned or leased by Landlord from time to time, including without limitation that certain property described on Exhibits I and S attached hereto, and includes all Improvements, easements, licenses, rights-of-way and other privileges, appurtenances, hereditaments and rights (including, without limitation, any and all development or zoning rights) belonging and inuring to the benefit of such real property or otherwise providing rights of use to the Landlord, but shall not include (unless expressly provided to the contrary): (a) Mineral Rights or Water Rights, (b) Purchased Developable Land, (c) the National Forest System Lands, or (d) options to purchase, rights of first refusal, rights of first offer, or other acquisition rights personal to the Landlord.

“Reimbursable Transaction Costs” shall mean (a) One Hundred Fifty Thousand Dollars ($150,000) for Landlord’s future operating expenses, and (b) One Million One Hundred Thousand Dollars ($1,100,000) for the actual legal fees and financial consultant fees accrued or paid by the City or the Landlord (limited, in the case of the Landlord, to fees accrued or paid from and after July 6, 2002) in connection with the requests for qualification and proposal leading to, and the negotiation and delivery of, this Agreement, the Option Agreement, and the other instruments and agreements relating thereto and in connection with the consummation thereof.

“Rental Payments” shall mean all cash obligations from Tenant to Landlord pursuant to this Agreement.

“Required Annual Capital Maintenance Amount” shall mean an amount equal to six percent (6%) of Gross Revenue during any Fiscal Year.

“Required Interest Payments” shall mean the interest payments required to be paid on the Agreed-Upon Indebtedness during any Fiscal Year pursuant to the terms and conditions of the Agreed-Upon Indebtedness Documents.

“Required Quarterly Payment” shall mean a regular installment in the amount of $500,000 due and payable in advance each July 1, October 1, January 1 and April 1, commencing on October 1, 2002. Such amounts are to be paid by Intrawest Holdings pursuant to the Additional Consideration Agreement for the period beginning October 1, 2002, and ending September 30, 2012, and thereafter such amounts are to be paid by Tenant as Rental Payments through the remainder of the Term.

10

“Resort Operations” shall mean (a) all activities and operations of Tenant or any lessee, sublessee, licensee, franchisee or other user of every kind and nature for, relating to or in the support of the on-mountain activities of snowsliding, mountain biking and mountain hiking or other on-mountain recreational activities conducted or required by this Agreement to be conducted on any or all of the Real Property and the National Forest System Lands; (b) sales of Lift tickets; (c) Competitive Rentals; and (d) central reservations (without regard to where central reservations are conducted and whether it is central reservations for activities or housing, but only to the extent relating to activities or accommodations in Grand County, Colorado excluding any activities or accommodations that are conducted or owned by Tenant or an affiliate of Tenant that are located outside the Winter Park Resort and outside the Purchased Developable Land).

“Return on Equity” shall mean the geometric average rate of return (expressed as a percentage) earned by Intrawest Corporation (or its permitted successor and assign) on its collective corporate equity over the Business Acquisition Property Life.

“Revenue-Based Annual Payment” shall mean a Rental Payment, the amount of which is determined as a percentage of Gross Revenue as more particularly described in Section 5.1(d).

“Tangible Personal Property” shall mean all motor vehicles, machines, machinery, Lifts, tows, snow grooming equipment, snow making equipment, component parts thereof, furniture, fixtures, other equipment, inventory, and other items of tangible personal property under Colorado law now or hereafter owned by the Landlord and used or useful in connection with the ownership, operation or maintenance of Resort Operations, including, without limitation, the tangible personal property described on Exhibit J attached hereto.

“Taxes” shall mean all taxes, fees and assessments due, imposed, assessed or levied against any Leased Assets (or the purchase, ownership, delivery, leasing, possession, use or operation thereof) by any federal, state or local government or taxing authority, including, without limitation, all license and registration fees, and all sales, use, personal property, real property, possessory interest, excise, gross receipts, value added, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon in any way relating thereto. Notwithstanding the foregoing, Taxes shall not mean any obligations imposed by the United States of America or any state thereof or political subdivision thereof which are on, or measured by, the income of Landlord.

“Tenant” shall mean INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation, and its permitted successors and assigns,

“Term” shall mean the Initial Term, as extended and as it may be terminated early, pursuant to the provisions of this Agreement.

11

“Third Party Lender” means an Agreed-Upon Indebtedness Lender other than an Affiliate Lender.

“Title Company” shall mean Grand County Title and Escrow Company, Inc.

“Transition Costs” shall mean certain costs and expenses that have been or are anticipated to be incurred by Tenant in connection with the initial transition of the control and operation of the Winter Park Resort from Landlord to Tenant, including, without limitation, those costs identified on Exhibit K attached hereto.

“Water Rights” means, to the extent the same are owned or leased by Landlord or are held by it under an exchange agreement: all water and water rights, water contracts and agreements, ditches and ditch rights, water and ditch company stock (including Clinton Ditch rights), wells and well permits, springs, rights in canals and laterals, aqueducts, reservoirs, appropriations and franchises upon, leading to, connected with or had and enjoyed in connection with the Real Property or the National Forest System Lands, and including all rights in the Diamond Bar Tee No. 2 Ditch. The Water Rights include without limitation those rights described on Exhibit G attached as a part hereof.

“Winter Park Resort” means the recreational resort and its related activities carried on within the Real Property and the National Forest System Lands known, as of the date hereof, as Winter Park, Mary Jane and Vasquez.

ARTICLE II

LEASED ASSETS

2.1 Leases and Subleases. Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, Landlord hereby leases or subleases to Tenant, as applicable, and Tenant hereby leases or subleases from Landlord, as applicable, the following Leased Assets:

(a) The Real Property;

(b) The Water Rights; and

(c) The Tangible Personal Property.

The Mineral Rights are specifically excluded from the Leased Assets, provided, however, that Landlord shall not exploit the same without obtaining the prior written consent of Tenant, and Tenant’s consent shall not be unreasonably withheld taking into account the facts and circumstances, including without limitation present or future potential interference with Resort Operations and development of Purchased Developable Land and the aesthetic effect of such exploitation. Tenant shall have the right to excavate, remove, use, dispose of or sell any sand and gravel within the Real Property as Tenant deems appropriate for development of the Real Property or the Purchased Developable Land, and Landlord shall, if requested to do so by Tenant, execute any documentation or agreements reasonably required by Tenant evidencing such rights. The amendment, modification or termination of any or all licenses and permits relating to Water Rights shall require the prior consent or approval of Landlord (which Landlord shall not unreasonably withhold) unless such action has obtained the prior consent or approval of the Board of Water Commissioners for the City.

12

2.2 Assignments and Licenses. Concurrently herewith, Landlord is delivering to Tenant an assignment and assumption agreement in the form attached hereto as Exhibit L, pursuant to which Landlord is assigning to Tenant all Intangible Personal Property concurrent with the Term of this Agreement. Throughout the Term, Tenant shall have the right to amend, modify and terminate Intangible Personal Property rights in connection with Resort Operations without the consent or approval of Landlord, provided, however, that the consent and approval of Landlord (which Landlord may grant or withhold in its sole discretion) shall be required for any amendment, modification or termination that may have a material adverse effect on the interest of Landlord upon termination of this Lease, whether upon its normal expiration date or any earlier termination date that may occur with or without default. Also concurrently herewith, Landlord is delivering to Tenant a licensing agreement in the form attached hereto as Exhibit M, pursuant to which Landlord is licensing the Intellectual Property to Tenant concurrent with the Term of this Agreement. Throughout the Term, Tenant shall have the right to amend, modify and terminate the Intellectual Property so licensed in connection with Resort Operations without the consent or approval of Landlord, provided, however, that the consent and approval of Landlord (which Landlord may grant or withhold in its sole discretion) shall be required for any amendment, modification or termination that may have a material adverse effect on the interest of Landlord upon termination of this Lease, whether upon its normal expiration date or any earlier termination date that may occur with or without default. Landlord shall grant to third parties easements and licenses that are reasonable in their terms and scope to the extent requested by Tenant to protect or enhance Resort Operations.

2.3 Assignment of Warranties. Landlord agrees that Tenant may have the benefit as a third party beneficiary of any warranties or other rights to which Landlord is entitled from any third party with respect to the Leased Assets, and Landlord hereby assigns (reserving rights for itself upon expiration or earlier termination of the Lease) such benefits to Tenant to the extent the same may be assignable by the terms of the agreements with such third party and as permitted under law. To the extent such warranties are not assignable, Landlord shall enforce its rights under such warranties upon the request and at the expense of Tenant, Tenant agrees that Landlord may have the benefit as a third party beneficiary of any warranties or other rights to which Tenant is entitled from any third party with respect to the Leased Assets, and Tenant hereby assigns (reserving rights for itself upon expiration or earlier termination of the Lease) such benefits to Landlord to the extent the same may be assignable by the terms of the agreements with such third party and as permitted under law. Tenant shall use good faith efforts to add language to its future contracts for the design, construction or acquisition of Leased Assets to the effect that “Winter Park Recreational Association is a third party beneficiary hereunder for the purposes of enforcing warranties under this contract.

13

2.4 Winter Park Restaurant Company. If requested to do so by Tenant, Landlord shall lease or cause Winter Park Restaurant Company to sublease to Tenant the real property, personal property and intangible personal property, if any, of the Winter Park Restaurant Company.

2.5 Additional Leased Assets. In connection with the operation of the Winter Park Resort, Tenant shall have the right to acquire, construct, modify and replace Additional Leased Assets to be used in Resort Operations. Except to the extent (a) Tenant acquires or constructs or any Person providing financing retains ownership to such Additional Leased Assets, and such Additional Leased Assets are security for Permitted Equipment Financing, or (b) Tenant leases assets (other than Lifts and other related equipment such as motors, chairs and cable) under a true operating lease under GAAP, these Additional Leased Assets shall at all times thereafter, including after the termination of this Agreement, be the property of Landlord, and Tenant hereby conveys all such Additional Leased Assets to Landlord, and Landlord hereby leases all Additional Leased Assets to Tenant pursuant to the terms and conditions contained in this Agreement. Landlord and Tenant agree to take whatever additional actions are reasonably required to cause such Additional Leased Assets to be conveyed by Tenant to Landlord, and leased back by Landlord to Tenant, in order to more effectively vest in Landlord title to the Additional Leased Assets and cause the Additional Leased Assets to be leased back to Tenant in accordance with this Agreement. To the extent that any National Forest System Lands are acquired by Tenant and are used in connection with Resort Operations, Tenant shall convey such real property to Landlord, and Landlord shall lease such real property back to Tenant as Additional Leased Assets under this Agreement. To the extent that Tenant may in the future propose to acquire National Forest System Lands not for use in Resort Operations, such acquisition is conclusively presumed to modify the boundaries covered by the Forest Service Permits and is subject to the prior approval of Landlord, which it may grant, withhold or condition in its sole and absolute discretion.

2.6 Ownership of Leased Assets.

(a) True Lease. All Leased Assets are, and shall remain at all times including after the termination of this Agreement, the property of Landlord, and Tenant’s interest therein is that of a tenant under a lease, provided, however, that during the Term Tenant shall control the Leased Assets and the operation of the Winter Park Resort consistent with the provisions of this Lease.

(b) Permitted Equipment Financing and Leases. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to continue to own (or permit a financing entity to own) or to lease certain items of Tangible Personal Property to the extent and for a period of time as provided in Section 2.5 and Article X.

(c) Tenant’s Mortgages, Encumbrances and Disposal. Except as otherwise expressly provided in this Agreement and the Option Agreement, Tenant agrees that, without the prior written consent of Landlord, it will not pledge, loan or mortgage any interest of the Landlord in the Leased Assets, nor attempt in any manner to dispose of the Leased Assets (except that Tenant shall have the authority to sell, replace or otherwise dispose of any Tangible Personal Property, and shall remove the same from National Forest System Lands if located thereon, free and clear of any ownership interest of Landlord, in the ordinary course of business), nor to suffer any Encumbrances to be incurred or levied on any interest of the Landlord in the Leased Assets (other than leases, subleases, concessions or licenses for the benefit of the Resort Operations entered into in the ordinary course of business).

14

(d) Landlord’s Mortgages, Encumbrances and Disposal. Except with respect to the Agreed-Upon Indebtedness, when Landlord is Winter Park Recreational Association, the City, an agency or an agent of the City or another entity having at least one director, trustee or manager appointed by the City or an agency thereof, Landlord will not, without Tenant’s prior written consent, which Tenant may grant or withhold in its sole discretion, pledge, mortgage, or grant a deed of trust or security interest or other lien with respect to, any interest of Landlord in the Leased Assets. Any sale, transfer, exchange, lease or other disposition by Landlord of its interest in the Leased Assets at any time shall be made expressly subject to this Lease and the rights of Tenant hereunder, shall be made expressly subject to the terms of the Agreed-Upon Indebtedness, and shall not cause a debt service payment obligation of Tenant on Agreed-Upon Indebtedness. Until the 20th anniversary of the Effective Date, any such sale, transfer, exchange, lease or other disposition by Landlord of its interest in the Leased Assets shall be subject to Tenant’s right of first refusal described in Section 2.6(e). From and after the twentieth (20th) anniversary of the Effective Date and continuing for the balance of the Term, any sale, transfer, exchange, lease or other disposition by Landlord of its interest in the Leased Assets shall be only made in a public process in which Tenant has the right to participate on terms and conditions that are not less favorable to Tenant than to any other participant in such process.

(e) Right of First Refusal. Commencing on the Effective Date and continuing until the twentieth (20th) anniversary of the Effective Date, Landlord may sell, transfer, exchange, lease or otherwise dispose of any or all of the Leased Assets, but Tenant shall have a right of first refusal with respect to any offer or agreement to purchase such Leased Assets that Landlord wishes to consummate on the following terms and conditions:

(i) Any such proposed sale, transfer, exchange, lease or other disposition by Landlord shall be expressly subject to this Lease and the rights of Tenant hereunder, and shall not cause a debt service payment obligation by Tenant on the Agreed-Upon Indebtedness.

(ii) Tenant shall have the right to purchase such Leased Assets at the same purchase price and on the same terms and conditions as the agreement with the offeror (the “Offer”).

(iii) Landlord shall, within five (5) business days of receipt of an Offer, deliver a copy of the Offer to Tenant. Tenant shall, within fifteen (15) business days of receipt of the Offer (the “Offer Period”), give written notice to Landlord as to whether or not Tenant elects to purchase the Leased Assets. If the Offer includes consideration other than cash, Tenant shall have the right to substitute the equivalent thereof in cash.

15

(iv) The closing of the purchase shall be held at a date agreed to by the Landlord and Tenant, but not later than thirty (30) days after the closing date specified in the Offer. If Tenant does not notify Landlord of its election to purchase such Leased Assets within the Offer Period, or if Tenant does not close the purchase in accordance with this section, Landlord may close the transfer to the proposed transferee on the terms and conditions specified in the Offer, within the later to occur of (A) the period of time specified in the Offer or (B) sixty (60) days after the end of the Offer Period or after such failure to close, as applicable, subject to compliance with any other applicable provisions of this section. If such transfer is not made within such period, the provisions of this section shall again apply to any future agreement to transfer any or all of the Leased Assets.

2.7 Option Agreement Parcels. As partial consideration for Tenant entering into this Agreement with Landlord, Landlord has entered into the Option Agreement. When title to a given parcel of the Real Property has been conveyed in the event Intrawest Development Corp. exercises its option to purchase such parcel pursuant to the Option Agreement, such parcel shall cease to be a Leased Asset, subject to any obligations of the acquiring entity to deliver back to Landlord any space for Resort Operations and any necessary easements, and subject also to Landlord’s right to repurchase if the acquiring entity fails to commence construction within a certain period of time, all as provided in this Agreement and the Option Agreement.

ARTICLE III

ASSETS AND LIABILITIES

3.1 Delivery of Current Assets. On the Effective Date, Landlord shall deliver to Tenant all Current Assets, including without limitation, all cash. Between the date of Tenant’s execution of this Lease and the Effective Date, Landlord shall not expend cash except in the ordinary course of its business or as reasonably necessary to enter into and conclude this Lease, the Option Agreement and related transactions (and such latter expenditures shall be credited towards Tenant’s payment of Reimbursable Transaction Costs).

3.2 Assumption of Liabilities. From and after the Effective Date and during the Term, Tenant hereby assumes and agrees to pay or perform when due all obligations of Landlord of every kind and nature arising out of, or in any way relating to, the Winter Park Resort, whether such obligations arose before or after the Effective Date, including without limitation, those arising in contract, tort, or under environmental laws or other regulatory programs, whether contingent or absolute, and whether known or unknown, except that Tenant does not assume the obligations of Landlord under the Agency Agreement or under this Agreement or any obligations of Landlord to the City or any of the City’s agencies, agents, employees or officials acting in such capacities, or any obligations or liabilities resulting or arising out of a breach or default by Landlord under this Agreement, the Option Agreement or any documents related to this Agreement or the Option Agreement.

16

3.3 Employment of Employees. Tenant hereby agrees to employ at the Winter Park Resort all of the current permanent employees of Landlord as of the Effective Date and as disclosed to Tenant by Landlord in writing, provided, however, that such obligation shall not extend to the Landlord’s President and CEO, Vice President of Operations, Vice President of Administration, Vice President of Finance, Vice President of Marketing and Vice President and General Counsel (but as to such excluded employees, Tenant specifically assumes the obligations under existing severance policies and written employment contracts applicable to them as disclosed to Tenant by Landlord prior to the Effective Date). This employment obligation for employees not excluded in the preceding sentence is for the express benefit of Landlord with respect to its liabilities to its employees, does not limit the right of Tenant to terminate employees according to its normal policies mid practices, does not change the status of all such Winter Park Resort employees as employees “at will,” and is not for the benefit of the employees themselves, and they are not third party beneficiaries of this Section. This Section 3.3 does not constitute an employment contract for the benefit of such employees.

3.4 Employee Benefit Plans.

(a) Service Credit. Following the Effective Date, Tenant will provide former employees of Landlord who are hired by Tenant for the winter or summer season ending June 30, 2003, with credit under each of Tenant’s benefit plans for their service with Landlord prior to the Effective Date based upon the service credit the employees received under the corresponding Landlord’s Employee Benefit Plan. In the event the applicable Tenant’s benefit plan has a higher requirement for computing a participant’s service than the corresponding Landlord’s plan, the service credit provisions of the Landlord’s plan as disclosed to Tenant will be used in determining the prior service credit (i.e., an employee of Landlord who has a specific number of years of service credit under the terms of the applicable Landlord’s plan will be given credit for not less than that same number of years of service under the corresponding Tenant’s plan). Thereafter, the future service credit under the Tenant’s plans shall be computed under the terms of the applicable Tenant’s plan provisions. For purposes of this Section 3.4(a), Tenant’s benefit plans and policies are limited to health insurance, dental insurance, life insurance, voluntary group life insurance, accidental death & dismemberment insurance, long term disability, vacation, sick days, and 401(k) Retirement Plan.

(b) Pension Plan. Prior to and effective as of the Effective Date, Landlord will amend its pension plan to provide that all plan participants who are employed by Landlord as of the Effective Date or who accrued a Year of Service (as defined by such pension plan) with Landlord during the twelve-month period ending on May 31, 2002, are one hundred percent (100%) vested in their benefits accrued as of the Effective Date. On the Effective Date, all pension plan assets will be transferred by Landlord to Tenant, and Tenant will assume all obligations and liabilities of Landlord as the employer under the Landlord’s pension plan, including all plan funding obligations, and will indemnify Landlord from and against all liabilities and obligations with respect to the pension plan. Following the Effective Date, Tenant will have the right, in its discretion, to continue, freeze or terminate the pension plan, subject to compliance with all Applicable Laws.

17

(c) 401(k) Plan. Prior to the Effective Date, Landlord will authorize the termination of its 401(k) plan in accordance with all Applicable Laws with such termination to be effective as of the day prior to the Effective Date and distributions to be completed as soon as administratively feasible thereafter. Tenant shall allow all participants in Landlord’s terminated 401(k) plan who are hired by the Tenant and who become participants in Tenant’s 401(k) Plan to rollover their assets to the extent such assets constitute an “eligible rollover distribution” within the meaning of Internal Revenue Code Section 402(f)(2)(A), including without limitation participant loans, into the 401(k) plan maintained by Tenant upon demonstration by Landlord reasonably satisfactory to Tenant that Landlord’s 401(k) plan was qualified pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Tenant shall take all necessary steps relating to Tenant’s 40l(k) plan to ensure that such plan will accept participants’ rollover assets, including without limitation participant loans, in a manner which allows the rollover to be treated as an eligible rollover distribution. Landlord shall be obligated to fully terminate the Landlord’s 401(k) plan, obtain an IRS favorable determination letter on the terminated plan, and complete distributions to plan participants and beneficiaries.

(d) National Sports Center for the Disabled. Tenant will undertake to make its benefit plans available to the National Sports Center for the Disabled, Inc. (“NSCD”) for participation by NSCD as a participating employer as of the Effective Date. Tenant’s obligation to make such benefit plans available is conditional upon NSCD undertaking the actions required to adopt such benefit plans as a participating employer for its employees. For purposes of this paragraph and subject to the foregoing condition, the benefit plans which Tenant shall be obligated to make available to NSCD are limited to the following: 401(k) Retirement Plan, health insurance, dental insurance, life insurance, voluntary group life insurance, accidental death & dismemberment insurance, and long-term disability, provided, however, that Tenant may elect to make additional benefit plans available.

(e) SERP. As of the day prior to the Effective Date, the participants in the Landlord’s Supplemental Executive Retirement Plan (“SERP”) under the Employee Benefit Plans will be deemed fully vested in their accrued benefits, and the Landlord shall pay to participants other than the participant noted in a separate written disclosure previously delivered from Landlord to Tenant the accrued benefit of each participant to be calculated based upon his or her age as of the Effective Date and the difference between the SERP benefit accrued as of the Effective Date and the estimated Landlord’s pension plan benefit accrued as of the Effective Date (“Accrued SERP Benefits”). The payments to the participants will be made by Landlord as of the day prior to the Effective Date and will be subject to required tax withholding. Landlord represents and warrants that the Accrued SERP Benefits payable to the SERP participants as of August 1, 2002 are shown on Exhibit N attached hereto. As of the Effective Date, the Tenant will assume all obligations pursuant to the SERP with respect only to the participant identified in the above-referenced separate written disclosure and the Tenant will make the payments set forth in Exhibit N to such participant. The Landlord agrees to transfer to the Tenant on the Effective Date, the remaining assets of the rabbi trust in which the Landlord currently maintains assets for the benefit of SERP participants.

18

(f) Health Insurance.

(i) As of the Effective Date, Tenant will provide health insurance coverage pursuant the terms of the Consolidated Omnibus Reconciliation Act (“COBRA”) for: (A) former Landlord’s employees who have elected COBRA coverage under the Landlord’s health insurance plan; (B) former Landlord’s employees who would be eligible to elect COBRA coverage under the Landlord’s health insurance plan if Landlord were to continue its existing health insurance plan; and (C) Landlord’s employees who are terminated by Landlord as of the Effective Date and who do not become employees of Tenant after the Effective Date.

(ii) As of the Effective Date, Tenant will assume all obligations to provide health insurance coverage as required under the Landlord’s contracts with retired employees listed in a separate written disclosure previously delivered by Landlord to Tenant. Tenant will provide the health coverage required by such contracts and will indemnify Landlord from and against all liabilities and obligations relating thereto.

(iii) From and after the Effective Date, Tenant will provide health insurance coverage under Tenant’s medical plan to Landlord’s retirees specified in a separate written disclosure previously delivered from Landlord to Tenant who have coverage under Landlord’s regular health insurance plan under the plan of insurance available to Tenant’s employees. These retirees will continue to be eligible for coverage under the Tenant’s health insurance plan until their coverage would have terminated under their current arrangements with Landlord, and the date of such termination is set forth in such separate disclosure.

(g) Deferred Compensation Arrangements. As of the Effective Date, the Tenant will assume all obligations pursuant to the Deferred Compensation Arrangements identified on Exhibit O and only for participants listed in a separate written disclosure previously delivered from Landlord to Tenant.

ARTICLE IV

TERM

4.1 Initial Term. The initial term of this Agreement shall be approximately fifty (50) years, commencing on the Effective Date and expiring on June 30, 2052 at 5 p.m. MDT, unless sooner terminated by law or pursuant to the terms and conditions of this Agreement.

4.2 Extension of Initial Term. Tenant shall have the option of extending the Term for up to two (2), ten (10) year extension terms, followed by one (1), six (6) year extension term (each, an “Extension Term”). Tenant shall be deemed to have exercised its option to extend this Agreement unless at least two (2) years prior to the end of the then current Term or any subsequent extension term, Tenant shall have notified Landlord in writing of its intention to terminate this Agreement at the conclusion of such Term.

19

ARTICLE V

LEASE PAYMENTS: OTHER PAYMENTS;
ALLOCATION OF CERTAIN EXPENSES

5.1 Rental and Other Payments. Tenant hereby covenants and agrees to pay to Landlord, as rent for the Leased Assets, all of the following Rental Payments and other payments:

(a) Initial Payment. On the Effective Date, Tenant shall pay an initial, one-time payment to Landlord equal to three million dollars ($3,000,000).

(b) Required Agreed-Upon Indebtedness Payments. On or before the date that any payment of principal or interest is required to be made pursuant to the terms-of the Agreed-Upon Indebtedness Documents, Tenant shall pay such amount to the Agreed-Upon Indebtedness Lender, provided, however, that any such payments of principal by Tenant shall not operate to reduce the maximum principal amount of the Agreed-Upon Indebtedness. In the event Tenant makes any such payment of principal, Tenant shall be an Agreed-Upon Indebtedness Lender to the extent of such payment in accordance with Section 10.7 of this Agreement.

(c) Additional Consideration Agreement. Tenant shall cause Intrawest Holdings to execute and deliver to Landlord on the Closing Date the Additional Consideration Agreement.

(d) Rental Payments. Subject to the provisions contained in Section 5.2(a), on or before July 1, October 1, January 1 and April 1 of each Fiscal Year during the Term beginning October 1,2012, Tenant shall pay to Landlord the Required Quarterly Payment. Commencing on September 30,2013, and continuing throughout the remainder of the Term, on or before September 30 of each Fiscal Year, Tenant shall pay to Landlord as additional Rental Payments for the Leased Assets the Revenue-Based Annual Payment in an amount equal to three percent (3.0%) of Gross Revenue in excess of thirty-three million dollars ($33,000,000) received during the immediately preceding Fiscal Year (beginning with the Fiscal Year ending June 30,2013), but in no event shall the Revenue-Based Annual Payment exceed the amount by which Cash Flow for Annual Payment for such immediately preceding Fiscal Year exceeded two million dollars ($2,000,000). Landlord and Tenant shall agree upon the manner in which each Required Quarterly Payment and each Revenue-Based Annual Payment shall be allocated as consideration for (i) the leasing of Real Property, (ii) the leasing of Tangible Personal Property, (iii) the assignment of Intangible Personal Property, and (iv) the licensing of Intellectual Property under this Agreement.

20

(e) Example. The following calculations of the Required Quarterly Payments for a full Fiscal Year and the Revenue-Based Annual Payment on account of such Fiscal Year are provided by way of example and not by way of limitation:

		Example 1	Example 2
	Assumed Gross Revenue for the Fiscal Year	$83,000,000	$83,000,000
	Less Gross Revenue Threshold	(33,000,000)	(33,000,000)
	Gross Revenue Included in Calculation	50,000,000	50,000,000
	Multiplied by 3% factor	x 3%	x 3%
	Maximum Revenue Based Annual Payment	1,500,000	1,500,000
	Required Aggregate Quarterly Payments made for such Fiscal Year	2,000,000	2,000,000
(A)	Total Maximum Rent	3,500,000	3,500,000

(B)	Assumed Cash Flow for Annual Payment for the Fiscal Year	5,000,000	1,900,000

	Total Rent Payments to Landlord for such Fiscal Year (lesser of line (A) or line (B))	$3,500,000	$1,900,000

5.2 Credit for Certain Required Quarterly Payments. The following subparagraphs (a) and (b) relate only to the periods of time for calculating whether there are applicable certain prepayments or credits, and are not intended to modify the periods of time when payments are made under the Additional Consideration Agreement or Section 5.1(d) above.

(a) Developable Land Prepayments. For the period beginning as of October 1,2002 and ending on June 30,2012, Intrawest Holdings is obligated to pay the Required Quarterly Payments under the Additional Consideration Agreement, on the condition that the amount by which the aggregate of the Required Quarterly Payments exceeds Cash Flow for Annual Payment of Tenant for a given Fiscal Year shall be considered a conditional prepayment and credited (at Intrawest Development Corp’s discretion) against Intrawest Development Corp’s obligation to make payments pursuant to and in accordance with the terms of the Option Agreement. The foregoing provision does not modify the requirement in the Additional Consideration Agreement that Intrawest Holdings also make a Required Quarterly Payment on July 1,2012.

(b) Credit for Future Required Quarterly Payments. The terms of this paragraph shall apply only for the period beginning as of July 1,2012 and continuing throughout the remainder of the Term. If, for any given Fiscal Year, the Required Quarterly Payments made exceed Cash Flow for Annual Payment, the amount of such excess shall be credited against and reduce the amount of Required Quarterly Payments required to be paid in the next succeeding Fiscal Year, such credit to be applied (and thus reducing) the succeeding Required Quarterly Payments until such excess has been exhausted.

21

5.3 Capital Expenditures.

(a) Tenant shall make such capital expenditures with respect to the Leased Assets and shall create such Additional Leased Assets as it determines to be necessary and appropriate in its sole business judgment to satisfy the requirements set forth in this Agreement. In general, Tenant’s priorities in establishing its capital expenditure plan include, without limitation, maintaining the Leased Assets in a safe and useable condition with all preventative maintenance procedures performed and replacements made where necessary, addressing capacity issues, and using its resources to endeavor, in a manner consistent with sound business practices, to improve or at least maintain the competitive position of Winter Park Resort as a mountain area resort.

(b) During each Fiscal Year, Tenant shall reserve the Required Annual Capital Maintenance Amount from Gross Revenues, which shall be expended by Tenant from time to time as deemed necessary and appropriate in the sole business judgment of Tenant only to expenditures that are capitalized under GAAP to repair, upgrade, replace, substitute or otherwise maintain the then existing Leased Assets (including amounts allocated as contemplated by Section 5.5(d)). Nothing in this paragraph shall be construed to limit the amount that may be expended by Tenant for capital maintenance. In any Fiscal Year, if Tenant spends an amount in excess of the Required Annual Capital Maintenance Amount, such excess shall be credited towards the expenditure of the Required Annual Capital Maintenance Amount for the following Fiscal Year(s) (up to a maximum of five (5) Fiscal Years).

(c) Subject to Tenant obtaining all necessary approvals from the United States Forest Service, Tenant shall complete certain Current Capital Maintenance Items before December 1,2003, and Tenant shall complete Current Capital Maintenance Items at a cost of not less than eight million one hundred sixty-five thousand dollars ($8,165,000), not later than December 1,2004, and provide an itemization thereof to Landlord. During the period beginning on the Effective Date and ending on September 30, 2007, the total amount of capital expenditures completed or under binding contract for construction by Tenant at the Winter Park Resort for Resort Operations that support (with support including without limitation base area skier services but expressly not including general base area offices and administration, employee housing or skier parking) the on-mountain activities of snowsliding, mountain biking and mountain hiking or other on-mountain recreational activities, when added to the Current Capital Maintenance Items and the aggregate expenditures from the Required Annual Capital Maintenance Amount, shall not be less than an aggregate of twenty-one million eight hundred eighty thousand dollars ($21,880,000). If during the period beginning on the Effective Date and ending on September 30,2007, the cumulative amount of EBITDA is at least forty-seven million dollars ($47,000,000), then the total amount of capital expenditures completed or under binding contract for construction by Tenant at the Winter Park Resort for Resort Operations that support (with support including without limitation base area skier services but expressly not including general base area offices and administration, employee housing or skier parking) the on-mountain activities of snowsliding, mountain

22

biking, mountain hiking or other on-mountain recreational activities, when added to the Current Capital Maintenance Items and the aggregate expenditures from the Required Annual Capital Maintenance Amount, for the period beginning on the Effective Date and ending on September 30, 2009 shall not be less than an aggregate of forty million dollars ($40,000,000). During the period beginning on the Effective Date and ending on September 30,2012, the total amount of capital expenditures completed or under binding contract for construction by Tenant at the Winter Park Resort for Resort Operations that support (with support including without limitation base area skier services but expressly not including general base area offices and administration, employee housing or skier parking) the on-mountain activities of snowsliding, mountain biking, mountain hiking or other on-mountain recreational activities, when added to the Current Capital Maintenance Items and the aggregate expenditures from the Required Annual Capital Maintenance Amount, shall not be less than an aggregate of fifty million dollars ($50,000,000). If Tenant is substantially impaired from completing these requirements due to a “Force Majeure Event” (as defined below), Tenant shall have an extension of time for such time as is necessary to mitigate the impairment, but in no event more than twelve (12) months.

(d) “Force Majeure Event” means labor disputes, fire, unusual delay in transportation, adverse weather conditions, utility shortages, the effects of laws and regulations, construction material shortages, acts of terrorism or war, unavoidable casualties, acts of government where the government, though purporting to act in the course of its ordinary and customary procedures, imposes unreasonable delays or requirements which are beyond its authority or otherwise substantially inconsistent with its ordinary and customary procedures, or other causes beyond the reasonable control of the Tenant which by the exercise of reasonable efforts the Tenant is unable to overcome, and which Tenant was not able with reasonable diligence to foresee or avoid. However, Force Majeure Events shall specifically exclude any financing incapabilities or burdens of the Tenant, or a mere failure of performance by any agent or contractor of the Tenant.

5.4 Payment of Reimbursable Transaction Costs. On the Effective Date, Tenant shall pay as directed by Landlord cash in the amount of the Reimbursable Transaction Costs, reduced by (a) Reimbursable Transaction Costs that have been paid after July 6, 2002 and prior to the Effective Date by Landlord and have had the effect of reducing Current Assets and (b) Reimbursable Transaction Costs that have been accrued after July 6,2002 but not yet paid by WPRA that have the effect of increasing Current Liabilities to be assumed by Tenant pursuant to Section 3.2 hereof. The amount of the Reimbursable Transaction Costs shall constitute a part of the Agreed-Upon Indebtedness, and to the extent that the amount so paid by Tenant is not replaced by loan proceeds from a third-party Agreed-Upon Indebtedness Lender, Tenant shall be treated as an Agreed-Upon Indebtedness Lender as to such amount.

5.5 Allocation of Certain Costs and Revenues.

(a) Landlord acknowledges that Tenant and its affiliates operate multiple resorts, and that as a result, Tenant and its affiliates from time to time share certain operational and overhead costs and expenses including, without limitation, reservation services, sales and marketing, shared employees, information technology support, training, recruitment, project management, purchasing and risk management, and that in the future additional types of operational and overhead costs and expenses may arise. Landlord further acknowledges that from time to time, Tenant and its affiliates derive revenue from shared participation in corporate sponsorship or similar programs.

23

(b) For purposes of determining Gross Revenue, EBITDA, Cash Flow for Annual Payment, and other amounts derived from the financial performance of Tenant under this Agreement, Tenant and its affiliates will be allocated a portion of such revenues and shared costs and expenses. Tenant shall be permitted to include such allocated revenues, costs and expenses in the calculation of Gross Revenue, EBITDA, Cash Flow for Annual Payment, and other amounts derived from the financial performance of Tenant under this Agreement on the following conditions and principles: (i) that such allocations are at all times calculated in a manner that is fair and equitable to Landlord; (ii) that such or similar allocations are not made in an inconsistent manner elsewhere within Intrawest Corporation and its affiliated entities to the disadvantage of Landlord; and (iii) that the allocations of any such revenues, costs or expenses bear a fair relationship to the benefits derived by the Winter Park Resort from such revenues, costs or expenses.

(c) The Parties specifically agree that: (i) under current circumstances where Intrawest Corporation and its affiliated entities operate village-based ski resorts, allocations for costs incurred by the Enterprise Group (a group of senior management individuals within the Intrawest Corporation group of companies who work with resort operating managers to develop and execute the strategy for operating initiatives and to transfer best practices) may be based pro rata on skier visit days if that forms the basis for such allocations for internal business purposes among the other resorts owned by Intrawest Corporation or its affiliates; (ii) that allocations for costs incurred by the IT Group (a group of individuals and systems within the Intrawest Corporation group of companies that, among other things, improve communication and relationships with guests and enhance guest services and convenience through the application of information technology) may be based on a reasonable charge per hour if that forms the basis for such allocations for internal business purposes among the other resorts owned by Intrawest Corporation or its affiliates; (iii) that allocations between or among Winter Park Resort and one or more other resorts in Colorado with respect to a resource shared between them may be on an equal basis if their access to and benefit from such resource is approximately equal or may be based pro rata on a count of resort traffic (such as ski visit days in the case of a resource shared between Winter Park Resort and Copper Mountain); (iv) that trade and joint programs with third parties (such as co-marketing) shall be allocated a reasonable credit for the revenue value and shall be charged a reasonable amount for the cost; and (v) that the value of Lift tickets provided or sold at a discount to guests in a program of Tenant or its affiliates whose revenues are not included in Gross Revenue (such as Club Intrawest) shall be included in Gross Revenue at the regular or discounted (as applicable) third party price for a comparable ticket.

(d) In addition to the allocation of revenues and expenses as described in this Section, Tenant and its affiliates from time to time also share certain capital expenditures, including, without limitation uniform computer systems used by Tenant and its affiliates. To the extent that Tenant is allocated amounts pertaining to such capital expenditures, such allocations may be credited by Tenant against the Required Annual Capital Maintenance Amount for such Fiscal Year on the condition that such allocations are at all times calculated according to the conditions and principles set forth in subparagraph (b) above.

24

5.6 Statement of Amounts Due. Concurrently with each payment required by Section 5.1(d), Tenant shall deliver to Landlord a written statement, signed by an officer of Tenant, showing the calculation of the amounts due pursuant to such Sections, and setting forth in reasonable detail the financial statement information supporting such calculations. Such statements shall include a description of the manner in which all allocated costs were allocated pursuant to Section 5.5 and setting forth in reasonable detail the information necessary to verify the allocations.

5.7 Guaranty by Intrawest Corporation. Pursuant to the terms and conditions of the Parent Guaranty, Intrawest Corporation has guaranteed Tenant’s obligations to make payments under this Article V, proven damages on default for accrued and accelerated rent, and Tenant’s indemnity obligations to Landlord, if any, for wrongful or negligent acts.

ARTICLE VI

PERFORMANCE OBLIGATIONS OF TENANT

6.1 General Principles.

(a) Tenant shall use its controlling interest in the Winter Park Resort to conduct the Resort Operations in accordance with high quality industry standards for a recreational mountain resort that plans to become a destination resort. Tenant intends to make a reasonable level of investment of resources in the Winter Park Resort to improve its current competitive position and reputation within the resort industry and the quality of its operating assets, subject to and without expanding the specific obligations of Tenant to invest capital set forth elsewhere in this Lease, and otherwise subject to prudent business-oriented policies of Intrawest Corporation. Tenant is committed to outreach to all qualified people and firms and anticipates using its human, intellectual and technological resources to endeavor, in a manner consistent with sound business practices, to improve Winter Park Resort by improving on-mountain services and in general improving the on-mountain experience for guests of Winter Park Resort. In addition, Tenant intends to attempt to broaden the appeal of the Winter Park Resort beyond the winter experience by creating activities and experiences for guests at more times of the year. Finally, it is Landlord’s and Tenant’s desire that Winter Park Resort be economically viable on a stand-alone basis upon the expiration of the Term.

(b) Intrawest Corporation is a leader in North America in the development and operation of village-based recreational resorts and, in particular, ski resorts. Tenant shall provide a quality experience to its guests and shall not discriminate in devoting resources and attention to Winter Park Resort relative to the other ski resorts controlled by Intrawest Corporation or its affiliates. Tenant shall devote to Winter Park Resort an appropriate share of its human, intellectual and technological resources, exercising sound business judgment and conforming to industry standards for high quality mountain resorts of a size and character comparable to Winter Park Resort, taking into consideration the needs and requirements of Winter Park Resort as its size and character develop and evolve over the Term.

25

(c) Tenant shall continue to operate, maintain and promote the Winter Park Resort as a quality resort experience both for day and for overnight guests. Except as otherwise prohibited because of a Force Majeure Event, and subject to snow and weather conditions, Tenant shall conduct the Resort Operations for skiing and snowboarding daily during the periods from Thanksgiving Day through Easter Day, and for summer activities from July 4th weekend through Labor Day weekend.

(d) Tenant or any lessee, sublessee, licensee, franchisee or other user of or through Tenant shall conduct the following activities and functions as seasonally appropriate solely on the Real Property and the National Forest System Lands: (i) Lifts, (ii) trails that are operated for a fee and that are used in connection with on-mountain sports activities such as snowsliding, mountain-biking and mountain-hiking, (iii) snowsliding schools, (iv) day-skier parking, (v) ski patrol, (vi) children’s day care, (vii) public lockers for day skiers, (viii) Mountain Base Area Cafeterias, and (ix) on-mountain maintenance facilities. Tenant or any lessee, sublessee, licensee, franchisee or other user of or through Tenant shall conduct the following activities and functions as seasonally appropriate on the Real Property and the National Forest System Lands to the extent conducted by Landlord on the Effective Date: (i) first aid, (ii) mountain sports equipment rentals, and (iii) retail sales of athletic equipment, apparel and accessories. Tenant may conduct any other commercial, residential or recreational activities on the Real Property and the National Forest System Lands consistent with this Agreement and the Forest Service Permits.

(e) Tenant shall not conduct its operations at the Winter Park Resort in a manner that would involve any illegal purposes or would constitute waste or a nuisance or would be likely to materially impair the value of the Leased Assets.

(f) Subject to the provisions of this Agreement, Tenant shall at all times hold open its facilities and provide service to all members of the public who shall conform to and abide by reasonable rules and regulations adopted by Tenant applicable to all users in compliance with all Applicable Laws prohibiting discrimination.

(g) Tenant shall use commercially reasonable efforts to ensure that the level of service, staffing and standards of hospitality at Winter Park Resort are comparable to those of other resorts of a similar size and character (as the size and character of Winter Park Resort develop and evolve over the Term), which reasonable efforts shall include continuing training and development of employees. The management, maintenance and operation of the Winter Park Resort and all services and facilities therein at all times during the Term shall be under the supervision and direction of an active, qualified, competent and experienced on-site manager subject at all times to the direction and control of Tenant.

26

(h) Tenant shall take all proper and lawful steps (as reasonably deemed appropriate by Tenant) to discipline and/or terminate employees who participate in criminal acts in the Winter Park Resort, including illegal gambling, prostitution, illegal serving of alcoholic beverages, or acts of fraud and theft.

(i) Tenant agrees that it will procure, or cause to be procured, without expense to Landlord, all permits and licenses required by Applicable Laws for the conduct of any operation or facility that is operated by Tenant in the Winter Park Resort.

(j) Tenant agrees to use its good faith efforts (for example, by publicizing job opportunities in the media and on the internet) to recruit full-time and seasonal employees from within the City; provided, however, that this agreement by Tenant shall not be construed to limit in any way (other than the exercise of good faith) the right of Tenant to employ the persons of its choosing.

(k) Tenant shall continue to provide the financial and other support to the National Sports Center for the Disabled during the Term at least to the same extent as Landlord is required to provide such support to it under that certain Commercial Lease and License Agreement dated October 1, 2001, a copy of which Landlord has delivered to Tenant.

(1) Tenant agrees to continue in good faith to provide programs and special considerations that benefit the City’s and other youth to at least the same extent as was provided during the 2001-2002 season.

(m) Landlord has certified to Tenant a list, dated as of the Effective Date, of all persons who have been issued lifetime ski passes for the Winter Park Resort. Tenant agrees to honor the terms of all such passes during the Term in accordance with the privileges accorded such passes under Landlord’s lifetime ski pass program, the terms and conditions of which are described on Exhibit P attached hereto.

(n) Tenant shall maintain, replace and develop as necessary, space and facilities for Resort Operations on the Real Property and the National Forest System Lands at least equal in functional capacity to the amount of such space presently existing at the Winter Park Resort as of the Effective Date and such additional space as may be appropriate to the development of any new portal providing ski Lift access onto the mountains at the Winter Park Resort.

(o) Tenant shall establish a Winter Park Advisory Committee having no more than six (6) members, and the senior management members of Tenant shall meet with such committee at least semi-annually. The members of the committee shall include representatives of the Fraser Valley business and residential communities and governmental entities, as well as Landlord. The purpose of the committee is to provide a forum in which matters of concern for or relating to the Winter Park Resort and its impact on the Fraser Valley can be identified and discussed. The committee is an advisory board and is not a decision-making body.

27

6.2 Triple Net Lease.

(a) This Agreement is intended and shall be construed to be a “triple net lease,” and, except as may be specifically provided in this Agreement, Tenant (i) assumes all responsibilities, duties, obligations, guarantees, risks, charges, taxes, assessments, costs or expenses of any nature of any kind whatsoever, and (ii) shall pay to Landlord, without notice, absolutely net throughout the Term, the Rental Payments provided for in this Agreement, free of any expense, charge or deduction whatsoever, with respect to the Leased Assets or the ownership, leasing, operation, management, maintenance, repairs, improving, use or occupancy thereof.

(b) In addition to all other obligations of Tenant specified in this Agreement, Tenant is responsible to pay all ordinary and necessary operating and maintenance expenses of the Winter Park Resort, including without limitation (i) salaries, wages and employee benefits of Tenant’s Winter Park Resort employees, (ii) repairs, maintenance and utilities, (iii) operating and administrative expenses of the operation of the Winter Park Resort, (iv) costs of marketing, advertising and business promotion, (v) sales and use taxes and ad valorem real and personal property taxes, (vi) insurance premiums, (vii) funding of the Required Annual Capital Maintenance Amount, (viii) the shared fees and charges allocated pursuant to Section 5.5, (ix) costs of deductibles or retentions, settlements, awards, attorneys’ fees and related costs attributable to items or expenses specified hereunder, (x) fees and charges under the Forest Service Permits, (xi) ground rent, (xii) the cost of supplies and materials used in the operation of the Winter Park Resort, and (xiii) principal and interest and any penalties, late charges or other payments or expenses, including transactional costs, under the Agreed-Upon Indebtedness (subject to the specific provisions relating thereto in this Agreement), the Permitted Equipment Financing and any other leasehold mortgage and any other borrowings of Tenant.

(c) Under no circumstances or conditions, whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties except to the extent expressly provided herein to the contrary, (i) shall Landlord be expected or required to make any payment of any kind whatsoever by reason of its estate or interest in the Leased Assets or by reason of any rights or interest of Landlord under this Agreement, nor (ii) shall there be any abatement, diminution, or reduction of, setoffs against or deductions from the Rental Payments, except as may be specifically provided in this Agreement or the Option Agreement.

(d) The obligations of Tenant to make the payments required hereunder and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to any defense (other than payment) or any right of set off (except as may be specifically provided in this Agreement), counterclaim, abatement or otherwise, and Tenant (i) will not suspend or discontinue, or permit the suspension or discontinuance of, any payments required to be paid hereunder, (ii) will perform and observe all of its other agreements contained in this Agreement, and (iii) will not suspend the performance of its obligations hereunder for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, failure of or a defect of title to the Leased Assets or any part thereof, destruction, damage or condemnation to or of all or any part of the Leased Assets, commercial frustration of purpose, or any change in the tax or other laws or administrative rulings of or administrative actions by the United States of America or the State of Colorado or any political subdivision of either.

28

(e) Nothing contained in this Section 6.2 shall be construed to release Landlord from the performance of any of the agreements on its part herein contained; and in the event Landlord shall fail to perform any such agreement on its part, Tenant may institute such action against Landlord as Tenant may deem necessary to compel performance, provided that no such action shall (i) violate the covenants on the part of Tenant contained in this Agreement, or (ii) diminish the Rental Payments required to be paid by Tenant hereunder. Tenant may, however, at its own cost and expense and in its own name or in the name of Landlord (provided Landlord is a necessary party under law) prosecute or defend any action or proceeding or take any other action involving third persons which Tenant deems reasonably necessary in order to secure or protect its rights hereunder with respect to the Leased Assets, and in such event Landlord hereby agrees to reasonably cooperate with Tenant in all material respects and to take all action reasonably necessary to effect the substitution of Tenant for Landlord in any such action or proceeding if Tenant shall so request; provided that Landlord shall not be required to take any action which, in the reasonable judgment of Landlord would be prejudicial to the rights or interests of Landlord in connection with such action or proceeding or the facts giving rise thereto.

(f) Notwithstanding anything in this Agreement to the contrary, Tenant shall not include in its calculation of Cash Flow for Annual Payment or capital expenditures, as appropriate, the cost of developing any main line or right-of-way infrastructure such as roads and utilities, provided, however, that the cost of extensions of such infrastructure from the main lines or rights-of-way solely to the Leased Assets for the purpose of providing service or access to Resort Operations may be so included.

6.3 Shared Resources. As part of Tenant’s exercise of its controlling interest in Winter Park Resort, Tenant shall make available to the Winter Park Resort, and shall not discriminate against the Winter Park Resort with respect to, access to its various shared resources and Intrawest Corporation’s combined expertise in the planning, design, construction, operation and marketing of pedestrian villages and facilities on mountain. This expertise is embodied, without limitation, in a Resort Enterprise Team, programs such as Leadership, Sales and Development Schools, a resort reservations network, an information technology group, a company-wide customer relationship management database and technical support, and a lodging and sales group, all as may exist and/or be available from time to time. The collective advantage of being a member of the Intrawest Corporation group of resorts, which shall similarly be provided to Winter Park Resort on a non-discriminatory basis, also includes opportunities such as global purchasing and corporate sponsorships as may be available from time to time.

29

6.4 Compliance with Applicable Law. At all times during the Term, Tenant shall comply with and cause the Leased Assets to comply with all laws applicable to the Leased Assets or the operation, use or possession thereof.

6.5 Tenant Obligation to Pay Certain Taxes. During the Term, Tenant shall file all required Tax returns (to the extent that it is legally permissible) and pay promptly all Taxes directly to the applicable Governmental Authority. Tenant may, in good faith and with due diligence, contest any Taxes levied on all or any portion of the Leased Assets, upon furnishing security reasonably acceptable to Landlord in an amount equal to 150% of such Taxes, and in such event may permit any lien securing such contested Taxes to remain undischarged and unsatisfied during the period of such contest and appeal therefrom if (a) Tenant shall effectively prevent or stay the execution, foreclosure or enforcement of such lien; or (b) such contest or appeal shall prevent or stay the execution or enforcement or foreclosure of such lien. If such lien is so stayed and such stay thereafter expires or if by nonpayment of any such items the Leased Assets or any portion thereof will be subject to loss or forfeiture, then Tenant shall forthwith pay and cause to be satisfied and discharged such lien. Landlord shall cooperate in all material respects with Tenant in any such contest at Tenant’s sole cost and expense. Tenant shall give timely notice to Landlord of all such liens of which it becomes aware; Tenant shall, with respect to all Taxes that are required to be paid by Tenant, (i) reimburse Landlord upon receipt of written request for reimbursement for any Taxes charged to or assessed against Landlord, (ii) on request of Landlord, submit to Landlord written evidence of Tenant’s payment of Taxes, and (iii) send a copy of all reports or returns relating to Taxes to Landlord.

6.6 Compliance with Environmental Laws.

(a) Tenant, in conducting any activity on the Real Property, shall comply with all applicable local, state or federal Environmental, Health and Safety Requirements, including, but not limited to, such Requirements regarding the storage, use and disposal of Hazardous Materials and regarding releases or threatened releases of Hazardous Materials to the environment. For purposes of this Lease the term “Hazardous Materials” shall mean asbestos and asbestos-containing materials, special wastes, polychlorinated biphenyls (PCBs), used oil or any petroleum products, natural gas, radioactive source material, pesticides, and any solid waste or hazardous waste as defined at 42 U.S.C. §§ 6903(27) and 6903(5) of the Solid Waste Disposal Act, any hazardous substance as defined at 42 U.S.C. § 9601(14) of the Comprehensive Environmental Response, Compensation and Liability Act, any criteria pollutant or hazardous air pollutant regulated under the Clean Air Act, 42 U.S.C. § 7401 et seq., and any rules or regulations promulgated pursuant to such statutes or any other applicable federal or state statute.

(b) Tenant shall acquire all necessary federal, state and local environmental permits and comply with all applicable federal, state and local environmental permit requirements relating to Tenant’s use of the Real Property.

30

(c) Tenant agrees to ensure that (1) the Additional Leased Assets are designed, operated and maintained in a manner that mitigates environmental impact through commercially reasonable preventive measures, and (2) all Leased Assets at all times comply with all applicable federal, state and local environmental requirements. Tenant agrees to comply with all Applicable Laws regarding discharge or disposal of any Hazardous Materials to floors, floor drains, storm or sanitary sewer systems, surface or ground water, or the land surface at the Real Property.

(d) In the case of a release, spill or leak of Hazardous Materials, Tenant shall immediately contact all applicable federal, state and local agencies that are required to be contacted under such circumstances and to take any and all actions as may be required by such agencies to control and/or remediate the release, spill or leak. Tenant shall reimburse the Landlord for any penalties and all cost and expense, including, without limitation, reasonable attorney’s fees incurred by the Landlord as a result of the release or disposal by Tenant of any Hazardous Materials on the Real Property. Tenant shall also immediately notify Landlord in writing of the existence of a release, spill or leak, and the control and remediation response actions taken, and any responses, notifications or actions taken by any federal, state or local agency with regard to such release, spill or leak.

(e) Tenant shall make available for inspection and copy upon reasonable notice and at reasonable times, any or all of the documents and materials that Tenant has prepared pursuant to any requirement under this Section or submitted to any governmental or regulatory agency under this Section. If there is a requirement to file any notice or report of a release or threatened release of Hazardous Materials on, under or about the Real Property, Tenant shall provide a copy of such report or notice to Landlord.

If Tenant fails to comply with any applicable Environmental, Health and Safety Requirement, upon reasonable notice to Tenant and opportunity for Tenant to cure such failure (or commence and be diligently pursuing such cure) within ten (10) days of such notice, Landlord may elect, in addition to its rights and remedies described elsewhere in this Agreement, to enter the Real Property and take such measures as may be necessary to ensure compliance with such Requirements, all at Tenant’s expense. In the event of Tenant’s failure to take immediate measures to control a release, spill or leak of Hazardous Materials at the Real Property, the notice and opportunity to cure provision in this section is hereby waived to allow Landlord to take immediate action if Landlord so elects.

6.7 Inspection and Landlord’s Access. Landlord, through its duly authorized agents, shall have at any reasonable time the full and unrestricted right to enter the Real Property for the purpose of periodic inspection for compliance with the terms of this Agreement; provided, however, that except in the case of emergency (in which event no notice shall be necessary), such right shall be exercised upon reasonable prior notice to Tenant and with an opportunity for Tenant to have an employee or agent present.

31

6.8 Non-Competition and Gaming.

(a) Tenant, for itself and its affiliates, agrees that it shall not conduct or maintain and, to the extent it is legally able to do so, it will not allow third parties to conduct or maintain the following activities and facilities on the Purchased Developable Land: (i) Lifts, (ii) trails that are operated for a fee and that are used in connection with on-mountain sports activities such as snowsliding, mountain biking and mountain hiking, (iii) snowsliding schools, (iv) day-skier parking, (v) ski patrol, (vi) children’s day care, (vii) public lockers for day skiers, (viii) Mountain Base Area Cafeterias, and (ix) on-mountain maintenance facilities.

(b) Tenant, for itself and its affiliates, agrees that, to the extent it is legally able to do so, it will not allow third parties to rent snowsliding equipment on the Purchased Developable Land. Tenant and its affiliates shall have the right to rent snowsliding equipment on the Purchased Developable Land, provided however, to the extent that such activity is Competitive Rentals, the revenue therefrom shall be included in Gross Revenue.

(c) If and when gaining is a legally permitted activity at the Winter Park Resort, the Parties acknowledge that such activity can significantly affect the Winter Park Resort in ways that cannot currently be predicted. Therefore, Tenant and Landlord and their affiliates shall not conduct such activity on the Real Property or on the Purchased Developable Land until Tenant and Landlord shall have first determined with one another in good faith the potential impact of gaining activity on the long-term economic viability of the Winter Park Resort and made such modificiations to this Lease and the Option Agreement as they mutually deem appropriate at that time to protect their respective interests and investments (including, without limitation, the interest of Landlord in preserving the Winter Park Resort as an economically viable stand alone business upon the expiration of the Term).

6.9 Development of Leased Assets.

(a) All construction work shall be performed in a good and workmanlike manner and in accordance with all Applicable Laws.

(b) Subject to Tenant’s right to contest as set forth in Section 6.9(c), Tenant shall not permit any mechanic’s lien for labor or materials furnished or alleged to have been furnished to it to attach to any portion of the Leased Assets; and Tenant herein agrees that if any mechanic’s lien is filed upon any portion of the Leased Assets (except to the extent such mechanic’s lien is caused by Landlord), Tenant shall protect and save harmless Landlord against any loss, liability or expense whatsoever by reason thereof and shall proceed with or defend, at its own expense, such action or proceedings as may be necessary to remove such lien from the records. Upon receipt of notice thereof by Landlord, Landlord shall promptly give Tenant written notice of the existence of any such mechanic’s lien in the Leased Assets, but the failure of Landlord to give such notice shall not affect the responsibilities of Tenant as set forth in this Section.

32

(c) Tenant may, in good faith and with due diligence, contest any mechanic’s lien or other lien filed or established against all or arty portion of the Leased Assets, upon either removing the lien of record or by posting a bond in accordance with applicable Colorado law, or upon furnishing security reasonably acceptable to Landlord in an amount equal to 150% of such claim or lien, and in such event may permit such lien or charge to remain undischarged and unsatisfied during the period of such contest and appeal therefrom if (i) Tenant shall effectively prevent or stay the execution, foreclosure or enforcement of such lien or charge; or (ii) such contest or appeal shall prevent or stay the execution or enforcement or foreclosure of such lien or charge. If such lien or charge is so stayed and such stay thereafter expires or if by nonpayment of any such items the Leased Assets or any portion thereof will be subject to loss or forfeiture, then Tenant shall forthwith pay and cause to be satisfied and discharged such lien or charge or secure such payment by posting additional bond in form reasonably satisfactory to Landlord, Landlord shall cooperate in all material respects with Tenant in any such contest at Tenant’s sole cost and expense. Tenant shall give timely notice to Landlord of all such claims and liens of which it becomes aware.

(d) Tenant shall timely establish and record appropriate legal instruments that run with the title to the Real Property to evidence all necessary or appropriate legal rights, including without limitation access easements and reciprocal easement agreements, in connection with any development of the Real Property so that, when the Term expires (whether by maturity or by acceleration as provided in this Agreement), Landlord shall be able to efficiently and effectively operate the Winter Park Resort, including any Purchased Developable Land repurchased by or on behalf of Landlord or the City, as a stand-alone operation from the Purchased Developable Land.

6.10 Names.

(a) Tenant will retain the words “Winter Park” and “Mary Jane” prominently in the name of the Winter Park Resort in all promotional literature and primary signage.

(b) Tenant will retain the names of those ski runs identified on Exhibit Q attached hereto that commemorate individuals who have been important in the history of the Winter Park Resort.

(c) Tenant will consider the Winter Park Resorts heritage and history in naming or renaming most ski runs.

ARTICLE VII

REPORTS AND AUDITS

7.1 Quarterly Reports. Tenant agrees to furnish to Landlord in a form reasonably acceptable to Landlord not later than the thirtieth (30th) day immediately succeeding each Fiscal Year quarter during the Term other than the last quarter of each Fiscal Year, and the month immediately succeeding the expiration or termination of this Agreement, a true and correct statement of Gross Revenue and component items (in summary form) of Cash Flow for Annual Payment (EBITDA, Required Annual Capital Maintenance Amounts, and Required Interest Payments) for the preceding quarter, certified by the chief financial officer of Tenant.

33

7.2 Annual Reports. Not later than ninety (90) days after the end of each Fiscal Year, Tenant shall deliver to Landlord and to the City annual report statements (in form and substance reasonably satisfactory to Landlord) that include:

(a) Statements of the Gross Revenue and Cash Flow for Annual Payment for the immediately preceding Fiscal Year (or portion thereof) included in the Term, which statements shall specify all Gross Revenue and component items of Cash Flow for Annual Payment (EBITDA, Required Annual Capital Maintenance Amounts, and Required Interest Payments), and shall be certified by the Accountants and acknowledged by an officer of Tenant as being accurate and complete.

(b) A statement from the chief financial officer of Tenant certifying that all fees and charges and all allocated costs comply with the categories, descriptions and limitations specified in this Agreement.

(c) Audited financial statements of the Tenant prepared by the Accountants on a non-consolidated basis, consistent with the form and information required to be disclosed by GAAP.

7.3 Maintenance of Records. Tenant shall, at all times during the Term, and consistent with good business practices:

(a) Prepare and maintain for the Winter Park Resort, in accordance with GAAP, adequate records that shall show all Gross Revenue received by Tenant, which records shall include, but need not be limited to, (i) copies of all gross income, sales, retail or excise tax returns filed with any governmental authority; (ii) bank deposit records; (iii) such other records, if any, which would normally be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of gross receipts; and (iv) the records, if any, of subleases, assignees, concessionaires, or licensees, furnished to Tenant in connection with such operations.

(b) Prepare and maintain for the Winter Park Resort in accordance with GAAP adequate records, that shall show all component items necessary and appropriate in determining Cash Flow for Annual Payment, which records shall include but need not be limited to such records that would be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of such items.

(c) Prepare and maintain, in accordance with reasonable practices consistent with the manner in which Tenant maintains such records at its other resorts, all skier and other paying guest visit records for the Winter Park Resort.

(d) Keep safe at the Winter Park Resort, or with the Landlord’s approval not to be unreasonably withheld, at another location in the greater metropolitan Denver area or elsewhere in Colorado within a fifty (50) mile radius of Copper Mountain or the Winter Park Resort, for a period ending not less than three (3) years after the close of each Fiscal Year, all of such records for each Fiscal Year.

34

(e) Maintain, in a manner consistent with good business practices, a written inventory of the Leased Assets (other than units of personal property that individually have only a nominal value, such as office supplies, silverware and spare mechanical parts).

7.4 Inspections and Audits of Records. Until the expiration of three (3) years after the final Rental Payment, Tenant shall permit Landlord and duly authorized representatives of the City (and for the purposes of this Section, Landlord and Tenant specifically acknowledge that the City is an intended third party beneficiary and shall have the right to enforce the provisions of this Section which Landlord and Tenant may not modify without the prior written consent of the City), including without limitation the Mayor, Manager of Parks and Recreation and the City Auditor:

(a) At all reasonable times to examine the books, documents, accounts, papers and records of Tenant pertinent to transactions related to this Agreement.

(b) At any time after five (5) business days prior notice to Tenant of its intention to do so, cause to be made a complete audit of the records of Tenant for any or all of the most recent three (3) Fiscal Years during the Term. No such audit with respect to a Fiscal Year may be requested earlier than ninety (90) days after the end of such Fiscal Year. Any audit as described in this Section shall be at Landlord’s or the City’s expense except that if such audit discloses that, to the detriment of Landlord, actual Gross Revenue or actual Cash Flow for Annual Payment for any Fiscal Year exceeded by more than five percent (5%) the amount reported to Landlord, the cost of such audit shall be paid by Tenant if for such Fiscal Year the amount of Rental Payments actually made by Tenant was less than the amount payable. The acceptance of Rental Payments by Landlord computed on the basis of statements furnished by Tenant shall be without prejudice to Landlord’s and the City’s rights to inspect and/or audit the records pertaining to Gross Revenue and component items of Cash Flow for Annual Payment as authorized under this Section and upon the discovery following any such examination or audit of any discrepancy in the reporting of Gross Revenue and component items of Cash Flow for Annual Payment whereby rent has previously been underpaid, such deficiency together with interest thereon at the Interest Rate shall be immediately due and payable. If the inspection and/or audit under this Section reveals that rent has previously been overpaid, such overpayment shall be credited against the obligation of Tenant to make Rental Payments for the subsequent Fiscal Year or promptly repaid to Tenant, as determined by Landlord in its sole discretion; provided that after the Term any such excess shall be promptly repaid to Tenant.

(c) Tenant agrees that the City, and its authorized representatives, may inspect any sales tax return or report and accompanying schedules and data which Tenant may file with any municipal or state agency, and, solely for purposes of permitting the City to inspect such materials, Tenant waives any rights of confidentiality which it may have in connection therewith, except as specifically provided in Section 7.5 below.

35

7.5 Confidentiality. If any documents submitted by any Person to Landlord or the City under this Agreement are deemed by such Person to be confidential business data, trade secrets, or otherwise not subject to public disclosure, such Person shall be required to clearly mark the documents as “Confidential” prior to delivering or making them available to Landlord or the City. If the City, or Landlord if applicable, receives a request for the production or disclosure of documents so marked, it will decline disclosure and notify such Person of such request; provided, however, that if any action is commenced against City or Landlord under the Colorado Open Public Records Act or otherwise seeking to compel production or disclosure of the documents, the Person asserting the confidentiality of such documents shall immediately intervene in such action, and whether or not such intervention is permitted, shall defend, indemnify and hold City and Landlord harmless from any costs, damages, penalties or other consequences of City’s or Landlord’s refusal to disclose or produce such documents.

ARTICLE VIII

DELIVERY; CONDITION; QUITE ENJOYMENT AND INDEMNIFICATION

8.1 Delivery and Acceptance of the Leased Assets. Landlord and Tenant acknowledge that Landlord shall tender possession of the Leased Assets to Tenant on the Effective Date. Except for the representations and warranties made by Landlord pursuant to Article XIII, Tenant accepts the Leased Assets “AS IS”, and hereby acknowledges that Landlord is not obligated to do any improvements or modifications to the Leased Assets.

8.2 Indemnification.

(a) Tenant shall defend, indemnify, hold harmless and reimburse Landlord and the City (and for the purposes of this Section, Landlord and Tenant specifically acknowledge that the City is an intended third party beneficiary and shall have the right to enforce the provisions of this Section which Landlord and Tenant may not modify without the prior written consent of the City), and their elected and appointed officials, officers, agents and employees from, for and against any and all loss, liability, damages, penalties, expenses and costs of whatever nature, causes of action, suits, claims, penalties, expenses, costs, demands, judgments, costs of defense, awards and settlements including, without limitation, payments of claims or liability resulting from any injury or death of any person or damage to or other destruction of any property, in any way arising out of use of the Leased Assets and resulting directly or indirectly from: (i) the willful misconduct or the negligent or tortious act or omission of Tenant or any sublessee, licensee, concessionaire, guest, invitee, contractor or subcontractor of Tenant or any of them, or their respective employees; (ii) the negligent or willful misconduct of Tenant or any sublessee in their use or occupancy of the Winter Park Resort or the use, design, construction or operation of the Leased Assets; or (iii) the violation by Tenant of any agreement, covenant or condition of this Agreement (collectively, “Liabilities”); provided, however, that Tenant need not indemnify or save harmless Landlord or City, or their elected and appointed officials, officers, trustees, agents and employees, from, for and against any Liabilities resulting from the sole fraud, willful misconduct, negligence or breach of fiduciary duty of their elected and appointed officials, officers, trustees, agents and employees. The provisions of this Section are limited to indemnification for third party claims, and shall survive the termination of this Agreement.

36

(b) Tenant agrees to defend, indemnify and hold harmless Landlord and the City, and their elected and appointed officials, officers, agents and employees, from and against any and all claims or liability for compensation under any workers’ compensation statute arising out of injuries sustained by any employee of Tenant, or any sublessee, licensee, concessionaire, contractor or subcontractor of Tenant or any of them, except to the extent caused by the willful misconduct or grossly negligent act or omission of Landlord or the City, or their elected and appointed officials, officers, agents, employees, licensees (other than Tenant), contractors or subcontractors. However, nothing in this Section is intended or shall be construed to obligate Tenant to defend, indemnify or hold harmless Landlord or the City from or against any claim or liability under any workers’ compensation statute arising out of any injury sustained by any employee of Landlord or the City in the course of his or her employment with Landlord or the City. Tenant covenants that it shall cause its sublessees, licensees, concessionaires, contractors and subcontractors to maintain in effect at all times workers’ compensation insurance as required by law.

(c) Tenant shall control the defense of any claim, action, proceeding or suit for which Tenant indemnifies Landlord or the City pursuant to this Section. Landlord and City shall be invited to attend and participate in all meetings (including those related to settlement) and to appear and participate in all judicial proceedings and the right to approve the terms of any settlement related to such claim, action, proceeding or suit. If such legal action will not create future liability for Landlord or the City in any respect, then Tenant shall not be required to involve Landlord or the City in any such meetings or proceedings and may settle any such matters without the requirement of obtaining the approval of Landlord or the City.

(d) Without limiting the generality of any other provision hereof, Tenant shall reimburse Landlord and City for reasonable attorneys’ fees, expert witness fees and investigation expenses, including utilizing City’s Law Department, incurred by them in the active defense and handling of any suits and claims against which Tenant is required to provide indemnification under this Article VIII and in enforcing the provisions of this Agreement; provided that City or Landlord and not Tenant shall absorb at its own expense those attorneys’ fees incurred for routine monitoring and other relatively passive activity.

8.3 Quiet Enjoyment. Subject to the terms and conditions of this Agreement and the Forest Service Permits, Landlord warrants that so long as this Agreement is in full force and effect, Tenant’s peaceable and quiet enjoyment of the Leased Assets shall not be disturbed by Landlord or any Person claiming through or under Landlord.

37

ARTICLE IX

INSURANCE

9.1 Coverage. Without limiting any of the other obligations or liabilities of Tenant under this Agreement, Tenant shall maintain the following:

(a) Insurance for casualties affecting the Improvements and Tangible Personal Property on an All Risk Special Cause of Loss Form including Difference in Conditions/Flood and Earthquake Coverage. Coverage shall include Change in Building Ordinance resulting in increased costs after a covered cause of loss. Coverage shall also include demolition, increased cost of construction and loss to undamaged portions of the building caused by enforcement of any building, zoning or land use law after a covered cause of loss. The limits of insurance must be equal to the full replacement cost of the Improvements and Tangible Personal Property. In addition, insurance for casualties shall also include Boiler and Machinery Insurance insuring against loss or damage to boilers, pressure vessels and other machinery. Boiler and Machinery Coverage may be provided as a part of the property insurance form or separately. Tenant shall be named insured, with Landlord and City named as additional insureds, as their interests may appear on all applicable property insurance policies. Coverage shall also include Loss of Business Income Insurance covering loss of income, extra expense and loss of rents. Such coverage shall include loss caused by action of a civil authority that prohibits access to the Leased Assets. Coverage shall also be provided for contingent business interruption, off-premises services time element losses, and shall also cover leased property alterations and new structures. Business Income Time Element coverage shall also include an extended period of indemnity of 180 days or a peak season coverage form. Business Income Insurance coverages shall provide sufficient proceeds for continuing expenses to make full payments to Landlord of its rent based on the greater of $2,000,000 per Fiscal Year or the annual average amount of Rental Payments payable to Landlord for the previous three (3) Fiscal Years. All such insurance shall include a waiver of rights of subrogation against Tenant, Landlord and the City. Any coinsurance penalties shall be eliminated or coinsurance shall be waived via the use of an agreed value endorsement. Property coverage may be provided on a blanket basis or through separate policies and programs.

(b) Commercial General Liability Insurance on an occurrence basis, insuring against any and all claims for bodily injury, death, personal injury and property damage for all of Landlord’s and Tenant’s operations associated with Leased Assets. Policy limits of not less that $25,000,000 per occurrence shall be provided. Required limits may be provided via a combination of primary, excess and umbrella policy layers. Such liability insurance shall provide coverage for premises operations, products and completed operations, explosion and underground hazards, as well as contractual liability insurance specifically covering, but not limited to, the contractual obligations assumed by Tenant pursuant to this Agreement, liquor legal liability, independent contractors, employees as additional insureds, and cross-liability coverage. Landlord and the City shall be listed as additional insureds.

38

(c) Business Automobile Liability Insurance, Symbol 1, insuring against liability arising from the operation, maintenance and use of all owned, non-owned, hired, leased and rented trucks, automobiles and other vehicles for bodily injury, death or property damage, with a combined single limit for each occurrence of not less than $10,000,000. The Landlord and the City must be listed as additional insureds. A waiver of rights of subrogation against Tenant, Landlord and the City shall be required. Coverage limits may be provided via a combination of primary, excess and umbrella policies.

(d) Colorado Worker’s Compensation Insurance with statutory limits including an All States Endorsement and Employer’s Liability Insurance with liability limits of no less that $1,000,000 covering persons employed by Tenant in connection with the occupancy, use or operation of the Leased Assets. Such insurance must contain a waiver of subrogation against Landlord, and the City.

(e) Comprehensive Crime Insurance including Computer Fraud and Fidelity Bonds or employee dishonesty coverage with reasonable limits acceptable to Landlord covering Tenant’s employees in job classifications normally bonded or in a money handling capacity.

(f) Director’s and Officers Liability Insurance covering the activities and operational decisions made by officials, executives and managers of Tenant with limits of no less that $2,000,000 per claim. Coverage may be written on a claims made basis, and coverage shall be concurrent throughout the Term of this Agreement. All preparatory work undertaken by officials and managers of Tenant shall be covered as part of prior acts coverage, and an extended reporting and discovery period of no less than two years shall survive this Agreement.

(g) Environmental Impairment/Pollution Liability Insurance coverage shall be provided with a per-incident limit of no less than $10,000,000. Coverages shall include claims for bodily injury and property damage, claims for contract damages, diminution of property values, environmental cleanup costs and civil fines/penalties. Coverage shall also be provided for non-owned disposal sites. Landlord and the City shall be listed as additional insureds. Such insurance shall include a waiver of subrogation against Tenant, Landlord and the City.

(h) Such other insurance in amounts as Landlord in its reasonable judgment deems advisable for protection against claims, liabilities, damages, risks or perils and as at the time are customarily insured against with respect to improvements similar in character, size, general location, use and occupancy to the Improvements.

39

9.2 General Insurance Provisions.

(a) All insurance described in this Section shall be in a form and written by a company or companies with a Best Rating of A-VIII (A-VII or better for participating companies) or better and which lawfully can write insurance in the State of Colorado.

(b) Any deductibles or self-insured retention, including off-shore retention/insurance programs, greater than $10,000 associated with the above coverage requirements and policies shall be funded at the sole risk of Tenant. Further, deductible and or self-insured retention/off-shore insurance programs in excess of $10,000 shall be subject to review and approval by the City’s Director of Risk Management on an annual basis and/or when significant changes are made to such programs. Pertinent supporting certified financial reports shall be submitted for such approval along with an explanatory cover letter.

(c) During construction, contractors shall be included as additional insureds under the policies provided by the Tenant. Certificates of insurance shall be provided to the Landlord and the City as such construction projects arise.

(d) Tenant shall deliver certificates of insurance, within twenty (20) days after the Effective Date, to Landlord (with copies to the City’s Director of Risk Management or such other person who has that responsibility). The certificates must be reasonably satisfactory to the Landlord and the City’s Director of Risk Management. If such certificates are unavailable within such 20-day period, Tenant shall provide within such time a letter from a recognized insurance broker certifying the coverages and limits in effect applicable to this Agreement, and Tenant shall continue to diligently pursue the delivery of the certificates.

(e) Upon the Landlord’s or the City’s request, Tenant shall make available for review at the offices of the City’s Director of Risk Management certified copies of the insurance policies.

(f) Each such policy and certificate must contain a special endorsement providing that such policy will not be canceled or materially changed or altered without first giving forty-five (45) days prior notice to the City’s Director of Risk Management.

(g) Not less than sixty (60) days prior to the expiration or anniversary of such policies, Tenant shall deliver to Landlord confirmation that such policies are being renewed or replaced, in accordance with all of the provisions of this Section. An endorsement shall be included to each policy prohibiting cancellation of such policy without at least forty-five (45) days’ prior written notice to Landlord and the City. Tenant shall deliver to the City’s Director of Risk Management any renewal certificates for such insurance at least seven (7) days prior to the expiration of any such policies.

9.3 Settlement and Payment of Claims. Except as otherwise specified in this Section, the loss, if any, under any property policies provided for in this Article IX shall be adjusted with the insurance companies by Tenant, subject to the approval of the Landlord, Landlord’s approval shall not be unreasonably withheld or delayed so long as there is no Event of Default hereunder. Proceeds of insurance resulting from any property loss shall be paid to Tenant and disbursed for the purpose or paying for the cost of restoring the Improvements pursuant to Tenant’s obligations under this Agreement. Proceeds from any liability insurance shall be used to discharge the liability to which such proceeds pertain.

40

9.4 Failure to Insure. Failure by Tenant to take out or maintain any insurance required hereunder shall not relieve Tenant from any liability under this Agreement, nor shall the insurance requirements hereof be construed to conflict with or otherwise limit any contractual obligations, including those of indemnification, of Tenant herein. If at any time Tenant fails or neglects to insure the Leased Assets as aforesaid, or to deliver such policies or certificates as aforesaid, the Landlord may, but shall not be obligated to, effect such insurance by obtaining policies issued by companies satisfactory to Landlord. The amount of the premium or premiums paid for such insurance by Landlord shall be payable by Tenant to Landlord immediately, with interest thereon at the Interest Rate from the date of payment of such premium or premiums by Landlord to the date of such reimbursement by Tenant.

9.5 Adjustment of Insurance Coverage. Notwithstanding the above, Tenant agrees that the City’s Director of Risk Management may at its election reevaluate the reasonableness of the amounts of insurance coverage required herein every three (3) years, and if such amounts have become inadequate, in such Director’s commercially reasonable judgment consistent with industry standards, to provide the coverage intended by this Agreement, the Director may require such additional insurance or policy amounts as necessary to provide such intended coverage. Any terms used in this Article IX that are terms of art within the insurance industry shall, as such terms change from time to time, be deemed to be replaced with any such changed term that is closest in meaning to the original term.

9.6 Prohibition on Acts Affecting Insurance Coverage. Tenant shall not do or permit to be done anything, either by act or failure to act, which shall cause the cancellation of any policy of property insurance for the Leased Assets or any part thereof. Further, if Tenant shall do or permit to be done anything, either by act or failure to act, that shall cause an increase in the premiums for property insurance for such property, then Tenant shall either pay the amount of such increase or purchase additional insurance with terms reasonably satisfactory to the City’s Director of Risk Management, and such increase costs shall be taken into account (by reducing EBITDA) in the amount of Cash Flow for Annual Payment.

9.7 Insurance Under Separate Contracts. All contracts and agreements between Tenant and any third parties relating to the design and construction of the Improvements which contain insurance and indemnification provisions in favor of Tenant shall also extend the protection afforded by such insurance and indemnification provisions in favor of Landlord and the City.

41

ARTICLE X

INDEBTEDNESS

10.1 Agreed-Upon Indebtedness. To the extent arranged by Tenant at its expense and from time to time during the Term, Tenant may cause Landlord to incur or refinance Agreed-Upon Indebtedness on the condition that at no time during the Term shall the aggregate outstanding principal amount of Agreed-Upon Indebtedness exceed thirty-three million dollars ($33,000,000) over the Term, less principal payments required to be made by Landlord pursuant to Section 10.4 or otherwise voluntarily made by Landlord. Such maximum aggregate amount shall not be reduced to the extent Tenant or Landlord makes repayments of principal for the purpose of refinancing any then-existing Agreed-Upon Indebtedness or Tenant makes any other payments of principal that are required to be made pursuant to the terms of the Agreed-Upon Indebtedness Documents from time to time. Except for payments of principal that Landlord is required to make pursuant to Section 10.4 of this Agreement, Tenant is required to make all payments of principal and interest for the Agreed-Upon Indebtedness during the Term. Agreed-Upon Indebtedness may not be borrowed again in the manner of a revolving debt to the extent of principal payments made by or on behalf of the Landlord. The terms of the Agreed-Upon Indebtedness shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and Landlord shall execute, have acknowledged, and deliver such Agreed-Upon Indebtedness Documents as may be required by the Agreed-Upon Indebtedness Lender to evidence and otherwise document the Agreed-Upon Indebtedness from time to time and to provide the security for any Agreed-Upon Indebtedness specified in Section 10.3 of this Agreement, provided that the terms of such Agreed-Upon Indebtedness Documents are commercially reasonable and do not impose upon Landlord any obligations or requirements that are outside the scope of Landlord’s obligations and requirements under applicable laws or as set forth in this Lease, the Option Agreement or the First Loan Documents. Landlord agrees that it will not withhold, delay or condition its approval of Agreed-Upon Indebtedness Documents that have terms and conditions comparable in substance to the First Loan Documents that Landlord executes in connection with the Closing. Nothing in this Section shall restrict the right of Tenant to incur other indebtedness, which does not constitute Agreed-Upon Indebtedness, in accordance with Section 10.6 below.

10.2 Use of Agreed-Upon Indebtedness. Unless otherwise agreed between Landlord and Tenant, Landlord shall pay, or shall authorize each Agreed-Upon Indebtedness Lender to pay, promptly and directly to Tenant the net proceeds of Agreed-Upon Indebtedness that represent the increase over the amount of outstanding indebtedness of Landlord existing immediately prior to the Effective Date, which net proceeds Tenant shall use only to fund the amount of (a) the Current Capital Maintenance Items, (b) the Reimbursable Transaction Costs, (c) those certain long-term liabilities described on Exhibit R attached as a part hereof, and (d) the Transition Costs.

10.3 Security for Agreed-Upon Indebtedness. Landlord shall, at the request of Tenant, execute, have acknowledged and deliver such collateral instruments as the Agreed-Upon Indebtedness Lender may require to secure the repayment of the Agreed-Upon Indebtedness with a lien encumbering the Real Property that is “Development Parcels” (as defined in the Option Agreement) but not Real Property that is “Resort Operations Space”, “Resort Parcels”, “Lift Parcels” or “Resort Operations Core Area” (as those terms are defined in the Option Agreement); provided, however, Landlord shall have no obligation to execute any such collateral instrument if the terms of such collateral instrument, or the recording of such collateral instrument, would violate or result in a default under any Agreed-Upon Indebtedness that is secured by a senior lien on the Development Parcels. Landlord shall have no obligation to offer as collateral for Agreed-Upon Indebtedness any Resort Operations Space, Resort Parcels, Lift Parcels or “Resort Operations Core Area” (as defined in the Option Agreement) or any of its assets other than the Development Parcels. Upon request of the Agreed-Upon Indebtedness Lender, Tenant shall encumber its leasehold estate, rights, title and interest under this Agreement as security for the Agreed-Upon Indebtedness. The security or lien of any Affiliate Lender shall not be in the form of an instrument containing, and no Affiliate Lender shall have a right to, a power of sale. Notwithstanding the provisions of Section 16.1 of this Lease, Tenant at all times shall have the right, without Landlord’s consent, to encumber its leasehold estate, rights, title and interest under this Agreement as security for the Agreed-Upon Indebtedness or, subject to Article XVI of this Lease, any indebtedness separate from the Agreed-Upon Indebtedness.

42

10.4 Repayment of Agreed-Upon Indebtedness. The Option Agreement sets forth the conditions upon which Intrawest Development Corp. or its affiliate or a successor permitted by the terms of the Option Agreement may, from time to time, exercise its option to purchase parcels of the Real Property and the price at which parcels of land may be purchased thereunder. Landlord shall apply no less than ninety percent (90%) of the net proceeds to be received by Landlord from the purchase by Intrawest Development Corp. or its affiliate or a successor permitted by the terms of the Option Agreement of parcels of the Real Property pursuant to the Option Agreement to the repayment of Agreed-Upon Indebtedness. If requested by Tenant, Landlord agrees that Intrawest Development Corp. may deliver the portion of the Development Parcel purchase price to be paid against the principal of the Agreed-Upon Indebtedness directly to the Agreed-Upon Indebtedness Lender, and further agrees to take such actions, and execute such instruments as may be necessary to authorize the Agreed-Upon Indebtedness Lender to accept such payments and apply such payments to the prepayment of the Agreed-Upon Indebtedness. Landlord reserves the right to make other payments of principal as it in its sole discretion may determine from time to time, and Tenant agrees not to enter into any loan agreement or document with respect to the Agreed-Upon Indebtedness that restricts or conditions that right, except as mutually agreed between Landlord and Tenant. If the Agreed-Upon Indebtedness has been paid in full at a time when Landlord is entitled to receive proceeds from the purchase by Intrawest Development Corp. of parcels of the Real Property pursuant to the Option Agreement, then all of such proceeds shall be paid directly to Landlord.

10.5 No Limitation on Tenant Right to Borrow. Nothing herein shall restrict the right of Tenant to obtain indebtedness separate from the Agreed-Upon Indebtedness, including without limitation the Permitted Equipment Financing, so long as neither the Landlord nor the City shall have any liability with respect to such other indebtedness (including the Permitted Equipment Financing), the payment of interest thereon does not affect Cash Flow for Annual Payment, and except to the extent required in connection with Permitted Equipment Financing as to certain Tangible Personal Property, such indebtedness is not secured by any Encumbrance on the Leased Assets (other than such Encumbrance by Tenant of its rights under this Agreement to its lenders).

43

10.6 Rights of the Agreed-Upon Indebtedness Lender.

(a) No cancellation, surrender, or modification of this Agreement shall be effective as to any Agreed-Upon Indebtedness Lender unless notice has been provided to said Agreed-Upon Indebtedness Lender at least sixty (60) days prior to the effective date of said cancellation, surrender, or modification. With respect to any such cancellation or surrender, Agreed-Upon Indebtedness Lender shall have the rights given to it in this Section. With respect to a modification, such modification shall be effective after said sixty (60) days notice unless the Agreed-Upon Indebtedness Lender shall provide notice of its objection to Landlord and Tenant before the expiration of said sixty (60) day period, in which event the modification shall not be effective. It is acknowledged and agreed by Landlord and Tenant that Tenant shall have the sole obligation to obtain any consents that may be required by an Agreed-Upon Indebtedness Lender (which consents, at the discretion of such Agreed-Upon Indebtedness Lender, may be given to Landlord and Tenant in advance as to certain subjects or categories of modifications).

(b) Landlord, upon giving Tenant any notice of an Event of Default or termination of this Agreement, or notice of a matter on which Landlord may predicate or claim an Event of Default, shall, at the same time, provide a copy of such notice to the Agreed-Upon Indebtedness Lender. Any notice to be given by Landlord or Tenant to an Agreed-Upon Indebtedness Lender pursuant to any provision of this Section shall be deemed properly given if done so in accordance with the notice provisions of this Agreement. From and after the date such notice has been given to the Agreed-Upon Indebtedness Lender and prior to Landlord’s exercise of any rights or remedies hereunder, such Agreed-Upon Indebtedness Lender shall have the same period, after the giving of such notice, for remedying any Event of Default or acts or omissions which are the subject matter of such notice or for causing the same to be remedied, as is provided to Tenant herein, plus, in each instance, the additional periods of time specified below, if any, to remedy, commence remedying or cause to be remedied the Events of Default or acts or omissions which are the subject matter of such notice. Landlord shall accept such performance by or at the instigation of such Agreed-Upon Indebtedness Lender as if the same had been done by Tenant. Tenant hereby authorizes the Agreed-Upon Indebtedness Lender to take any such action at such Agreed-Upon Indebtedness Lender’s option and hereby authorizes entry in the Real Property and access to the Leased Property by the Agreed-Upon Indebtedness Lender for such purpose.

(c) Anything contained in this Agreement to the contrary notwithstanding, if any Event of Default shall occur which entitles Landlord to terminate this Agreement, Landlord shall have the right to terminate this Agreement only if Landlord shall notify the Agreed-Upon Indebtedness Lender of Landlord’s intent to so terminate at least sixty (60) days in advance of the proposed effective date of such termination, provided, however, that the provisions of subparagraph (d) below shall apply if, during such 60-day termination notice period the Agreed-Upon Indebtedness, Lender shall;

44

(i) Notify Landlord of such Agreed-Upon Indebtedness Lender’s desire to cure such Event of Default;

(ii) Make or cause to be made to Landlord all Rental Payments and other payments then due and in arrears and which may become due during such 60-day period; and

(iii) Comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Agreement then the subject of an Event of Default and reasonably susceptible of being complied with by such Agreed-Upon Indebtedness Lender.

(d) If Landlord elects to terminate this Agreement by reason of any Event of Default of Tenant, and if an Agreed-Upon Indebtedness Lender shall have proceeded in the manner provided for by subparagraph (c) above, the specified date for the termination of this Agreement as fixed by Landlord in its termination notice shall be extended to a period of time as may be required for the Agreed-Upon Indebtedness Lender, proceeding with reasonable diligence, to complete the acquisition or sale of Tenant’s interest in this Agreement by foreclosure or other appropriate means plus an additional sixty (60) days, provided that such Agreed-Upon Indebtedness Lender shall, during such period:

(i) Make or cause to be made the Rental Payments and other monetary obligations of Tenant under this Agreement as the same become due, and continue its good faith efforts to perform all of Tenant’s other obligations under this Agreement;

(ii) If not enjoined or stayed, take steps to acquire or sell Tenant’s interest in this Agreement by foreclosure or other appropriate means and procedures which shall be completed with due diligence; and

(iii) In good faith and with due diligence, and subject to any requirements or conditions of the Forest Service Permits, use its best efforts to maintain the continued operations of the Winter Park Resort by application for a receiver (and Landlord hereby consents to the appointment of a receiver), agreement with Tenant or other legal means.

(e) If at the end of such period described above in subparagraph (d) such Agreed-Upon Indebtedness Lender is complying with the foregoing requirements, this Agreement shall not then terminate, and the time for completion by such Agreed-Upon Indebtedness Lender of its foreclosure or other proceedings shall continue so long as such Agreed-Upon Indebtedness Lender is enjoined or stayed and thereafter for so long as such Agreed-Upon Indebtedness Lender proceeds to complete steps to acquire or sell Tenant’s interest in this Agreement by foreclosure or by other appropriate means with diligence and continuity, provided the Agreed-Upon Indebtedness Lender continues to comply with subparagraph (d) above. Nothing in this subparagraph, however, shall be construed to extend this Agreement beyond the Term nor to require an Agreed-Upon Indebtedness Lender to continue such foreclosure proceedings after any Event of Default has been cured.

45

(f) If an Agreed-Upon Indebtedness Lender is complying with all of the terms of the Agreement, upon the acquisition of Tenant’s estate herein by such Agreed-Upon Indebtedness Lender or its designee or any other purchaser at a foreclosure sale or otherwise, this Agreement shall continue in full force and effect as if Tenant had not defaulted under this Agreement.

(g) The Agreed-Upon Indebtedness Lender, as such, shall not be required to assume the performance of any of the terms, covenants, or conditions on the part of Tenant to be performed hereunder; but the Agreed-Upon Indebtedness Lender upon foreclosure or any purchaser at any sale of this Agreement and of the leasehold estate hereby created in any proceedings for the foreclosure of any security interest in the Tenant’s rights under this Agreement, or the assignee or transferee of this Agreement and of the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure shall be deemed to have agreed to perform all of the terms, covenants, and conditions on the part of Tenant to be performed hereunder accruing from and after the date of such foreclosure, purchase and assignment, but only for so long as such purchaser or assignee is the holder of the leasehold estate.

(h) Any Agreed-Upon Indebtedness Lender or other acquirer of the leasehold estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure, or other proceedings may, upon acquiring Tenant’s leasehold estate, sell and assign the leasehold estate to such Persons as qualified assignees as provided in this Agreement. Upon any such sale and assignment by the Agreed-Upon Indebtedness Lender, such Agreed-Upon Indebtedness Lender shall be released from all liability under this Lease thereafter arising. Notwithstanding the terms of Section 16.1 of this Agreement, Landlord shall not unreasonably withhold or delay its consent to a proposed assignee, sublessee or transferee from the Agreed-Upon Indebtedness Lender or pursuant to a foreclosure of the Agreed-Upon Indebtedness so long as the proposed assignee, sublessee or transferee:

(i) Has, in the reasonable judgment of Landlord, the financial capacity and access to capital markets necessary to operate, maintain, develop and add to the Leased Assets being assigned, sublet or transferred in the manner and consistent with the standards set forth in this Agreement;

(ii) Is not “insolvent” within the meaning of the Colorado Uniform Commercial Code, and provides a certificate from its chief financial officer to the Landlord stating that such Person is not insolvent under the meaning of the federal bankruptcy law;

(iii) Has, in the reasonable judgment of Landlord, both adequate resort and real estate development experience, in operating, maintaining and developing regional and destination ski resorts, provided, however, that if circumstances have changed at the time of the proposed assignment, sublease or transfer such that skiing is not the predominant amenity at the Winter Park Resort, then the core business of the proposed assignee, sublessee or transferee shall be relevant to the predominant resort activity or activities then existing at the Winter Park Resort; and

46

(iv) Has a good business and moral reputation as determined by the Landlord in its reasonable and informed judgment.

(i) Nothing contained in this Section 10.6 shall require any Agreed-Upon Indebtedness Lender, as a condition to its exercise of any of its rights hereunder, to cure any Event of Default of Tenant not reasonably susceptible of being cured, including without limitation, an assignment for the benefit of creditors by Tenant, the failure by Tenant to discharge a judgment or attachment, or the appointment of a receiver or trustee for Tenant or its assets, in order to comply with the provisions hereof. If this Agreement is deemed terminated by operation of law in connection with such an Event of Default, then Landlord agrees that with respect to an Agreed-Upon Indebtedness Lender this Agreement shall nevertheless be deemed to have continued in full force and effect on the same terms and conditions as set forth in this Agreement for the remainder of the Lease Term, and Landlord agrees to enter into a new Lease with such Agreed-Upon Indebtedness Lender or its assignee, subject to Agreed-Upon Indebtedness Lender fulfilling the requirements of this Section 10.6. Landlord and Tenant each acknowledges that Events of Default not reasonably susceptible of being cured by an Agreed-Upon Indebtedness Lender shall include but not be limited to (i) any assignment or attempted assignment by Tenant in violation of this Lease; (ii) any Event of Default which relates uniquely and specifically to Tenant as an entity (e.g., any dissolution or bankruptcy of Tenant); and (iii) any of the Events of Default specified in Sections 15.1 (d) through (k) and (n).

(j) If the Agreed-Upon Indebtedness Lender shall foreclose upon the Tenant’s interest in this Agreement or assumes the Agreement in lieu of foreclosure, the acquiring party shall be bound by the terms and conditions of this Agreement, and in the exercise of any of its remedies will have no greater rights than Tenant except as otherwise expressly provided in this Article X. Notwithstanding any contrary or inconsistent provision of this Agreement, if any Third Party Lender succeeds to Tenant’s estate, rights, title and interest under this Agreement, by a foreclosure, a conveyance or assignment in lieu of foreclosure, or otherwise, such Third Party Lender (but no other Person, such as a purchaser at any foreclosure sale or any Person succeeding to Tenant’s estate, rights, title and interest by any conveyance or assignment by such Third Party Lender) shall be relieved of, and have no obligation to pay or perform, Tenant’s obligations set forth in Section 5.3(b) of this Lease (but such Third Party Lender shall perform Tenant’s obligations set forth in Section 5.3(b) to the extent that there is sufficient Cash Flow for Annual Payment after payment of any Required Quarterly Payments) and 5.3(c) of this Lease. Any Person succeeding to the right, title and interest of Tenant by a conveyance or assignment by any Agreed-Upon Indebtedness Lender shall be bound by, and shall pay and perform, all of Tenant’s obligations under said Sections 5.3(b) (with such obligations accruing to the extent there is not sufficient Cash Flow for Annual Payment after payment of any Required Quarterly Payments during the time such Third Party Lender holds Tenant’s estate, rights, title and interests under this Agreement) and 5.3(c), but the deadlines for funding any deficiency in the Required Annual Capital Maintenance Amount under Section 5.3(b) and for achieving the specified levels of capital expenditures under Section 5.3(c) shall be delayed by a period equal to the length of time such Third Party Lender held Tenant’s estate, rights, title and interests under this Agreement.

47

10.7 Affiliate Lenders. An Affiliate Lender may be an Agreed-Upon Indebtedness Lender, and in such event the Affiliate Lender shall have all of the rights of an Agreed-Upon Indebtedness Lender. At any time that an Affiliate Lender is an Agreed-Upon Indebtedness Lender, the terms of the Agreed-Upon Indebtedness shall be no more burdensome to Landlord than the terms of any Agreed-Upon Indebtedness Documents for the benefit of the most senior Third Party Lender, subject to the following conditions:

(a) The lien granted by Landlord according to Section 10.3 of this Agreement and any other security for the Agreed-Upon Indebtedness owed to any Affiliate Lender shall be subordinate to the lien and other security relating to any Agreed-Upon Indebtedness owed to any Third Party Lender.

(b) The Agreed-Upon Indebtedness Documents with respect to Agreed-Upon Indebtedness owed to an Affiliate Lender shall provide that, after (i) a default in the payment or performance of any then outstanding obligations owed to Landlord by Tenant, Intrawest Development Corp., Intrawest Holdings, Intrawest Corporation, or any of their affiliates, (ii) notice to the defaulting party describing the nature of such default, and (iii) the expiration of any period to cure such default provided under the agreements or documents creating, evidencing or securing such obligations, the Landlord shall have the right to set off a credit against the Agreed-Upon Indebtedness owed to such Affiliate Lender in an amount equal to any sums past due or otherwise then immediately payable with respect to any such outstanding obligations owed to Landlord by Tenant, Intrawest Development Corp., Intrawest Holdings, Intrawest Corporation, or any of their affiliates. Any amount so set off or credited shall be applied first to any costs and charges of enforcing Landlord’s rights and remedies, then to accrued interest, and last to principal.

(c) Any Agreed-Upon Indebtedness owed to an Affiliate Lender, if not refinanced at an earlier date with Agreed-Upon Indebtedness advanced by a Third Party Lender, shall be due and payable at the earlier of (i) immediately upon the ordinary expiration of the Term of this Agreement, as the same may be extended, or (ii) one (1) year after the date of any early termination of this Agreement.

(d) If, at the time an Affiliate Lender advances any Agreed-Upon Indebtedness, Landlord owes no Agreed-Upon Indebtedness to any Third Party Lender, the Agreed-Upon Indebtedness Documents relating to the Agreed-Upon Indebtedness owed to such Affiliate Lender shall be in substance the same as the First Loan Documents, except that (i) the lien of such Affiliate Lender shall not in any event be in the form of an instrument containing a power of sale, and (ii) the rate of interest in effect under such Agreed-Upon Indebtedness Documents (at all times other than after an Event of Default or after maturity) shall be equal to the average cost (expressed as a percentage) of all funds borrowed by Intrawest Corporation (or its permitted successor and assign) at the time of such advance.

48

10.8 Permitted Equipment Financing.

(a) From time to time during the Term, Tenant may incur Permitted Equipment Financing in conjunction with financing the acquisition, repair, improvement or replacement of specific items of Tangible Personal Property other than Lifts and components of Lifts. The maximum principal amount of such Permitted Equipment Financing at any given time may not exceed, in the aggregate, $1,000,000, multiplied by the PPI Escalation. To the extent Permitted Equipment Financing is used to acquire, repair, improve or replace specific items of Tangible Personal Property, Tenant shall be permitted to retain ownership of and encumber such items of Tangible Personal Property. Upon expiration of the term and payment in full of the Permitted Equipment Financing, Tenant shall convey any such Tangible Personal Property free and clear of all Encumbrances to Landlord, and Landlord shall lease such Tangible Personal Property to Tenant as Additional Leased Assets.

(b) In negotiating the terms of any Permitted Equipment Financing, Intrawest shall ensure that pursuant to its terms, any Permitted Equipment Financing shall be due and payable by Intrawest prior to or immediately upon expiration or earlier termination of this Agreement.

(c) Any contrary or inconsistent provision of this Agreement notwithstanding, Tenant may lease assets (other than (i) Lifts, (ii) related equipment such as motors, chairs and cable, and (iii) improvements on National Forest System Lands if the leasing of such improvements is prohibited by the Forest Service Permits) from third parties under a true operating lease under GAAP, and may hold the lessee’s interest, and exercise the lessee’s rights, under any such leases during the Term. Upon the expiration or earlier termination of this Agreement, Tenant shall assign to Landlord any rights, title and interests held by Tenant under any such leases remaining unexpired or undetermined at that time if requested by Landlord.

(d) Neither Landlord nor the City shall have any liability whatsoever with respect to any Permitted Equipment Financing or any true operating leases in the name of Tenant, unless Landlord shall elect to assume the same upon termination of this Agreement.

(e) Landlord shall execute, have acknowledged, and deliver to Tenant at Tenant’s expense from time to time any certificates, documents and instruments reasonably requested by Tenant for the purpose of evidencing or confirming Landlord’s agreements and obligations under this Section 10.8. Landlord shall also execute, have acknowledged, and deliver any waivers, consents, acknowledgements and grants of  access reasonably requested by the lessor under the lease of any Tangible Personal Property or Intangible Personal Property or any lender providing Permitted Equipment Financing for the limited purpose of permitting any such lessor or lender to enter upon the Leased Assets, to take possession of its leased property or the collateral for any such Permitted Equipment Financing or otherwise to exercise its rights and remedies under any such lease or the documentation evidencing or securing such Permitted Equipment Financing, and Landlord shall not charge any such lessor or lender (or Tenant) a rental or other fee for such waivers, consents, acknowledgements or grants.

49

ARTICLE XI

NATIONAL FOREST SYSTEM LANDS OPERATING AGREEMENT

11.1 Maintenance of National Forest Service Permits

(a) Landlord is the current permittee under the Forest Service Permits. Concurrently herewith, Landlord and Tenant are going through the process of requesting that the United States approve the Tenant as the controlling operator (pursuant to 32 CFR 251.55(a)) of the improvements on the National Forest System Lands.

(b) Landlord and Tenant agree that during the term of the Forest Service Permits, as they may be extended or reissued from time to time, Tenant shall be maintained as the controlling operator of the National Forest System Lands to the maximum extent permitted by the United States applicable rules, regulations and policies. Tenant shall not cause to be made any expansion, contraction or other modification to the boundaries covered by the Forest Service Permits without the prior approval of Landlord, which approval shall be in its sole and absolute discretion. During the term of the Forest Service Permits, Landlord and Tenant agree to execute and deliver from time to time all other appropriate agreements and other instruments, and take any other actions not inconsistent with this Agreement as may be necessary to comply with the foregoing.

(c) Landlord and Tenant agree that they shall cooperate in requesting that any Forest Service Permits in effect upon expiration of the Term shall be reissued in the name of Landlord, or such other name as Landlord shall designate consistent with U.S. Department of Agriculture, Forest Service applicable rules, regulations and policies.

(d) Landlord and Tenant acknowledge that the Forest Service Permits do not convey an interest in land or establish a leasehold interest in National Forest System Lands.

11.2 Obligations With Respect to Forest Service Permits. Tenant shall take any and all actions necessary to maintain the Forest Service Permits in full force and effect in all respects, including without limitation compliance with their conditions and the payment of all applicable fees and charges. Tenant shall take all actions necessary to cause all renewals of the Forest Service Permits to be made when necessary. Nothing contained in this Agreement shall be construed to relieve Landlord from any obligations it may have to the United States through the Forest Service Permits or United States applicable rules, regulations and policies.

50

11.3 Term. Notwithstanding the Term of the Lease, the term of the operating agreements contained in this Agreement with respect to the operation of the improvements to be conducted on National Forest System Lands shall not extend beyond the term of the Forest Service Permits, as they may be extended or reissued from time to time. Tenant shall make such applications and renewals and otherwise use its best efforts to continue the term of the Forest Service Permits at least to the Term of the Lease, and Landlord shall cooperate as may be required by U.S. Department of Agriculture, Forest Service applicable rules, regulations and policies. Nothing in this Lease shall be construed to obligate the United States in any way beyond the term of the Forest Service Permits existing from time to time.

11.4 Additional Obligations of Tenant to the United States. As the controlling party in possession and operator of the improvements on the National Forest System Lands:

(a) Tenant shall include the United States as an additional named insured under the insurance policies it is required to maintain under the Lease;

(b) With respect to the National Forest System Lands, Tenant shall indemnify the United States, for any and all injury, loss or damage, including fire suppression costs, the United States may suffer as a result of claims, demands, losses, or judgments caused by Tenant’s use or occupancy;

(c) Tenant acknowledges and agrees that, notwithstanding provisions of the Lease to the contrary, the Forest Service Permits and consents given pursuant thereto, are not assignable and may not be transferred except pursuant to U.S. Department of Agriculture, Forest Service applicable rules, regulations and policies.

11.5 Forest Service Master Plan. Underlying the Forest Service Permits is the Forest Service Master Plan. Tenant agrees that all Resort Operations shall at all times be conducted in conformance with the Forest Service Master Plan and that no expansion, contraction or other modification shall be made to the boundaries covered by the Forest Service Master Plan without the prior approval of Landlord and of the United States, which approvals shall be in their sole and absolute discretion. Tenant shall have the right to facilitate changes to the Forest Service Master Plan consented to by the United States without the consent or approval of Landlord, if such changes do not include the expansion, contraction or other modification to the boundaries covered by the Forest Service Permits. Furthermore, Tenant agrees that it shall have the obligation to propose revisions, updates or replacements of the Forest Service Master Plan as required by the United States applicable rules, regulations and policies and when required in accordance with Tenant’s planning for the development of the Winter Park Resort. Subject to the requirement that no expansion, contraction or other modification be made to the boundaries covered by the Forest Service Master Plan without the prior discretionary approval of Landlord and the United States, upon the request and at the expense of Tenant, Landlord shall cooperate in a reasonable manner with respect to other changes proposed by Tenant to the Forest Service Permits and in connection with Tenant’s revising, updating or replacing the Forest Service Master Plan. Tenant shall promptly deliver to Landlord a copy of all changes made to the Forest Service Master Plan.

51

ARTICLE XII

CONDITIONS TO EFFECTIVENESS

12.1 Conditions. The effectiveness of this Agreement against any Party shall be subject to the satisfaction or waiver, on or before December 31, 2002, of the conditions set forth in Section 12.1, and if such conditions are not timely waived or satisfied then this Agreement shall not become effective and neither Party shall have any rights or obligations hereunder:

(a) Execution and Delivery of Transaction Documents. The execution of all documents and the doing of everything to be done pursuant to the terms of this Agreement on or before the Effective Date, including without limitation execution and delivery of the Option Agreement, the Additional Consideration Agreement, the Parent Guaranty, and the agreements assigning or licensing assets and assuming liabilities.

(b) Legal Opinions.

(i) Jacobs Chase Frick Kleinkopf & Kelley, LLC, legal counsel to Tenant, shall have delivered its opinion in form and substance satisfactory to the Landlord and the City.

(ii) Canadian legal counsel to Tenant shall have delivered its opinion in form and substance satisfactory to Landlord, addressed to the Landlord and the City, stating that the Parent Guaranty is the valid, binding and enforceable obligation of Intrawest Corporation, enforceable in accordance with its terms, subject only to standard defenses of a nature as would apply under Colorado law.

(iii) Ireland, Stapleton, Pryor & Pascoe, P.C., legal counsel to the Landlord and the City, shall have delivered its opinion in form and substance satisfactory to the Tenant and Tenant’s affiliates.

(c) Payments. Tenant shall have delivered to Landlord, by wire transfer or certified check, the initial payment required under Section 5.1(a) and Intrawest Holdings shall have delivered the initial Required Quarterly Payment required to be paid pursuant to the Additional Consideration Agreement.

(d) Leasehold Title Policy. Tenant shall have received the Leasehold Title Policy or a written agreement from the Title Company acknowledging that all requirements for the issuance of the Leasehold Title Policy (other than the payment of the premium) have been satisfied and committing to issue the Leasehold Title Policy, which Leasehold Title Policy shall include no exceptions to title to the Real Property that are unacceptable to Tenant in its reasonable judgment.

52

(e) Evidence of Corporate Authorization.

(i) Landlord Authorization. Tenant shall have received a copy of resolutions duly adopted by the members (if any) and board of directors of Landlord authorizing the execution and delivery of this Agreement, the First Loan Documents, the other documents described in this Section 12.1, and any other related documents by Landlord and the consummation of the transactions herein and therein contemplated to be consummated by Landlord, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Landlord; and

(ii) Tenant Authorization. Landlord shall have received a copy of resolutions duly adopted by the board of directors of Tenant authorizing the execution and delivery of this Agreement by Tenant and the related documents to which Tenant is a party and the consummation of the transactions herein and therein contemplated to be consummated by Tenant, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Tenant.

(iii) Intrawest Corporation and Intrawest Holdings Authorizations. Landlord shall have received a copy of resolutions duly adopted by the board of directors of Intrawest Corporation authorizing the execution and delivery of the Parent Guaranty, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Intrawest Corporation. Landlord shall have received a copy of resolutions duly adopted by the board of directors of Intrawest Holdings authorizing the execution and delivery of the Additional Consideration Agreement, duly certified, as of the Effective Date, by the secretary or any assistant secretary of Intrawest Holdings.

(iv) City Authorization. The City shall have duly adopted an ordinance approving an agreement between Landlord and the City that approves the execution by Landlord of this Agreement and the other documents related hereto.

(f) Tenant shall have approved the terms of the First Loan Documents (together with any terms relating to prepayment or refinancing of any existing indebtedness of Landlord) and Landlord shall have executed, had acknowledged, and delivered to the initial Agreed-Upon Indebtedness Lender the First Loan Documents, provided that the First Loan Documents are consistent with Article X above.

(g) Tenant shall have received an assignment of any and all rights (including without limitation any rights of first refusal, rights of first offer, non-compete rights or other rights or options) that Hines Interests Limited Partnership or any of its affiliates may have with respect to the Leased Assets or the Developable Land (as defined in the Option Agreement), in form and substance satisfactory to both Landlord and Tenant; and Landlord shall have consented to such assignment, and Landlord and Tenant shall have agreed to terminate all such assigned rights and assumed obligations.

53

(h) The Forest Service Permits and approvals thereunder shall be issued by the United States in a manner that is satisfactory to Tenant and Landlord.

(i) No governmental agency shall have brought or threatened to bring any enforcement, injunctive or other action objecting to the transactions represented and contemplated by this Agreement and the transactions will not otherwise result in the violation of any Applicable Law.

(j) Landlord and Tenant shall have received from The Colorado Arlberg Club, a Colorado non-profit corporation, either an amendment or a waiver of any claim that this Agreement or the actions contemplated hereby cause a default under the terms of that certain Lease dated August 28, 1980, as amended, between Landlord as lessee and The Colorado Arlberg Club, as lessor, with such amendment or waiver being in form and substance satisfactoiy to both Landlord and Tenant.

(k) Landlord and Tenant shall have executed a certificate confirming the Effective Date of this Agreement.

(1) Landlord and Tenant shall have obtained all consents, approvals and other assurances as either Party may require so that the consummation of the transactions contemplated by this Agreement will not (i) result in the breach, termination, cancellation, acceleration or suspension of any agreement or contract; or (ii) result in the violation, termination, cancellation, suspension or revocation of any license, permit or consent; in either case resulting in a Material Adverse Effect on Resort Operations or otherwise materially and adversely affecting the ability for Tenant to perform its obligations under this Agreement.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties of Tenant. Tenant hereby represents and warrants to Landlord that on the Effective Date:

(a) Organization. Tenant is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation.

(b) Authorization. This Agreement has been duly authorized, executed and delivered by Tenant and constitutes a valid, legal and binding agreement, enforceable against Tenant in accordance with its terms, except to the extent that the enforcement of remedies herein provided may be limited under applicable bankruptcy and insolvency laws, public policy and equitable principles.

(c) Approvals and Consents. No approval, consent or withholding of objections is required from any Governmental Authority with respect to the entry into or performance by Tenant of this Agreement, except such as have already been obtained.

54

(d) No Violation. Tenant has adequate power and capacity to enter into, and perform its obligations under, this Agreement. The entry into and performance by Tenant of this Agreement will not: (i) violate any judgment, order, law or regulation applicable to Tenant or any provision of Tenant’s certificate of incorporation or bylaws; or (ii) except as otherwise disclosed in writing from Tenant to Landlord, result in any breach of, constitute a default under, or result in the creation of any Encumbrance upon any Leased Asset pursuant to, any indenture, mortgage, deed of trust, bank loan or credit agreement or other contract, agreement or instrument (other than this Agreement) to which Tenant is a party.

(e) No Suits or Proceedings. There are no suits or proceedings pending or, to the knowledge of Tenant (except as Tenant has disclosed in writing to Landlord), threatened in court or before any commission, board or other administrative agency against or affecting Tenant, which will have a Material Adverse Effect.

13.2 Representations and Warranties of Landlord. For purposes of this Section 13.2, the phrase “to the best knowledge of Landlord” means only the actual conscious knowledge of Landlord’s President and CEO, Vice President of Operations, Vice President of Administration, Vice President of Finance, Vice President of Marketing, and Vice President, General Counsel, provided, however, that the individuals who hold such positions shall not be held personally liable for any errors or omissions they may make other than by fraud or willful misconduct. The contents of Exhibits mentioned in this Section 13.2 may be modified on or prior to the Effective Date with the mutual consent of the Parties. Landlord hereby represents and warrants to Tenant that on the Effective Date:

(a) Organization. Landlord is a non-profit corporation duly organized, validly existing and in good standing under the laws of the state of its formation.

(b) Authorization. This Agreement has been duly authorized, executed and delivered by Landlord and constitutes a valid, legal and binding agreement, enforceable against Landlord in accordance with its terms, except to the extent that the enforcement of remedies herein provided may be limited under applicable bankruptcy and insolvency laws, public policy and equitable principles.

(c) Approvals and Consents. No approval, consent or withholdings of objections is required from any Governmental Authority with respect to the entry into or performance by Landlord of this Agreement, except such as have already been obtained.

(d) No Violation. Landlord has adequate power and capacity to enter into, and perform its obligations under, this Agreement. The entry into and performance by Landlord of this Agreement will not: (i) violate any judgment, order, law or regulation applicable to Landlord or any provision of Landlord’s articles of incorporation or bylaws; or (ii) result in any breach of, constitute a default under, or result in the creation of, any Encumbrance upon any Leased Asset pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other contract, agreement or instrument (other than this Agreement) to which Landlord is a party.

55

(e) Leasehold Interests. Exhibit S lists by title, date, parties and premises all leases for real property by which Landlord leases any real property from third parties.

(f) Tangible Personal Property. Exhibit U lists by title, date, parties and equipment all material leases (including conditional sales contracts) for motor vehicles, machines, machinery, Lifts, tows, snow grooming equipment, snowmaking equipment, component parts thereof, furniture, fixtures, equipment and all other items of Tangible Personal Property by which Landlord leases (as lessee) any such tangible personal property from third parties. Exhibit J lists all of the material Tangible Personal Property to which Landlord holds title.

(g) Intellectual Property. Exhibit V lists all of the Intellectual Property as of the date of this Agreement, owned or licensed by Landlord.

(h) Intangible Personal Property - Material Permits and Licenses. To the best knowledge of Landlord, Exhibit W lists all of the existing licenses, permits, consents, registrations and filings which, if not obtained, held or made would have a Material Adverse Effect on the Resort Operations or that are necessary for the execution or performance by Tenant of its obligations under this Agreement, including without limitation, the Forest Service Permits, special use permits, tramway registrations, child care licenses, liquor licenses, water permits, underground storage tank registrations, other environmental permits, and FCC permits.

(i) Intangible Personal Property - Material Agreements. Exhibit X lists all of the notes, guarantees, contracts and other agreements involving a present or future liability of at least ten thousand dollars ($10,000) to which Landlord is a party by title, date, and parties. To the best knowledge of Landlord, there are no other contracts (written or oral) involving a present or future liability of at least ten thousand dollars ($10,000) concerning the operation of Winter Park Resort that are not identified on Exhibit X. Exhibit T lists by title, date, parties and premises all leases for real property by which Landlord leases any real property to third parties.

(j) No Undisclosed Litigation or Arbitration. Except as set forth in a separate written disclosure previously delivered by Landlord to Tenant, there is no action, arbitration, claim, dispute, suit, inquiry, proceeding or investigation by or before any court, governmental agency or commission, or arbitration panel pending or, to Landlord’s knowledge as of the date of this Agreement, threatened (except as set forth in incident reports maintained by Landlord in the ordinary course of business to which Tenant has been given access by Landlord), against Landlord. Landlord is not subject to any judgment, order or decree entered in any lawsuit or proceeding that has not yet been satisfied or which is a continuing obligation of Landlord.

56

(k) Compliance with Law. Landlord has not received written notice and, to the best knowledge of Landlord, there has been no assertion of any violation of law with respect to the Winter Park Resort.

(l) Current Assets and Current Liabilities. Exhibit Y lists all material Current Assets and all Current Liabilities with respect to the Winter Park Resort as of July 6, 2002.

(m) Compliance with ERISA. All payments to the Pension Benefit Guaranty Corporation with respect to the employee benefit pension plans have been paid, and, to the best knowledge of Landlord, all Employee Benefit Plans comply in all material respects to the requirements of ERISA and also are in compliance, in all material respects, with the Internal Revenue Code of 1986, as amended, and all applicable regulations and rulings thereafter. Each Employee Benefit Plan has been administered in accordance with the terms of the governing plan documents and has been maintained in all material respects, in form and in operation, in accordance with Applicable Laws, including the qualification requirements set forth in Section 401(a) of the Internal Revenue Code, as applicable. With respect to the form of the Pension Plan, Tenant acknowledges that the Pension Plan is currently under review by the Internal Revenue Service in connection with the plan’s request for a favorable determination letter and that the Internal Revenue Service may request additional amendments to the Plan as a condition to the Plan’s qualification. The Landlord has made all required contributions within the time period prescribed by Applicable Laws to each Employee Benefit Plan. To the best knowledge of the Landlord, there are no claims, either asserted or unasserted, against any Employee Benefit Plan by either a participant or government authority, or any breaches of any fiduciary duty or prohibited transactions that could potentially trigger liability on the part of the plan, the plan sponsor or the plan administrator or disqualify an Employee Benefit Plan, or cause “tax-qualified” benefits under an Employee Benefit Plan to become taxable.

(n) Labor Matters. (i) There are no union contracts or collective bargaining agreements applicable to any employee of Landlord; (ii) there is no unfair labor practice complaint against Landlord pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Landlord’s knowledge, threatened, against Landlord; and (iv) there is no current union representation question pending with respect to the employees of Landlord.

(o) Environmental Matters.

(i) Landlord has not received any written (or, to Landlord’s best knowledge, oral) notice, report or other information from any governmental agency or any environmental consultant regarding any actual or alleged violation of any Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or to any of the Leased Assets arising under any Environmental, Health and Safety Requirements.

57

(ii) Landlord has delivered to Tenant true and correct copies of all Phase I Environmental Assessment Reports with respect to the Winter Park Resort of which it has knowledge.

(p) Water Rights. To the best of its knowledge, Landlord has not abandoned any of its Water Rights. Upon execution of this Agreement, Landlord shall produce the original stock certificates for the shares it owns in Clinton Ditch, and a notation shall be made on the face of such shares that they are subject to this Agreement. Landlord shall notify the Clinton Ditch of the leasehold interests of Tenant in said shares.

(q) No Brokers or Finders. Landlord has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(r) No Federal Income Taxes. All Federal income taxes of Landlord that are due and payable as of the Effective Date have been paid.

ARTICLE XIV

DAMAGE, DESTRUCTION OR DEPRIVATION OF USE; EMINENT DOMAIN

14.1 Damage or Destruction of the Leased Assets.

(a) If the Improvements shall be destroyed or damaged in whole or in part by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give to Landlord prompt notice thereof. If Tenant does not have the right (because the damage does not constitute Major Damage) or otherwise elects not to exercise its right to terminate this Agreement pursuant to Section 14.1(b), then Tenant shall promptly repair, alter, restore, replace and rebuild the same at least to the extent of the value and the character of the Improvements existing immediately prior to such occurrence, but Tenant shall have no obligation to expend sums in excess of (i) any proceeds of insurance actually received by Tenant, (ii) if Tenant fails to carry any insurance it is required to carry under Article IX of this Agreement, the dollar equivalent of the proceeds of insurance that Tenant would have received if it had carried all such insurance required under said Article IX, (iii) deductibles and co-payment amounts under any insurance policies, (iv) the Required Annual Capital Maintenance Amount for each Fiscal Year, and (v) the capital expenditures that Tenant is required to make from time to time under Section 5.3(c) of this Agreement. Landlord shall in no event be called upon to repair, alter, replace, restore, or rebuild such Improvements, or any portion thereof, nor to pay any of the costs or expenses thereof; provided that any insurance proceeds paid to Landlord in connection therewith shall be made available by Landlord to Tenant.

58

(b) In the event of Major Damage, Tenant may elect to terminate this Lease effective as of the date of such Major Damage by written notice to Landlord given within ninety (90) days after the date of such Major Damage. The phrase “Major Damage” shall mean any damage or destruction to the Improvements to the extent that it materially and adversely affects the practical ability for Tenant to resume operations of the Winter Park Resort on a commercially reasonable basis, taking into account all factors, including Tenant’s obligations under this Agreement, within three (3) years after the casualty event.

14.2 Eminent Domain. If so much of the Leased Assets shall be taken by right of eminent domain so as to materially and adversely affect the practical ability of Tenant to operate the Winter Park Resort as a resort area on a commercially reasonable basis, taking into account all factors, including Tenant’s obligations under this Agreement, then Tenant may elect to terminate this Lease effective as of the date of such taking by written notice to Landlord given within ninety (90) days after the date of such taking. As used herein, “taking by right of eminent domain” includes any condemnation or any conveyance in lieu of or under threat of any taking. If Leased Assets shall be taken by right of eminent domain but not so as to materially and adversely affect the practical ability of the Winter Park Resort to operate as a resort area on a commercially reasonable basis taking into account all factors, then the proceeds of such taking shall be paid to Landlord and Tenant, as their interests may appear.

14.3 Right to Terminate Due to Inadequate Snowfall. If, either for three (3) consecutive years or for five (5) years in any consecutive seven (7) year period, Tenant reasonably determines that, inadequate snowfall materially and adversely affects the practical ability of the Tenant to operate Winter Park Resort on a commercially reasonable basis, and, as a result, Tenant actually causes Winter Park Resort to be closed for the business of snowsliding for at least sixty (60) days during each such ski season (which for these purposes shall be deemed to be the period from Thanksgiving Day through Easter Day), then Tenant may elect to terminate this Agreement by giving written notice to Landlord (which termination shall be effective as of the date of such notice) within ninety (90) days after the last day of the ski season that gave rise to Tenant’s right to terminate.

14.4 Effect of Termination. In the event of termination of this Agreement pursuant to Section 14.1, 14.2 or 14.3, in addition to the provisions of Article XVII of this Agreement, Tenant shall surrender to Landlord the Leased Assets and all interest therein under this Agreement, and Landlord may re-enter and take possession of the Leased Assets and remove Tenant therefrom. Tenant shall make all Rental Payments hereunder, duly apportioned as of the date of such termination of this Agreement, and Landlord and Tenant shall be discharged from all obligations arising hereunder after the date of such termination. In the event of any such termination, any awards, compensation or insurance payments on account of such damage, destruction, deprivation of use or condemnation shall be assigned by Tenant to Landlord. Landlord and Tenant agree to take such actions and execute such documents as are reasonably necessary in the event of termination of this Agreement pursuant to Section 14.1,14.2 or 14.3.

14.5 No Abatem ent if Lease Is Not Terminated. In the event of any damage, destruction, deprivation of use or taking that does not result in the termination of this Agreement pursuant to Section 14.1, 14.2 or 14.3, there shall be no reduction, change or abatement of any payment payable by or on the part of Tenant hereunder or in the method of computing, accounting for, or paying the same, and in no event shall there be any reduction, change or abatement of any payment hereunder on the condition that all proceeds of any insurance or any condemnation proceeds pertaining to such damage, destruction, deprivation of use or taking shall be paid to or for the account of Tenant.

59

ARTICLE XV

DEFAULT AND REMEDIES

15.1 Default by Tenant. The occurrence or existence of any one or more of the following events or circumstances shall constitute an Event of Default hereunder by Tenant and, subject to the provisions hereof and the rights of an Agreed-Upon Indebtedness Lender, shall give rise to the right of Landlord, by notice to Tenant, to exercise its remedies in accordance with Section 15.2:

(a) Tenant fails to pay when due any Required Interest Payments, and from and after October 1, 2012, any Required Quarterly Payments or, from and after September 30, 2013, any Revenue-Based Annual Payment, and does not cure such failure within five (5) business days after Landlord shall have given to Tenant written notice specifying such failure;

(b) Tenant fails in any material respect to perform or observe any of the material covenants or conditions to be performed or observed by Tenant under this Agreement or any of the related documents hereto so as to have a Material Adverse Effect on Landlord, and Tenant does not cure such failure within thirty (30) days after Landlord shall have given to Tenant written notice specifying such failure (or within such period, if any, as may be reasonably required to cure such failure if it is of such nature that it cannot be cured within such period, on the condition that Tenant commences to cure such default within such period and proceeds with reasonable diligence thereafter to cure such default fully);

(c) Intrawest Development Corp. or its successor or assignee is in default of the Option Agreement and all opportunities to cure the same have expired by the terms of such agreement;

(d) Tenant shall become insolvent (as such term is defined under Section 101 of the Federal Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Federal Bankruptcy Code”), or any successor statute thereto); or shall fail to pay its debts generally as they mature; or shall seek the benefit of any present or future federal or state insolvency statute; or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property; or an order for relief shall be entered by or against Tenant under any chapter of the Federal Bankruptcy Code and shall not be dismissed or stayed within sixty (60) days after the entering of the order of appointment of receiver or trustee;

60

(e) By order or decree of a court, Tenant shall be adjudged a debtor or bankrupt, or an order shall be made approving a petition filed by any of its creditors or by any of its stockholders, seeking its reorganization or the readjustment of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or any state, and such adjudication, order or decree shall not be stayed or vacated within sixty (60) days of its issuance;

(f) A petition under any chapter of the Federal Bankruptcy Code or an action under any federal or state insolvency law or statute shall be filed against Tenant and shall not be dismissed or stayed within sixty (60) days after the filing thereof;

(g) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer, a receiver, trustee, custodian, liquidator or other similar official shall take possession or control of the Leased Assets or all or substantially all of the property of Tenant, and such possession or control shall continue in effect for a period of sixty (60) days;

(h) Except in conjunction with a permitted assignment pursuant to Section 16.2, Tenant shall become a Person in legal dissolution, liquidation or otherwise in termination;

(i) Except in conjunction with a permitted assignment pursuant to Section 16.2, the leasehold, license or other interest of or rights of Tenant hereunder shall be transferred to, pass to, or devolve upon, by operation of law or otherwise, any other person, firm, corporation or other entity, by, in connection with, or as a result of, any bankruptcy, insolvency, trusteeship, liquidation or other proceeding or occurrence;

(j) Except in conjunction with a permitted assignment pursuant to Section 16.2, Tenant shall become a merged corporation in a merger or a constituent corporation in a consolidation subsequent to which the surviving corporation does not comply with the requirements of an approved assignee or otherwise transfers its interest under this Agreement without the prior written consent of the Landlord if such consent is required;

(k) Intrawest Corporation, Tenant or any of Tenant’s subsidiaries, or any of their respective executive officers and directors, shall be or have been convicted of a felony or misdemeanor, in either case which involves dishonesty, misrepresentation, fraud, deceit, misappropriation or theft, and any such Person shall not have been removed from his position within ninety (90) days after Tenant or Intrawest Corporation has actual knowledge of the fact of such conviction;

(1) Tenant knowingly permits any Person to use for any illegal purpose any portion of the Leased Assets;

61

(m) Unless otherwise contemplated in this Agreement because of casualty or condemnation or lack of snowfall, Tenant shall cease to occupy or use a material portion of the Leased Assets, or shall otherwise cease to operate with Winter Park Resort as a resort as contemplated by this Agreement, for a continuous period of six (6) consecutive months or longer or for eight (8) months in any consecutive twelve (12) month period; or

(n) Any representation or warranty of Tenant contained in this Agreement was false or incorrect in any material respect as of the date of such representation or warranty so as to have a Material Adverse Effect on Landlord.

15.2 Remedies of Landlord. If Tenant shall default under this Agreement as set forth in Section 15.1 above, Landlord shall have the following rights and remedies, in addition to all other rights and remedies at law or equity, and none of the following, regardless of whether exercised by Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or equity:

(a) Landlord shall have the right to terminate this Agreement by giving Tenant notice in writing at any time. No act by or on behalf of Landlord, such as entry onto, or repossession of, the Leased Assets by Landlord to perform maintenance and repairs and efforts to relet the Leased Assets, other than giving Tenant written notice of termination, shall terminate this Agreement. If Landlord gives such notice of termination, this Agreement and the Term hereof as well as the right, title and interest of Tenant under this Agreement shall wholly cease and expire in the same manner and with the same force and effect on the date specified in such notice as if such date were the expiration date of the Term without the necessity of re-entry or any other act on Landlord’s part (provided, however, Landlord may elect to exclude Tenant from the Leased Assets and enter into or repossess the Leased Assets, in all manner and methods allowable by law without liability by reason of such exclusion, entry or repossession), and without discharging any of Tenant’s obligations under this Agreement.

(b) In any calculation of actual damages payable to Landlord that is determined, in whole or in part, on the present value of future net Rental Payments, then, notwithstanding the fact that Rental Payments after the tenth Fiscal Year are based on a formula, Tenant and Landlord stipulate that in determining the present value of such future net Rental Payments, the parties shall make the conclusive presumption that Gross Revenue and Cash Flow for Annual Payment for the remaining Term would have been the same as the average of Gross Revenue and the average of Cash Flow for Annual Payment for the most recent five (5) Fiscal Years prior to the Event of Default, in each case annually increased over the balance of the Term at a reasonable rate of inflation, with the aggregate result discounted to a present value using a reasonable discount rate. Tenant shall be entitled to a reduction in the actual damages determined according to the foregoing provisions of this paragraph, which reduction shall be equal to the present value of any rent and other sums that Landlord can be reasonably expected to receive upon reletting the Leased Assets, whether or not Landlord actually attempts to relet the Leased Assets. Notwithstanding that Landlord shall have no obligation to relet the Leased Assets, Landlord shall otherwise be required to mitigate damages arising out of any Event of Default. If any law shall limit the amount of such damages to less than the amount agreed to herein, Landlord shall be entitled to the maximum amount allowable under such law. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, that unpaid rent accrued prior to termination of this Agreement.

62

(c) Landlord may, without demand or notice, re-enter and take possession of the Leased Assets or any part thereof, expel Tenant and those claiming through or under Tenant, and remove the effects of any and all such Persons without being deemed guilty of any manner of trespass, without prejudice to any remedies for arrears of Rental Payments or preceding breach of covenants and without terminating this Agreement or otherwise relieving Tenant of any obligation hereunder. Should Landlord elect to re-enter as provided in this paragraph, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Agreement, relet the Leased Assets or any part thereof for such term or terms and at such rental or rentals, and upon such other conditions as Landlord may in its absolute discretion deem advisable, with the right to make alterations and repairs to the Leased Assets. No such re-entry, repossession or reletting of the Leased Assets by Landlord shall be construed as an election on Landlord’s part to terminate this Agreement unless a written notice of termination is given to Tenant by Landlord. No such re-entry, repossession or reletting of the Leased Assets shall relieve Tenant of its liability and obligation under this Agreement, all of which shall survive such re-entry, repossession or reletting.

(d) If Tenant shall default in making any payment required to be made by Tenant (other than payments due to Landlord under this Agreement) or shall default in performing any other obligations of Tenant under this Agreement, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord shall be repaid by Tenant to Landlord on demand. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default, nor shall it affect any other right or remedy of Landlord by reason of such default.

(e) From time to time, take whatever action at law or in equity appears necessary or desirable to collect the Rental Payments and any other amounts payable by Tenant hereunder then due and thereafter to become due, and to enforce the performance and observance of any obligation, agreement or covenant of Tenant under this Agreement. Any suit or suits for the recovery of any such deficiency or damages, or a sum equal to any rent or additional amounts payable hereunder, may be brought by Landlord, from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date upon which this Agreement would have expired by limitation. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, and without regard to whether this Agreement has been terminated, Tenant shall pay to Landlord all costs incurred by Landlord, including reasonable attorneys’ fees, with respect to any successful lawsuit or successful action instituted or taken by Landlord to enforce any of the provisions of this Agreement. Landlord expressly waives all claims to consequential, exemplary or punitive damages. Tenant’s liability shall survive the institution of summary proceedings and the issuance of any warrant hereunder.

63

(f) It is understood and agreed that, unless specifically waived in this Agreement, the remedies set forth in this Agreement shall be in addition to all other remedies which are or may be available to Landlord, as the case may be, at law or in equity. All the remedies herein given to Landlord and all rights and remedies given to Landlord by law shall be cumulative and concurrent. No termination of this Agreement or the taking or recovering of the Leased Assets shall deprive Landlord of any of its remedies or actions against Tenant for Rental Payments due for damages or for the breach of any covenant herein, nor shall the bringing of any action for Rental Payments due or breach of any covenant, or the resorting to any other remedy herein provided for the recovery of Rental Payments due be construed as a waiver of the right to obtain possession of the Leased Assets.

(g) As used in this Agreement the terms “re-enter,” “re-entry,” “take possession,” “repossess” and “repossession” are not restricted to their technical legal meanings.

15.3 Default by Landlord.

(a) The occurrence or existence of any one or more of the following events or circumstances shall constitute an Event of Default hereunder by Landlord and, subject to the provisions hereof, shall give rise to the right of Tenant, by notice to Landlord, to exercise its remedies in accordance with Section 15.4:

(i) If Landlord has breached any representation or warranty contained in this Agreement or any of the documents related hereto so as to have a Material Adverse Effect upon Tenant; or

(ii) If Landlord has breached any covenant contained in this Agreement or any of the documents related hereto in any material respect so as to have a Material Adverse Effect upon Tenant and such breach has continued without cure for a period of thirty (30) days after the notice of breach.

(b) The occurrence or existence of any one or more of the following events or circumstances shall constitute an Event of Default hereunder by Landlord and, subject to the provisions hereof, shall give rise to the right of Tenant, by notice to Landlord, to terminate this Agreement, in addition to all other rights that Tenant may exercise in accordance with Section 15.4:

(i) Landlord shall become insolvent (as such term is defined under Section 101 of the Federal Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Federal Bankruptcy Code”), or any successor statute thereto); or shall fail to pay its debts generally as they mature; or shall seek the benefit of any present or future federal or state insolvency statute; or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property; or an order for relief shall be entered by or against Landlord under any chapter of the Federal Bankruptcy Code and shall not be dismissed or stayed within sixty (60) days after the entering of the order of appointment of receiver or trustee;

64

(ii) By order or decree of a court, Landlord shall be adjudged a debtor or bankrupt, or an order shall be made approving a petition filed by any of its creditors or by any of its stockholders, seeking its reorganization or the readjustment of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or any state, and such adjudication, order or decree shall not be stayed or vacated within sixty (60) days of its issuance;

(iii) A petition under any chapter of the Federal Bankruptcy Code or an action under any federal or state insolvency law or statute shall be filed against Landlord and shall not be dismissed or stayed within sixty (60) days after the filing thereof; or

(iv) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer, a receiver, trustee, custodian, liquidator or other similar official shall take possession or control of the Leased Assets or all or substantially all of the property of Landlord, and such possession or control shall continue in effect for a period of sixty (60) days.

15.4 Remedies of Tenant.

(a) Upon an Event of Default under subparagraph (a) of Section 15.3 above that remains uncured by Landlord, then Tenant shall have the right to seek such remedies as may exist in equity and, in addition, shall have the right to the recovery of such damages as may exist at law, provided, however, that Tenant expressly waives all claims to consequential, exemplary or punitive damages. In addition to the foregoing, and without regard to whether this Agreement has been terminated, Landlord shall pay to Tenant all costs incurred by Tenant, including reasonable attorneys’ fees, with respect to any successful lawsuit or successful action instituted or taken by Tenant to enforce any of the provisions of this Agreement. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Agreement upon an Event of Default as described above in subparagraph (a) of Section 15.3, and the obligations of Tenant under this Agreement shall continue unabated.

65

(b) Upon an Event of Default under subparagraph (b) of Section 15.3 above that remains uncured by Landlord, then Tenant shall have the right to seek such remedies and damages as may exist at law or in equity, provided, however, that Tenant expressly waives all claims to consequential, exemplary or punitive damages. In addition to the foregoing, and without regard to whether this Agreement has been terminated, Landlord shall pay to Tenant all costs incurred by Tenant, including reasonable attorneys’ fees, with respect to any successful lawsuit or successful action instituted or taken by Tenant to enforce any of the provisions of this Agreement. Included within the foregoing remedies, Tenant shall have the right to terminate this Agreement upon an Event of Default as described above in subparagraph (b) of Section 15.3.

15.5 No Implied Surrender or Waiver. The failure of Landlord or Tenant to seek redress for the other Party’s default under, or to insist upon the strict performance of, any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a default by Tenant or Landlord, from having all the force and effect of an original default by Tenant or Landlord. If it should be necessary or proper for a Party to bring any action under this Agreement or to place this Agreement with any attorney for the enforcement of any of such Party’s rights hereunder, then the prevailing Party agrees to pay to the other Party’s reasonable attorneys’ fees and all expenses and court costs. The acceptance by Landlord of payment for any period or periods after a violation or Event of Default of any of the terms, conditions and covenants of this Agreement shall not constitute a waiver or diminution of, nor create any limitation upon, any right of Landlord pursuant to this Agreement to terminate this Agreement for subsequent violation or Event of Default, or for continuation or repetition of the original violation or Event of Default.

15.6 No Default Resulting from Certain Failures. This Agreement contains certain references to (a) the desire of Landlord and Tenant for Winter Park Resort to be economically viable on a stand-alone basis upon expiration of the Term, and (b) Tenant investing resources to improve (or at least maintain) Winter Park Resort’s competitive position (and reputation). Those references are statements of the Parties’ desires and intentions (the “Stated Intentions”). The parties acknowledge that achievement of the Stated Intentions depends on a multitude of factors, some of which are beyond the control of Tenant. For that reason, the inability or failure of Winter Park Resort to achieve the Stated Intentions shall not imply that Tenant has failed to act in a manner consistent with sound business practices or high quality industry standards, and the inability or failure of Winter Park Resort to achieve the Stated Intentions itself shall not be a basis for deeming Tenant to be in breach or default under this Agreement.

15.7 Non-Binding Mediation. In the event of a dispute regarding Tenant’s performance of any non-monetary obligation pursuant to this Agreement, Landlord and Tenant will submit the dispute to non-binding mediation pursuant to the rules established for such proceedings by the American Arbitration Association. Both Parties shall include at least one senior-level person with decision-making authority on their teams. If such non-binding mediation is unsuccessful, then Landlord and Tenant will have all rights and remedies that are otherwise available to them under this Agreement.

66

ARTICLE XVI

ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

16.1 Consent Required. Except as permitted in Section 16.2 below, Tenant may not voluntarily, by operation of law or otherwise, without Landlord’s prior written consent:

(a) Assign, convey, mortgage, encumber or otherwise transfer all or any part of its interest under this Agreement;

(b) Sublet or grant a license or concession with respect to all or any part of the Leased Assets in a transaction or series of related transactions that (i) including options to renew has a term equal to eighty percent (80%) or more of the useful life of the Leased Asset, or (ii) results in a transfer of title to a material asset for less than fair market value, or (iii) would produce annual gross revenue of more than five percent (5%) of total annual Gross Revenue;

(c) Enter into any agreement with any third party for the operation or management of all or any part of the Winter Park Resort except pursuant to a permitted sublease or license or concession; or

(d) Permit any change in the control of Tenant’s business, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, spin-off or otherwise.

Landlord shall not unreasonably withhold or delay its consent so long as there is pending no Event of Default or circumstance that with the passage of time or giving of notice would be an Event of Default, so long as the granting of such consent will not violate the terms of the Forest Service Permits or applicable United States laws, rules or regulations relating thereto, and so long as the proposed assignee, sublessee or transferee is also an affiliate of the position of the optionee under the Option Agreement (unless otherwise consented by Landlord in its sole and absolute discretion). Whether or not it is unreasonable for the Landlord to withhold its consent shall be based on all of the facts and circumstances, including without limitation the continuing obligations, if any, of Tenant or Intrawest Corporation.

16.2 When Consent Is Not Required.

(a) Notwithstanding anything to the contrary contained in Section 16.1 above, Tenant may, without Landlord’s consent so long as there is pending no Event of Default or circumstance that with the passage of time or giving of notice would be an Event of Default, so long as the granting of such consent will not violate the terms of the Forest Service Permits or applicable United States laws, rules or regulations relating thereto, and so long as the proposed assignee, sublessee or transferee is also an affiliate of the optionee under the Option Agreement (unless otherwise consented by Landlord in its sole and absolute discretion):

(i) Assign all or any portion of its interest under this Agreement;

67

(ii) Sublet, license or grant licenses or concessions with respect to all or any portion of the Leased Assets; or

(iii) Permit a change in the control of Tenant’s business;

to (A) a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Tenant, or (B) in conjunction with an amalgamation, consolidation, merger or any other similar corporate reorganization of Tenant or Intrawest Corporation, including, without limitation, a going private transaction of Tenant or Intrawest Corporation (but not including as a “similar corporate reorganization” one in which there is a spin off or split up of a significant part of the business or assets of the Tenant or Intrawest Corporation if following such spin-off or split-up there has been a change of control). Tenant shall also be permitted without Landlord’s consent, so long as there is pending no Event of Default or circumstance that with the passage of time or giving of notice would be an Event of Default and so long as Tenant’s actions will not violate the terms of the Forest Service Permits or applicable United States laws, rules or regulations relating thereto, to make any collateral assignment of the rights of Tenant under this Agreement to any lender or lenders of Tenant. As used in this Section 16.2, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person.

(b) Anything to the contrary in this Article XVI notwithstanding, if Tenant or Intrawest Corporation is a corporation whose voting shares are regularly and publicly traded on a recognized stock exchange, a change of control in Tenant’s or Intrawest Corporation’s business will not require Landlord’s consent as long as the voting shares continue to be so publicly traded, and as long as Landlord receives reasonably satisfactory assurances that Tenant’s business operations from the Leased Assets will not be adversely affected following the change of control.

(c) The provisions of Section 16.1 shall be subject to the applicable provisions of Article X of this Lease upon a foreclosure by the Agreed-Upon Indebtedness Lender of Tenant’s interest in this Lease or a conveyance of such interest in lieu of foreclosure.

16.3 Tenant to Furnish Information. All requests for Landlord’s consent to an assignment, subletting or other transfer under Section 16.1 above shall be in writing and specify in detail reasonably satisfactory to Landlord:

(a) The name, address and telephone number of the proposed assignee, sub-lessee or other transferee and, if it is not an individual, the names of the Persons that own or control the proposed assignee, sub-lessee or transferee;

(b) Details of the prior business experience of the proposed assignee, sub-lessee or other transferee (including experience in the business for which the Leased Assets may be operated pursuant to this Agreement) and the specific terms and conditions of the proposed assignment, subletting or other transfer;

68

(c) Bank and other credit references, business reputation references, financial statements and such other information as Landlord may reasonably require to assess the business and financial responsibility and standing of the proposed assignee, sublessee or other transferee; and

(d) Any proposed changes to this Lease, the Option Agreement or the Parent Guaranty.

16.4 No Consideration. Unless, in connection with any assignment or sublease or any other permitted transfer by Tenant, there are changes to this Lease, the Option Agreement, the Additional Consideration Agreement, or the Parent Guaranty, Landlord shall not be entitled to any consideration in connection with any assignment or sublease or any other permitted transfer by Tenant, provided, however, that Tenant shall be responsible for Landlord’s costs as provided in Section 16.6.

16.5 Landlord’s Rights. If Tenant requests Landlord’s consent to an assignment, subletting or other transfer under Section 16.1 above, Landlord shall, within ninety (90) days after its receipt of such request, notify Tenant in writing that:

(a) Landlord grants its consent; or

(b) Landlord refuses to grant its consent, in which event Landlord shall set forth in detail the reasons (if Landlord’s withholding of consent is required by the terms of this Agreement to be reasonable) Landlord refuses to grant its consent.

16.6 Tenant Pays All Costs. Landlord’s consent to an assignment, subletting or other transfer under Section 16.1 above shall be subject to the requirement that all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Tenant within thirty (30) days after invoicing by Landlord with reasonable detail of the costs incurred (whether or not Landlord consents to the proposed assignment, sublease or transfer), if it is within the right of Landlord to withhold consent).

16.7 Continuing Tenant Liability. Notwithstanding any assignment, conveyance, pledge, mortgage, sublease or any other transfer of the Leased Assets or any rights hereunder, Tenant shall remain fully liable for the payment of all amounts due hereunder and fully responsible for all liabilities hereunder and for the performance of all of its other obligations hereunder, unless Tenant is expressly released therefrom pursuant to the terms of the approved assignment, conveyance, pledge, mortgage, sublease or any other transfer of the Leased Assets or any rights hereunder. The provisions of Section 16.7 shall be subject to the applicable provisions of Article X of this Lease upon a foreclosure by the Agreed-Upon Indebtedness Lender of Tenant’s interest in this Lease or a conveyance of such interest in lieu of foreclosure.

69

ARTICLE XVII

TERMINATION EVENTS

17.1 Termination Events. Immediately upon termination of this Agreement for any reason, whether upon the normal expiration of the Term or early termination as permitted by the terms of this Agreement by Landlord or Tenant, the following events shall occur (provided, however, that the failure of this Section to provide for a specific event that is otherwise required by the Terms of this Agreement shall not be deemed to waive such other requirement):

(a) Tenant shall pay to Landlord any outstanding financial obligations specified by the terms of this Agreement.

(b) To the extent not previously conveyed, Tenant shall convey to Landlord by special warranty deed, special warranty bill of sale and assignment or vehicle title transfer, as applicable, all real and personal (tangible and intangible) property that does or should constitute Leased Assets under the terms of this Agreement, and shall physically deliver the same to Landlord or its designee.

(c) Tenant shall transfer to Landlord the assets or, if appropriate, stock (at Landlord’s election) of any subsidiary entity of Tenant that holds Real Property, Tangible Personal Property, Intellectual Property, or Personal Property used in the Resort Operations, including without limitation any entity that holds a liquor license.

(d) Tenant shall claim no further interest in the Forest Service Permits or any other governmental licenses or permits (including without limitation liquor licenses) and shall execute such documents as Landlord may reasonably request to assist in effecting the removal of Tenant from (and, if necessary the reissuance to Landlord of) the Forest Service Permits and the transfer of other licenses and permits to Landlord or its designee.

(e) Tenant shall deliver to Landlord or its designee all books and records in the possession or under the control of Tenant relating to the Winter Park Resort, including without limitation financial records, contracts, incident reports, maintenance logs, depreciation schedules and engineering reports. To the extent that a specialized resource such as a proprietary computer program is required in order to view, copy or use such books and records, Tenant shall license the same to Landlord at no cost.

(f) Tenant shall permit all employees who work on a regular basis at least seventy-five percent (75%) of their time at the Winter Park Resort to be employed by Landlord or its designee, without condition or penalty.

(g) Landlord or its designee approved by the Agreed-Upon Indebtedness Lender shall cause Tenant and Intrawest Corporation to be released from any liability for the Agreed-Upon Indebtedness.

70

(h) Tenant shall deliver to Landlord all cash or cash equivalents that represent the unexpended portion of the Required Annual Capital Maintenance Amount, provided, however, that all other cash assets shall remain the property of Tenant.

(i) Upon the expiration of the Term or other termination of this Lease, Tenant shall peaceably quit and surrender the Leased Assets to Landlord in good order, condition and repair, ordinary wear and tear and Landlord’s own acts of taking possession excepted, so that Landlord can repossess the Leased Assets no later than 5:00 p.m., MDT, of the day upon which this Agreement expires, without further notice. The Leased Assets shall be surrendered free and clear of any and all liens, encumbrances or charges, other than those that exist as of the Effective Date and as otherwise authorized or provided in this Agreement. Tenant expressly waives any notice to vacate at the expiration or other termination of this Agreement.

(j) If Tenant retains all or any material portion of the Leased Assets after the termination of this Agreement by lapse of time or otherwise, and continues to hold such Leased Assets for ten (10) days after receiving written notice from Landlord, such holding over shall constitute a tenancy at sufferance with respect to such retained portion, terminable by Landlord at any time upon notice to Tenant thereof, at a rental equal to a multiple of two times (2x) the rental rates described in Section 5.1(d) hereof paid by Tenant applicable in the Fiscal Year prior to the termination hereof. All other provisions of this Agreement shall remain in full force and effect during such holding over period.

17.2 Option. Tenant hereby grants to Landlord an option to purchase and, if Landlord exercises such option in accordance with this Section 17.2, agrees to sell, transfer, convey, assign and deliver to Landlord, and Landlord shall have the right to purchase and acquire from Tenant pursuant to such option, the Business Acquisition Property, subject to the following terms and conditions:

(a) Landlord may exercise such option only during the Business Acquisition Term.

(b) Landlord may exercise such option, if at all, only by one or more written notices to Tenant (each an “Exercise Notice”) from time to time during the Business Acquisition Term. Each Exercise Notice shall identify (i) the item or items of Business Acquisition Property for which the option is being exercised, (ii) the date (the “Closing Date”) for the consummation of the sale, transfer, conveyance, assignment and/or delivery of such Business Acquisition Property by Tenant to Landlord (the “Closing”), which date shall be not less than thirty (30) days after the date Landlord delivers such Exercise Notice to Tenant nor later than the twelve (12) months (if this Lease expires by the passage of time) or not later than eighteen (18) months (if this Lease terminates for any reason other than the passage of time) after the expiration or other termination of this Agreement, and (iii) the location of the Closing, which shall be within Grand County or Denver County, Colorado. Each Exercise Notice may exercise Landlord’s option under this Section 17.2 with respect to one, some or all of the Business Acquisition Property, and the delivery of an Exercise Notice with respect to any Business Acquisition Property shall not prevent Landlord from subsequently exercising such option with respect to any or all of the remaining Business Acquisition Property at any time during the Business Acquisition Term.

71

(c) Landlord expressly acknowledges that Tenant shall have the unqualified right to sell, transfer, convey, assign any businesses, assets or real or personal property (including without limitation any business, asset or real or personal property which is, or may become, Business Acquisition Property), free and clear of Landlord’s option under this Section 17.2 and without any obligation to obtain Landlord’s consent or approval or to communicate in any way with Landlord with respect to such sale, transfer, conveyance or assignment, at any time before Landlord delivers an Exercise Notice with respect to any such business, asset or real or personal property constituting Business Acquisition Property. The option granted to Landlord under this Section 17.2 shall not constitute an interest in real property but shall constitute a contractual obligation of Tenant to Landlord. Such option shall not encumber, and shall not run with the land comprising, the Leased Assets, the Purchased Developable Land or any other real property. Upon Tenant’s request, Landlord shall execute, have acknowledged, and deliver to Tenant or any Person designated by Tenant any waiver, consent, certificate, document or instrument evidencing or confirming the terms of this Section 17.2(c) or any other provisions of this Section 17.2.

(d) If Landlord exercises its option under this Section 17.2, the purchase price for the Business Acquisition Property specified in the Exercise Notice shall be equal to the greater of one dollar ($1) or the Investment Return Deficiency, as determined by the Accountants in their sole and absolute discretion, absent bad faith (the “Purchase Price”). Tenant shall cause the Accountants to deliver to Landlord a certification of the Investment Return Deficiency and the Purchase Price with respect to any item of Business Acquisition Property within sixty (60) days after Tenant receives a written request from Landlord which states (i) a description of the Business Acquisition Property and (ii) a proposed Closing Date. Notwithstanding the foregoing, Landlord shall not be required to pay a Purchase Price that exceeds the fair market value of the Business Acquisition Property. If Landlord and Tenant cannot agree on the amount of the fair market value of the Business Acquisition Property, a duly qualified appraiser selected by the American Arbitration Association at the request and expense of Landlord shall select the fair market value from between that value as claimed by Landlord and that value as claimed by Tenant. Landlord shall pay the Purchase Price to Tenant at the Closing in immediately available funds.

(e) Landlord shall pay all costs and expenses, other than the fees of Tenant’s attorneys and the Accountants, related to the Closing, including without limitation (i) any stamp, excise or other tax payable on the recording of the deed, assignment or other documents transferring title to the Business Acquisition Property, (ii) all recording fees, and (iii) the cost of preparing a commitment for title insurance covering the Business Acquisition Property and the premium for the issuance of such title insurance.

(f) The following charges shall be prorated between Landlord and Tenant, on a daily basis, as of 12:01 a.m., Mountain Time, on the Closing Date: (i) rents, fees and other payments (including advance payments) prepaid or payable to Tenant under any lease, occupancy agreement or license affecting any interest in the Business Acquisition Property; and (ii) any charges customarily apportioned between sellers and buyers of commercial real estate in Colorado.

72

(g) At the Closing, Tenant shall convey title to the Business Acquisition Property to Landlord by special warranty deed and special warranty bill of sale and/or assignment, but Tenant shall have the right to list as exceptions to the special warranty in such deed, bill of sale and/or assignment any Encumbrances (other than mortgages, deeds of trust and other monetary liens) that would constitute defects in, or breaches of, such special warranty. Landlord shall take title to, and possession of, the Business Acquisition Property in such condition, and subject to such Encumbrances, as existing of the Closing Date, without any representations or warranties whatsoever, expressed or implied (which representations and warranties Landlord shall be deemed to have waived), except that Tenant shall pay off, discharge and release all mortgages, deeds of trust and other monetary liens affecting the Business Acquisition Property.

(h) Landlord shall have the right, at any time before the delivery of such deed, bill of sale and/or assignment, to terminate the exercise of its option under this Section 17.2 with respect to any Business Acquisition Property.

(i) Tenant shall be subject to specific performance of its obligations under this Section.

ARTICLE XVIII

MISCELLANEOUS

18.1 Landlord - Tenant Relationship. Nothing contained in this Agreement creates any relationship between the parties other than the relationship of lessor and lessee. Whether under the provisions of this Agreement or otherwise, neither Tenant nor any agent, employee, representative, consultant, contractor, or subcontractor of Tenant shall have any power or authority to do any act or thing or to make any contract or agreement which will bind Landlord or the City, nor shall Landlord or the City nor any agent, employee, representative, consultant, contractor or subcontractor of Landlord or the City have any power or authority to do any act or thing or to make any contract or agreement which will bind Tenant. Neither Landlord nor the City shall have any responsibility to Tenant or to any consultant, contractor, subcontractor, supplier, materialmen, workman or other person, firm, or corporation who shall engage in or participate in any design and construction of any Improvements, or additions, alterations, changes or replacements thereto.

18.2 Release. Tenant hereby waives, releases and discharges any and all claims, whether contingent or absolute, whether known or unknown, Tenant or its affiliates might have against all current and prior Trustees and Officers of Landlord arising out of or relating to their actions as Trustees or Officers of Landlord and the operation, maintenance and development of the Winter Park Resort prior to the Effective Date; provided that, with respect to any Officer specifically referenced in Section 13.2 hereof, this release shall be ineffective to the extent of errors or omissions in the representations and warranties contained in such section which are a direct result of fraud or willful misconduct of such Officer.

73

18.3 Dollar Value. Unless otherwise specifically provided in this Agreement, amounts specified in dollars shall not be adjusted for inflation or otherwise.

18.4 Captions. The captions and headings appearing in this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions.

18.5 Partial Invalidity. If for any reason whatsoever, any term, obligation or condition of this Agreement, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then:

(a) Such term, obligation or condition shall be deemed to be independent of the remainder of the Agreement and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Agreement or any part thereof; and

(b) The remainder of the Agreement not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

18.6 Attorneys’ Fees. Notwithstanding anything to the contrary contained in this Agreement, if either Party institutes legal proceedings against the other with respect to the Agreement, or the use, occupancy or condition of the Leased Assets, the nonprevailing party shall pay to the prevailing party an amount equal to all reasonable attorneys’ fees and disbursements and all other reasonable costs and expenses incurred by the prevailing party in connection therewith.

18.7 Waiver of Breach. No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

18.8 Currency. All transactions referred to in this Agreement shall be made in the lawful money of the United States of America. All references to payment in this Agreement include reference to payments by cash, check, wire or electronic funds transfer and other methods of payment made and used from time to time in the United States of America.

18.9 Written Agreement. It is understood and agreed by and between the Parties hereto that this Agreement contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained except for any prior agreement with respect to indemnification. This Agreement may not be modified orally or in any manner other than by written agreement signed by the Parties hereto.

74

18.10 Further Assurances. The Parties shall execute, have acknowledged, deliver and/or record from time to time such other appropriate additional or supplemental agreements, certificates and other documents and instruments, and take such other actions as may be necessary to make this Agreement legally effective, binding and enforceable between them and against third Persons and as may otherwise be reasonably required to carry out the intent of this Agreement.

18.11 Notices. Any notice to be given to any party pursuant to any provision of this Agreement shall be in writing, shall be (a) hand-delivered to such party at the address(es) set forth below (or at such other address(es) as may be specified by notice as herein provided), (b) sent by telecopy to the facsimile number for such party listed below (or to such other number as may be specified by notice as herein provided, or (c) sent by FedEx or other nationally recognized overnight courier service to the address of such party; and, if hand-delivered, shall be deemed received when delivered; if sent by facsimile, shall be deemed received upon confirmation of receipt either by telephone or by facsimile; and if sent by FedEx or other nationally-recognized overnight courier service, shall be deemed received one business day after having been deposited with FedEx or such other nationally-recognized overnight courier service if designated for next day delivery, addressed as follows:

To Tenant:	Intrawest/Winter Park Operations Corporation
P.O. Box 5178
325 Lake Dillon Drive, Suite 205
Dillon, Colorado 80436
Facsimile No.: 970-468-1808
Confirmation No.: 970-468-1822

With copies to:	Intrawest Corporation
Suite 800,200 Burrard Street
Vancouver, BC
CANADA V6C 3L6
Attention: Gary L. Raymond
AND
Corporate Secretary
Facsimile No.: (604) 669-0605
Confirmation No.: (604) 669-9777

And to:	Jacobs Chase Frick Kleinkopf & Kelley, LLC
1050 17th Street, Suite 1500
Denver, Colorado 80265
Attention: David D. Kleinkopf and Steven M. Cohen
Facsimile No.: (303) 685-4869
Confirmation No.: (303) 685-4800

75

To Landlord:	Winter Park Recreational Association
Attention: President c/o Richard C. Linquanti, Esq.
Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600 Denver, Colorado 80202
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

With copies to:	Denver City Attorney’s Office
1437 Bannock Street, Room 353
Denver, Colorado 80202-5375
Attention: Supervisor, Land Use and Revenue
Facsimile No.: (720) 913-3180
Confirmation No.: (720) 913-3280

And to:	Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600
Denver, Colorado 80206
Attention: Richard C. Linquanti
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

18.12 Governing Law. This Agreement shall be construed and governed by the laws of the State of Colorado and the United States, as applicable. Should any provision of this Agreement and/or its conditions be illegal or not enforced under the laws of said state, it or they shall be considered severable and the Agreement and its conditions shall remain in force and be binding upon the parties hereto as though the said provision had never been included.

18.13 Counterpart Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

18.14 City as Beneficiary. The City is a third party beneficiary of the Landlord’s rights under this Agreement.

18.15 Time of the Essence. Time is of the essence for the performance of all obligations and the taking of all actions provided for in this Agreement.

18.16 Venue. The Parties agree that any litigation brought by either of them that relates to this Lease shall be brought in the state or federal courts in Denver, Colorado.

76

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

LANDLORD:

WINTER PARK RECREATIONAL ASSOCIATION

By:	/s/ Rick Pederson
Name:	Rick Pederson
Title:	President

TENANT:

INTRAWEST/WINTER PARK OPERATIONS CORPORATION

By:	/s/ Gary L. Raymond
Name:	Gary L. Raymond
Title:	President

77

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 20 day of December, 2002, by Rick Pederson as President of Winter Park Recreational Association, a Colorado non-profit corporation.

WITNESS my hand and official seal.
/s/ Sharon Smith
Notary Public

My commission expires: 7-10-04.	[SEAL]

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 20 day of December, 2002 by Gary L. Raymond as President of Intrawest/Winter Park Operations Corporation, a Delaware corporation.

WITNESS my hand and official seal.
/s/ Sharon Smith
Notary Public

My commission expires: 7-10-04.	[SEAL]

EXHIBIT A TO LEASE AND OPERATING AGREEMENT

ADDITIONAL CONSIDERATION AGREEMENT

This Agreement is entered into as of _________________, 2002, by and between INTRAWEST/WINTER PARK HOLDINGS CORPORATION, a Delaware corporation (“Intrawest Holdings Corp”), and WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation (“WPRA”).

WPRA, as Landlord, and INTRAWEST/WINTER PARK OPERATIONS CORPORATION, a Delaware corporation (together with its successors and assigns, “Intrawest Ops Corp”), as Tenant, wish to execute that certain Lease and Operating Agreement of even date herewith (the “Lease”), pursuant to which WPRA will lease or sublease to Intrawest Ops Corp certain real and personal property located in Grand County, Colorado used in the operation of the mountain resorts known, as of the date hereof, as Winter Park, Mary Jane and Vasquez (collectively, the “Winter Park Resort”). WPRA and INTRAWEST/WINTER PARK INTRAWEST DEVELOPMENT CORPORATION, a Delaware corporation (“Intrawest Development Corp”), wish to execute an Option Agreement of even date herewith (the “Option”) under which WPRA will grant to Intrawest Development Corp the option to purchase certain real property (“Developable Real Property”) in the immediate vicinity of the Winter Park Resort.

Intrawest Holdings Corp is the direct parent corporation of Intrawest Ops Corp and Intrawest Development Corp. In order to induce WPRA to enter into the Lease with Intrawest Ops Corp and the Option with Intrawest Development Corp, Intrawest Holdings Corp is willing to enter into this Agreement, which WPRA is willing to accept as a necessary and sufficient inducement to enter into the Lease and Option.

Intrawest Corporation, a corporation continued pursuant to the Canada Business Corporation Act (“Intrawest Corp”), is the ultimate parent corporation of Intrawest Holdings Corp. Intrawest Corp has guaranteed Intrawest Holding Corp’s payment obligations under this Agreement pursuant to a separate guaranty agreement that has been delivered to WPRA.

Now, therefore, in consideration of the covenants set forth in this Agreement, Intrawest Holdings Corp and WPRA agree as follows, for their mutual benefit and for the third-party benefit of Intrawest Ops Corp, Intrawest Development Corp and the CITY AND COUNTY OF DENVER, a Colorado municipal corporation (the “City”), as applicable.

1. As used in this Agreement, the term “Required Quarterly Payment” shall mean payments in the amount of $500,000 due and payable each July 1, October 1, January 1 and April 1 from October 1, 2002 and ending with the payment on July 1, 2012 (each a “Required Quarterly Payment Date”). On each Required Quarterly Payment Date, beginning effective October 1, 2002 and ending with the payment on July 1, 2012, Intrawest Holdings Corp shall pay to the City the Required Quarterly Payment without any abatement, diminution, or reduction of, setoff or deduction.

2. The term “Cash Flow for Annual Payment” when used in this Agreement shall have the same meaning as defined for such term in the Lease. The amount by which the aggregate of the Required Quarterly Payments exceeds Cash Flow for Annual Payment of Intrawest Ops Corp for a given Fiscal Year (July 1-June 30) shall be considered a prepayment and credited with respect to Intrawest Development Corp’s option to acquire parcels pursuant to and in accordance with the terms of the Option. The first Fiscal Year shall be a short year covering the period October 1, 2002 through June 30, 2003.

3. The occurrence or existence of any one or more of the following events or circumstances shall constitute a “Default” by Intrawest Holdings Corp under this Agreement and shall give rise to the right of WPRA or the City, by notice to Intrawest Holdings Corp, to exercise its remedies as set forth below in paragraph 4:

(a) Intrawest Holdings Corp fails to pay when due any Required Quarterly Payment, and does not cure such failure within five (5) business days after WPRA or the City shall have given to Intrawest Holdings Corp written notice specifying such failure;

(b) WPRA declares an Event of Default by Intrawest Ops Corp under the Lease and the default is not cured as therein provided, and WPRA has elected to exercise its right to accelerate future Rental Payments under the Lease as a result of such Event of Default;

(c) Intrawest Holdings Corp shall become insolvent (as such term is defined under Section 101 of the Federal Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Federal Bankruptcy Code”), or any successor statute thereto); or shall fail to pay its debts generally as they mature; or shall seek the benefit of any present or future federal or state insolvency statute; or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property; or an order for relief shall be entered by or against Intrawest Holdings Corp under any chapter of the Federal Bankruptcy Code and shall not be dismissed or stayed within sixty (60) days after the entering of the order of appointment of receiver or trustee;

(d) By order or decree of a court, Intrawest Holdings Corp shall be adjudged a debtor or bankrupt, or an order shall be made approving a petition filed by any of its creditors or by any of its stockholders, seeking its reorganization or the readjustment of its indebtedness under the Federal Bankruptcy Code or under any other law or statute of the United States, and such adjudication, order or decree shall not be stayed or vacated within sixty (60) days of its issuance;

(e) A petition under any chapter of the Federal Bankruptcy Code or an action under any federal or state insolvency law or statute shall be filed against Intrawest Holdings Corp and shall not be dismissed or stayed within sixty (60) days after the filing thereof;

(f) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer, a receiver, trustee, custodian, liquidator or other similar official shall take possession or control of all or substantially all of the property of Intrawest Holdings Corp, and such possession or control shall continue in effect for a period of sixty (60) days; or
2

(g) Except in conjunction with a permitted assignment pursuant to Section 16.2 of the Lease, Intrawest Holdings Corp shall become a person in legal dissolution, liquidation or otherwise in termination.

4. (a) For the purposes of this Paragraph 4, the following terms shall have the meanings hereinafter set forth:

(i) The “Damages Calculation Date” means the date as of which damages under this Paragraph 4 are calculated.

(ii) The “Default Period” means the period from the occurrence of an uncured Default through (and including) September 30, 2012.

(b) If a Default occurs under this Agreement and remains uncured, then WPRA or the City shall have the right to a claim for damages equal to (i) any and all Required Quarterly Payments which have accrued or which would accrue in the absence of a Default over the Default Period but which remain unpaid as of the Damages Calculation Date, plus (ii) all costs and expenses of collecting such damages, including reasonable attorneys’ fees. If WPRA declares a Default that is solely the occurrence of an Event of Default under the Lease that is not cured as therein provided, and WPRA has elected to exercise its right to accelerate future Rental Payments under the Lease as a result of such Event of Default, the amount payable under (b)(i) above shall be discounted to present value and shall be reduced by the then present value of any rent and other sums that WPRA can reasonably be expected to receive over the Default Period upon reletting the “Leased Assets” (as defined in the Lease), whether or not Landlord actually attempts to relet the Leased Assets, but only to the extent such rent and other sums have not been applied to reduce WPRA’s actual damages in accordance with Section 15.2 of the Lease. Except as expressly provided above, all payments shall be made by Intrawest without any abatement, diminution, or reduction of, setoff, discount or deduction. Landlord shall have no obligation to relet the Leased Assets, but WPRA shall otherwise be required to mitigate damages arising out of a Default.

(c) If any law shall limit the amount of such damages to less than the amount for which this Paragraph 4 provides, WPRA shall be entitled to the maximum amount allowable under such law, WPRA expressly waives all claims to consequential, exemplary or punitive damages.

5. If the Lease terminates on or before September 1, 2012, for any reason other than as a result of an Event of Default under the Lease, then this Agreement, and all of the obligations of WPRA and Intrawest Holdings Corp under this Agreement, shall terminate as of the date of the termination of the Lease. Intrawest Holdings Corp shall pay the Required Quarterly Payments due from time to time up to and including such termination date, and, if such termination occurs on a date other than a Required Quarterly Payment Date, then the Required Quarterly Payment payable for the partial quarter immediately before such termination date shall be prorated at the daily rate at which the Required Quarterly Payments accrue under this Agreement for each day of such partial quarter falling on or before such termination date.

3

6. Amounts specified in dollars shall mean U.S. Dollars, shall not be adjusted for inflation or otherwise, and shall not be discounted to present value or otherwise.

7. Intrawest Holdings Corp hereby waives, releases and discharges any and all claims, whether contingent or absolute, whether known or unknown, Intrawest Holdings Corp or its affiliates might have against all current and prior Trustees and Officers of WPRA arising out of or relating to their actions as Trustees or Officers of WPRA and the operation, maintenance and development of the Winter Park Resort prior to the Effective Date of the Lease; provided that, with respect to any Officer specifically referenced in Section 13.2 of the Lease, this release shall be ineffective to the extent of errors or omissions in the representations and warranties contained in such section which are a direct result of fraud or willful misconduct of such Officer.

8. If for any reason whatsoever, any term, obligation or condition of this Agreement, or the application thereof to any person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then:

(a) Such term, obligation or condition shall be deemed to be independent of the remainder of the Agreement and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Agreement or any part thereof; and

(b) The remainder of the Agreement not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

9. No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

10. It is understood and agreed by and between the parties hereto that this Agreement contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained. This Agreement may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

11. The parties shall execute, have acknowledged and deliver from time to time such other appropriate additional or supplemental agreements, certificates and other documents and instruments, and take such other actions as may be necessary to make this Agreement legally effective, binding and enforceable between them and against third persons and as may otherwise be reasonably required to carry out the intent of this Agreement,

4

12. Any notice to be given to any party pursuant to any provision of this Agreement shall be in writing, shall be (a) hand-delivered to such party at the address(es) set forth below (or such other address(es) specified by notice as herein provided), (b) sent by telecopy to the facsimile number for such party listed below (or such other number specified by notice as herein provided), or (c) sent by FedEx or other nationally-recognized overnight courier service to the address of such party; and, if hand-delivered, shall be deemed received when delivered; if sent by facsimile, shall be deemed received upon confirmation of receipt either by telephone or by facsimile; and if sent by FedEx or other nationally-recognized overnight courier service, shall be deemed received one business day after having been deposited with FedEx or such other nationally-recognized overnight courier service if designated for next day delivery, addressed as follows:

To Intrawest Holdings Corp:	Intrawest Corporation
Suite 800, 200 Burrard Street
Vancouver, BC
CANADA V6C 3L6
Attention: Gary L. Raymond
AND
Corporate Secretary
Facsimile No.: (604) 669-0605
Confirmation No.: (604) 669-9777

And to:	Jacobs Chase Frick Kleinkopf & Kelley, LLC
1050 17th Street, Suite 1500
Denver, Colorado 80265
Attention: David D. Kleinkopf
and Steven M. Cohen
Facsimile No.: (303) 685-4869
Confirmation No.: (303) 685-4800

To WPRA:	Winter Park Recreational Association
c/o Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600
Denver, Colorado 80206
Attention: Richard Linquanti
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

With copies to:	Denver City Attorney’s Office
1437 Bannock Street, Room 353
Denver, Colorado 80202-5375
Attention: Supervisor, Land Use and Revenue
Facsimile No.: (720) 913-3180
Confirmation No.: (720) 913-3280
5

And to:	Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600
Denver, Colorado 80206
Attention: Richard Linquanti
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

13. This Agreement shall be construed and governed by the laws of the State of Colorado.

14. This Agreement may be executed in counterparts, both of which shall be deemed an original but all of which together will constitute one and the same instrument.

15. The City is a third party beneficiary of WPRA’s rights under this Agreement.

16. Time is of the essence for the performance of all obligations and the taking of all actions provided for in this Agreement.

17. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     IN WITNESS WHEREOF, Intrawest Holdings Corp and WPRA have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

WINTER PARK RECREATIONAL ASSOCIATION

By:
Name:
Title:

INTRAWEST/WINTER PARK HOLDINGS CORPORATION

By:
Name:
Title:
6

EXHIBIT B
TO LEASE AND OPERATING AGREEMENT

Current Capital Maintenance Items

ON MOUNTAIN CAPITAL

BUILDINGS
a)	Replace Water Tanks as appropriate
b)	Upgrade FF&E for F&B facilities

LIFTS
a)	Upgrades, improvements and replacements of various Lift systems

SKI TRAILS AND SNOWMAKING
a)	Snowboard Park and Halfpipe
b)	Snowmaking Improvements
c)	Replace Compressors as appropriate

MOUNTAIN INFRASTRUCTURE
a)	Switchgear and Transformer upgrades

VEHICLES AND EQUIPMENT
a)	Reduce average age of Grooming fleet
b)	Reduce average age of Snowmobiles and Trucks
c)	Acquire new Grooming Equipment (winch, pipe, shaper)

SOFT COSTS
a)	Surveying, mapping, engineering, planning, environmental, permits, legal, construction management, etc.

EXHIBIT C
TO LEASE AND OPERATING AGREEMENT

EMPLOYEE BENEFIT PLANS - PENSION

Pension Plan (Defined Benefit)	WPRA Pension Plan (Amended and Restated June 1, 1997)

401 (k) Savings and Investment Plan	WPRA Savings & Investment Plan

Supplemental Executive Retirement Plan	WPRA Supplemental Executive Retirement Plan, Plan & Trust Documents Board Resolution, as of January 25, 1992

• First Amendment, May 1, 1994

• Second Amendment, September 1, 1996
CC-1

EXHIBIT D
TO LEASE AND OPERATING AGREEMENT

EMPLOYEE BENEFIT PLANS – WELFARE

*Early Education Center (Low cost childcare for dependent ages 2 months to 6 years)

*Scholarship Program

*Jury Duty time off

*Dental Insurance (Employee Paid)

*Sick Leave

*Vacation

*Funeral Leave

*Holiday Flex Time (48 hours)

Life Insurance	Group Benefits Plan January 1, 2002

Voluntary Group Life Insurance	Group Benefits Plan January 1, 2002

Accidental Death and Dismemberment Insurance	Group Benefits Plan January 1, 2002

Short Term Disability	Group Benefits Plan January 1, 2002

Long Term Disability	Group Benefits Plan January 1, 2002

Health Insurance	Group Benefits Plan January 1, 2002

Flexible Spending Account Plan	Health Care Flexible Spending Account Plan WPRA January 1, 2002

Dependant Care Flexible Spending Account Plan WPRA January 1 2002

* Winter Park Resort 2001-2002 Employee Handbook

DD-1

EXHIBIT E
TO LEASE AND OPERATING AGREEMENT

EMPLOYEE BENEFIT PLANS - ADDITIONAL PLANS OR POLICIES

*Employee Assistance Program

*Employee Discounts (retail, repair, rental, and food in WPRA and tenant operated outlets)

*Fitness Program (using WPRA fitness center)

*Real Deal/Reciprocal Skiing/Riding

*Summer Program privileges (summer pass at no cost and discounted activity tickets)

*Employee Shuttle Service

*No cost and discounted Snowcat and Snowshoe Tours through WPRA Tour Center

*Direct Deposit

*Complimentary Employee Ski Passes

*Discounted Dependent Ski Pass
OR Discounted one-day tickets

*Complimentary Ski or Ride Lessons

*Notary Service

*Credit Union Membership Available

*Emergency Service Volunteer Time Off

Senior Officer Physical Examinations	No document (historic company policy not reduced to writing)

Severance Policy	“Benefits Paid Out at Termination” (Revised 4/19/01) (Policy Summary),

VP Severance Plan adopted June 3, 2000 by Resolution of the WPRA Board.

*Winter Park Resort 2001-2002 Employee Handbook

EE-1

EXHIBIT F
TO LEASE AND OPERATING AGREEMENT

Filed as Exhibit 10.4 to the Registration Statement

Date/Time of Last Edit
September 16, 2002 2:36 pm

EXHIBIT G
TO LEASE AND OPERATING AGREEMENT

WATER RIGHTS

WATER RIGHTS OWNED OR LEASED BY WINTER PARK RECREATIONAL ASSOCIATION
Snowmaking Water		Decree/Agreement
Denver Water Board Collection System (physical source)	WPRA may divert 450 acre feet annually subject to snowmaking return flow recapture requirements	Per Clinton Reservoir-Fraser River Water Agreement dated 07/21/1992
Clinton Ditch & Reservoir Company (replacement water)	WPRA is 8.63% shareholder. 90 acre feet (consumptive use) of Clinton Reservoir water is released annually to repay Denver Water Board	92CW332
Bypass Water (Municipal Water)		Decree/Agreement
Vasquez Wells (physical source)	Vasquez Well No. B1 - 25 gpm conditional	92CW333
	Vasquez Well No. B2 - 25 gpm conditional	92CW333
	Vasquez Well No. B3 - 25 gpm conditional	92CW333
	Vasquez Well No. B4 - 25 gpm conditional	92CW333
	Vasquez Well No. B5 - 25 gpm conditional	92CW333
	Vasquez Well No. B6 - 25 gpm conditional	92CW333
	Vasquez Well No. M1 - 25 gpm conditional	92CW333
	Vasquez Well No. M2 - 25 gpm conditional	92CW333
	Vasquez Well No. M3 - 25 gpm conditional	92CW333
	Vasquez Well No. T1 - 25 gpm conditional	92CW333
	Vasquez Well No. T2 - 25 gpm conditional	92CW333
	Vasquez Well No. T3 - 25 gpm conditional	92CW333
Denver Water Board Collection System/Points of Rediversion (physical source)	W.P. Base Diversion Point No. 1 - 0.67 cfs absolute (APD)	92CW333
	W.P. Base Diversion Point No. 2 - 0.67 cfs absolute (APD)	92CW333
	Vasquez Mountain Canal Diversion Point (APD)	92CW333

Date/Time of Last Edit
September 16, 2002 2:36 pm

Terms and Conditions Affecting Use of Bypass Water	(a) Annual diversions limited to 74 acre feet; 66.5 acre feet for Vasquez Wells and 7.5 acre feet for W.P. Base Diversion Nos. 1 and 2
(replacement source)
(b) 44 acre feet can be delivered yearly from 9/15 - 5/15
(c) 30 acre feet can be delivered year round (i.e. also available 5/16 - 9/14)
	(d) To be replaced with 9.27 acre feet of Windy Gap or Wolford Mountain Reservoir water obtained under Middle Park water allotment contracts	MPWCD/WPRA Water Allotment Contract dated 04/19/95; MPWCD/WPRA Standby Contract for Wolford Mountain Reservoir Water dated 02/14/02.
20% Water (Municipal Water)		Decree/Agreement
Purchase of Original 20% Water from the City of Arvada	WPRA conveyed Arvada water to Denver Water Board. In exchange, WPRA may divert 16 acre feet annually from Winter Park and Mary Jane wells	DWB/WPRA Agreement Concerning 20% Water dated 02/27/92, as amended by Agreement dated 07/28/92
Purchase of Additional 20% Water from the City of Arvada	25.44 acre feet of Additional 20% Water. WPRA’s interests in certain additional “20% Water” which includes, without limitation, 0.3661 cfs of water from the Diamond Bar Tee No. 2 Ditch, said ditch having been adjudicated by decree dated August 11, 1906, under Priority No. 114, with an appropriation date of September 15, 1900, and having its source of supply Ranch Creek, a tributary of the Fraser River, together with a proportionate interest in that restrictive covenant recorded in the Grand County real property records at Reception No. 298702. WPRA is negotiating with Denver Water Board to arrange for deliveries of the water using Denver’s delivery facilities and structures.	DWB/WPRA Temporary Delivery Agreement dated 10/30/00; no permanent agreement in place
On-Mountain Wells at Winter Park and Mary Jane (physical source)	Sunspot Well No. 1 - 20 gpm absolute	91CW240/98CW169
	Sunspot Well No. 2 - 5 gpm absolute	91CW240/98CW169
	Snoasis Well No. 1 - 10 gpm absolute	91CW240
	Snoasis Well No. 2 - 10 gpm absolute	91CW240
	Lunch Rock Well No. 1 - 25 gpm absolute	91CW240/98CW169
	Lunch Rock Well No. 2 - 25 gpm conditional	91CW240/98CW169

2

Date/Time of Last Edit
September 16, 2002 2:36 pm

Wilson Way Building Well No. 1 - 14 gpm absolute	91CW240/98CW168/ 98CW169
Mary Jane Maintenance Building Well No. 1 - 15 gpm absolute	91CW240/98CW168
Mary Jane Day Center Well DC No. 2 - 20 gpm absolute	91CW240/98CW168
Sunspot Well No. 4 - 25 gpm absolute	92CW319

3

Date/Time of Last Edit
September 16, 2002 2:36 pm

Terms and Conditions Affecting Use of On-Mountain Wells (replacement source)	(a) Total cumulative diversions not to exceed 16 acre feet annually
	(b) To be replaced with 2.0 acre feet of Windy Gap or Wolford Mountain Reservoir water obtained under Middle Park Water Allotment Contracts	MPWCD/WPRA Water Allotment Contract dated 05/05/92; MPWCD/WPRA Standby Contract for Wolford Mountain Reservoir Water dated 02/14/02
Base Area Domestic and Irrigation Water		Decree/Agreement
Treated Domestic Water Supplied by the Winter Park Water and Sanitation District
Raw Water for Irrigation of Winter Park Base Area	Provided by taps in the Denver Water Board’s Siphon Nos. 1 and 1A. This irrigation water is accounted for out of WPRA’s Bypass Water entitlement	92CW333
Raw Water for Irrigation of Mary Jane Base Area	Irrigation of less than one acre of landscaping adjacent to Mary Jane Day Center from Mary Jane Day Center Well DC #2	91CW240
USFS Special Use Permit Limitations
The WPRA Special Use Permit contains the following language that may affect the ownership of water rights acquired by WPRA for use in the operation of the Winter Park Resort.

Section 34. d.

“... All water right acquired or claimed by the permittee during the term of this permit which involve diversions of water directly from National Forest System lands, to the extent the same are applied to beneficial use on National Forest System lands authorized under this permit, shall be acquired by the permittee and transferred to the United States. Such transactions are subject to the permit holder’s right of use.”

4

EXHIBIT H
TO LEASE AND OPERATING AGREEMENT
GUARANTY AGREEMENT

          THIS GUARANTY AGREEMENT is entered into as of _______________, 2002, between (i) INTRAWEST CORPORATION, a corporation duly continued under the Canada Business Corporations Act (the “Guarantor”), and (ii) WINTER PARK RECREATIONAL ASSOCIATION, a Colorado non-profit corporation (the “WPRA”), for itself and as agent for the City and County of Denver, a Colorado municipal corporation.

RECITALS

          WPRA owns, leases and licenses certain real and personal property located in Grand County, Colorado used in the operation of the mountain resorts known, as of the date hereof, as Winter Park, Mary Jane and Vasquez (collectively, the “Winter Park Resort Area”).

          Pursuant to a certain Lease of even date herewith (the “Lease”), between WPRA and Intrawest/Winter Park Operations Corporation, a Delaware corporation (the “Tenant”), WPRA has agreed to allow the Tenant to operate the Winter Park Resort Area, and in connection therewith, has agreed to lease or sublease certain assets to the Tenant in accordance with the terms and conditions of the Lease.

          Pursuant to a certain Option Agreement of even date herewith (the “Option Agreement”), between WPRA and Intrawest/Winter Park Development Corporation, a Delaware corporation (the “Optionee”), the WPRA has granted to the Optionee an option to purchase certain developable land within the Winter Park Resort Area in accordance with the terms and conditions of the Option Agreement.

          Pursuant to a certain Additional Consideration Agreement of even date herewith (the “Consideration Agreement”) between WPRA and Intrawest/Winter Park Holdings Corporation, a Delaware corporation (“Holdings”), which is the parent corporation to Tenant and Optionee, WPRA will receive certain quarterly payments from Holdings from October 1, 2002 through July 1, 2012, to induce WPRA to enter into the Lease and the Option Agreement.

          Guarantor is the ultimate parent entity of Holdings, Tenant, and Optionee. It is a condition precedent to the effectiveness of the Lease and the Option Agreement that the Guarantor guarantee to the WPRA the payment of certain of the obligations of the Tenant to the WPRA under the Lease, of the Optionee to the WPRA under the Option Agreement and of Holdings under the Consideration Agreement.

1

          Accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in order to induce the WPRA to enter into the Lease, the Option Agreement and the Consideration Agreement, the Guarantor agrees with the WPRA as follows:

ARTICLE I

DEFINITIONS

          Section 1.1 Certain Terms. The following terms, when used in this Agreement, including the introductory paragraph and Recitals hereto, shall, unless the context otherwise requires, have the following meanings:

          “Agreement” or “Guaranty” means this Guaranty Agreement.

          “Consideration Agreement” is defined in the introductory paragraphs hereto.

          “Guaranteed Obligations” is defined in Section 2.1 hereof.

          “Guarantor” is defined in the introductory paragraphs hereto.

          “Holdings” is defined in the introductory paragraphs hereto.

          “Lease” is defined in the introductory paragraphs hereto.

          “Option Agreement” is defined in the introductory paragraphs hereto.

          “Optionee” is defined in the introductory paragraphs hereto.

          “Proven Damages” means damages claimed by WPRA and not contested, or damages awarded after trial or arbitration, as applicable, on a disputed claim and no longer subject to appeal.

          “Tenant” is defined in the introductory paragraphs hereto.

          “WPRA” is defined in the introductory paragraph hereto.

          Section 1.2 Lease and Option Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement that are defined in the Lease shall have the meanings given to such terms in the Lease. Terms used in this Agreement that are defined in the Option Agreement but not in the Lease shall have the meanings given to such terms in the Option Agreement.

          Section 1.3 General Provisions Relating to Definitions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “including” means including, without limiting the generality of any description preceding such term. Each reference herein to any person shall include a reference to such person’s successors and assigns. References to any instrument defined in this Agreement refer to such instrument as originally executed or, if subsequently amended or supplemented from time to time, as so amended or supplemented and in effect at the relevant time or reference thereto.

2

ARTICLE II

THE GUARANTY

          Section 2.1 Guaranty of Guaranteed Obligations. The Guarantor hereby absolutely, unconditionally and irrevocably, guarantees, the punctual payment in full of all Guaranteed Obligations. The term “Guaranteed Obligations” means and includes (a) any and all of Tenant’s financial obligations under Article V of the Lease (including without limitation Tenant’s obligation to pay rent to WPRA, to reserve and expend the Required Annual Capital Maintenance Amount, and to pay to WPRA the Reimbursable Transaction Costs), (b) Tenant’s obligations under the Lease to pay to WPRA any Proven Damages (including without limitation any Proven Damages that consist of accelerated rent) due thereunder as a result of an Event of Default, (c) Tenant’s obligation under Article VIII of the Lease to indemnify WPRA as described therein, (d) Optionee’s obligation under Article III of the Option Agreement to pay for sufficient Development Parcels for the development of 570 Residential Units on the terms and conditions described in such Option Agreement, (e) Optionee’s obligation under Article V of the Option Agreement to pay the Actual Sales Price, and (f) Holdings’ obligation to make the payments to WPRA under the Consideration Agreement, whether any of the foregoing obligations now exist or arise after the Effective Date and whether such obligations are absolute or contingent, liquidated or unliquidated.

          Section 2.2 Liability of Guarantor Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety, other than a defense based on payment in full of the Guaranteed Obligations, defenses that Tenant, Optionee or Holdings may properly assert based on the satisfaction or failure to satisfy conditions, or the occurrence of contingencies, set forth in the Lease, the Option Agreement or the Consideration Agreement, and any defense Tenant, Optionee or Holdings may properly assert arising from WPRA’s failure to pay or perform its obligations under the Lease, the Option Agreement or the Consideration Agreement (collectively, the “Permitted Defenses”). In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(a) WPRA shall not be required first to resort for payment of the Guaranteed Obligations to Tenant, Optionee or Holdings, before enforcing this Guaranty.

(b) The WPRA may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Lease, the Option Agreement or the Consideration Agreement.

(c) The obligations of the Guarantor hereunder are independent of the obligations of the Tenant under the Lease, of the Optionee under the Option Agreement, and of Holdings under the Consideration Agreement, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against the Tenant, Optionee or Holdings, and whether or not the Tenant, Optionee or Holdings, is joined in any such action or actions.

3

(d) The Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the WPRA is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit.

(e) Subject to the terms of the Lease, the Option Agreement and the Consideration Agreement, the WPRA from time to time may, upon such terms as it deems appropriate, without notice to or demand upon the Guarantor and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder (i) change any payments, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Guaranty or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, including, without limitation, any obligation of any person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the WPRA in respect of the Guaranty or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the WPRA may have against any such security, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Tenant or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Lease, the Option Agreement and the Consideration Agreement and under any other related documents.

4

(f) This Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the Permitted Defenses), including without limitation the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to Events of Default) of the Lease, the Option Agreement or the Consideration Agreement, or of any other guaranty or security for the Guaranteed Obligations; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the WPRA’s consent to the change, reorganization or termination of the corporate structure or existence of the Tenant, the Optionee or Holdings; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which the Tenant, Optionee or Holdings may allege or assert against the Guarantor, or which the Guarantor may allege or assert against the Tenant, the Optionee or Holdings, including but not limited to failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any act or thing, other than Permitted Defenses, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 2.3 Waivers by Guarantor. The Guarantor hereby waives to the fullest extent permitted by law, for the benefit of the WPRA:

(a) Any right to require the WPRA, as a condition of payment by such Guarantor, to (i) proceed against the Tenant, the Optionee, Holdings, or any other person, (ii) proceed against or exhaust any security held from the Tenant, the Optionee, Holdings, or any other person, or (iii) pursue any other remedy in the power of the WPRA whatsoever;

(b) Any defense arising by reason of the incapacity, lack of authority or any disability of the Tenant, the Optionee or Holdings, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Tenant, the Optionee or Holdings from any cause other than payment in full of the Guaranteed Obligations or any of the Permitted Defenses;

(c) Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) Any defense based upon any of the WPRA’s errors or omissions in the administration of the Guaranteed Obligations;

(e) (i) Any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantors liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence or any requirement that the WPRA protect, secure, perfect or insure any security interest or lien or any property subject thereto;

5

(f) Notices, demand, presentment, protest, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Lease, the Option Agreement or the Consideration Agreement, notices of any extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Tenant, the Optionee or Holdings, and notices of any of the matters referred to in Section 2.2 and any right to consent to any thereof; and

(g) Any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty, other than Permitted Defenses.

Section 2.4 Payment by Guarantor. The Guarantor hereby agrees that upon the failure of the Tenant, the Optionee or Holdings to pay any Guaranteed Obligations when and as the same shall become due, the Guarantor will forthwith upon demand pay, or cause to be paid, in cash, to the WPRA such Guaranteed Obligations.

Section 2.5 Expenses. The Guarantor agrees to pay, or cause to be paid, and to save the WPRA harmless against liability for, any and all reasonable costs and expenses (including reasonable fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by the WPRA in connection with the enforcement of or preservation of any rights under this Guaranty.

Section 2.6 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.

Section 2.7 Rights Cumulative. The rights, powers and remedies given to the WPRA by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to the WPRA by virtue of any statute or rule of law or any agreement between the Tenant, the Optionee or Holdings and the WPRA. Any forbearance or failure to exercise, and any delay by the WPRA in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or by construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 2.8 Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty.

(a) The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Tenant, the Optionee or Holdings, or by any defense which the Tenant, the Optionee or Holdings may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

6

(b) The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceedings had not been commenced) shall be included in the Guaranteed Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the WPRA, or allow the claim of the WPRA in respect of, any such interest accruing after the date on which such proceeding is commenced.

(c) The obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the WPRA as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

The Guarantor hereby represents and warrants to the WPRA that the following statements are true and correct:

Section 3.1Corporate Existence. The Guarantor is duly organized, validly existing and in good standing as a corporation continued under the Canada Business Corporations Act, has the corporate power to own its assets and to transact the business in which it is now engaged and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the operations or financial condition of the Guarantor.

Section 3.2 Corporate Power; Authorization; Enforceable Obligations. The Guarantor has the corporate power, authority and legal right to execute, deliver and perform this Guaranty, and all obligations required under this Guaranty, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Guaranty and all obligations required thereunder. No consent of any other person including, without limitation, stockholders and creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and the obligations required thereunder except for such consents which have been validly obtained. This Guaranty has been executed and delivered by a duly authorized officer of the Guarantor, and this Guaranty constitutes the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or limiting creditors’ rights generally.

7

Section 3.3 No Legal Bar to this Guaranty. The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on the Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Guarantor, or the certificate of continuance or bylaws of the Guarantor, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking by which the Guarantor is a party or by which the Guarantor or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Amendments, etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing and signed by the WPRA, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of WPRA and its successors and assigns.

Section 4.2 Release. Guarantor hereby waives, releases and discharges any and all claims, whether contingent or absolute, whether known or unknown, Guarantor or its affiliates might have against all current and prior Trustees and Officers of WPRA arising out of or relating to their actions as Trustees or Officers of WPRA and the operation, maintenance and development of the Winter Park Resort prior to the Effective Date of the Lease; provided that, with respect to any Officer specifically referenced in Section 13.2 of the Lease, this release shall be ineffective to the extent of errors or omissions in the representations and warranties contained in such section which are a direct result of fraud or willful misconduct of such Officer.

Section 4.3 Illegality. Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and applications thereof, and to this end the provisions of this Guaranty are declared to be severable.

Section 4.4 Consent to Jurisdiction. Guarantor (i) irrevocably agrees that any suit, action or other legal proceeding arising out of or relating to this Guaranty may be brought in the State Courts of the State of Colorado or in the United States District Court for the District of Colorado, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8

Section 4.5 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the internal laws of the State of Colorado.

Section 4.6 Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and both of which shall constitute together but one and the same agreement.

Section 4.7 Beneficiary. The City is a third party beneficiary of WPRA’s rights under this Agreement.

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty by its duly authorized officer on ___________, 2002.

GUARANTOR:

INTRAWEST CORPORATION, a corporation duly continued under the Canada Business Corporations Act

By:
Title:

The foregoing Guaranty Agreement is hereby accepted by the WPRA as of the date first above written.

WINTER PARK RECREATIONAL ASSOCIATION, a Colorado non-profit corporation

By:
Title:

9

EXHIBIT I
TO LEASE AND OPERATING AGREEMENT

Owned Real Property

The land, and all buildings, fixtures and other improvements on such land constituting real property in the State of Colorado, described as follows:

PARCEL A

The Village at Winter Park I,
THE VILLAGE AT WINTER PARK MINOR SUBDIVISION,
according to the plat recorded July 6, 1994 at Reception No. 94007421.

PARCEL B

The Village at Winter Park II,
THE VILLAGE AT WINTER PARK MINOR SUBDIVISION,
according to the plat recorded July 6, 1994 at Reception No. 94007421.

PARCEL C

West Parcel,
W.E. EVANS TRACT AT WINTER PARK SUBDIVISION EXEMPTION,
according to the plat filed for the record September 25, 1996 at Reception No. 96008223.

EXCEPT from the above described parcel that portion lying within Winter Park Drive.

PARCEL D

TOWNSHIP 2 SOUTH, RANGE 75 WEST OF THE 6TH P.M.
Tract 41

PARCEL E

TOWNSHIP 2 SOUTH, RANGE 75 WEST of the 6th P.M.
Tracts “A” and “B” and “C” of Exchange Survey No. 367

EXCEPT any portion lying within Winter Park Drive, also known as Grand County Road No. 70, as conveyed to the Town of Winter Park by instrument recorded February 10, 1998 at Reception No. 98001154, and as corrected by instrument recorded February 26, 1998 at Reception No. 98001777.

I-1

PARCEL F

TOWNSHIP 2 SOUTH, RANGE 75 WEST OF THE 6TH P.M.
Tracts 38A and 40

EXCEPT from Tract 40 that portion thereof conveyed to the Town of Winter Park for “Old Town Drive” by Warranty Deed recorded February 10, 1998 at Reception No. 98001153,

AND EXCEPT from Tract 40 that portion thereof conveyed to the Department of Transportation by Warranty Deed recorded February 4, 2002 at Reception No. 2002-001262.

PARCEL G

TOWNSHIP 2 SOUTH, RANGE 75 WEST OF THE 6TH P.M.
Section 10: Tracts 38B, 45 and 49

EXCEPT from Tract 38B that portion thereof conveyed to the Department of Transportation, State of Colorado, by Warranty Deed recorded August 1, 2002 at Reception No. 2002-008001.

AND EXCEPT from Tract 49 that portion thereof conveyed to the Town of Winter Park for Winter Park Drive by Deed recorded ___________________, 2002 at Reception No. 2002-___________________.

PARCEL H

Tracts 44A-1, 44A-2, 44A-3 and 44A-4,
MINOR SUBDIVISION PLAT OF TRACT 44A,
according to the plat recorded February 26, 1998 at Reception No. 98001776.

PARCEL I

Tract 8003, a tract of land located immediately east of Tract 44A, Township 2 South, Range 75 West of the 6th P.M., described by metes and bounds in Interchange Deed recorded January 9, 1997 at Reception No. 97000243 as follows:

Beginning at A.P. #1 S.T.A. 8003, a standard USFS monument on the westerly right-of-way of U.S. Highway 40; Thence S81°31’44”W, 48.76 feet to A.P. #2 identical with original corner #1 of Tract 44A, a standard USFS monument; Thence S21°22’54”E, 51.49 feet on the 1-9 line of Tract 44A to A.P. #3 identical with corner #9 of Tract 44A, a cross marked on a rock; thence S09°04’57”E, 178.56 feet on line 8-9 of Tract 44A, to A.P. #4, a standard USFS monument; Thence N 80°57’16”E, 69.13 feet to A.P. #5 being a point on the westerly right-of-way line of U.S. Highway No. 40, a standard USFS monument; Thence N16°16’48”W, 196.02 feet to A.P. #6, a standard USFS monument; Thence continuing along said right-of-way 34.60 feet along the arc of a curve to the left, having a radius of 1332.50 feet and a central angle of 01°29’16”, (chord bears N20°23’20”W, 34.60 feet) to A.P. #1, the point of beginning.

I-2

PARCEL J

All that portion of the following described parcel of land lying northeasterly of the northeasterly line of that certain parcel of land conveyed to Grand County, Colorado, by deed recorded in Book 232 at Page 187 of the records of Grand County, Colorado:

A portion of the Mary Jane Placer Mining claim (U.S. Mineral Survey No. 16378) in the Fraser Mining District, and embracing portions of Sections 10 and 15, suspended, Township 2 South, Range 75 West of the 6th P.M., more particularly described as follows:

Commencing at Corner No. 1 of said Mining Claim;

Thence North 76°46’15” West and along Line 1-4 of said Mining Claim, for a distance of 490.16 feet to a point on the Northerly boundary of Iron Horse Subdivision Second Replat;

Thence South 45°18’00” East and along the Northeasterly boundary line of said subdivision, for a distance of 574.64 feet to a point on Line 2-1 of said Mining Claim;

Thence North 13°14’15” East and along said Line 2-1, for a distance of 300.00 feet to the point of beginning.

PARCEL K

Lot 5,
FIRST REPLAT OF THE VILLAGE AT WINTER PARK,

according to the plat recorded June 3, 1998 at Reception No. 98005921,

AND

Lots 7, 8 and 9,
SECOND REPLAT OF THE VILLAGE AT WINTER PARK,

according to the plat recorded January 20, 2000 at Reception No. 2000-000625, and as amended by the plat recorded January 20, 2000 at Reception No. 2000-000626.

I-3

PARCEL L

A tract of land in the SW¼SE¼NW¼ Section 33, Township 1 South, Range 75 West of the 6th P.M., described as follows:

Beginning at the Northwest corner of said Lot 9, Block 2, Hide-Away Park; thence North 49°05’31” East, 91.40 feet to a Northerly corner of said Lot 9; thence South 89°57’58” East, 24.00 feet; thence South 03°27’59” East, 205.51 feet to the South line of the tract conveyed to the Town of Winter Park by deed recorded in Book 334 at Page 199; thence North 79°50’27” West, 83.22 feet to a point of curve; thence on a curve to the left having a radius of 230.44 feet and a length of 19.46 feet, to the TRUE POINT OF BEGINNING; thence continuing on the curve to the left having a radius of 230.44 feet and a length of 56.41 feet; thence South 39°52’57” East, 91.49 feet to the west line of said Lot 9; thence North 01°55’42” West, 71.91 feet along the West line of said Lot 9 to the True Point of Beginning.

AND

Lots 11 and 13,
Block 2,
HIDEAWAY PARK

AND

Lot 9,
Block 2,
HIDEAWAY PARK

EXCEPT that portion conveyed to Town of Winter Park, Colorado, a Colorado Home Rule Municipality, by instrument recorded August 17, 1983 in Book 334 at Page 199.

PARCEL M

All that portion of the SE¼NW¼ of Section 33, Township 1 South, Range 75 West of the 6th P.M., described as follows:

Beginning at the Northwesterly corner of Lot 9, Block 2, Hideaway Park from whence the Northeast corner of the SW½SE¼NW¼ of said Section 33 bears N 01°46’ W, 78.00 feet; thence Southerly, along the West line of said Block 2 and said West line extended, 421.20 feet; thence N 42°07’ W, 297.30 feet; thence N 42°55’ E, 273.30 feet to the Point of Beginning.

EXCEPT that tract of land as conveyed by L. E. Hauptman to H. S. Nelson by instrument recorded December 21, 1949 in Book 100 at Page 11 and re-recorded October 11, 1982 in Book 141 at Page 325.

ALSO EXCEPT that tract of land as conveyed by Rule and Order of the Grand County District Court recorded May 24, 1984 in Book 351 at Page 57.

I-4

PARCEL N

A tract of land in the SW¼SE¼NW¼ and in the N½NW¼NE¼SW¼ of Section 33, Township 1 South, Range 75 West of the 6th P.M., described as follows:

Beginning at the most Southerly corner of Wintermoor Townhouses, First Filing;

thence North 43°00’22” East, 100.16 feet;

thence North 13°56’03” West, 119.22 feet;

thence North 46°59’32” West, 174.73 feet to a point on the Southeasterly right of way line of Vasquez Creek Road;

thence North 43°00’22” East, along said right of way line, 135.21 feet;

thence South 42°07’23” East, 297.16 feet;

thence South 1°32’48” East, 384.54 feet;

thence North 47°13’14” West, 291.23 feet to the point of beginning.

PARCEL O

Condominium Unit 4,
Court 20,
MEADOW RIDGE LODGES - COURTS 14-22,

according to the maps filed for record and according to the Condominium Declaration for Meadow Ridge Lodges - Courts No. 14, 15, 16, 17, 18A, 18B, 19, 20, 21 and 22 recorded October 9, 1975 in Book 220 at Page 204, as amended by instrument recorded July 22, 1976 in Book 227 at Page 88, subject to the terms, conditions, provisions and obligations of said condominium declaration, as amended.

PARCEL P

Condominium Unit 5,
Court No. 12,
MEADOW RIDGE LODGES - Courts 9, 10, 11, 12, 13A and 13B,

according to the Maps filed for record as amended, and according to the Condominium Declaration for Meadow Ridge Lodges - Courts 9, 10, 11, 12 and 13, recorded May 11, 1973 in Book 196 at Page 699, as amended by instruments recorded June 18, 1975 in Book 217 at Page 9 and in Book 217 at Page 19.

PARCEL Q

Condominium Unit 6,
MEADOW RIDGE LODGES - COURT NO. 4,

according to the map thereof filed for record as amended and according to the Condominium Declaration for Meadow Ridge Lodges - Court No. 4 recorded October 11, 1972 in Book 191 at Page 278, subject to the terms, conditions, provisions and obligations of said Condominium Declaration.

I-5

PARCEL R

Condominium Unit 1,
Court No. 10,
MEADOW RIDGE LODGES - Courts 9, 10, 11, 12, 13A and 13B,

according to the Maps filed for record as amended, and according to the Condominium Declaration for Meadow Ridge Lodges - Courts 9, 10, 11, 12 and 13, recorded May 11, 1973 in Book 196 at Page 699, as amended by instruments recorded June 18, 1975 in Book 217 at Page 9 and in Book 217 at Page 19.

PARCEL S

Condominium Unit 16,
Court 8,
MEADOW RIDGE LODGES - COURTS NO. 7 and 8,

according to the map thereof filed for record as amended and according to the Condominium Declaration for Meadow Ridge Lodges - Courts No. 7 and 8 recorded May 25, 1973 in Book 197 at Page 237.

PARCEL T

Condominium Unit 2,
Court No. 12,
MEADOW RIDGE LODGES - Courts 9, 10, 11, 12, 13A and 13B,

according to the Maps filed for record as amended, and according to the Condominium Declaration for Meadow Ridge Lodges - Courts 9, 10, 11, 12 and 13, recorded May 11, 1973 in Book 196 at Page 699, as amended by instruments recorded June 18, 1975 in Book 217 at Page 9 and in Book 217 at Page 19.

PARCEL U

Condominium Unit 204,
Building F,
WINTER PARK LODGE II,

according to the Map filed for record, as amended, and according to the Condominium Declaration for Winter Park Lodge II recorded February 7, 1977 in Book 233 at Page 391, as amended by instruments recorded June 15, 1977 in Book 236 at Page 325; September 2, 1981 in Book 297 at Page 970; May 28, 1982 in Book 311 at Page 366; October 15, 1982 in Book 317 at Page 532; January 31, 1983 in Book 322 at Page 870; May 27, 1983 in Book 329 at Page 172; May 16, 1990 in Book 463 at Page 895 and January 29, 1996 at Reception No. 96000792.

I-6

PARCEL V

Condominium Unit 101,
Building C,
WINTER PARK LODGE II,

according to the Map filed for record, as amended, and according to the Condominium Declaration for Winter Park Lodge II recorded February 7, 1977 in Book 233 at Page 391, as amended by instruments recorded June 15, 1977 in Book 236 at Page 325; September 2, 1981 in Book 297 at Page 970; May 28, 1982 in Book 311 at Page 366; October 15, 1982 in Book 317 at Page 532; January 31, 1983 in Book 322 at Page 870; May 27, 1983 in Book 329 at Page 172; May 16, 1990 in Book 463 at Page 895 and January 29, 1996 at Reception No. 96000792.

PARCEL W

Condominium Unit 202,
Building D,
WINTER PARK LODGE II,

according to the Map filed for record, as amended, and according to the Condominium Declaration for Winter Park Lodge II recorded February 7, 1977 in Book 233 at Page 391, as amended by instruments recorded June 15, 1977 in Book 236 at Page 325; September 2, 1981 in Book 297 at Page 970; May 28, 1982 in Book 311 at Page 366; October 15, 1982 in Book 317 at Page 532; January 31, 1983 in Book 322 at Page 870; May 27, 1983 in Book 329 at Page 172; May 16, 1990 in Book 463 at Page 895 and January 29, 1996 at Reception No. 96000792.

PARCEL X

Condominium Unit 101,
Building B,
WINTER PARK LODGE II,

according to the Map filed for record, as amended, and according to the Condominium Declaration for Winter Park Lodge II recorded February 7, 1977 in Book 233 at Page 391, as amended by instruments recorded June 15, 1977 in Book 236 at Page 325; September 2, 1981 in Book 297 at Page 970; May 28, 1982 in Book 311 at Page 366; October 15, 1982 in Book 317 at Page 532; January 31, 1983 in Book 322 at Page 870; May 27, 1983 in Book 329 at Page 172; May 16, 1990 in Book 463 at Page 895 and January 29, 1996 at Reception No. 96000792.

PARCEL Y

Condominium Unit No. 1,
Building No. C,
THE DIVIDE AT FOREST MEADOWS,

as shown on the Condominium Maps for The Divide at Forest Meadows filed April 5, 1983, under Reception No. 202512 and October 5, 1983, under Reception No. 208433 and subject to the Condominium Declaration for The Divide at Forest Meadows recorded April 5, 1983 in Book 326 at Page 304, as amended by instrument recorded October 5, 1983, in Book 337 at Page 122 and any and all supplements or amendments to the Condominium Declaration and Maps as are or may be subsequently recorded.

I-7

PARCEL Z

Condominium Unit No. 3,
Building No. D,
THE DIVIDE AT FOREST MEADOWS,

as shown on the Condominium Maps for The Divide at Forest Meadows filed April 5, 1983, under Reception No. 202512 and October 5, 1983, under Reception No. 208433 and subject to the Condominium Declaration for The Divide at Forest Meadows recorded April 5, 1983 in Book 326 at Page 304, as amended by instrument recorded October 5, 1983, in Book 337 at Page 122 and any and all supplements or amendments to the Condominium Declaration and Maps as are or may be subsequently recorded.

PARCEL AA

Condominium Unit 303,
Building D,
SILVERCREST CONDOMINIUMS,

according to the maps filed for record and according to the Condominium Declaration recorded May 10, 1979 in Book 258 at Page 109 and as amended by instrument recorded December 3, 1979 in Book 268 at Page 775 and November 25, 1970 in Book 284 at Page 69.

PARCEL BB

Lots 13, 14, 15 and that part of Lot 16 lying South of the right-of-way of U.S. Highway 40, Block 7, TABERNASH,

TOGETHER WITH those portions of the alley in said Block 7, and those portions of 4th Street adjacent to said Block 7, as vacated by Resolution No. 1976-7-3 of the Board of County Commissioners of Grand County recorded in Book 227 at Page 351 under Reception No. 143026.

PARCEL CC

Lots 3, 4, 5, 6, 7, 8 and 32, Block 4, and
Lots 3, 4 and 8, Block 2,
GRAND MEADOWS SUBDIVISION, according to the plat recorded February 20, 1998 at Reception No. 98001466.

I-8

PARCEL DD

Condominium Unit 303,
and Garage Unit 3,
Building E,
WINTER PARK LODGE II,

according to the Map filed for record, as amended, and according to the Condominium Declaration for Winter Park Lodge II recorded February 7, 1977 in Book 233 at Page 391, as amended by instruments recorded June 15, 1977 in Book 236 at Page 325; September 2, 1981 in Book 297 at Page 970; May 28, 1982 in Book 311 at Page 366; October 15, 1982 in Book 317 at Page 532; January 31, 1983 in Book 322 at Page 870; May 27, 1983 in Book 329 at Page 172; May 16, 1990 in Book 463 at Page 895 and January 29, 1996 at Reception No. 96000792.

PARCEL EE

Condominium Unit 3,
Court No. 11
MEADOW RIDGE LODGES - Courts 9, 10, 11, 12, 13A and 13B,

according to the Maps filed for record as amended, and according to the Condominium Declaration for Meadow Ridge Lodges - Courts 9, 10, 11, 12 and 13, recorded May 11, 1973 in Book 196 at Page 699, as amended by instruments recorded June 18, 1975 in Book 217 at Page 9 and in Book 217 at Page 19.

Parcels FF and GG are not owned by WPRA as of 9-18-02 but are under contract pursuant to a letter agreement between LDM Development, Fru-Con Development Corp and winter Park Recreational Association dated August 3, 2001 with a closing scheduled to occur prior to 10-01-02. There are no assurances that the closing will occur prior to October 1 and closing may not occur until after execution of the Lease and Operating Agreement or may not occur at all.

PARCEL FF

Outlot B,

MINOR SUBDIVISION OF COMBINED BLOCK A, IRON HORSE SUBDIVISION - SECOND REPLAT, BEING A MINOR SUBDIVISION OF COMBINED BLOCK A, IRON HORSE SUBDIVISION - SECOND REPLAT, according the plat recorded __________________, 2002 at Reception No. 2002-__________________.

I-9

PARCEL GG

Outlot G,
BRIDGER’S CACHE SUBDIVISION,
according to the plat recorded _________, 2002 at Reception No. 2002-_______________.

NOTE:	For the purposes of this Exhibit I, “recorded” means recorded with the office of the Clerk and Recorder of Grand County, Colorado.

I-10

EXHIBIT J
TO LEASE AND OPERATING AGREEMENT

TANGIBLE PERSONAL PROPERTY

List of Assets

Buildings

Snoasis (On USFS Property)
Sunspot Patrol Headquarters (On USFS Property)
Mary Jane Maintenance Buildings (On USFS Property)
Utah Junction (On USFS Property)
Bullfrog Patrol Building (On USFS Property)
Iron Horse Lift Restrooms (On USFS Property)
Vasquez Patrol HQ/Sundance Cafe (On USFS Property)

Lunch Rock Warming House (On USFS Property)
Sunspot Restaurant (On USFS Property)
Olympia/Looking Glass Comfort Station (On USFS Property)
Lunch Rock Patrol Building (On USFS Property)
Discovery Park Rest Rooms (On USFS Property)
NASTAR Start/Finish Building (On USFS Property)
Moose Wallow Log Cabin (On USFS Property)
Explosive Cache (On USFS Property)
Cold Storage Building (On USFS Property)
Sunspot Water Treatment w/Equipment (On USFS Property)

Lifts
Eskimo
Prospector Express
Looking Glass
Gemini
Olympia Express
Arrow Triple Chair
Outrigger Triple Chair
Hand Car Tow
Zephyr Express
Discovery
High Lonesome Express
Pioneer Express
Endeavour
Discovery Park Carpet
Mount Maury Carpet

List of Assets
Sorenson Park Carpet
Mary Jane
Summit Express
Iron Horse
Pony Express
Challenger
Galloping Goose
Sunnyside
Timberline

Snow Vehicles
1982	LMC 1200C Spryte
1991	LMC 3700CF With Tiller & Lite Bar
1985	Kassbohrer PB 270 With Attachments
1986	LMC 3700C with Attachments
1989	LMC 3700C with Attachments
1990	LMC 3700C with Attachments
1990	LMC 3700C with Attachments
1991	LMC 3700C with Attachments
1991	LMC 3700C with Attachments
1993	LMC 3700C with Attachments
1993	LMC 3700C with Attachments
1993	LMC 3700C with Attachments
1993	LMC 3700C with Attachments
1993	LMC 3700C with Attachments
1994	LMC 3700C with Attachments
1994	Bombardier 400T with Attachments
1995	LMC 3700C with Attachments
1996	Bombardier MP2 Plus with Attachments
1996	Bombardier MP2 Plus with Attachments
1990	LMC 3700C with Attachments/Winch
1998	Piston Bully with Attachments
1998	Bombardier BR180 with Attachments
1992	Haul Trailers-4
1992	People Sled
1983	Highway Sander

Snowmobiles
1995-	Polaris Indy 440 Tran Sport (black)
1995-	Polaris Indy 440 Tran Sport (black)
1995-	Polaris Indy Wide Track 500 GT
2000-	Polaris Wide Track 500 LX
1997-	Polaris Indy 440 Tran Sport
2000-	Polaris Wide Track 500 LX

List of Assets
2000-	Polaris 550 Sport Touring
1999-	Polaris 440 Tran Sport
1999-	Polaris 440 Sport Touring
1999-	Polaris 440 Tran Sport
1999-	Polaris 440 Sport Touring
1999-	Polaris 440 Tran Sport
1998-	Polaris 440 Sport Touring
1999-	Polaris 440 Tran Sport
2001-	Polaris 340 Touring
1998-	Polaris 440 Tran Sport Touring
1998-	Polaris 440 Tran Sport Touring
1997-	Polaris Indy 440 Tran Sport
1995-	Polaris Indy 440 Tran Sport (black)
2000-	Polaris 550 Sport Touring
1996-	Polaris Indy Wide Track 500 GT
1997-	Polaris Indy 440 Tran Sport
2000-	Polaris Wide Track 500 LX
1999-	Polaris 440 Tran Sport
1998-	Polaris 440 Sport Touring
2000-	Polaris Wide Track 500 LX
1997-	Polaris Indy 440 Tran Sport
1995-	Polaris Indy 440 Sport (black)
1999-	Polaris 440 Tran Sport
1998-	Polaris 440 Sport Touring
1998-	Polaris 440 Sport Touring
1998-	Polaris 440 Tran Sport
1998-	Polaris 440 Sport Touring
1998-	Polaris 440 Sport Touring
1998-	Polaris 440 Sport Touring
1998-	Polaris 440 Sport Touring
2000-	Polaris Wide Track 500 LX (FS-6)
1998-	Polaris 440 Tran Sport (FS-4)
1994-	Polaris Indy Wide Track 500 LX (FS-3)
1995-	Polaris Indy 440 Tran Sport (CP-1)
1998-	Polaris 440 Tran Sport (SM-1)

Vehicles
1981	Blue Bird Bus
1982	Ford Pickup
1983	Chevy Flatbed
1984	Bronco II
1984	Ford Ranger
1984	GMC Bus
1985	Ford Bus

List of Assets
1985	Ford F800 Van
1985	Ford Pickup
1985	Thomas Bus-2
1986	Ford Pickup-7
1986	Ford Flatbed-2
1986	Ford Dump Truck
1986	Ford F250 Pickup
1986	GMC 28 Passenger Bus-2
1986	GMC Pickup
1987	Ford Pickup
1987	Nissan Pickup
1987	Versa Lift-Cherry Picker
1988	Ford Club Wagon-2
1989	Ford F350 Pickup
1989	Chevrolet S10 Pickup
1989	Chevrolet Pickup
1989	Subaru GL Wagon
1990	Chevrolet Pickup-2
1990	KW K130 Truck
1990	AFBI Terrtrac TT-Hill Tractor
1991	Ford Ranger Pickup
1991	Chevrolet 1 Ton
1991	Nissan Pickup
1991	Ford Pickup
1992	Ford Explorer XL
1992	Ford Pickup
1993	Ford 15 Passenger Van
1993	Ford Mini Coach
1993	Ford F150 Pickup
1993	Ford F250 Pickup
1993	Chevrolet 3/4 Ton Truck
1993	Chevrolet Pickup
1994	Dodge Caravan(Denver)
1993	Asphalt Sweepster
1994	Dodge Pickup
1994	Dodge Ram Pickup
1994	Ford F150 Pickup
1994	Chevrolet Blazer
1994	GMC Pickup
1994	Ford F350 Pickup
1995	Dodge Pickup
1995	Ford Aerostar Van
1995	Ford F150 Pickup
1995	Freightliner Dump
1996	Ford E350 Van-2

List of Assets
1996	Ford F150 Pickup-2
1996	Homemade Trailer
1997	Ford E350 Van
1997	Winch Cable
1997	Clark Mdl. TW40 36 Volt Electric Forklift
1997	Super Haul Snow Box
1999	Melore Bobcat
2000	Chevrolet Pickup

Snowmaking
Booster Pumphouse
Control Building
Primary Pumphouse
Sleeper Pumphouse
MJ Pump Vault
Drainage Valve Bldg-Upper Block House
Drainage Valve Bldg-Lower Block House
Sleeper Snowmaking Expansion
Hydrants
Guns
Pipes
Compressors
Weather Station

Utility Equipment
AT&T Lease
Cathodic Protection System
Electrical Systems/Power Feeds/Power Lines
Energy Savings/Control Program
Fuel Management System
Fuel Storage Tanks/Pumps
Lighting
Sound Systems

Landscaping (Including lights, signage, banners, trash recepticals, fencing, etc.)
Base of Ski Area

List of Assets
Base Village
Mary Jane

Railroad Containment Berm

Alpine Slide
Sleds (237)
Alpine Slide Track
Arrow Lift Modification
Landscape
Ramps & Walkway
Sled Mover Bottom
Sled Mover Top
Storage Building-Alpine Slide

Equipment
Audio Visual Equipment
Bar Code Scanners
Base Operations Equipment/Tools
Bike Stands/Barriers
Carpet
Children’s Center Rental Equipment
Competition Center Equipment
Comptrol Ticketing/Season Pass System
Computer Equipment
Credit Card/Cash Registers/POS Systems
Disc Golf Baskets
Employee Housing Furniture/Fixtures
Fleet Maintenance Program
Food & Beverage Equipment/Furniture
Front Range Sales Office - furnishings and fixtures
Kronos Software
Local Area Network
Lockers
Marketing/Advertising Equipment
Messaging System
Microsoft Office Software
Mini Golf Course
Office Equipment/Furniture
Outdoor Climbing Wall
Patrol Equipment
Playground Equipment
Radio Equipment
Rental Bikes/Scooters

List of Assets
Rental Equipment
Retail Equipment
Security System
Signage
Snowblowers
Special Events Equipment
Sports Science Equipment
Tents
Uniforms
Weather Station
Y2K Hardware/Software

3 Portable Marketing backdrops for shows, sales, etc.
Various Original Artwork

Webcam Equipment (Camera, Cables, etc.)
Balcony House
Children’s Center
Mary Jane (2)

Mountain Cam
Video and Transmitting equipment located at
Winter Park Mountian Lodge

EXHIBIT K
TO LEASE AND OPERATING AGREEMENT

Transition Costs

(a)	Vacation and Sick Payout
(b)	Funding of SERP Benefits, Accrued SERP Liability and Deferred Compensation Liability
(c)	Existing Management Contracts and Severance Costs (including associated costs)
(d)	Pension Plan Consultants
(e)	Ongoing Administrative Costs re: Pension Plan
(f)	Pension Termination Costs
(g)	401k Termination Costs
(h)	Continued Provision of Benefits to Seasonal Employees
(i)	Continued Provision of Retiree Medical Coverage
(j)	Benefits Consultants – Rollover to Intrawest Plans
(k)	Compensation Review Costs
(l)	Training and Other Integration Costs

EXHIBIT L
TO LEASE AND OPERATING AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT
(Intangible Personal Property)

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of _________________, 2002 between Winter Park Recreational Association, a Colorado nonprofit corporation (“WPRA”) for itself and as agent for the City and County of Denver and Intrawest/Winter Park Operations Corporation, a Delaware corporation (“Intrawest”).

          A. WPRA, as landlord, entered into that certain Lease and Operating Agreement, dated _________, 2002, with Intrawest as tenant (the “Lease”) concerning the Winter Park Resort as described therein.

          B. WPRA desires to assign to Intrawest all of WPRA’s right, title and interest in and to all contracts to which WPRA is a party, not including (i) the Lease and any document described therein to which Intrawest or an affiliate is a party, (ii) those items that are being separately licensed to Intrawest pursuant to that certain License Agreement between the parties of even date herewith, (iii) contracts that constitute real property as defined under Colorado law that is being separately leased or subleased to Intrawest pursuant to the Lease, (iv) any governmental rights not transferable as a matter of law, and (v) any other agreement now or hereafter existing for the operation of WPRA as contrasted to operation of the Winter Park Resort (“Assigned Contracts”); and Intrawest desires to assume all of WPRA’s obligations under the Assigned Contracts.

          NOW THEREFORE, in consideration of the Lease and the promises and agreements made therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Assignment. WPRA hereby sells, assigns, sets over, transfers and conveys to Intrawest all of WPRA’s right, title and interest in and to the Assigned Contracts.

          2. Assumption. Intrawest hereby assumes all of the obligations and liabilities of WPRA under the Assigned Contracts.

          3. Termination. Upon termination of the Lease for any reason, Intrawest shall immediately execute an agreement by which all Assigned Contracts contemplated in this Agreement that are still in effect at the time of such termination, as well as all agreements entered into by Intrawest following the date of execution of this Agreement, which constitute Leased Assets (defined in the Contract), shall be assigned to and assumed by WPRA, or such other party as WPRA shall designate in writing. All such agreements which are assigned to WPRA upon termination of this Agreement shall be free and clear of any and all liens or encumbrances.

1

Executed as of the date first written above.

WPRA:

Winter Park Recreational Association, a Colorado nonprofit corporation

By:

INTRAWEST:

Intrawest/Winter Park Operations Corporation, a Delaware corporation

By:

2

EXHIBIT M
TO LEASE AND OPERATING AGREEMENT

LICENSE AGREEMENT
(Intellectual Property)

     THIS LICENSE AGREEMENT (“Agreement”) is entered into and effective as of __________, 2002 by and between Winter Park Recreational Association, a Colorado nonprofit corporation (“WPRA”) for itself and as agent for the City and County of Denver and Intrawest/Winter Park Operations Corporation, a Delaware corporation and Intrawest/Winter Park Development Corporation, a Delaware corporation (collectively, “Intrawest”).

Recitals:

     A. WPRA is the owner of certain trademarks, service marks, trade names, patents, licenses, permits and copyrights, which are described or listed on Exhibit A attached hereto (“Intellectual Property”).

     B. WPRA wishes to grant, and Intrawest wishes to receive, a license to use WPRA’s Intellectual Property on the terms set forth below.

Agreement:

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Lease and Option Agreement (defined below), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of License. WPRA hereby grants to Intrawest and Intrawest hereby accepts, subject to the terms and conditions of this Agreement, an exclusive, royalty-free license (the “License”) to use the Intellectual Property in connection with all of Intrawest’s operations and activities undertaken by Intrawest with respect to the Winter Park Resort pursuant to that certain Lease and Operating Agreement (the “Lease”) and that certain Option Agreement (the “Option Agreement”) between WPRA and Intrawest. WPRA hereby grants to Intrawest the right to sublicense its rights hereunder, so long as such sublicensee agrees to be bound by the terms of this Agreement. Intrawest will notify WPRA of the terms of any such sublicense as well as the identity of the sublicensee, promptly after entering into any such sublicense.

1

2. Ownership of Licensed Mark.

     2.1. Intrawest acknowledges WPRA’s exclusive right, title and interest in and to the Intellectual Property, all goodwill associated therewith and all rights relating thereto, and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of the Intellectual Property, or WPRA’s rights in and to such Intellectual Property. Any use of the Intellectual Property by Intrawest or sublicensee will inure to the benefit of WPRA.

     2.2. Intrawest will take any and all reasonable and necessary actions to protect the validity and strength of the Intellectual Property. Such action may include without limitation, (i) assuming responsibility for the defense of any lawsuit challenging or affecting rights to the Intellectual Property, and/or (ii) instituting litigation to protect its rights to the Intellectual Property. WPRA shall cooperate with Intrawest (at Intrawest’s expense) in connection with any such lawsuit or litigation if reasonably requested to do so by Intrawest. Should Intrawest choose to or be required to take any action with respect to the Intellectual Property, all reasonable costs and expenses of such action will be borne by Intrawest, and Intrawest will indemnify, defend and hold WPRA harmless from and against any and all such costs and expenses (including, without limitation, attorneys’ fees and disbursements). All damages, profits, penalties, attorneys’ fees and other consideration, compensation or reimbursement, which may be recovered, will be accounted for as provided in the Lease.

3. Right of Inspection of Materials Upon reasonable notice, WPRA will have the right to inspect at any time any materials being used by Intrawest in order to determine if the use of the Intellectual Property on or in such materials is consistent with the terms of this Agreement. Upon notice from WPRA that any materials do not, in its reasonable judgement, comply with the terms of this Agreement, Intrawest agrees to amend such materials, prior to further use, to the reasonable satisfaction of WPRA.

4. Term This Agreement will terminate immediately upon termination of the Lease for any reason. Upon termination, Intrawest will immediately cease use of the Intellectual Property. Any remaining inventory of products using the Intellectual Property, as well as all rights in and to the Intellectual Property, will be surrendered and assigned, if necessary, to WPRA free and clear of any liens, encumbrances or charges. At termination, the term “Intellectual Property” shall include any and all items of the type listed on Exhibit A attached hereto, which were created by Intrawest in connection with its obligations under the Lease and Option Agreement subsequent to the date of execution of this Agreement and which are unique, exclusive and specifically related to Winter Park Resort.

2

5. Miscellaneous This Agreement may not be modified other than by a written amendment executed by each of the parties hereto. This Agreement will be construed in accordance with, and be governed by, the laws of the State of Colorado. If any provision or part thereof in this Agreement is held invalid, illegal or unenforceable for any reason, the remainder of this Agreement will nonetheless remain in full force and effect. This Agreement will benefit and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter covered in it and supersedes all prior agreements and understandings, written or oral, among any of the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Winter Park Recreational Association
a Colorado nonprofit corporation

By:

Intrawest/Winter Park Operations Corporation
a Delaware corporation

By:

Intrawest/Winter Park Development Corporation,
a Delaware corporation

By:

3

Exhibit A
Intellectual Property

1. All copyrights
2. All patents
3. All licenses and permits which give WPRA rights to the Intellectual Property
4. Goodwill
5. All trademarks, trade names and service marks, including but not limited to those listed on the pages attached hereto including, without limitation, those described on the following pages.

4

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
COLORADO’S FAVORITE (Words)	Winter Park Recreational Association	Clothing (Int’l 25) Ski Resort Services (Int’l 41)	Federal	1,999,321 (Federal)	September 10, 2006
COLORADO’S FAVORITE (Stylized)	Winter Park Recreational Association	Clothing (Int’l, State 25) Ski Resort Services (Int’l, State 41)	Federal & State	1,999,322 (Federal) 951015689 (State) 951015640 (State)	September 10, 2006 (Federal) February 7, 2005 (State) February 7, 2005 (State)
COLORADO’S FAVORITE SKI RESORT (Words)	Winter Park Recreational Association	Clothing (Int’l 25)	Federal	2,013,187 (Federal)	November 5, 2006
COLORADO’S FAVORITE SKI RESORT (Stylized)	Winter Park Recreational Association	Clothing (Int’l, State 25) Ski Resort Services (Int’l 41)	Federal & State	2,020,248 (Federal) 941135081 (State)	December 3, 2006 (Federal) December 6, 2004 (State)
COLORADO’S FAVORITE SKI RESORT (Stylized)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135080	December 6, 2004
COME PEDAL THE PARK (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135076	December 6, 2004

5

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
COME PEDAL THE PARK (Words)	Winter Park Recreational Association	Utensils & Containers (State 21)	State	941135077	December 6, 2004
COME PLAY AT THE PARK (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135075	December 6, 2004
DISCOVERY PARK (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135078	December 6, 2004
JANE GANG (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	951015688	February 7, 2005
NO PAIN NO JANE (Words)	Winter Park Recreational Association	Clothing (State 25)	State	941135070	December 6, 2004
NO PAIN NO JANE (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135071	December 6, 2004
PARSENN BOWL (Words)	Winter Park Recreational Association	Clothing (State 25) (State 41)	State	951100533 95110532	August 9, 2005 August 9, 2005
PARSENN BOWL (Words & Design)	Winter Park Recreational Association	Clothing (State 41)	State	941135079	December 6, 2004
PERFORMANCE LAB (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	961141501	October 30, 2006
POWDER EXPRESS (Stylized)	Winter Park Recreational Association	Clothing (State 25)	State	941143805	December 27, 2004
POWDER EXPRESS (Stylized)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941143806	December 27, 2004

6

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
POWDER PLUS (Stylized)	Winter Park Recreational Association	Education & Entertainment (State 41)	State Renewal	911097560 20011204412C	December 2, 2001 October 23, 2001
THE JANE GANG	Winter Park Recreational Association	APPLICATION FILED
THE JANE GANG	Winter Park Recreational Association	APPLICATION FILED
PREFERENCE PRICING (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State Renewal	911097561 200112044130	December 2, 2001 October 31, 2011
RIDER IMPROVEMENT CENTER (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	971001561	January 6, 2007
RIDER IMPROVEMENT CENTER (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	961141500	October 30, 2006
SKIER IMPROVEMENT CENTER (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	961141499	October 30, 2006
SNOWBALL EXPRESS (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135074	December 6, 2004
SPRING SPLASH (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135073	December 6, 2004
SUNSPOT (Words)	Winter Park Recreational Association	Restaurant Services (Int’l 42)	Federal	1,800,300	October 19, 2003
SUNSPOT (Words & Design)	Winter Park Recreational Association	Jewelry, Jewelry Pins (Int’l 14); Water Bottles and Mugs (Int’l 21); Clothing (Int’l 25)	Federal	1,864,634	November 29, 2004
THE LODGE AT SUNSPOT (Words)	Winter Park Recreational Association	Restaurant Services (Int’l 42)	Federal	1,800,302	October 19, 2003
THE LODGE AT SUNSPOT (Words & Design)	Winter Park Recreational Association	Restaurant Services (Int’l 42)	Federal	1,800,301	October 19, 2003
WE GUARANTEE YOU’LL NOTICE THE DIFFERENCE (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135072	December 6, 2004
MARY JANE (Words & Design)	Winter Park Recreational Association	Clothing (State 25)	State	941143807	December 27, 2004
MARY JANE (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941143808	December 27, 2004

7

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
MARY JANE (Words)	Winter Park Recreational Association	Ski Instruction & Providing Facilities for Skiing (Int’l 41)	Federal	1,189,581	February 9, 2002 Renewed/good through 2/9/2022
MARY JANE (Stylized)	Winter Park Recreational Association	Stationery (Int’l 16); T-shirts (Int’l 25); Ski Resort Services (Int’l 41)	Federal	1,990,886	August 6, 2006 ABANDONED – NO LONGER IN USE
GUEST CENTERED TEACHING	Winter Park Recreational Association	State 41	State	961141498	October 30, 2006
WINTER PARK ‘N RIDE (Words & Design)	Winter Park Recreational Association	Transport of Passengers by Bus (Int’l 39)	Federal	2,444,337	April 17, 2011
THE LIFT RESORT SHUTTLE (Words & Design)	Winter Park Recreational Association	Transport of Passengers by Bus (Int’l 39)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 2,546,036	March 12, 2012
WINTER PARK RESORT (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 107)	State	T29456	March 17, 2005
WINTER PARK RESORT (Words & Design)	Winter Park Recreational Association	Providing Facilities for Skiing, Lessons, Tennis Facilities (Int’l 41); Arranging for Lodging & Meals at Ski Resort (Int’l 42)	Federal	1,401,619	July 15, 2006
WP (Stylized)	Winter Park Recreational Association	Ski, Ski Equipment Rental, Restaurant Services, Restaurant Services (Int’l 42); Ski Instruction, Providing Facilities for Skiing (Int’l 41)	Federal	961,726	June 19, 2003
WINTER PARK RESORT (Stylized & Design)	Winter Park Recreational Association	Stationery, Postcards, Photographic Prints, Playing Cards (Int’l 16); Clothing (Int’l 25); Golf Balls, Board Games (Int’l 28)	Federal	2,000,722	September 17, 2006
WINTER PARK RECREATIONAL ASSOCIATION (Trade Name)	Winter Park Recreational Association	Registered Trade Name	State	L01-08092-000

8

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
EXTREMELY COLORADO (Words)	Winter Park Recreational Association	Stationery (Int’l 16); T-shirts (Int’l 25); Ski Resort Services (Int’l 41)	Federal	2,002,327	September 24, 2006
EXTREMELY COLORADO (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941143810	December 27, 2004
ROCKFEST AT WINTER PARK (Words)	Winter Park Recreational Association	Promoting Musical Concerts of Others (Int’l 35)	Federal (SUPPLEMENTAL REGISTER)	2,367,265	July 11, 2010
EXTREMELY COLORADO (Words)	Winter Park Recreational Association	Clothing (State 25)	State	941143809	December 27, 2004
FANCIFUL DESIGN OF V AND MOUNTAIN (Design)	Winter Park Recreational Association	Marketing, Advertising, Promotional Services for Retail, Residential, Resort Complex (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 76003101
THE VILLAGE AT WINTER PARK (Word)	Winter Park Recreational Association	Ski Resort Lodge (Int’l 42)	Federal (SUPPLEMENTAL REGISTER)	2,572,300	May 21, 2012
WEST PORTAL OUTFITTERS AND STAR (Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 76003017
WEST PORTAL RENTALS AND REPAIRS (Stylized)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	2,566,564	May 7, 2002
WEST PORTAL BOOTS + BOARDS (Words & Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal	2,438,461	March 27, 2011
SLOPESIDE GEAR & SPORTS (Words & Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 76003020
BASE CAMP 9000 AND COMPASS (Words & Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	2,544,030	March 5, 2012
WINTER PARK CENTRAL RESERVATIONS	Winter Park Recreational Association	Marketing, promotions, travel	State	378052
ROCKFEST AT WINTER PARK	Winter Park Recreational Association	Entertainment services, promotion, sponsorship of music festivals	Federal	2367265 (Serial No. 751701806)	July 11, 2010

9

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
WINTER PARK RESORT TRAVEL SERVICES	Winter Park Recreational Association	Travel agency	State	278486	N/A

10

EXHIBIT N
TO LEASE AND OPERATING AGREEMENT

SERP Liabilities

Retiree No. 1	$242,243	As of June 30, 2002
Current Mgmt SERP	$320,700	As of August 1, 2002

	$562,943

EXHIBIT O
TO LEASE AND OPERATING AGREEMENT

Deferred Compensation Arrangements

Retiree No. 2	$52,500	As of Sept 1, 2002
Retiree No. 3	$43,700	As of Sept 1, 2002

	$96,200

Date/Time of Last Edit
August 28, 2002 12:48 pm

EXHIBIT P
TO LEASE AND OPERATING AGREEMENT

TERMS FOR PROGRAM - LIFETIME SKI PASS HOLDERS

A.	All Except Trustees

Holders shall be entitled to lift privileges for themselves for their natural lives.

B.	Vested Trustees

Holders shall be entitled to lift privileges for themselves and their immediate families for their natural lives. Immediate families consist of: (a) spouse or “significant” other; (b) children (c) spouses of children. Holders will be provided lift privileges through the issuance of bar-coded photo passes which shall be valid for lift. These privileges are assigned specifically to the individual to whom it is issued and abuse of the privilege will result in its loss. Grandchildren, through the age of 18, will be issued photo passes upon the request of the Holder.

C.	Unvested Trustees

Holders shall be entitled to lift privileges for themselves and their spouse or “significant” other for their natural lives, and the holder’s children through the age of 18. Holders will be provided lift privileges through the issuance of bar-coded photo passes which shall be valid for lift. These privileges are assigned specifically to the individual to whom it is issued and abuse of the privilege will result in its loss

EXHIBIT Q

TO LEASE AND OPERATING AGREEMENT

SKI RUN NAMES TO BE RETAINED

Hughes
Larry Sale
Little Pierre
Mulligan’s Mile
Balch
Bradley’s Bash
Cranmer
Cranmer Cutoff
Allen Phipps
Over-n-Underwood
Engle Dive
Butch’s Breezeway
Jack Kendrick
Bill Wilson’s Way
Ski Papa
Groswold Discovery Park
Sorensen Park
Bellmar Bowl
Johnstone’s Junction
Willett’s Way
Brian’s Run
Retta’s Run
Baldy’s Chute
Jeff’s Chute
Norwegian
Drunken Frenchman
Feebleminded
Topher’s Trees
Swede’s Ridge

EXHIBIT R
TO LEASE AND OPERATING AGREEMENT

Long-Term Liabilities
Winter Park Recreational Association

Description	Balance 09/28/02

County Note
Principal (4/15 payment)	3,164,840.77
Interest (4/15 payment)
Interest (10/15 payment)
Total

Long Term Note
Principal (5/1 payment)	14,596,625.00
Interest (5/1 payment)
Interest (10/30 payment)
Total

Totals	17,761,465.77

EXHIBIT S
TO LEASE AND OPERATING AGREEMENT

Real Property Landlord Leases from Third Parties

PARCEL HH

The leasehold estate and all other rights, title and interests created or granted under the Second Amended and Restated Ground Lease Agreement between The Colorado Arlberg Club, a Colorado nonprofit corporation, as lessor, and Winter Park Recreational Association, a Colorado nonprofit corporation, as lessee, and evidenced by Memorandum of Second Amended and Restated Ground Lease Agreement dated December 20, 2002 and recorded ___________________, which leasehold estate covers those certain parcels of land described as follows:

Parcel HH-1:

That portion of the Mary Jane Placer Mining Claim (U.S. Mineral Survey No. 16378) located in the Fraser Mining District, and embracing portions of Sections 10 and 15, suspended, Township 2 South, Range 75 West of the 6th P.M., described as follows:

Beginning at Corner No. 2 of said Mary Jane Placer Mining Claim;
thence N13°14’15”E, along Line 2-1 of said Mary Jane Placer Mining Claim, 984.00 feet;
thence N76°59’56”W, 152.00 feet;
thence S80°09’43”W, 300.00 feet;
thence S57°47’49”W, 480.30 feet;
thence S13°14’15”W, parallel with Line 1-2 of said Mary Jane Placer Mining Claim, 523.6 feet to Line 3-2 thereof;
thence S76°46’00”E, along Line 3-2 of said Mary Jane Placer Mining Claim, 765.00 feet to the Point of Beginning.

Parcel HH-2:

That portion of the MARY JANE PLACER MINING CLAIM (U.S. Mineral Survey No. 16378) located in the Fraser Mining District, and embracing portions of Sections 10 and 15, suspended, Township 2 South, Range 75 West of the 6th P.M., described as follows:

Beginning at Corner No. 2 of said Mary Jane Placer Mining Claim;
thence N13°14’15”E, along Line 2-1 of said Mary Jane Placer Mining Claim, 984.00 feet;
thence N76°59’56”W, 152.00 feet;
thence S80°09’43”W, 300.00 feet;
thence S57°47’49”W, 480.30 feet to the TRUE POINT OF BEGINNING;
thence S13°14’15”W, parallel with Line 1-2 of said Mary Jane Placer Mining Claim, 523.6 feet to Line 3-2 thereof;

S-1

thence N76°46’00”W, along Line 2-3 of said Mary Jane Placer Mining Claim, 865.00;
thence N13°14’15”E, parallel with Line 2-1 of said Mary Jane Placer Mining Claim, 523.60 feet to a point that bears N76°46’00”W from the True Point of Beginning;
thence S76°46’00”E, parallel with Line 3-2 of said Mary Jane Placer Mining Claim, 865.00 feet to the TRUE POINT OF BEGINNING.

Parcel HH-3:

That portion of the MARY JANE PLACER MINING CLAIM (U.S. Mineral Survey No. 16378) located in the Fraser Mining District, and embracing portions of Sections 10 and 15, suspended, Township 2 South, Range 75 West of the 6th P.M., described as follows:

Beginning at Corner No. 4 of said Mary Jane Placer Mining Claim;
thence S76°46’15”E, along Line 4-1 of said Mary Jane Placer Mining Claim, 250.00 feet;
thence S13°14’00”W, parallel with Line 4-3 of said Mary Jane Placer Mining Claim, 1,150.00;
thence N76°46’l5”W, parallel with Line 1-4 of said Mary Jane Placer Mining Claim, 250.00 feet to Line 3-4 thereof;
thence N13°14’00”E, along Line 3-4 of said Mary Jane Placer Mining Claim 1.150.00 feet to the Point of Beginning.

Parcel HH-4:

That portion of the MARY JANE PLACER MINING CLAIM (U.S. Mineral Survey No. 16378) located in the Fraser Mining District, and embracing portions of Sections 10 and 15, suspended, Township 2 South, Range 75 West of the 6th P.M., described as follows:

Commencing at Corner No. 2 of said Mary Jane Placer; thence N13°14’15”E, 984.00 feet; thence N76°59’56”W, 152.00 feet; thence S80°09’43”W, 81.85 feet to the TRUE POINT OF BEGINNING;

Thence continuing S80°09’43”W, 218.15 feet;

Thence N06°48’42”W, 231.45 feet;

Thence S57°47’04”E, 139.13 feet to a point of curve to the right

Thence Southeasterly, 53.69 feet along the arc of said curve to the right to a point tangent, said arc having a radius of 230.00 feet, a delta angle of 13°22’28” and being subtended by a chord that bears S51°05’50”E, 53.57 feet;

Thence S44°24’36”E, 118.62 feet to the TRUE POINT OF BEGINNING.

S-2

PARCEL II

Leasehold estate and all other rights, title and interests created or granted under the Master Lease and Purchase Option Agreement between The Vailco Group, LLC, a Colorado limited liability company, and Winter Park Services, Inc., a Colorado corporation, a Memorandum of which was recorded on September 28, 2000 under Reception No. 2000-009066, which covers the real property described as follows:

Lot 3 Block B of the Indian Meadows Golf Course and Subdivision First Filing according to the plat recorded February 23, 1999 at Reception No. 99001600 and a Replat of Lot 3, Block a Indian Meadows Golf Course and Subdivision on First Filing, Filed July 22, 1999 at Reception No. 99007661 of the Records of the Clerk and Recorder of the County of Grand, State of Colorado

NOTE:	For the purposes of this Exhibit S, “recorded” means recorded with the office of the Clerk and Recorder of Grand County, Colorado.

S-3

EXHIBIT S
TO LEASE AND OPERATING AGREEMENT

SCHEDULE OF LEASES
Winter Park Recreational Association (“WPRA”) as Lessee

Lessor	Property	Date of Lease

Columbine West, LLC (Front Range Ticket Office)	620 SF, Suite 209, 400 S. McCaslin Boulevard, Boulder, Colorado	10/1/98
Crestview at Winter Park Limited Partnership (Central Reservations)	6000 SF (including 5’ into interior mall) and 2 parking spaces in garage	11/21/97
Mercy Services Corporation, a Nebraska non-profit corporation	Part of first floor of 505 Willow Lane (Wapiti Meadows), Fraser, Colorado for Child Development Center (Day Care)	11/4/98

Zephyr Mountain Development, LLC	5326 SF at 201 Zephyr Way	11/1/99
USFS	Sunspot Communications Site	7/11/2000
USFS	Bullfrog Communications Site	9/6/1997

EXHIBIT T
TO LEASE AND OPERATING AGREEMENT

REAL PROPERTY LANDLORD LEASES TO THIRD PARTIES

Lessee	Property	Date of Lease
ALTA Colorado, L.L.C., a Utah limited partnership (Vintage Hotel)	Land lease at base of Winter Park for 124-room hotel	9/1/98
Amaze Venture, Inc.	Space located in main base area to operate a outdoor maze during the summer.	7/1/93]
Andrew L. Arnold, M.D. d/b/a 7 Mile Medical Clinic	Total of 2494 SF in Childrens Center Building	6/1/99
Invisible, Inc., a Colorado Corporation (Coffee Tea Market)	1203 SF on Second level of Balcony House	5/1/97
National Sports Center for the Disabled, Inc., a Colorado non-profit corporation	1900 SF on first floor of Balcony House
266 SF in basement of Balcony House
2985 SF on first floor of West Portal Station
324 SF in basement of West Portal Station
260 SF on 2nd floor of WPRA Administration Building
Licenses to use:
West Parcel of Evans Tract
Tract 41
Village at Winter Park I
Parcels leased from Arlberg Club
Land under easement created by quitclaim to WPRA as grantee, Book 280, Page 676
Land used by WPRA under Special Use Permit #1019 from Forest Service
All WPRA parking facilities (tenant pays for use on same basis as public)

10/1/2000
Proloc, Inc. (now known as TAK Enterprises per WPRA)	Space in Balcony House (ski storage)	11/1/2000
SharpShooter/Spectrum Venture, LLC	Space in Balcony House	11/1/2000
Winter Park Restaurant Company	Any within boundaries of Forest Service Permit land as well as the space located at 6827 County Road 5, Fraser	7/7/1997
Eskimo Ski Club	Balcony House Lower Level	11/1/2001
National Weather Service	Space on Tract 38B for weather monitor site	7/28/01
Winter Park Restaurant Company	All food service facilities owned by WPRA i	7/7/1997
Denver Water Dept.	Tract 38B Admin Site	9/28/2001

EXHIBIT T
TO LEASE AND OPERATING AGREEMENT

COMMUNICATION SITE LEASES

BULLFROG COMMUNICATION SITE

Union Cellular	1994
Comnet Cellular	1996
(Verizon Wireless)
MetroCall	1997
Air Touch Paging	1998
(Verizon Wireless Messaging Services)
Fraser Valley Rec. District	1988

SUNSPOT DIGITAL COMMUNICATION SITE

Colorado CallCom	1997
(Western Paging)
Nextel	1998
Sprint	2000
Qwest	2001
Voicestream	2001
Denver Water (in negotiations)

EXHIBIT U
TO LEASE AND OPERATING AGREEMENT

LEASED TANGIBLE PERSONAL PROPERTY

Snowcat Leases One Master Lease Lessor = CIT Group/Equipment Financing, Inc.

Description	Start Date

7 Pisten Bully 200 “C” w/Accessories	12/21/1999

1 Bombardier BR-180 w/Accessories	12/21/1999

2 Pisten Bully 200 w/ Accessories and cabins	12/07/2000

Pitney Bowes mail machine

Ski rack lease from Keelan

EXHIBIT U (cont)
LEASED TANGIBLE PERSONAL PROPERTY
(Honda Sponsorship Leased Vehicles)

Unit #	VIN #	Model	Year	Department	Tab #	Plate #	Title #	Expires(Month/Year)	Status
301	4S6DM58W9Y4418463	Passport	2000	Front Range	G383241	476CSB	53E149627	Feb-03	Registered
302	4S6DM58W5Y4410795	Passport	2000	Front Range	B235108	984CSA	53E148863	Dec-02	Registered
303	JHLRD1865YS018216	CRV	2000	Mail Car/Finance	G382101	293CSB	53E149212	Jan-03	Registered
304	JHLRD1840YC060138	CRV	2000	Security	B235109	985CSA	53E148292	Dec-02	Registered
305	JHLRD174XYC056518	CRV	2000	Security	F389906	986CSB	53E149487	May-03	Registered
306	4S6DM58W6Y4419067	Passport	2000	Security	G382102	171CSB	53E149035	Jan-03	Registered

EXHIBIT V
TO LEASE AND OPERATING AGREEMENT

WINTER PARK RECREATIONAL ASSOCIATION

INTANGIBLE PERSONAL PROPERTY

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
COLORADO’S FAVORITE (Words)	Winter Park Recreational Association	Clothing (Int’l 25) Ski Resort Services (Int’l 41)	Federal	1,999,321 (Federal)	September 10, 2006
COLORADO’S FAVORITE (Stylized)	Winter Park Recreational Association	Clothing (Int’l, State 25) Ski Resort Services (Int’l, State 41)	Federal & State	1,999,322 (Federal) 951015689 (State) 951015640 (State)	September 10, 2006 (Federal) February 7, 2005 (State) February 7, 2005 (State)
COLORADO’S FAVORITE SKI RESORT (Words)	Winter Park Recreational Association	Clothing (Int’l 25)	Federal	2,013,187 (Federal)	November 5, 2006
COLORADO’S FAVORITE SKI RESORT (Stylized)	Winter Park Recreational Association	Clothing (Int’l, State 25) Ski Resort Services (Int’l 41)	Federal & State	2,020,248 (Federal) 941135081 (State)	December 3, 2006 (Federal) December 6, 2004 (State)
COLORADO’S FAVORITE SKI RESORT (Stylized)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135080	December 6, 2004
COME PEDAL THE PARK (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135076	December 6, 2004
COME PEDAL THE PARK (Words)	Winter Park Recreational Association	Utensils & Containers (State 21)	State	941135077	December 6, 2004
COME PLAY AT THE PARK (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135075	December 6, 2004

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
DISCOVERY PARK (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135078	December 6, 2004
JANE GANG (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	951015688	February 7, 2005
NO PAIN NO JANE (Words)	Winter Park Recreational Association	Clothing (State 25)	State	941135070	December 6, 2004
NO PAIN NO JANE (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135071	December 6, 2004
PARSENN BOWL (Words)	Winter Park Recreational Association	Clothing (State 25) (State 41)	State	951100533 95110532	August 9, 2005 August 9, 2005
PARSENN BOWL (Words & Design)	Winter Park Recreational Association	Clothing (State 41)	State	941135079	December 6, 2004
PERFORMANCE LAB (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	961141501	October 30, 2006
POWDER EXPRESS (Stylized)	Winter Park Recreational Association	Clothing (State 25)	State	941143805	December 27, 2004
POWDER EXPRESS (Stylized)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941143806	December 27, 2004
POWDER PLUS (Stylized)	Winter Park Recreational Association	Education & Entertainment (State 41)	State Renewal	911097560 20011204412C	December 2, 2001 October 23, 2001
THE JANE GANG	Winter Park Recreational Association	APPLICATION FILED
THE JANE GANG	Winter Park Recreational Association	APPLICATION FILED
PREFERENCE PRICING (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State Renewal	911097561 200112044130	December 2, 2001 October 31, 2011
RIDER IMPROVEMENT CENTER (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	971001561	January 6, 2007
RIDER IMPROVEMENT CENTER (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	961141500	October 30, 2006
SKIER IMPROVEMENT CENTER (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	961141499	October 30, 2006
SNOWBALL EXPRESS (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135074	December 6, 2004

2

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
SPRING SPLASH (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135073	December 6, 2004
SUNSPOT (Words)	Winter Park Recreational Association	Restaurant Services (Int’l 42)	Federal	1,800,300	October 19, 2003
SUNSPOT (Words & Design)	Winter Park Recreational Association	Jewelry, Jewelry Pins (Int’l 14); Water Bottles and Mugs (Int’l 21); Clothing (Int’l 25)	Federal	1,864,634	November 29, 2004
THE LODGE AT SUNSPOT (Words)	Winter Park Recreational Association	Restaurant Services (Int’l 42)	Federal	1,800,302	October 19, 2003
THE LODGE AT SUNSPOT (Words & Design)	Winter Park Recreational Association	Restaurant Services (Int’l 42)	Federal	1,800,301	October 19, 2003
WE GUARANTEE YOU’LL NOTICE THE DIFFERENCE (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941135072	December 6, 2004
MARY JANE (Words & Design)	Winter Park Recreational Association	Clothing (State 25)	State	941143807	December 27, 2004
MARY JANE (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941143808	December 27, 2004
MARY JANE (Words)	Winter Park Recreational Association	Ski Instruction & Providing Facilities for Skiing (Int’l 41)	Federal	1,189,581	February 9, 2002 Renewed/good through 2/9/2022
MARY JANE (Stylized)	Winter Park Recreational Association	Stationery (Int’l 16); T-shirts (Int’l 25); Ski Resort Services (Int’l 41)	Federal	1,990,886	August 6, 2006 ABANDONED – NO LONGER IN USE
GUEST CENTERED TEACHING	Winter Park Recreational Association	State 41	State	961141498	October 30, 2006
WINTER PARK ‘N RIDE (Words & Design)	Winter Park Recreational Association	Transport of Passengers by Bus (Int’l 39)	Federal	2,444,337	April 17, 2011
THE LIFT RESORT SHUTTLE (Words & Design)	Winter Park Recreational Association	Transport of Passengers by Bus (Int’l 39)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 2,546,036	March 12, 2012
WINTER PARK RESORT (Words & Design)	Winter Park Recreational Association	Education & Entertainment (State 107)	State	T29456	March 17, 2005

3

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
WINTER PARK RESORT (Words & Design)	Winter Park Recreational Association	Providing Facilities for Skiing, Lessons, Tennis Facilities (Int’l 41); Arranging for Lodging & Meals at Ski Resort (Int’l 42)	Federal	1,401,619	July 15, 2006
WP (Stylized)	Winter Park Recreational Association	Ski, Ski Equipment Rental, Restaurant Services, Restaurant Services (Int’l 42); Ski Instruction, Providing Facilities for Skiing (Int’l 41)	Federal	961,726	June 19, 2003
WINTER PARK RESORT (Stylized & Design)	Winter Park Recreational Association	Stationery, Postcards, Photographic Prints, Playing Cards (Int’l 16); Clothing (Int’l 25); Golf Balls, Board Games (Int’l 28)	Federal	2,000,722	September 17, 2006
WINTER PARK RECREATIONAL ASSOCIATION (Trade Name)	Winter Park Recreational Association	Registered Trade Name	State	L01-08092-000
EXTREMELY COLORADO (Words)	Winter Park Recreational Association	Stationery (Int’l 16); T-shirts (Int’l 25); Ski Resort Services (Int’l 41)	Federal	2,002,327	September 24, 2006
EXTREMELY COLORADO (Words)	Winter Park Recreational Association	Education & Entertainment (State 41)	State	941143810	December 27, 2004
ROCKFEST AT WINTER PARK (Words)	Winter Park Recreational Association	Promoting Musical Concerts of Others (Int’l 35)	Federal (SUPPLEMENTAL REGISTER)	2,367,265	July 11, 2010
EXTREMELY COLORADO (Words)	Winter Park Recreational Association	Clothing (State 25)	State	941143809	December 27, 2004
FANCIFUL DESIGN OF V AND MOUNTAIN (Design)	Winter Park Recreational Association	Marketing, Advertising, Promotional Services for Retail, Residential, Resort Complex (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 76003101
THE VILLAGE AT WINTER PARK (Word)	Winter Park Recreational Association	Ski Resort Lodge (Int’l 42)	Federal (SUPPLEMENTAL REGISTER)	2,572,300	May 21, 2012

4

Trademark	Owner	Goods/Services & Class Number	Federal or State (Colorado)	Registration Number	Expiration/Renewal Date
WEST PORTAL OUTFITTERS AND STAR (Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 76003017
WEST PORTAL RENTALS AND REPAIRS (Stylized)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	2,566,564	May 7, 2002
WEST PORTAL BOOTS + BOARDS (Words & Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal	2,438,461	March 27, 2011
SLOPESIDE GEAR & SPORTS (Words & Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	Serial No. 76003020
BASE CAMP 9000 AND COMPASS (Words & Design)	Winter Park Recreational Association	Retail Store Services (Int’l 35)	Federal (APPLICATION FILED 3/17/2000)	2,544,030	March 5, 2012
WINTER PARK CENTRAL RESERVATIONS	Winter Park Recreational Association	Marketing, promotions, travel	State	378052
ROCKFEST AT WINTER PARK	Winter Park Recreational Association	Entertainment services, promotion, sponsorship of music festivals	Federal	2367265 (Serial No. 751701806)	July 11, 2010
WINTER PARK RESORT TRAVEL SERVICES	Winter Park Recreational Association	Travel agency	State	278486	N/A

5

EXHIBIT V (cont.)

Additional Intangible Personal Property
WPRA Development
Access Road Study
ADA Study of W.P. Facilities
Admin. & Balcony House Programing Design
Beavers-Cooper Creek Gondola Eng.
City Land-Planned Urban Development
East Side Pumpback Engineering
Economic Studies
Environment Assessment-Environmental Impact Studies
Fraser River Trail Engineering
Highway Alignment Project Arch., Eng., Legal
Jim Creek Boreal Toad Habitat Enhancement Study 00-01
L.V. Creek Habitat Enhancement 00-01
Leland Creek Access-Leland Gulch Road Survey
Looking Glass Replacement Planning
Mapping 82-87 City Land
Maps (Various)
Parking Structure Design
Seasonal Employee Housing Plans
Sewer Engineering
Snowmaking Cathotic Protection Study
Snowmaking Expansion Study SE Group
Special Studies
Transportation Study Base Area
Vasquez Ridge Expansion Planning
Master Plan Update - Winter Park-Mary Jane-Vasquez
Water Engineering (Various)
Winter Park Mary Jane Preliminary PUD
Winter Park Village – Resort Ops Planning Study – ’97
Zephyr Italian Grill Planning

WP Village Development
Base Area Consulting
Base Area FDP including Vested Rights Agreement

EXHIBIT V (cont.)

Base Area Economic Survey & Development
Base Area Land Surveys
Base Area Planning & Development
Base Village Design/Legal Service/Architecture
Base Village Phase II Environmental Services
Hotel Study
Property Tax
Small Tracts Act – Tract 8003
Transport Study
Water & Sewer Planning

Copyrights
Various Copyrighted Materials
Including Brochures, Trail Maps,
Promotional Material, Training Manuals, etc.

Date/Time of Last Edit
August 8, 2002 12:41 pm

EXHIBIT W
TO LEASE AND OPERATING AGREEMENT

WINTER PARK RECREATIONAL ASSOCIATION
SCHEDULE OF MATERIAL PERMITS AND LICENSES

Party	Term	Purpose
Winter Park Restaurant Association (Licensee)	6/12/01 – 6/12/03 (renews annually unless cancelled)	To allow WPRA to offer food for events held on the Plaza (Lot 3).
Denver Water Board (Licensor)	2/28/97-	Evans Tract
Denver Water Board (Licensor)	12/30/80	Vasquez-St. Louis Collection Conduit
Denver Water Board (Licensor)	10/14/86	Allows WPRA to construct, utilize, maintain, repair and replace Alpine Slide Recreational facility.
Denver Water Board (Licensor)		Allows use of bypass water for irrigation at Winter Park base
Denver and Rio Grande Western Railroad (Licensee)	10/14/96	WPRA allowed to use right-of-way on the East Parcel; Rio Grande has right to relocate west roadbed.
Town of Winter Park (Licensor), Winter Park Restaurant Co., West Portal Station(Licensee)	Expires 12/2/2002	Liquor license with optional premises.
Town of Winter Park (Licensor), Winter Park Restaurant Co., Mary Jane Day Center(Licensee)	Expires 12/2/2002	Liquor license with optional premises.
Town of Winter Park (Licensor), Winter Park Restaurant CoThe Lodge at Sunsport(Licensee)	Expires 9/23/2002	Liquor license with optional premises.
Town of Winter Park (Licensor), Winter Park Restaurant Snoasis (Licensee)	Expires 12/2/2002	Liquor license with optional premises (3 locations).
Town of Winter Park (Licensor), Winter Park Restaurant CoLunch Rock Restaurant (Licensee)	Expires 12/26/2002	Liquor license.
U.S. Forest Service	12/8/83 – annually	Annual Special Use Permit
U.S. Forest Service	12/8/83 – 12/31/2013	Term Special Use Permit

Date/Time of Last Edit
August 8, 2002 12:41pm

Winter Park Village Company Master Association (Licensor)	11/1/2000 – 10/31/2003	Snowmaking and Grooming of Lot 3, including “great lawn” and plaza north of Zephyr Mountain Lodge
Winter Park/Mary Jane PUD – Town of Winter Park	To be renewed 11/02	PUD for Mary Jane Base Area
Winter Park Resort Master Development Plan – USFS	Renewal December 2005	USFS Approved Development Plan
Winter Park Village FDP and Vesting Rights Agreement – Town of Winter Park	July 2012	FDP for Development South of Balcony House, at Winter Park Base
CDOT US 40 Highway Access Permit	Renewal is October annually
WPPY981 FCC License	3/23/2000-3/23-2005	2 way radio system YB trunked business
FCC License WPFD 902	7/16/1999-6/28/2004	Scanning frequency IB business
FCC License KKM-882	2001	Secondary operation frequency

Exhibit W (cont.)
Material Licenses

Party	Term	Purpose
Hazardous Materials
Permit No. HMP-11032	5/6/02-5/6/03	Transportation of Hazardous Materials

Explosives Permit No. 5-CO-049-20-3J-02100	Exp. 9/1/03	20-Manufacturer of High Explosives

Lodge at Sunspot ID No. 471701	Exp. 4/30/02	Certificate of Inspection Elevator License

Snoasis ID No. 572144	Exp. 4/30/02	Certificate of Inspection Elevator License

West Portal Passenger ID No.E026202	Exp. 4/30/02	Certificate of Inspection Elevator License

West Portal Freight ID No. E026201	Exp. 4/30/02	Certificate of Inspection Elevator License

Children’s Center ID No. E88591	Exp. 4/30/02	Certificate of Inspection Elevator License

Mary Jane Lodge Freight ID No. E54088	Exp. 4/30/02	Certificate of Inspection Elevator License

Mary Jane Club Car Rest. ID No. 13533	Exp. 4/30/02	Certificate of Inspection Elevator License

Mary Jane Catering ID No. 13631	Exp. 4/30/02	Certificate of Inspection Elevator License

Wapiti Child Care Lie. No. 31019	Exp. 11/01	State of CO Child Care License

WPRA Empl. Nursery Lie. No.45487	Exp. 9/02	State of CO Child Care License

Looking Glass WP-004	11/02/01	State of Colorado CPTSB Lift Licenses

Outrigger WP-005	11/02/01	State of Colorado CPTSB Lift Licenses

Arrow WP-007	11/02/01	State of Colorado CPTSB Lift Licenses

Challenger WP-008	11/02/01	State of Colorado CPTSB Lift Licenses

Discovery WP-009	11/02/01	State of Colorado CPTSB Lift Licenses

Galloping Goose WP-010	11/02/01	State of Colorado CPTSB Lift Licenses

Iron Horse WP-013	11/02/01	State of Colorado CPTSB Lift Licenses

Hand Car WP-017	11/02/01	State of Colorado CPTSB Lift Licenses

Sunnyside WP-020	11/02/01	State of Colorado CPTSB Lift Licenses

Zephyr Express WP-021	11/02/01	State of Colorado CPTSB Lift Licenses

Gemini Express WP-022	11/02/01	State of Colorado CPTSB Lift Licenses

Endeavor WP-023	11/02/01	State of Colorado CPTSB Lift Licenses

Prospector WP-024	11/02/01	State of Colorado CPTSB Lift Licenses

Sorenson Park WP-025	11/02/01	State of Colorado CPTSB Lift Licenses

Mt. Maury WP-026	11/02/01	State of Colorado CPTSB Lift Licenses

Olympia Express WP-027	11/02/01	State of Colorado CPTSB Lift Licenses

Eskimo Express WP-029	11/02/01	State of Colorado CPTSB Lift Licenses

Summit Express WP-018	11/02/01	State of Colorado CPTSB Lift Licenses

High Lonesome WP-012	11/02/01	State of Colorado CPTSB Lift Licenses

Pioneer Express WP-015	11/02/01	State of Colorado CPTSB Lift Licenses

Pony Express WP-016	11/02/01	State of Colorado CPTSB Lift Licenses

Conveyor WP-028	11/02/01	State of Colorado CPTSB Lift Licenses

Timberline(3P) SC-005	11/02/01	State of Colorado CPTSB Lift Licenses

PUC No. 8572		Certificate of Convenience & Necessity

West Portal Food & Beverage	7/1/02-6/30/03	Town of Winter Park License to do business

Slopeside Gear & Sport	7/1/02-6/30/2003	Town of Winter Park License to do business

West Portal Retail	7/1/02-6/30/2003	Town of Winter Park License to do business

Mary Jane Restaurant	7/1/02-6/30/2003	Town of Winter Park License to do business

Mary Jane Cafeteria	7/1/02-6/30/2003	Town of Winter Park License to do business

Snoasis	7/1/02-6/30/2003	Town of Winter Park License to do business

Sunspot	7/1/02-6/30/2003	Town of Winter Park License to do business

Winter Park/Mary Jane Ski Area	7/1/02-6/30/2003	Town of Winter Park License to do business

Central Reservations	7/1/02-6/30/2003	Town of Winter Park License to do business

Lunch Rock Café	7/1/02-6/30/2003	Town of Winter Park License to do business

Sundance Café	7/1/02-6/30/2003	Town of Winter Park License to do business

The Jane Shop	7/1/02-6/30/2003	Town of Winter Park License to do business

West Portal Station	12/31/02	License to Operate a Retail Food Establishment

Mary Jane Day Center	12/31/02	License to Operate a Retail Food Establishment

The Lodge at Sunspot	12/31//02	License to Operate a Retail Food Establishment

Snoasis	12/31/03	License to Operate a Retail Food Establishment

Lunch Rock	12/31/02	License to Operate a Retail Food Establishment

Sundance Café	12/31/02	License to Operate a Retail Food Establishment

Boxcar Deli	12/31/02	License to Operate a Retail Food Establishment

Club Car/Pepperoni’s	12/31/02	License to Operate a Retail Food Establishment

American Society of Composers, Authors and Publishers – Club Car	Either party may terminate	to allow recorded music to be played

American Society of Composers, Authors and Publishers – Derailer	Either party may terminate	to allow recorded music to be played

BMI Music License – Club Car	12/31/02	License to play recorded music

BMI Music License – Club Car	12/31/02	License to play recorded music

BMI Music License – Derailer	12-31/02	License to play recorded music

Primary Water Board Easements and Licenses

1.	Exclusive Dominant Easements between the Board and WPRA, dated December 13, 1996 (the “Exclusive Easement”)

2.	Non-Exclusive Utility Easements between the Board and WPRA, dated December 13, 1996 (the “Utility Easement”)

3.	Non-Exclusive Road Easements between the Board and WPRA, dated December 13, 1996 (the “Road Easement”)

4.	Easement Agreement dated June 15, 1994, between WPRA and DWB, for the purpose of maintaining telemetering lines across Tract 41.

5.	Amendment to Easement Agreement between the Board and WPRA, dated December 13, 1996 (the “Easement Agreement”)

6.	Partial Relinquishment executed by the Board, dated December 13, 1996 (the “Relinquishment”)

7.	License Agreement between the Board and WPRA, dated February 28, 1997, including Attachment A, “Termination of Existing Licenses” (the “License Agreement”)

8.	Siphon 1 Exclusive Dominant Easement between the Board and WPRA, dated June 30, 1998.

9.	Siphon !A Exclusive Dominant Easement between the Board, WPRA and Winter Park Village, Inc., dated June 30, 1998.

10.	Non-Exclusive Road Easement Agreement between the Board, WPRA and WPV, dated June 30, 1998.

11.	Non-Exclusive Utility Easements Agreement between the Board, WPRA and WPV, dated June 30, 1998.

12.	Amended Exclusive Dominant Easements between the Board and WPRA, dated June 30, 1998.

Exhibit X
TO LEASE AND OPERATING AGREEMENT

Intangible Personal Property –Material Agreements

Contract Name	Date of Contract
Utilities/Transportation
Carrier	5/01/021
CDOT	Annual
Copy Concepts (copier)	10/30/98
Corridor Agreement	8/3/01
Dover	1/11/93
East Grand Water Quality Control Board	Annual
Fones West (T-3 Lines Partnership)	2001
Gray Oil Company	3/12/98
Ivara Software	7/12/99
License Agreement (parking ZML)	2000
License and Concessionaire Agreement (Winter Park Restaurant Company)	6/12/01
Middle Park Water Conservancy District (Windy Gap)	Annual
Middle Park Water Conservancy District (Wolford)	Annual
Mountain Parks Electric Agreement for electric service.	8/8/97
MPE, Light lease	Month to month
Orkin Pest Control	Month to month
Tiger Natural Gas	11/01/01
W&S Parking lease	11/1/99
Winter Park Water & Sanitation District – P.I.L.O.T. (payment in lieu of taxes)	Annual
Employee Housing
Steve Kleinman – Deed of Trust	7/01
Tabernash Sewer Tap	6/26/01
Communications Site
Legacy Communications, Inc.	4/1/99
Food & Beverage
Campbell Soup Branding Partnership Agreement	10/27/00
Einstein/Noah Bagel Corp.	10/31/00
Good Times Drive Thru	10/24/00
Harney & Sons Teas, Inc.	12/00
Nobel/SYSCO	11/26/01
Peak Amusements	10/29/00
Seattle’s Best/Equipment Loan Agreement	9/12/00
Tolin Mechanical Systems	11/8/01
Vend Equipment Buyer Agreement	5/2/97

Exhibit X
TO LEASE AND OPERATING AGREEMENT

Intangible Personal Property –Material Agreements

Competition Center
Kaleidoscope Sports & Entertainment LLC, (Nastar Membership)	2002-03 ski season
Miller Storage, Inc.	10/10/00
Retail
Bianchi USA Inc.	4/27/95
Merchant Card Management Systems, Inc. (MCMS)	8/21/00
Rossignol Ski Company, Inc.	6/29/00
Sport Select	10/13/98
Lifts
Keystone Resorts Management Inc.	7/13/93
Poma of America, Inc.	2/28/99
Equipment
Snowcats (5)	4/23/02
Snowmobiles (25)	3/26/02
Bank Loan Documents
Assignment of Leases and Rents and Other Income	9/30/93
Collateral Trust Agreement	9/30/93
Deed of Trust and Security Agreement	9/30/93
Financing Agreement	9/30/93
Intellectual Property Security Agreement	9/30/93
Revolving Credit Agreement	9/30/93
Sports Facilities Financing Agreement	9/30/93
Term Loan Agreement	9/30/93
IT
ARIN ASN	Annual
Cisco smartnet (Cisco 7500 Router)	Annual
Datalink Contract 9730 Tape Library	Annual
Internet Domain Names owned by WPRA	Annual
ISP Customer Contracts	Annual
McAfee Anti-Virus	Monthly
Microsoft License Agreement	Bi-Annually
Pinnacle Access	Annual
SNMPc License	Annual
Sprint ISP	Monthly
SurfControl	Annual
T-1 Data Circuits	Monthly
Verisign SSL Keys	Annual
Veritas	08/07/01
Central Reservations
Alamo Rent a Car	11/01/01
Amtrak	9/30/01

Exhibit X
TO LEASE AND OPERATING AGREEMENT

Intangible Personal Property –Material Agreements

Apollo/Galileo	6/1/02
Aspect Customer Agreement	7/6/01
Aspect Professional Services Agreement	7/6/01
AT&T Phone Contract	1/28/99
AT&T Tariff & Service Contract	Month to month
Avis	“evergreen”
Centennial (Front Range office space)	9/24/98
Central Reservations Subscribers	May/June 2002
Crestview (Central Res office Space) (Now Winter Park Station)	11/21/97
Continental Airlines	Annual
Frontier Airlines	Annual
Hertz	Annual
Radixx (Central Res. Software)	11/4/98
Travel Guard Trip Insurance	6/01/01
WORLDRES	10/1/01
Marketing
Alpen Glow Magazine	9/26/00
Anytime Weather	3/1/01
AT&T	1/01
Barnhart Advertising	2/15/00
Byron Hetzler Photography	2/24/00
Certified Brochure Distribution	8/1/02
Clear Channel Concerts (BGP)	5/1/02
ClearChannel Interactive	4/15/02
Cliff Bar, Inc.	10/31/01
CollegeClub	4/1/02
Colorado College	9/02
Colorado Rockies (advertising)	3/17/00
Colorado.com	4/15/02
Colorado-Directory.com	1/29/03
Coloradofishing.net	5/1/02
ColoradoResortNet.com	4/1/02
Continental Airlines	“evergreen”
Central Reservations Subscriber Agreement	annual
CTM Brochure Distribution	01/02
CU Recreation Guide	9/1/02
David Pahl Photography	04/01
Delta Airlines, Inc.	1/1/01
Denver Newspaper Agency	4/2/01
DIA advertising display	6/1/02
DU Sponsorship	7/01/02
Entertainment	4/1/02

Exhibit X
TO LEASE AND OPERATING AGREEMENT

Intangible Personal Property –Material Agreements

Expedia, Inc	7/31/01
Grand County Brochure Delivery, Inc.	5/02
Granton Marketing	9/02
Gregg Adams, Photographer
Guest Guide Advertising	Winter 2001
Hertz	11/13/00
Honda (RPAlpha Group)	11/00
Ken Redding Photography	03/01
Lease for space (WPML Mtn Cam)	11/1/00
Luce Press Clippings	6/14/02
McGraw-Hill Broadcasting	11/1/00
Media Authorization	6/1/02
Medialinq.com
Menu Guide (advertising)	Summer 2002
National Sales Team, LLC	05/02
Nuggets agreement	5/1/02
Pepsi	7/1/98
Rod Walker Photography	04/00
RSN.com
Sister Mountain Agreement	2002
SkiCentral.com	4/15/02
Sno Country Mountain Reports	Annual
Snow Ski Mailing	6/11/02
Snowreport.com	4/15/02
The AMI Group (internet snow report)	Annual
The Weather Channel (tv snow report)	Annual
Ticketing contracts	5/1/02
Tiga Advertising (busses)	1/1/00
TripStream.com
United Airlines, Inc	6/11/01
Weather.com
Wholesaler Agreements 2001-2002 (Various, see attached list)
Winter Park Station	6/1/03
World Wide Ski Corp (Budweiser)	10/01/99
Miscellaneous
City Agreement	Nov., 1950
Monticello	11/1/96
Monticello	3/19/97
Option and Master Development agreement	11/4/97
Snowmaking and Grooming License Agreement (AML)	11/00
Town of Winter Park (P.I.L.O.T.)	Annual

Exhibit X
TO LEASE AND OPERATING AGREEMENT

Intangible Personal Property –Material Agreements

Town of Winter Park (Fraser River Trail)	Unspecified
Trust Agreement – Wells Fargo
Savings and Investment Plan – Wells Fargo	9/1/00
National Ski Areas Association	Annual
Mountain States Employers Council	Annual
Colorado Ski Country	Annual
Grand Lake Chamber of Commerce	Annual
Insurance
Aon Agent – Chubb Group of Insurance Companies	5/28/02
Aon Agent – Chubb Group of Insurance Companies	6/10/02
Aon Agent – Genesis Insurance Co.	5/1/02
Aon Agent – Hartford Steam Boiler
Aon Agent – Royal Indemnity Co.	5/1/02
Aon Agent – Safety National	11/1/01
Aon Agent – CNA (Columbia Casualty Company Non Admitted)	7/2/02
Aon Agent – Great American California, UT; Federal Insurance Co.; New York Marine and General Insurance Co.	5/1/02
CEMMI	1/1/02
Dry Creek Surgery	6/1/02
Reliance Standard Life	8/1/01
ReliaStar Life Insurance Co./ING Employee Benefits	1/1/02
Standard Insurance Company	1/1/99
United Dental Care of Colorado, Inc.	1/1/02
Colorado West Regional Mental Health	8/1/01
Denman, Gray & Co	1/1/02
Mountain States Administration	1/1/02
Mountain Medical Affiliates	1/1/02
Protective Dental Care	1/1/02
Royal Indemnity Co	6/1/02

Exhibit X
TO LEASE AND OPERATING AGREEMENT

Intangible Personal Property –Material Agreements

Royal Indemnity Co
Any Mountain Tours
Apple Vacations
Arke Reizen
Aspen Ski Tours
Carolina Tours, Inc.
Colorado Hosts
Crossroad Adventures
Crystal Holidays
D&D Ski Vacations
Education Overland
Expedia Inc.
Gogo Liberty Tours
Group Trips Unlimited
High Point Travel
Holiday World
JTM Tours
Kincaid Coachlines
Kingdom Tour & Travel
Lynx Ski Travel
Mark Travel
Mogul Ski & Snowboard Tours
Mountain Escapes
Mountain Sports Travel
Neilson Ski Holidays
Ripley’s Mountain Adventure
RMA Ski Tours
Rocky Mountain Vacations
Sitzmark Travel
Ski Celebration
Ski Independence
Ski the Rockies of Colorado
Snowball Tours
Snowtime
Sport America Tours
Sportours
Sports Travel
Target Sport Adventures
Whitewood Tours
Winter Ski & Sports

In addition, those Leases detailed in Exhibits S and T as well as the various Agreements concerning water rights detailed in Exhibit E are incorporated herein by reference.

EXHIBIT Y
CURRENT ASSETS AND CURRENT LIABILITIES
As of 7/06/02

Winter Park Recreational Association
07/06/02 $
Current Assets
Cash Balances	$121,116.77
Temporary Investments	1,458,292.68
Investment Reserve	2,879,063.79
Accounts Receivable	712,158.23
Inventories	837,197.19
Prepaid Expenses	342,676.09
Total Current Assets	6,350,504.75

Current Liabilities
Accounts Payable	657,715.50
Deposits from Customers	25,883.28
Salaries Payable	1,268,899.86
Accrued Payroll Taxes	121,246.92
Accrued Fringe Benefits	1,052,806.12
Deferred Income	2,088,330.67
Sales Tax Payable	18,347.01
Accrued Expenses	191,655.92
Long Term Debt - Current Portion	4,055,661.66
Total Current Liabilites	9,480,546.94

OPTION AGREEMENT

BETWEEN

WINTER PARK RECREATIONAL ASSOCIATION

AND

INTRAWEST/WINTER PARK DEVELOPMENT CORPORATION

x

ARTICLE IX - CONDEMNATION OF DEVELOPMENT PARCELS		29
9.1	Condemnation of Development Parcels	29

ARTICLE X - DEFAULTS AND REMEDIES		29
10.1	Event of Default by WPRA	29
10.2	Default by Intrawest	31
10.3	Repurchase Right	32
10.4	Specific Performance	33

ARTICLE XI - INDEMNITY		34
11.1	Intrawest’s Obligation to Indemnify	34
11.2	Procedure for Indemnification	34

ARTICLE XII - ASSIGNMENT		34
12.1	Consent Required	34
12.2	When Consent Is Not Required	35
12.3	Intrawest to Furnish Information	36
12.4	No Consideration	36
12.5	WPRA’s Rights	36
12.6	Intrawest Pays All Costs	36
12.7	Continuing Intrawest Liability	36

ARTICLE XIII - MISCELLANEOUS		37
13.1	Notices	37
13.2	Waiver of Compliance	38
13.3	Third-Party Beneficiaries	38
13.4	Amendments	38
13.5	Headings and Captions for Convenience	38
13.6	Exhibits Incorporated	38
13.7	Counterparts and Facsimile Delivery	38
13.8	Recording of Option Agreement; Partial Releases	39
13.9	Entire Agreement	39
13.10	Governing Law	39
13.11	Approvals	39
13.12	Attorneys’ Fees	39
13.13	Further Assurances	39
13.14	No Partnership or Joint Venture Created	39
13.15	Time of the Essence	40

xi

SCHEDULE OF EXHIBITS

Exhibit A -	Legal Description of Developable Land
Exhibit A-l	Plan of Development Areas
Exhibit B -	Form of Agreement and Covenant to Convey and Lease Resort Operations Space
Exhibit C -	Form of Declaration of Transfer and Rental Fee
Exhibit D -	Form of Statutory Special Warranty Deed (With Reservation of Right to Repurchase and Covenant for Payment of Sales Price Balance)
Exhibit E -	Relevant Covenants
Exhibit F -	Permitted and Prohibited Uses in Each Core Area

xii

Date/Time Last Edit
September 17, 2002, 6:10 p.m.

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is dated as of ____________ , 2002, by and between INTRAWEST/WINTER PARK DEVELOPMENT CORPORATION, a Delaware corporation (“Intrawest”), and WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation (“WPRA”), for itself and as agent for the City and County of Denver, a Colorado municipal corporation (the “City”), under the Agency Agreement (as herein defined). Intrawest and WPRA are referred to collectively herein as the “Parties.”

RECITALS

A. WHEREAS, WPRA owns, leases and licenses certain real and personal property located in Grand County, Colorado, used in the operation of the mountain resorts known, as of the date hereof, as Winter Park, Mary Jane and Vasquez (collectively, the “Winter Park Resort”); and

B. WHEREAS, WPRA and Intrawest/Winter Park Operations Corporation, a Delaware corporation (“Intrawest Operations”), have entered into that certain Lease and Operating Agreement of even date herewith (the “Lease Agreement”), pursuant to which WPRA agreed, among other things, to lease to Intrawest Operations certain Leased Assets (as defined in the Lease Agreement); and

C. WHEREAS, a portion of the Leased Assets consists of certain developable land, which is legally described on Exhibit A attached hereto and depicted on Exhibit A-1 attached hereto (the “Developable Land”); and

D. WHEREAS, WPRA desires to grant to Intrawest and Intrawest desires to obtain from WPRA, an option to purchase all or portions of the Developable Land, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1 Definitions. As used in this Agreement, the following terms have the meanings given to them in this Section 1.1.

“Accountants” means a nationally-recognized and respected firm of independent certified public accountants selected and regularly employed by Intrawest from time to time as its primary accounting firm.

1

“Actual Sales Price” means, with respect to each Development Parcel, 3.5% of the aggregate Sales Price, as determined or calculated by a Qualified Appraiser as of the Determination Date, of all Residential Units and Commercial Units on such Development Parcel.

“Additional Consideration Agreement” means the Additional Consideration Agreement of even date herewith between WPRA and Intrawest Holdings.

“Additional Development Area” means that portion of the Developable Land depicted on Exhibit A-1 attached to this Agreement and identified as the “Additional Development Area”.

“Additional Development Area Master Plan” means that plan for the proposed development of buildings and improvements in the Additional Development Area, prepared in accordance with the procedures, and conforming to the requirements, set forth in Section 2.1 of this Agreement, as amended from time to time in accordance with said Section 2.1.

“Additional Development Area Permitted Uses” means those facilities, activities and uses of real property specified as “Permitted Uses” under the heading “Additional Development Area” on Exhibit H attached to this Agreement.

“Additional Development Area Prohibited Uses” means those facilities, activities and uses of real property specified as “Prohibited Uses” under the heading “Additional Development Area” on Exhibit H attached to this Agreement.

“Affected Development Parcel” means all or a portion of a Development Parcel that is to be taken (or is threatened to be taken) under any power of eminent domain or similar power.

“Affiliate Lender” means Parent Corporation or any affiliate of Parent Corporation that extends credit from time to time that constitutes Agreed-Upon Indebtedness.

“Agency Agreement” means the Supplemental Agreement No. VII dated as of ________________, 2002, between WPRA and the City.

“Agreed-Upon Indebtedness” means, as of any measurement date, the outstanding principal amount of debt of WPRA existing as of the Effective Date, plus the amount of additional debt to be incurred as additional Agreed-Upon Indebtedness for the limited purposes specified in the Lease Agreement with respect to the Winter Park Resort. The maximum principal amount of Agreed-Upon Indebtedness shall not, at any time during the Term, exceed $33,000,000 less the amount of any Debt Repayment Portions and other principal payments voluntarily made by WPRA in repayment of the Agreed-Upon Indebtedness. Such maximum aggregate amount shall not be reduced to the extent Intrawest Operations or WPRA make repayments of principal for the purpose of refinancing any then-existing Agreed-Upon Indebtedness or Intrawest Operations otherwise makes any other payments of principal that are required to be made pursuant to the terms of the Agreed-Upon Indebtedness Documents from time to time.

2

“Agreed-Upon Indebtedness Documents” means all notes, liens, security agreements, collateral assignments and other agreements, certificates, documents or instruments executed by WPRA in favor of any Agreed-Upon Indebtedness Lender to create, evidence, secure or otherwise document any Agreed-Upon Indebtedness.

“Agreed-Upon Indebtedness Lender” means the lender or lenders from time to time extending the credit constituting the Agreed-Upon Indebtedness, and may include an Affiliate Lender.

“Agreement” means this Option Agreement.

“Agreement and Covenant to Convey and Lease Resort Operations Space” means an agreement substantially in the form of Exhibit B hereto.

“Applicable Law” means any law, rule, regulation, order, decree or other requirement having the force of law and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

“Cancellation Notice” means the written notice by Intrawest to WPRA that it is canceling its Notice of Exercise of Option to purchase a Development Parcel as set forth in Section 6.2 below. A Cancellation Notice is not a permanent termination of Intrawest’s option to purchase the Development Parcel for which such notice was given.

“CCIOA” means the Colorado Common Interest Ownership Act, CRS § 38-33.3-101, et seq., as it may be amended from time to time.

“City” means the City and County of Denver, a Colorado municipal corporation.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commence Construction” or “Commenced Construction” (or any other variation thereof) means, with respect to the building to be located on a Purchased Development Parcel, obtaining a building permit and having completed (a) the footings of the building if it will include a parking garage or (b) the foundation of the building if it will not include a parking garage.

“Commercial Unit” means any entire Developed Building, a portion of a Developed Building constituting a unit of a condominium, or a portion of a Developed Building constituting another form of property which may legally be owned in fee separate from other portions of such Developed Building, including hotels (but not including condominium-hotel units) intended for transient or short-term occupancy, together with any legally appurtenant interests (including parking spaces), whether exclusive or non-exclusive, divided or undivided, in any common or exclusive elements, areas, facilities and amenities of any common interest community, excluding Residential Units, Resort Operations Space, Core Common Areas and any such condominium units or other separate properties intended for ownership by an owner’s association for such common interest community.

3

“Common Areas Dedication” means the instrument by which Intrawest shall submit any Core Common Areas to the control of a Core Association under the terms of the applicable Core Declaration.

“Core Association” means each association that will be formed by Intrawest, in connection with the creation and recording of the respective Core Declarations, to govern, manage and operate the common interest community to be established under each respective Core Declaration for each Development Area, whose members will be the owners of properties on the Purchased Development Parcels that have been submitted to the terms of such respective Core Declarations.

“Core Common Areas” means those areas and facilities on Purchased Development Parcels that the Core Associations will hold and control, by easement, lease, license or ownership in fee and subject to the Relevant Covenants, which areas and facilities shall consist of public, non-profit facilities and structures such as open spaces, parks, restrooms, bandstands, auditoriums, concert halls, conference centers, gazebos, skating rinks, swimming pools, biking, walking, running and cross-country skiing trails, ball fields, and tennis courts.

“Core Declaration” means each separate declaration of covenants, conditions and restrictions that will be recorded in the records of the Office of the Clerk and Recorder of Grand County, Colorado and that will create a common interest community pursuant to CCIOA for each Development Area for the purpose of managing, operating, developing, maintaining and governing the Core Common Areas in such Development Area. Each Core Declaration will include the Relevant Covenants.

“Debt Repayment Portions” means (a) ninety percent (90%) of the net proceeds of the Estimated Sales Price attributable to any Development Parcel (after subtracting from the Estimated Sales Price the amount of any Sales Price Credit or Development Parcel Prepayment applied to the Estimated Sales Price for such Development Parcel in accordance with Article V of this Agreement), and (b) ninety percent (90%) of the net proceeds of any Sales Price Balance applicable to any Development Parcel (after subtracting from such Sales Price Balance the amount of any Sales Price Credit or Development Parcel Prepayment applied to such Sales Price Balance for such Development Parcel in accordance with said Article V).

“Declaration of Transfer and Rental Fee” means the declaration of covenants, substantially in the form attached to this Agreement as Exhibit C, that shall impose the obligation to pay the Transfer and Rental Fee as an obligation running with the Developable Land.

“Defects of Title” means any Exception arising out of any act of WPRA, other than (a) Exceptions existing as of the Effective Date, (b) Exceptions created or imposed by this Agreement, (c) any plat or plan by which Intrawest shall subdivide the Developable Land into Development Parcels or otherwise effecting the purposes of the applicable Master Plans, (d) the applicable Core Declarations, (e) the Declaration of Transfer and Rental Fee, (f) any declaration of a common interest community established by Intrawest or a Successor and located on the applicable Development Parcel, including easements, restrictions, reservations and covenants for the exclusive or common benefit of one or more owners of units in such common interest community, (g) the Lease Agreement, (h) Monetary Exceptions securing any Agreed-Upon Indebtedness, and (i) Exceptions created by either Intrawest or WPRA with the consent or approval of the other.

4

“Determination Date” means, for each Developed Building, the earliest to occur of (a) the sale to third parties of all of the Residential Units and Commercial Units to be constructed in such Developed Building, or (b) the date that is one (1) year after the issuance by the Town of a certificate of occupancy for (i) such Developed Building, if such Developed Building is devoted entirely to either residential or commercial uses, or (ii) at least one Commercial Unit and one Residential Unit in such Developed Building, if such Developed Building is devoted to both residential and commercial uses.

“Developable Land” shall have the meaning set forth in Recital C of this Agreement. The Parties may, by a subsequent written agreement between the Parties, substitute for Exhibits A and A-1 attached to this Agreement a corrected legal description and depiction, respectively, of the Developable Land based upon one or more surveys approved by the Parties, so long as (a) such substitutions are made within one year after the Effective Date and (b) the corrected legal description does not increase or decrease by more than ten percent the total acreage of property described on the Exhibit A attached hereto as of the execution of this Agreement.

“Developed Building” means each building contemplated by the Master Plan, as it may be amended from time to time, after it has been constructed. Each Development Parcel shall have only one Developed Building on it unless WPRA otherwise consents, in its sole and absolute discretion.

“Development Area” means the Resort Operations Core Area, the Village Core Area or the Additional Development Area, as the case may be.

“Development Parcel Closing” means the consummation of the sale and purchase of each Development Parcel in respect of which Intrawest has exercised its Option in accordance with this Agreement.

“Development Parcel Closing Date” means the date specified in the Option Exercise Notice for such Development Parcel or such other date as may be agreed upon by the Parties or as may be recognized under this Agreement.

“Development Parcel Prepayment” means any payment made by Intrawest Holdings pursuant to the Additional Consideration Agreement that, according to said Additional Consideration Agreement and Section 5.4 of this Agreement, is treated as a prepayment to be applied against amounts payable by Intrawest to WPRA Sections 3.1(b), 5.1 and/or 5.2 of this Agreement.

5

“Development Parcels” means the separate parcels of land, comprising in the aggregate the Developable Land, which are to be identified in conjunction with Intrawest’s preparation of the Master Plans, as set forth in Article II below. Each of the Development Parcels may be individually referred to herein as a “Development Parcel.” Each Development Parcel shall include the buildings, structures, improvements and fixtures located thereon and any licenses, leases, contracts, easements, assignments, covenants, agreements, conditions or restrictions legally appurtenant to, or directly benefiting title to or development of the Development Parcel, but not the Mineral Rights (which shall be retained by WPRA) and not any water rights owned by WPRA. Each Development Parcel shall have only one Developed Building on it unless WPRA otherwise consents, in its sole and absolute discretion. The Resort Parcels are not Development Parcels.

“Effective Date” shall have the meaning ascribed to that term in the Lease Agreement.

“Estimated Sales Price” means, with respect to each Development Parcel, 3.5% of the aggregate Sales Price, as determined or estimated by a Qualified Appraiser as of the date of the Option Exercise Notice for such Development Parcel, of all Residential Units and Commercial Units to be developed on such Development Parcel.

“Event of Default by Intrawest” shall have the meaning ascribed to that term in Section 11.2(a) of this Agreement.

“Event of Default by WPRA” shall have the meaning ascribed to that term in Section 11.1(a) of this Agreement.

“Event of Force Majeure” means labor disputes, fire, unusual delay in transportation, adverse weather conditions, utility shortages, construction material shortages, acts of war, unavoidable casualties, laws, regulations and other acts of government that have the effect of imposing extraordinary delays or requirements, or other causes beyond the reasonable control of Intrawest which by the exercise of reasonable efforts Intrawest is unable to overcome, and which Intrawest was not able with reasonable diligence to foresee or avoid. However, Force Majeure Events shall specifically exclude any financing incapabilities or burdens of Intrawest, or a mere failure of performance by any agent or contractor of Intrawest.

“Exception” means any matter, document or instrument that encumbers or burdens title to any Developable Land, including without limitation any Monetary Exception and any license, lease, contract, easement, assignment, covenant, agreement, condition or restriction burdening or affecting title to or development of such Developable Land.

6

“Fair Market Value” of any property or assets at any date, means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby buyer and seller are typically motivated, both parties are well informed or well advised and acting in what they consider their best interests, a reasonable time is allowed for exposure in the open market, payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto, and the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. With respect to any building that contains multiple Residential Units but which is intended to be operated by a single owner or manager under time-sharing arrangements or as a facility for periodic use by members of a vacation club or association, the Fair Market Value of such building or space shall be determined based on the assumption that the units contained in such building are each a Residential Unit available for purchase by a single purchaser. With respect to any Residential Units that are permanently deed restricted to employee housing and are not designated as Resort Operations Space, the Fair Market Value shall take into account such permanent deed restrictions.

“Fiscal Year” means any period commencing on July 1st and ending on the next ensuing June 30th, except for the first Fiscal Year, which shall mean the period commencing on the Effective Date and ending on the next ensuing June 30th.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal corporation, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, excluding the City and WPRA.

“Intrawest” means Intrawest/Winter Park Development Corporation, a Delaware corporation, or any successor to Intrawest’s rights, title, interests and obligations under this Agreement permitted under Article XII of this Agreement.

“Intrawest Holdings” means Intrawest/Winter Park Holdings Corporation, a Delaware corporation, or any permitted assignee or successor of such corporation’s rights, title, interests and obligations under the Additional Consideration Agreement (as defined in the Lease Agreement).

“Intrawest Operations” means Intrawest/Winter Park Operations Corporation, a Delaware corporation, or any successor to the tenant’s rights, title, interests and obligations under the Lease Agreement permitted under Article XVI of the Lease Agreement.

“Intrawest Termination Notice” means the notice given by Intrawest which terminates this Agreement with respect to a particular Development Parcel.

“Lease Agreement” means the Lease and Operating Agreement between WPRA and Intrawest Operations of even date herewith.

“Lift” shall have the meaning ascribed to that term in the Lease Agreement.

“Lift Parcels” means any land, around the base of any Lifts located on or immediately adjacent to the Development Areas which is necessary for the effective operation of such Lifts including without limitation the circulation of persons to, from and around such Lifts. The Lift Parcels are not Development Parcels. After Lift Parcels are released from this Agreement in accordance with Section 2.1(d) below, and conveyed to WPRA if located on a Purchased Development Parcel, Lift Parcels shall be Resort Parcels.

7

“Master Plan” means the Resort Operations Core Master Plan, the Village Core Master Plan or the Additional Development Area Master Plan, as the case may be.

“Material Adverse Effect” means (a) a materially adverse effect on the business, condition (financial or otherwise), prospects, operations, performance or properties of a Party at the Winter Park Resort, or (b) a material impairment of the ability of a Party to perform its obligations under or to remain in compliance with this Agreement.

“Mineral Rights” means the following if owned by WPRA: all oil and oil rights, gas and gas rights, coal and other solid fuel minerals, metallic minerals and ores thereof of whatever grade, and all other minerals and mineral rights on, under or legally appurtenant to the Developable Land. Mineral Rights, for the purpose of this Agreement, shall exclude sand and gravel and the rights to excavate, remove, use, dispose of or sell any sand and gravel within the Development Parcels which rights shall be conveyed to Intrawest at the time of Closing of each Development Parcel.

“Monetary Exception” means any mortgage, deed of trust, chattel mortgage, pledge, attachment, mechanic’s lien, judgment lien, charge, hypothecation, conditional sales contract, security interest or other monetary liens and financial encumbrances.

“Notice of Actual Sales Price” means the notice, signed by an officer of Intrawest or its Successor, of the Actual Sales Price for a Development Parcel, containing (a) detailed calculations and substantiation of such Actual Sales Price, including without limitation appraisals, settlement sheets or contracts, as the case may be, (b) the amount of any Sales Price Balance or Sales Price Credit associated with such Development Parcel, and (c) whether Intrawest elects to apply any Development Parcel Prepayment or Sales Price Credit (to the extent not previously applied) to any such Sales Price Balance.

“Notice of Estimated Sales Price” means the notice, included in the Option Exercise Notice under Section 4.2 of this Agreement, signed by an officer of Intrawest, of the Estimated Sales Price for a Development Parcel, containing (a) detailed calculations and substantiation of such Estimated Sales Price, including without limitation appraisals, settlement sheets or contracts, as the case may be, and (b) whether Intrawest elects to apply any Development Parcel Prepayment or Sales Price Credit to the Estimated Sales Price in accordance with Section 5.1 or 5.4 of this Agreement.

“Option” means the option granted by WPRA to Intrawest herein to purchase Development Parcels pursuant to the Article III of this Agreement.

“Option Exercise Notice” means the written notice delivered by Intrawest to WPRA that Intrawest desires to exercise its Option with respect to any Development Parcel.

8

“Option Notice Date” means the date on which the Option Exercise Notice is delivered to WPRA.

“Option Term” means the term of Intrawest’s Option, which commences on the Effective Date and, as to Development Parcels with respect to which Intrawest has not yet exercised its Option, terminates as described in Section 4.1 below.

“Parent Corporation” means Intrawest Corporation, a corporation continued pursuant to the Canada Business Corporations Act and the ultimate parent corporation of Intrawest and Intrawest Operations.

“Parent Guaranty” means that certain guaranty attached as Exhibit D to the Lease Agreement, pursuant to which Parent Corporation has guaranteed certain obligations of Intrawest under this Agreement, as specified in such guaranty.

“Parties” means Intrawest and WPRA, each being a “Party”.

“Permitted Exceptions” means, with respect to each Development Parcel, (a) Exceptions existing as of the Effective Date, (b) if Intrawest elects to consummate the purchase of any Development Parcel, any Exceptions affecting such Development Parcel appearing of record in the Office of the Clerk and Recorder of Grand County, Colorado, as of the applicable Development Parcel Closing Date for such purchase, (c) Exceptions created or imposed by this Agreement, (d) any plat or plan by which Intrawest shall subdivide the Developable Land into Development Parcels or otherwise effecting the purposes of the Master Plan, (e) the applicable Core Declaration, (f) the Declaration of Transfer and Rental Fee, (g) any declaration of a common interest community established by Intrawest or a Successor and located on such Development Parcel, including easements, restrictions, reservations and covenants for the exclusive or common benefit of one or more owners of units in such common interest community, (h) the Lease Agreement, (i) Monetary Exceptions securing any Agreed-Upon Indebtedness, and (j) Exceptions created by either Intrawest or WPRA with the consent or approval of the other.

“Person” means any natural person, Governmental Authority, corporation, partnership, limited liability company, joint venture, association, or other entity of any kind.

“Purchased Development Parcels” means those Development Parcels acquired by Intrawest from time to time under this Agreement.

“Qualified Appraiser” means an independent MAI-certified real estate appraiser, licensed in Colorado (if then required by Colorado law) with at least ten (10) years of experience in appraising mountain resort development properties in Colorado and that has been approved by WPRA and Intrawest in advance, which approval shall not be unreasonably withheld or delayed. WPRA and Intrawest shall agree from time to time on a list of acceptable Qualified Appraisers.

“Real Property” shall have the meaning set forth in the Lease Agreement.

9

“Related Documents” means the Lease Agreement, all agreements, documents and instruments required by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement and all other documents executed and delivered in connection with the Lease Agreement or this Agreement.

“Relevant Covenants” means covenants, terms and provisions required to be contained in the Core Declarations set forth in Exhibit E attached hereto.

“Repurchase Right” shall have the meaning set forth in Section 10.3 of this Agreement.

“Repurchase Right Commencement Date” shall have the meaning set forth in Section 10.3 of this Agreement.

“Repurchase Right Closing” shall have the meaning set forth in Section 10.3(a) of this Agreement.

“Repurchase Right Price” shall have the meaning set forth in Section 10.3(b) of this Agreement.

“Repurchase Right Termination Date” shall have the meaning set forth in Section 10.3 of this Agreement.

“Required Quarterly Payments” shall have the meaning ascribed to that term in the Additional Consideration Agreement.

“Residential Unit” means any residential dwelling unit (whether a unit in a condominium (including condominium-hotel units), a time-share unit or a fractional ownership unit, but excluding hotels (other than condominium-hotel units) intended for transient or short-term occupancy) that is constructed (or is to be constructed) on a Development Parcel, together with any legally appurtenant interests (including parking spaces), whether exclusive or non-exclusive, divided or undivided, in any common elements or exclusive areas, facilities and amenities of any condominium or other facility of which such space is a part.

“Resort Operations Core Area” means that portion of the Developable Land depicted on Exhibit A-1 attached to this Agreement and identified as the “Resort Operations Core Area”.

“Resort Operations Core Master Plan” means that plan for the proposed development of buildings and improvements in the Resort Operations Core Area, prepared in accordance with the procedures, and conforming to the requirements, set forth in Section 2.1 of this Agreement, as amended from time to time in accordance with said Section 2.1.

“Resort Operations Core Permitted Uses” means those facilities, activities and uses of real property specified as “Permitted Uses” under the heading “Resort Operations Core” on Exhibit F attached to this Agreement.

10

 “Resort Operations Core Prohibited Uses” means those facilities, activities and uses of real property specified as “Prohibited Uses” under the heading “Resort Operations Core” on Exhibit F attached to this Agreement.

 “Resort Operations Space” means those portions of the buildings, facilities and improvements located on Purchased Development Parcels that are designated as Resort Operations Space in the Resort Operations Core Master Plan (or, if WPRA consents in its sole discretion, in the Village Core Master Plan or the Additional Development Area Master Plan) and approved by WPRA in accordance with Section 2.1 of this Agreement, together with any exclusive or non-exclusive easements and rights of way necessary for access and the provision of utilities and services to such buildings, facilities and improvements. Such buildings, facilities, and improvements shall be conveyed in fee simple title by Intrawest or its Successor to WPRA, along with a grant of any easements and rights-of-way, and shall simultaneously be leased by WPRA back to Intrawest Operations in accordance with Section 8.4 of this Agreement and the Lease Agreement.

 “Resort Parcels” means all of the Real Property other than the Developable Land, and shall include, among other property, Lift Parcels.

 “Sales Price” means:

(a) With respect to a Sold Residential Unit (other than a Sold Residential Unit developed for use as a vacation club or time-share unit) or Sold Commercial Unit, (i) the gross purchase price paid to Intrawest by a bona fide third-party purchaser in an arms-length transaction, if the transaction has closed, or (ii) the purchase price as set forth in a contract for sale to a bona fide third-party purchaser in an arms-length transaction, if the transaction under such contract has not then closed;

(b) With respect to (i) a Sold Residential Unit developed for use as a vacation club or time-share unit or (ii) an Unsold Commercial Unit or Unsold Residential Unit that is not under contract as of the Determination Date, the Fair Market Value of such Sold Residential Unit developed (or to be developed) for use as a vacation club or time-share unit, Unsold Commercial Unit or Unsold Residential Unit, as determined by a Qualified Appraiser;

 “Sales Price Balance” shall have the meaning ascribed that term in Section 5.2(b) of this Agreement.

 “Sales Price Credit” shall have the meaning ascribed that term in Section 5.2(b) of this Agreement.

 “Sold Commercial Unit” means (a) a Commercial Unit with respect to which title has transferred to a bona fide third party other than an affiliate of Intrawest in an arm’s-length transaction and gross proceeds have been paid or are payable to Intrawest or its affiliate or (b) a Commercial Unit that is under contract for sale to a bona fide third party purchaser in an arm’s- length transaction.

11

“Sold Residential Unit” means (a) a Residential Unit with respect to which title has transferred to a bona fide third party other than an affiliate of Intrawest in an arm’s-length transaction and gross proceeds have been paid or are payable to Intrawest or its affiliate or (b) a Residential Unit that is under contract for sale to a bona fide third party purchaser in an arm’s-length transaction.

“Successor” means a person or entity other than Intrawest that ultimately completes the development of the Developed Building on a Development Parcel and is obligated to pay to WPRA any Sales Price Balance for such Developed Building as described in Section 5.2 below.

“Title Company” means Grand County Title and Escrow Company, Inc., or another Person authorized as an agent to issue policies of title insurance in the State of Colorado chosen by Intrawest and acceptable to WPRA, exercising reasonable judgment.

“Town” means the Town of Winter Park, Colorado.

“Transfer and Rental Fee” means (a) a fee equal to 0.25% of the gross sales price payable upon the sale or transfer of any real property comprising all or any portion of a Development Parcel or the buildings or other improvements on a Development Parcel and (b) a fee of 0.25% of the gross base and percentage rents payable under all leases of Residential Units or Commercial Units on any Development Parcel that are (i) for terms, including renewal options, of thirty (30) years or more, or (ii) with an option to purchase the leased premises at the end of the term, of whatever length, if the option price is less than the fair market value of the leased premises, which fee shall be payable on the terms and conditions set forth in the Declaration of Transfer and Rental Fee.

“Unsold Commercial Unit” means a Commercial Unit that is not a Sold Commercial Unit.

“Unsold Residential Unit” means a Residential Unit that is not a Sold Residential Unit.

“Village Core Area” means that portion of the Developable Land depicted on Exhibit A-1 attached to this Agreement and identified as the “Village Core Area”.

“Village Core Master Plan” means that plan for the proposed development of buildings and improvements in the Village Core Area, prepared in accordance with the procedures, and conforming to the requirements, set forth in Section 2.1 of this Agreement, as amended from time to time in accordance with said Section 2.1.

“Village Core Permitted Uses” means those facilities, activities and uses of real property specified as “Permitted Uses” under the heading “Village Core” on Exhibit F attached to this Agreement.

12

“Village Core Prohibited Uses” means those facilities, activities and uses of real property specified as “Prohibited Uses” under the heading “Village Core” on Exhibit F attached to this Agreement.

“Winter Park Resort” means the mountain resorts known, as of the date hereof, as Winter Park, Mary Jane and Vasquez, located in Grand County, Colorado.

“WPRA” means Winter Park Recreational Association, a Colorado nonprofit corporation, for itself and as agent for the City under the Agency Agreement, or any successor to WPRA’s rights, title, interests and obligations under this Agreement.

1.2 Usage. Terms defined in the singular in Section 1.1 above may be used in the plural. Similarly, terms defined in the plural may be used in the singular. Unless the context of this Agreement clearly requires otherwise: (a) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns, are permitted by this Agreement; (b) references to one gender include all genders; (c) “including” is not limiting; (d) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) references to any Article, Section, clause, paragraph, Schedule and Exhibit are to the terms of this Agreement unless otherwise specified; (f) reference to any breach or default shall not include any immaterial breach or default, taking into account all facts and circumstances; (g) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and (h) if any date for performance due falls on a weekend or holiday observed by the City, the date for performance shall be due on the next following business day.

ARTICLE II

PREPARATION OF MASTER PLANS; IDENTIFICATION
OF DEVELOPMENT PARCELS; CORE DECLARATION

2.1 Preparation of Master Plan.

(a) Preparations. Intrawest shall prepare the Resort Operations Core Master Plan, the Village Core Master Plan and the Additional Development Area Master Plan.

(b) General Description. Each Master Plan shall, for its Development Area, include, among other things, the following: (i) a roof form plan, (ii) a ground floor plan, (iii) a parking floor plan, (iv) an emergency circulation plan, (v) a grading plan, (v) cross-sections and elevations, (vii) sunshine diagrams, (viii) infrastructure plans and proposed easements, (ix) superimposition of legal ownership, (x) a skier, vehicular and pedestrian circulation plan, (xi) parking spaces for the buildings, and (xii) a landscape concept plan.

13

(c) Resort Operations Space. All Resort Operations Space, except for parking (which may be located in any Development Area), shall be located in the Resort Operations Core Area and be shown and described on the Resort Operations Core Master Plan, unless WPRA, in its sole and absolute discretion, consents to development of Resort Operations Space in another Development Area. The Master Plans shall provide for (i) Resort Operations Space having a minimum aggregate floor area at least equal to the floor area of the space owned and operated by WPRA on the Developable Land as of the day before the Effective Date and (ii) day-skier parking spaces at least equal to the number of day-skier parking spaces at the Winter Park Resort as of the Effective Date, and WPRA shall have no right to request or require Resort Operations Space having floor area or day-skier parking having parking spaces greater than such minimum; provided, however, Intrawest may, at its sole option, construct and develop more floor area devoted to Resort Operations Space and/or more day-skier parking spaces. All other aspects of the Master Plan relating to the Resort Operations Space, including without limitation the architectural design, location, types and mix of uses, proportions of the total Resort Operations Space devoted to any particular use or uses, and physical and functional relationships between spaces, shall be subject to WPRA’s prior written approval, in accordance with Section 2.1(g) below.

(d) Lifts. In conjunction with the preparation of the Master Plans, and any amendments thereto, Intrawest shall identify the location and boundaries of any Lift Parcels, including (i) any Lift Parcels around the base of any Lifts existing as of the Effective Date which, according to the applicable Master Plan, will remain at the same location, (ii) any Lift Parcels to which will be relocated any Lifts existing as of the Effective Date but which need to be relocated according to the applicable Master Plan, and (iii) any new Lifts and Lift Parcels shown on the applicable Master Plan. All bases of Lifts must be on Lift Parcels. Any contrary or inconsistent provision of this Agreement notwithstanding, the Lift Parcels are not Development Parcels and cannot be purchased by Intrawest under this Agreement. If the Master Plans identify any Lift Parcels within the boundaries of the Developable Land, then Intrawest shall, after the final approval of the applicable Master Plan and subdivision allowing separate transfer of such Lift Parcel, if necessary, (Y) deliver to WPRA written instruments, executed and acknowledged by Intrawest and in recordable form, which instruments shall release such Lift Parcels from this Agreement and (Z) if the Development Parcel on which the Lift Parcel is located is a Purchased Development Parcel, convey to WPRA by special warranty deed the Lift Parcel, free of all Monetary Exceptions but subject to (i) Defects of Title, (ii) Permitted Exceptions (other than clause (i) thereof relating to Monetary Exceptions for Agreed-Upon Indebtedness), and (iii) all other Exceptions as may be reasonably required (in Intrawest’s reasonable business judgment) for development of such Purchased Developable Parcel in accordance with the applicable Master Plan. All aspects of the Master Plans having a direct impact on the Resort Parcels and Lift Parcels shall be subject to WPRA’s prior written approval, in accordance with Section 2.1(g) below.

14

(e) Permitted/Prohibited Uses. Exhibit F attached to this Agreement sets forth the uses permitted and prohibited in each Development Area. Without WPRA’s prior written consent, which WPRA may grant, withhold or condition in its sole discretion, (i) the Resort Operations Core Master Plan shall provide for uses of the Resort Operations Core for the Resort Operations Core Permitted Uses and shall not provide for the use of the Resort Operations Core for any Resort Operations Core Prohibited Uses; (ii) the Village Core Master Plan shall provide for uses of the Village Core Area for the Village Core Permitted Uses and shall not provide for the use of the Village Core Area for any Village Core Prohibited Uses; and (iii) the Additional Development Area Master Plan shall provide for uses of the Additional Development Area for the Additional Development Area Permitted Uses and shall not provide for the use of the Additional Development Area for any Additional Development Area Prohibited Uses. Uses not specifically listed as a permitted use in a Development Area, shall be deemed prohibited uses.

(f) WPRA Participation. Intrawest agrees that WPRA is entitled to have, or delegate to others, up to five people participate in the planning process conducted by Intrawest in its preliminary development of the Master Plans. Intrawest agrees it will consult with WPRA from time to time as the Master Plans are developed and presented for comment to the Town and the Town community.

(g) WPRA Approval. Prior to publishing each Master Plan to the general public or submitting each Master Plan to the Governmental Authorities, Intrawest shall deliver each Master Plan to WPRA for its comment or approval, as applicable. Intrawest shall deliver to WPRA the complete proposed Resort Operations Core Master Plan, including all maps and attachments thereto, within one year from the Effective Date unless otherwise extended by WPRA, which extension may be granted in WPRA’s sole discretion. Intrawest shall deliver to WPRA the complete proposed Village Core Master Plan and the Additional Development Area Master Plan, including all maps and attachments thereto, within eighteen months from the Effective Date unless otherwise extended by WPRA, which extension may be granted in WPRA’s sole discretion. WPRA may provide comments on the Master Plans to Intrawest, but WPRA shall have the right to approve only (i) the Resort Operations Core Master Plan, (ii) Resort Operations Space identified on any Master Plan, (iii) any aspects of the Master Plans having a direct impact on Lift Parcels or Resort Parcels (subject to Section 2.1(c) above), and (iv) the deviations from the permitted and prohibited uses as set forth in Section 2.1(e) above. If WPRA fails to provide its approval within thirty business days after the proposed Master Plan is delivered to WPRA, then such proposed Master Plans shall be deemed approved by WPRA. If WPRA disapproves any aspect of a Master Plan, it shall set forth in writing specific reasons for its objection.

(h) Master Plan Amendments. From time to time, as Intrawest shall deem appropriate, it may propose amendments to the Master Plans. Intrawest shall deliver any proposed amendments to the Master Plans to WPRA before publishing them to the general public or submitting them to Governmental Authorities. WPRA may provide comments on such proposed amendments to Intrawest, but WPRA shall have the right to approve or disapprove only (i) proposed amendments to the Resort Operations Core Master Plan, (ii) amendments affecting Resort Operations Space identified on any Master Plan (iii) any aspects of an amendment to a Master Plan having a direct impact on Lift Parcels or Resort Parcels (subject to Section 2.1(c) above), and (iv) the deviations from the permitted and prohibited uses as set forth in Section 2.1(e). If WPRA fails to provide its approval within thirty business days after a proposed amendment is delivered to WPRA, then such proposed amendment shall be deemed approved by WPRA. If WPRA disapproves any proposed amendment, it shall set forth in writing specific reasons for its objection.

15

(i) Land Use Submittals. All zoning, subdivision and other land use or building applications submitted to the Town of Winter Park or other land use approving authorities must substantially conform to the Master Plans.

(j) Assignment. Intrawest shall have the right to assign its responsibility to prepare the Master Plans, subject to the prior approval of WPRA which approval will not be unreasonably withheld if the proposed assignee has experience in the preparation of master plans.

 2.2 Identification of Development Parcels. In conjunction with the preparation of the Master Plans, Intrawest shall identify the location and boundaries of the Development Parcels with respect to which Intrawest desires to be able to separately exercise its Option. The parties agree that WPRA will cooperate with, and support, any subdivision proposal that is consistent with the approved Master Plan, or any amendment thereto, but that WPRA will have no obligation to pay any expense in connection with the subdivision approvals and other entitlements from the Town for the Development Parcels.

ARTICLE III

GRANT OF OPTION

 3.1 Grant of Option; Exercise Sequence.

(a) Grant of Option. Subject to the terms and conditions of this Agreement, WPRA hereby grants to Intrawest an option to purchase the Developable Land and agrees to sell, transfer, convey, assign and deliver the Development Parcels to Intrawest, and Intrawest shall have the right to purchase and acquire the Development Parcels, which shall include any rights of WPRA to develop such parcels, but which shall be subject to the obligation of Intrawest to pay the sales price as set forth in Article V of this Agreement. Intrawest shall have the right to cause the Developable Land to be subdivided into separate Development Parcels, and Intrawest may not exercise its option under this Agreement with respect to any portion of the Developable Land in any Development Area, until, pursuant to Section 2.2 of this Agreement, Intrawest (i) delineates the Development Parcels in such Development Area in the applicable Master Plan and (ii) subdivides the Developable Land in a Development Area into Development Parcels that comply with said Master Plan.

16

(b) Mandatory Exercise for 570 Residential Units. On or before the tenth (10th) anniversary of the Effective Date of this Agreement (as such period may be extended due to an Event of Force Majeure, but in no event shall such extension be longer than one year), Intrawest shall purchase Development Parcels chosen by Intrawest on which the Master Plans provide for at least 570 Residential Units. The failure of Intrawest to do so shall be an Event of Default by Intrawest (except as set forth in Section 3.1(c) below). Intrawest shall have the option to satisfy fully its obligations under this Section 3.1(b) by paying the Estimated Sales Price for Development Parcels chosen by Intrawest on which the Master Plans provides for at least 570 Residential Units, without accepting WPRA’s deed for, or taking title to, such Development Parcels. Intrawest may exercise such option by giving written notice of such exercise to WPRA, along with payment of such Estimated Sales Price, at any time before Intrawest accepts a deed for such Development Parcels, either voluntarily or pursuant to a judgment for specific performance. Concurrently with such payment, Intrawest shall deliver its Intrawest Termination Notice with respect to such Development Parcels. Intrawest’s obligation to purchase Development Parcels on which the Master Plans provide for at least 570 Residential Units is not limited to only certain Development Parcels.

(c) Relief from Mandatory Exercise. Any contrary or inconsistent provision of this Agreement notwithstanding, if, despite Intrawest’s commercially reasonable and diligent efforts, WPRA prevents Intrawest from purchasing enough Development Parcels to satisfy its obligations under Section 3.1(b) above, then the obligation shall be extended or modified as follows: (i) if WPRA wrongfully fails to approve in a timely manner any Master Plan, then relief shall be restricted to an extension of time to purchase such Development Parcels (beyond the tenth anniversary of the Effective Date of this Agreement) equal to the number of days that WPRA delayed its timely approval of any Master Plan; (ii) if WPRA fails to convey any of the Development Parcels chosen by Intrawest as the site for some or all of such 570 Residential Units and no Development Parcels remain on which such 570 Residential Units can otherwise be developed, relief shall be limited to a reduction in the Development Parcels that Intrawest is required to acquire under Section 3.1(b) above in proportion to the fraction of such 570 Residential Units that are to be developed on such Development Parcels chosen by Intrawest, or (iii) if the Lease Agreement terminates due solely to an Event of Default by WPRA, and such termination results in a termination of this Option, then Intrawest shall be relieved of any further obligations under Section 3.1(b) above.

(d) Exercise Sequence. Intrawest may exercise its Option and acquire the Development Parcels in any order without any requirement that any one of the Development Parcels be acquired before or after any other of the Development Parcels and without any requirement that any one Development Parcel be acquired in conjunction with any other Development Parcel.

17

ARTICLE IV

OPTION: TERM, EXERCISE AND TERMINATION

 4.1 Term of Option.

(a) Term. The Option Term will commence on the Effective Date and shall terminate (a) at WPRA’s option, upon an uncured Event of Default by Intrawest, or (b) on the date that the Lease Agreement expires or otherwise terminates in accordance with its terms.

(b) Savings Clause. Provisions contained in this Agreement, if any, which are subject to the laws or rules sometimes referred to as the rule against perpetuities or the rule prohibiting unreasonable restraints on alienation shall continue and remain in full force and effect for the period of 21 years following the death of Wellington E. Webb and the now living children and grandchildren of said person, or until this Agreement is terminated as herein provided, whichever occurs first.

 4.2 Exercise of Option. Intrawest may exercise its Option as to any Development Parcel by delivering its Option Exercise Notice, provided that all of the conditions set forth in Section 4.3 below have been satisfied (or waived in writing by WPRA) with respect to such Development Parcel prior to the delivery of the Option Exercise Notice. Each Option Exercise Notice shall identify (a) the Development Parcel or Development Parcels for which the Option is being exercised; (b) the Development Parcel Closing Date for such Development Parcel or Development Parcels, which date shall be not less than thirty (30) days nor more than ninety (90) days after the date Intrawest delivers such Option Exercise Notice to WPRA; and (c) the Notice of Estimated Sales Price for such Development Parcel or Development Parcels.

 4.3 Conditions Precedent to Exercise of Option. Intrawest’s right to exercise its Option with respect to any Development Parcel shall be subject to the satisfaction of each and all of the following conditions as of the Option Notice Date, unless such conditions are waived in writing by WPRA:

(a) No Default. There shall not be an Event of Default by Intrawest nor an event which with the passage of time or giving of notice, would constitute an Event of Default by Intrawest under this Agreement or any of the Related Documents.

(b) No Contest. No suit, action, governmental investigation, or legal, administrative or other proceeding that challenges the validity or legality of the conveyance or development of the subject Development Parcel shall have been instituted against Intrawest, WPRA, or the City.

18

 4.4 Termination of the Option by Intrawest.

(a) Option Exercise Notice. At any time, and from time to time, prior to closing on a Development Parcel for which Intrawest has delivered an Option Exercise Notice, Intrawest shall have the right permanently to terminate its Option as to such Development Parcel by delivering to WPRA an Intrawest Termination Notice, which notice shall identify the Development Parcel or Development Parcels in respect of which Intrawest is terminating its Option.

(b) Termination on Delivery Date. Upon the date of delivery of an Intrawest Termination Notice to WPRA, the Option automatically shall terminate as to the Development Parcel or Development Parcels identified in the Intrawest Termination Notice, and thereafter Intrawest shall have no Option rights with respect to such Development Parcel.

(c) No Affect on Requirement for Minimum Purchase. Termination of the Option as to one or more Development Parcels shall not reduce or modify Intrawest’s obligations except as set forth in Sections 3.1(b) and 3.1(c) above.

(d) WPRA’s Rights After Intrawest Termination Notice. At any time following an Intrawest Termination Notice for any Development Parcel, WPRA shall have the right to sell that Development Parcel to another Person, free and clear of the Lease Agreement and this Agreement, and Intrawest agrees, within seven days after a written request from WPRA, to execute a written instrument, in recordable form, to evidence the termination of Intrawest’s rights under this Agreement with respect to such Development Parcel, but no such document is necessary to make the termination effective.

 4.5 “As-Is Where-Is” Notice of Sale. Except for agreements of WPRA set forth elsewhere in this Agreement and the documents to be delivered by WPRA at a Development Parcel Closing, the sale of the Development Parcels and the rights granted to Intrawest, as provided for herein, shall be made on an “AS-IS” condition and basis with all faults, and Intrawest hereby acknowledges that WPRA is not obligated to make or perform any improvements or modifications to any portion of the Development Parcels or incur any costs for the installation or provision of utilities or other infrastructure for the Development Parcels.

ARTICLE V

DETERMINATION AND PAYMENT OF SALES PRICE

 5.1 Estimated Sales Price. With respect to each Development Parcel, Intrawest shall pay the Estimated Sales Price at the Development Parcel Closing, minus the amount of any Sales Price Credit or Development Parcel Prepayments that Intrawest elects to apply to the Estimated Sales Price and of which it notified WPRA in its Option Exercise Notice. The aggregate amount of any such Sales Price Credit and Development Parcel Prepayments shall not exceed the Estimated Sales Price for any Development Parcel.

19

 5.2 Actual Sales Price.

(a) Notice of Actual Sales Price. Within 60 days after the Determination Date for any Development Parcel, Intrawest (or its Successor) shall deliver to WPRA the Notice of Actual Sales Price for such Development Parcel.

(b) Sales Price Balance/Credit.

(i) If, according to the Notice of Actual Sales Price for any Development Parcel, the Actual Sales Price for such Development Parcel exceeds the Estimated Sales Price paid by Intrawest with respect to such Development Parcel, Intrawest (or its Successor) shall, at the time of the delivery of the Notice of Actual Sales Price to WPRA, pay to WPRA the amount of such excess (the “Sales Price Balance”), less the amount of any Development Parcel Prepayment and/or Sales Price Credit (to the extent not previously applied) that Intrawest elects to apply to such Sales Price Balance in such Notice of Actual Sales Price.

(ii) If, according to the Notice of Actual Sales Price for any Development Parcel, the Estimated Sales Price paid by Intrawest with respect to such Development Parcel exceeds the Actual Sales Price for such Development Parcel, Intrawest shall have the right to receive a credit in the amount of such excess (the “Sales Price Credit”), which credit Intrawest may apply, at its option, from time to time, against any Estimated Sales Price or Sales Price Balance payable by Intrawest to WPRA at any future time with respect to any other Development Parcel, but WPRA shall not be liable to repay to Intrawest any Sales Price Credit if no future Estimated Sales Price or Sales Price Balance is due.

(c) Binding on Successors. Intrawest and WPRA acknowledge that Intrawest may choose to convey one or more Development Parcels to others prior to development contemplated by the Master Plan for each such Development Parcel. The obligation under this Agreement to pay to WPRA any Sales Price Balance attributable to a Development Parcel so conveyed shall run with the land comprising the underlying Development Parcel pursuant to a covenant, substantially in the form set forth in the deed attached to this Agreement as Exhibit D, and shall bind each Successor purchasing such Development Parcel until any Sales Price Balance attributable to such Development Parcel has been paid to WPRA. By accepting a deed of any Development Parcel, each such Successor purchasing any such Development Parcel shall be deemed to have accepted and assumed the obligation under such covenant to pay any Sales Price Balance attributable to such Developed Building, which obligation shall be joint and several with Intrawest. Within ten business days after (i) payment by Intrawest or any Successor of any Sales Price Balance due under Section 5.2 of this Agreement with respect to any Development Parcel or (ii) delivery to WPRA of a Notice of Actual Sales Price indicating that no Sales Price Balance is so due with respect to any Development Parcel, WPRA shall deliver to Intrawest or such Successor a written release of such covenant and obligation, executed and acknowledged by WPRA and in recordable form.

20

(d) Copies of Certificates of Occupancy to WPRA. Within ten (10) days after Intrawest or its Successor receives a certificate of occupancy for the entire Developed Building it shall send a copy of such certificate (or certificates) of occupancy to WPRA.

 5.3 Appraisals. Intrawest shall pay the costs of the services of the Qualified Appraiser who is engaged in connection with determining the Estimated Sales Price, and WPRA shall pay the costs of the Qualified Appraiser who is engaged in connection with determining the Actual Sales Price for a Development Parcel. Intrawest and WPRA at any time may mutually agree on the amount of any Estimated Sales Price or Actual Sales Price without being required to engage a Qualified Appraiser to assist in making any such determination.

 5.4 Credit for Development Parcel Prepayments Pursuant to Lease Agreement. Pursuant to the Additional Consideration Agreement, for each Fiscal Year during the period beginning on October 1, 2002, and ending on June 30, 2012, Intrawest Holdings is obligated to pay certain Required Quarterly Payments, on the condition that the amount by which the aggregate of the Required Quarterly Payments in a Fiscal Year exceeds the amount of Cash Flow for Annual Payment (as defined in the Lease Agreement) during such Fiscal Year shall be treated as a Development Parcel Prepayment to be applied against the amounts of any Estimated Sales Price or Sales Price Balance payable by Intrawest to WPRA with respect to any Development Parcel. Intrawest shall have the right, in its sole and absolute discretion, to apply any such Development Parcel Prepayment to reduce the amount of any Estimated Sales Price or Sales Price Balance that Intrawest otherwise is required to pay under Section 3.1(b), 5.1 or 5.2 of this Agreement. If the sum of the Development Parcel Prepayments exceeds the Estimated Sales Price or Sales Price Balance for any Development Parcel, Intrawest may, in its sole and absolute discretion, apply such excess as a credit against any Estimated Sales Price or Sales Price Balance subsequently payable by Intrawest to WPRA under this Agreement.

 5.5 Application of Debt Repayment Portions to Agreed-Upon Indebtedness. Pursuant to Section 10.4 of the Lease Agreement, WPRA has agreed to apply no less than the Debt Repayment Portions to repayment of the Agreed-Upon Indebtedness, until the Agreed-Upon Indebtedness has permanently been repaid in full. Intrawest shall pay directly to the Agreed-Upon Indebtedness Lender (A) any Debt Repayment Portions of any Estimated Sales Price payable by Intrawest under Section 3.1(b) or 5.1 of this Agreement and (B) if Intrawest is the developer of the Developed Building on a Development Parcel, the Debt Repayment Portions of any Sales Price Balance payable under Section 5.2 of this Agreement with respect to such Development Parcel; the amount of any such Estimated Sales Price or Sales Price Balance otherwise payable by Intrawest to WPRA pursuant to said Section 3.1(b), 5.1 or 5.2 shall be reduced dollar-for-dollar by the amount of such Debt Repayment Portions paid by Intrawest to the Agreed-Upon Indebtedness Lender. If the developer of the Developed Building is Intrawest’s Successor, then the Successor shall pay to WPRA any Sales Price Balance due under said Section 5.2, and WPRA shall pay the Debt Repayment Portions attributable to such Sales Price Balance to the Agreed-Upon Indebtedness Lender. Intrawest shall deliver to WPRA evidence of any payment of Debt Repayment Portions that Intrawest pays directly to the Agreed-Upon Indebtedness Lender at such time as such amounts are paid to the Agreed-Upon Indebtedness Lender. If the Agreed-Upon Indebtedness has been completely paid, then Intrawest shall pay to WPRA the entire Estimated Sales Price or Sales Price Balance due under Section 3.1(b), 5.1 or 5.2 of this Agreement, as the case may be.

21

 5.6 Guaranty by Intrawest Corporation. Pursuant to the terms and conditions of the Parent Guaranty, Parent Corporation has guaranteed certain obligations of Intrawest under this Agreement, as more specifically provided in the Parent Guaranty.

ARTICLE VI

PURCHASE OF DEVELOPMENT PARCELS

 6.1 Development Parcel Closing. Subject to the conditions precedent to the sale and purchase of the Development Parcels as set forth in this Agreement, the Development Parcel Closing shall occur at 10:00 a.m. Denver time at the offices of the Title Company (or such other time and place mutually agreed upon by Intrawest and the WPRA) on the Development Parcel Closing Date. Notwithstanding anything to the contrary herein, the Development Parcel Closing Date with respect to any Development Parcel shall be extended pending satisfaction or waiver by the appropriate Party of any of the conditions precedent to a Development Parcel Closing as set forth in Section 6.3 below, for a period not exceeding thirty (30) days after satisfaction or waiver of such conditions precedent.

 6.2 No Obligation by Intrawest to Purchase a Development Parcel. Intrawest has no obligation to purchase any Development Parcel with respect to which it has exercised its Option. Without terminating permanently its rights to exercise its Option as to a Development Parcel, Intrawest may cancel without cause any pending exercise of its Option by giving WPRA its Cancellation Notice at any time before Intrawest accepts the deed for such Development Parcel from WPRA. Cancellation of the Option as to one or more Development Parcels shall not reduce or modify Intrawest’s obligation to exercise the Option for the Development Parcels chosen by Intrawest on which the Master Plans provide for at least 570 Residential Units in accordance with Section 3.1(b) above, except as set forth in Section 3.1(c) above.

 6.3 Conditions Precedent to the Obligation of WPRA to Convey a Development Parcel. The obligation of WPRA to convey a Development Parcel shall be subject to the satisfaction of each and all of the following conditions, unless the failure to meet a condition has been waived in writing by WPRA on or before the Development Parcel Closing:

(a) No Default. On the Development Parcel Closing Date, there shall not be an Event of Default by Intrawest nor an event which, with the passage of time or giving of notice, would constitute an Event of Default by Intrawest under this Agreement or any of the Related Documents.

(b) No Contest. On the Development Parcel Closing Date, no suit, action, governmental investigation, or legal, administrative or other proceeding that challenges the validity or legality of the conveyance or development of the subject Development Parcel shall have been instituted against Intrawest, WPRA, or the City.

22

(c) Deliveries. On the Development Parcel Closing Date, Intrawest shall have delivered each of the items required to be delivered by it in connection with the Development Parcel Closing pursuant to this Agreement.

(d) Partial Release of Agreed-Upon Indebtedness. On or before the Development Parcel Closing Date, Intrawest shall have provided satisfactory evidence either that (i) the Agreed-Upon Indebtedness Lender will release the Development Parcel from any lien under the Agreed-Upon Indebtedness Documents upon payment of the applicable Debt Repayment Portions, or (ii) the conveyance of the Development Parcel without such release shall not result in a default under the Agreed-Upon Indebtedness Documents.

(e) Lease in Effect. The Lease Agreement is in full force and effect.

 6.4 Deliveries by WPRA in Respect of Each Development Parcel Closing. In connection with each Development Parcel Closing, WPRA shall execute or cause to be executed, have acknowledged, and deliver or cause to be delivered to Intrawest, as appropriate and to the extent applicable to the Development Parcel being conveyed, each of the following:

(a) Deed. A special warranty deed, substantially in the form attached hereto as Exhibit D, conveying fee title to such Development Parcel to Intrawest, together with all easements, rights-of-way and other rights legally appurtenant to such Development Parcel, but reserving such rights and covenants as are shown on Exhibit D attached hereto.

(b) Assignment of Declarant’s Rights. One or more assignments, in form and substance reasonably acceptable to WPRA and Intrawest, of any applicable declarant or grantor rights created and held by WPRA as the declarant of covenants (except the Declaration of Transfer and Rental Fee) with respect to such Development Parcel.

(c) Agreement and Covenant to Convey and Lease Resort Operations Space. The Agreement and Covenant to Convey and Lease Resort Operations Space described in Section 8.4 below, substantially in the form attached as Exhibit B, if any Resort Operations Space will be located on such Development Parcel.

(d) FIRPTA. A non-foreign affidavit to assure compliance with Section 1445 of the Code.

(e) Corporate Assurances. Such assurances as the Title Company may request to evidence the authority of WPRA and the due authorization and execution, by or on behalf of WPRA, of the documents required to be delivered by it at a Development Parcel Closing.

(f) Other Documents. All other documents, such as settlement sheets and lien affidavits, reasonably necessary or appropriate to complete the transaction contemplated hereby.

23

 6.5 Deliveries by Intrawest in Respect of Each Development Parcel Closing. In connection with each Development Parcel Closing, Intrawest shall make, execute or cause to be executed, have acknowledged, and deliver or cause to be delivered to WPRA each of the following:

(a) Estimated Sales Price. Unless otherwise paid by Intrawest to the Agreed-Upon Indebtedness Lender in accordance with Section 5.5 above, the Estimated Sales Price for such Development Parcel, less any credits for Development Parcel Prepayments and/or Sales Price Credits applied against such Estimated Sales Price in accordance with Section 5.1, 5.2 and/or 5.4 of this Agreement.

(b) Agreement and Covenant to Convey and Lease Resort Operations Space. The Agreement and Covenant to Convey and Lease Resort Operations Space described in Section 8.4 below, if any Resort Operations Space will be located on the Development Parcel.

(c) Other Documents. All other documents, such as settlement sheets and lien affidavits, reasonably necessary or appropriate to complete the transaction contemplated hereby.

 6.6 Further Assurances. After each Development Parcel Closing, WPRA and Intrawest shall from time to time, at the request of each other, and without further cost or expense to the requesting Party, execute and deliver such other instruments of conveyance and transfer and take such other actions as may be reasonably necessary in order to consummate the transactions contemplated hereby and to preserve the interests and rights of the Parties contemplated hereby.

 6.7 Transaction Costs and Filings. In connection with each Development Parcel Closing, the Parties shall pay the following transaction costs, as appropriate:

(a) Attorneys’ Fees. Each party shall pay its own attorneys’ fees.

(b) Other costs. Intrawest shall:

(i) Pay to the Title Company all premiums, fees, charges and other costs owed to the Title Company with respect to the policy of title insurance for such Development Parcel;

(ii) Pay all state and local sales, use, recording, filing, excise and documentary, transfer and related taxes and fees resulting from the conveyance of such Development Parcel;

(iii) Pay to the Title Company all of the Title Company’s fees for acting as escrow agent and providing services in connection with such Development Parcel Closing; and

24

(c) Miscellaneous Customary Closing Costs. All other customary closing costs associated with the Development Parcel Closing shall be paid by Intrawest.

 6.8 Release of Development Parcel from this Agreement. Upon the acceptance by Intrawest of a deed for a Development Parcel from WPRA, which acceptance shall be deemed to occur upon the recording of such deed with the Office of the Clerk and Recorder of Grand County, Colorado, such Development Parcel shall be released from the terms of this Option Agreement and any encumbrance created under this Option Agreement, but shall remain subject to the covenants, conditions and restrictions set forth in the deed for such Development Parcel attached to this Agreement as Exhibit D, the Declaration of Transfer and Rental Fee attached to this Agreement as Exhibit B, the Agreement and Covenant to Convey and Lease Resort Operations Space attached to this Agreement as Exhibit C (if any Resort Operations Space will be located on such Development Parcel) and any other documents, such as easements, recorded in the records of the Clerk and Recorder of Grand County, Colorado, after the date of this Agreement and before the date of each respective deed for a Development Parcel; provided, however, no such acceptance or recording of any such deed, and no such release of a Development Parcel, shall release Intrawest from its obligations, or terminate Intrawest’s rights under this Agreement.

ARTICLE VII

CORE DECLARATION AND OTHER BENEFICIAL ENCUMBRANCES

 7.1 Core Declaration and Creation of Core Association. Concurrently with its preparation of each Master Plan, Intrawest shall prepare the Core Declaration for the Development Area covered by such Master Plan. Intrawest shall provide WPRA with a draft of such Core Declaration and the documents creating the corresponding Core Association for review and comment by WPRA. Each Core Declaration shall contain the Relevant Covenants described in Exhibit E attached to this Agreement. WPRA shall not be entitled to object to the form or substance of such Core Declaration or such documents so long as they contain the Relevant Covenants; provided, however, WPRA shall have the right to approve any provisions of the Core Declarations that affect any Resort Operations Space, which approval shall not be unreasonably withheld, delayed or conditioned. Intrawest shall execute, have acknowledged and record such Core Declaration prior to the consummation of the sale by Intrawest of a sale of the Development Parcel to its Successor or the sale by Intrawest of the first Residential Unit or Commercial Unit on the Developable Land within each Core Area.

25

 7.2 Beneficial Easements, Restrictions and Covenants. Within ten business days after receiving a written request from Intrawest, which must include sufficient drawings and explanations to support the request, WPRA shall deliver to Intrawest such easements, agreements, documents and instruments, executed and acknowledged by WPRA, in form and substance reasonably acceptable to WPRA and Intrawest, and in recordable form, as Intrawest and WPRA reasonably deem necessary or desirable for the development of the Developable Land. Pursuant to such easements, agreements, documents and instruments, WPRA shall grant to Intrawest and other necessary third parties, and Intrawest and such third parties shall grant to WPRA, as appropriate, such non-exclusive easements, rights-of-way and licenses over, across, through and under their respective properties, including the Developable Land and the Resort Parcels, in locations reasonably acceptable to Intrawest, WPRA and such third parties, for the purposes of permitting, facilitating, and providing for (a) access to such properties and the buildings and other improvements contemplated by the Master Plan, (b) development, construction, maintenance and repair of buildings, facilities, roadways, walkways, grading, landscaping, infrastructure and other improvements contemplated by the Master Plan, and (c) the provision of water, sewer, electricity, telecommunications, gas and other utilities and services to such buildings and other improvements. All such easements, rights-of-way and licenses on the Development Parcels and Resort Parcels must not have a Material Adverse Affect on Resort Operations (as defined in the Lease Agreement), must run with the land and must, where appropriate, benefit the Resort Parcels and any applicable Core Common Areas. All easements, rights-of-way and licenses granted or created under this Section 7.2 shall be Permitted Exceptions.

 7.3 Declaration of Transfer and Rental Fee. At the Development Parcel Closing for the first Development Parcel acquired by Intrawest under this Agreement, WPRA shall deliver to Intrawest the Declaration of Transfer and Rental Fee, duly executed and acknowledged by WPRA and in recordable form. Intrawest shall cause the Declaration of Transfer and Rental Fee to be recorded before the deed for such first Development Parcel. WPRA shall not be liable for payment of a Transfer and Rental Fee at the time of its transfer of a Development Parcel to Intrawest under this Agreement.

ARTICLE VIII

AGREEMENTS OF WPRA AND INTRAWEST PENDING DEVELOPMENT PARCEL CLOSINGS

 8.1 Affirmative Agreements of WPRA and Intrawest Pending Development Parcel Closings. With respect to each Development Parcel, from the Effective Date of this Agreement until the Development Parcel Closing Date for such Development Parcel (unless this Agreement is sooner terminated), WPRA and Intrawest shall perform the following obligations:

(a) Information. WPRA shall provide Intrawest or Intrawest affiliates with all written information received by WPRA regarding the Development Parcels that Intrawest would not otherwise know. Intrawest shall keep WPRA reasonably informed of its process and progress with Governmental Authorities regarding land use and other development actions and approvals of the Developable Land.

(b) Organizational Approvals. In connection with each Development Parcel Closing, WPRA shall expeditiously obtain in writing such assurances as the Title Company may request to evidence the authority of WPRA and the due authorization and execution, by or on behalf of WPRA, of the documents required to be delivered by it at a Development Parcel Closing. Intrawest shall expeditiously obtain in writing all organizational approvals, authorizations, and consents required for Intrawest to consummate the transactions contemplated hereby and deliver to WPRA copies, reasonably satisfactory in form and substance to WPRA, of such approvals, authorizations and consents.

26

(c) Approvals and Cooperation. WPRA shall reasonably cooperate with Intrawest with respect to Intrawest’s efforts to obtain approvals from the Town, any other Governmental Authority, and Winter Park Water and Sanitation District for all matters submitted to the Town, any other Governmental Authority, and Winter Park Water and Sanitation District for approval related to the development or construction of any buildings or other improvements on the Developable Land, so long as there is not substantial cost to WPRA or Intrawest agrees to pay any such substantial cost. WPRA’s cooperation shall include without limitation: (i) cooperating in the filing of subdivision plans and plats relating to the Development Parcels; and (ii) execution and filing of any other applications, approvals, permits, licenses or other documents necessary or desirable to accomplish the foregoing. WPRA’s obligations under this paragraph are applicable only so long as the matter for which Intrawest is seeking WPRA’s cooperation is substantially in conformance with the Master Plan. WPRA shall not submit any application or request to any Governmental Authority that will affect the potential development of any Development Parcel unless requested to do so by Intrawest.

 8.2 Easement for Encroachments. Upon request by Intrawest WPRA agrees to execute, have acknowledged and deliver to Intrawest one or more easement agreements for inadvertent encroachments of any buildings or improvements constructed on any Development Parcel that encroach upon a Resort Parcel, a Lift Parcel or any Development Parcel that has not yet been conveyed to Intrawest, provided that Intrawest has used best efforts to avoid such inadvertent encroachments, such as obtaining surveys and using reputable contractors, and so long as the encroachment is not greater than 24 inches.

 8.3 Negative Agreements of WPRA Pending Development Parcel Closings. From the Effective Date until the Development Parcel Closing for each Development Parcel, WPRA shall not do any of the following, unless permitted pursuant to the terms of the Lease Agreement or otherwise requested by Intrawest, or without Intrawest’s prior written consent or request:

(a) No Transfers. Dispose of any interest in the Development Parcel, except the foregoing negative covenant shall not apply to any Development Parcel for which there has been issued an Intrawest Termination Notice or any interest in the Development Parcel that is transferred by WPRA in accordance with and in compliance with Section 2.7 of the Lease Agreement.

(b) No Exceptions. Enter into, amend or terminate any license, lease, contract, easement, assignment, covenant, agreement, condition or restriction burdening, affecting, legally appurtenant to, or directly benefiting the Development Parcels without the prior written consent of Intrawest, which consent shall not be unreasonably withheld if it will not have a Material Adverse Affect on the Development Parcels.

(c) No Defects of Title. Take any action that will result in the creation or imposition of a Defect of Title.

27

(d) No Land Use Changes. Seek any zoning or other change from a Governmental Authority affecting the use of the Development Parcel, or seek any subdivision of the Development Parcel.

 8.4 Delivery or Transfer of Resort Operations Space. At each Development Parcel Closing for any Development Parcel on which Resort Operations Space will be constructed, Intrawest and WPRA shall deliver an Agreement and Covenant to Convey and Lease Resort Operations Space with respect to such Development Parcel, and WPRA, at its sole expense, may record such Agreement and Covenant to Convey and Lease Resort Operations Space in the Office of the Clerk and Recorder of Grand County, Colorado. With regard to the construction of improvements on any portion of the Development Parcels that constitute Resort Operations Space, such Resort Operations Space shall be of quality construction using good quality materials with work performed in a good and workmanlike manner. Upon the issuance of a certificate of occupancy for any Resort Operations Space, for no additional monetary consideration, (a) Intrawest shall transfer the Resort Operations Space to WPRA by special warranty deed, (b) such special warranty deed shall transfer title to such Resort Operations Space, free and clear of all Exceptions other than Permitted Exceptions (except clause (i) thereof for Monetary Exceptions securing any Agreed-Upon Indebtedness) and Defects of Title, (c) and Intrawest shall provide an owner’s policy of title insurance to WPRA for the Resort Operations Space at Intrawest’s expense, which policy shall insure title to such Resort Operations Space free and clear of all Exceptions other than Permitted Exceptions (except clause (i) thereof for Monetary Exceptions securing any Agreed-Upon Indebtedness) and Defects of Title. WPRA shall immediately lease or sublease such Resort Operations Space back to Intrawest Operations pursuant to the Lease Agreement and shall deliver to Intrawest a written, recordable instrument evidencing such lease or sublease. Upon the conveyance of such Resort Operations Space to WPRA and lease of such Resort Operations Space to Intrawest Operations, the parties shall promptly execute, have acknowledge and (if the Agreement and Covenant to Convey and Lease Resort Operations Space was recorded) record in the Office of the Clerk and Recorder of Grand County, Colorado, an instrument releasing or terminating the Agreement and Covenant to Convey and Lease Resort Operations Space for the Development Parcel on which such Resort Operations Space is located.

 8.5 Agreement to Cooperate in Good Faith. In performing their respective obligations and complying with and enforcing the terms and conditions of this Agreement, Intrawest and WPRA agree to cooperate in good faith with each other so as to not unreasonably interfere with (a) WPRA’s ownership of the (i) Resort Parcels, (ii) the Development Parcels in respect of which Intrawest has not yet exercised its Option, and (iii) Resort Operations Space, and (b) Intrawest Operation’s operation of the Leased Assets pursuant to the Lease Agreement and (c) the development, construction and sales activities of Intrawest on or in connection with the Development Parcels in respect of which Intrawest has exercised its Option.

28

ARTICLE IX

CONDEMNATION OF DEVELOPMENT PARCELS

 9.1 Condemnation of Development Parcels.

(a) If, prior to the Development Parcel Closing for a Development Parcel, either Party learns that an Affected Development Parcel is to be taken (or is threatened to be taken) under any power of eminent domain, that Party shall give the other Party written notice thereof and, so long as the Lease Agreement is not terminated due to the adverse affect on the practical ability of the Winter Park Resort to operate as a resort area on a commercially reasonable basis because of such taking, Intrawest may elect to either:

(i) Have the Affected Development Parcel continue to be subject to the terms of this Agreement except for the portion taken, in which case WPRA shall retain its rights to any and all condemnation awards and the Estimated Sales Price with respect to such Affected Development Parcel shall be recalculated (if previously calculated), or

(ii) Exclude such Affected Development Parcel from the transactions contemplated hereby, in which case Intrawest shall deliver the Intrawest Termination Notice in accordance with Section 4.4, and this Agreement shall terminate as to the Affected Development Parcel.

(b) If the condemnation of the Affected Development Parcel renders other Development Parcels in respect of which Intrawest has not yet exercised its Option inadequate for the purposes contemplated herein, Intrawest may elect to exclude such other Development Parcels from the transactions contemplated hereby in which case Intrawest shall deliver the Intrawest Termination Notice in accordance with Section 4.4, and this Agreement shall terminate as to the Affected Development Parcel.

ARTICLE X

DEFAULTS AND REMEDIES

 10.1 Event of Default by WPRA.

(a) Event of Default. Each of the following shall be an “Event of Default by WPRA” under this Agreement:

(i) WPRA wrongfully (which, for the purposes of this Section 10.1(a) shall mean that an action or omission is not permitted pursuant to the terms of the Lease Agreement or this Agreement, is without Intrawest’s prior written consent and is not otherwise requested by Intrawest) fails to deliver the agreements, certificates, documents and instruments described in Section 6.4 of this Agreement, and such failure to perform continues for a period of ten (10) business days after written notice from Intrawest, unless such failure to perform cannot be reasonably cured in such period and the cure is immediately commenced and continuously prosecuted, in which case the cure period shall be extended as reasonably required necessary to effect such cure with diligence and continuity; or

29

(ii) WPRA wrongfully seeks any zoning or other land use decision from a Governmental Authority affecting the use of a Development Parcel, or seeks any subdivision of the Development Parcel and fails to stop seeking such zoning, other land-use decision or subdivision within five days after written demand from Intrawest;

(iii) If WPRA fails to perform substantially any of its other covenants or agreements under this Agreement or any Related Documents, and such failure to perform continues for a period of thirty (30) days after written notice from Intrawest, unless such failure to perform cannot be reasonably cured in such period and the cure is immediately commenced and continuously prosecuted, in which case the cure period shall be extended as reasonably required; or

(iv) WPRA shall (A) be adjudged insolvent, bankrupt or a debtor under any bankruptcy, insolvency or reorganization law, (B) fail to pay its debts generally as they become due, (C) seek the benefit of any present or future federal or state bankruptcy, insolvency or reorganization law, (D) make an assignment of all or a substantial part of its property for the benefit of creditors, (E) apply for, consent to, or acquiesce in the appointment of a receiver, trustee, custodian, liquidator or other similar official for WPRA or for all or a substantial part of its property or its interest under this Agreement, (F) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an readjustment of its indebtedness under any bankruptcy, insolvency or reorganization law, or (G) be adjudged a bankrupt; or a petition seeking a reorganization of WPRA or the readjustment of its indebtedness under any bankruptcy, reorganization or insolvency law shall be filed against WPRA; and, in connection with such event, this Agreement shall be rejected, disclaimed, terminated, rendered void, compromised or otherwise materially and adversely affected.

(b) Remedies. In the event of a Event of Default by WPRA under this Agreement, Intrawest shall have the following remedies:

(i) The right of specific performance, which Intrawest must seek before making a claim for damages, and

30

(ii) If the right of specific performance is not available to Intrawest, then Intrawest shall have the right to damages, but in no event shall Intrawest be entitled to claims for consequential or punitive damages; provided, however, Intrawest agrees (A) not to pursue an action for damages if such an action would cause a default under any Agreed-Upon Indebtedness Documents or the acceleration of the Agreed-Upon Indebtedness and (B) not to create a judgment lien against or execute the judgment upon the Development Parcels, Lift Parcels or Resort Parcels; provided, further, if Intrawest receives an award of damages from a court of competent jurisdiction, then (X) Intrawest Holdings shall have the right to an offset or credit against Required Quarterly Payments due under the Additional Consideration Agreement, and (Y) to the extent such offset or credit fails to discharge fully such award for damages, Intrawest Operations shall have the right to an offset or credit against rent, additional rent and other charges payable by Intrawest Operations under the Lease Agreement, but only if and to the extent permitted by any Agreed-Upon Indebtedness Documents then in effect (and Intrawest Holdings and Intrawest Operations shall be third-party beneficiaries of this Section 10.1(b)(ii)).

 10.2 Default by Intrawest.

(a) Event of Default. Each of the following shall be an “Event of Default by Intrawest” under this Agreement:

(i) If Intrawest or any Successor, with respect to each Development Parcel, fails to make any payment to (A) the Agreed-Upon Indebtedness Lender on behalf of WPRA of any Debt Repayment Portions if there is outstanding Agreed-Upon Indebtedness, or (B) to WPRA of any Estimated Sales Price or any Sales Price Balance payable hereunder, and does not cure such failure within ten business (10) days after WPRA has given Intrawest and any such Successor written notice specifying such failure;

(ii) If Intrawest fails to substantially perform any of its other covenants or agreements under this Agreement or any Related Documents, and such failure to perform continues for a period of thirty (30) days after written notice from WPRA, unless such failure to perform cannot be reasonably cured in such period and the cure is immediately commenced and continuously prosecuted, in which case the cure period shall be extended as reasonably required; or

(iii) Intrawest shall (A) be adjudged insolvent, bankrupt or a debtor under any bankruptcy, insolvency or reorganization law, (B) fail to pay its debts generally as they become due, (C) seek the benefit of any present or future federal or state bankruptcy, insolvency or reorganization law, (D) make an assignment of all or a substantial part of its property for the benefit of creditors, (E) apply for, consent to, or acquiesce in the appointment of a receiver, trustee, custodian, liquidator or other similar official for Intrawest or for all or a substantial part of its property or its interest under this Agreement, (F) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or a readjustment of its indebtedness under any bankruptcy, insolvency or reorganization law, or (G) be adjudged a bankrupt; or a petition seeking a reorganization of Intrawest or the readjustment of its indebtedness under any bankruptcy, reorganization or insolvency law shall be filed against Intrawest; and, in connection with such event, this Agreement shall be rejected, disclaimed, terminated, rendered void, compromised or otherwise materially and adversely affected.

31

(iv) An “Event of Default” (as defined in the Lease Agreement) occurs under the Lease Agreement.

(b) Remedies. In the event of any Event of Default by Intrawest under this Agreement, WPRA shall have all rights and remedies available hereunder or at law or in equity arising from such Event of Default by Intrawest, but WPRA shall have or assert no claims for consequential or punitive damages.

 10.3 Repurchase Right. If Intrawest or its Successor fails to Commence Construction on the building proposed for development on a Development Parcel before the date that is four years after the Development Parcel Closing Date for such Development Parcel, subject to a day-for-day extension, not to exceed one year, for delays caused by Events of Force Majeure (a “Repurchase Right Commencement Date”), then WPRA shall have the right to repurchase such Development Parcel on the following terms and conditions (the “Repurchase Right”):

(a) Exercise of Repurchase Right. WPRA may exercise the Repurchase Right with respect to any Development Parcel by giving written notice of such exercise to Intrawest (or to the Successor holding title to such Development Parcel, if WPRA has received written notice of the identity and address of such Successor) at any time on or after the Repurchase Right Commencement Date and before the date on which Intrawest or its Successor Commences Construction of the applicable building (a “Repurchase Right Termination Date”), which notice shall specify the applicable Development Parcel and a date, time and location for the delivery of the deed for such Development Parcel (the “Repurchase Right Closing”). The date of the Repurchase Right Closing shall be a business day not less than 30 nor more than 60 days after the date of such notice. The location of the Repurchase Right Closing shall be in the City and County of Denver. If WPRA fails to exercise its Repurchase Right arising from the failure to Commence Construction of any building on a Development Parcel before the Repurchase Right Termination Date, the Repurchase Right relating to such building shall expire. A condominium map (as defined in CCIOA) or a land survey plat showing the existence of the foundation of the building to be constructed shall be conclusive proof that the Repurchase Right for that building has expired.

(b) Repurchase Right Price. The price for WPRA to exercise the Repurchase Right (the “Repurchase Right Price”) shall be equal to sum of (i) the Estimated Sales Price for the Development Parcel and (ii) costs and expenses incurred by Intrawest or its Successor for studies, investigations, tests, reports, surveys, plans, specifications, legal documents (including declarations of condominiums or easements, restrictions and/or covenants), permits, linkage payments, exactions, utility connection fees, labor and materials relating to the construction or development of any building on such Development Parcel that will be transferred and delivered to WPRA and continue to benefit such Development Parcel, unless WPRA expressly commits, in a binding written agreement with Intrawest or its Successor, to develop such Development Parcel in a manner that will prevent WPRA from deriving any benefit from such costs and expenses.

32

(c) Repurchase Right Closing. At the Repurchase Right Closing, WPRA shall pay the Repurchase Right Price to Intrawest or its Successor, and Intrawest or its Successor shall deliver to WPRA a special warranty deed, which shall convey to WPRA title to such Development Parcel free of all Monetary Exceptions (other than those securing any Agreed-Upon Indebtedness) but subject to (i) Defects of Title, (ii) Permitted Exceptions, and (iii) all other Exceptions as may be reasonably required (in Intrawest’s reasonable business judgment) for development of the Development Parcel in accordance with the applicable Master Plan.

(d) Revocation. WPRA shall have the right, at any time before it accepts the deed for any Development Parcel, to revoke the exercise of its Repurchase Right by written notice to Intrawest or its Successor. If WPRA so revokes the exercise of a Repurchase Right, such Repurchase Right shall expire.

(e) No Obligation to Commence Construction. This Section 10.3 shall not be construed to create any obligation or covenant on the part of Intrawest to Commence Construction on any building before the Repurchase Right Commencement Date for such building.

(f) Reservation in Deed. The Repurchase Right set forth in this Section 10.3 shall be reserved in WPRA’s special warranty deed to Intrawest with respect to each Development Parcel. The form of such reservation shall be substantially as set forth in the deed attached to this Agreement as Exhibit D.

 10.4 Specific Performance. If Intrawest fails wrongfully (which means it is not permitted under the terms of this Agreement or the Lease Agreement, or is without WPRA’s prior written consent or is not otherwise requested by WPRA), by the tenth (10th) anniversary of the Effective Date (or as such period may be extended due to an Event of Force Majeure, but in no event shall such extension for an Event of Force Majeure be longer than one year, or an extension of time as set forth in Section 3.1(c) above) to exercise its option with respect to Development Parcels chosen by Intrawest on which the Master Plans provide for at least 570 Residential Units, subject to any reduction in Development Parcels as set forth in Section 3.1(c) above, WPRA shall be entitled to specific performance by Intrawest; provided, however, Intrawest shall have the option to pay the Estimated Sales Price for the Development Parcels chosen by Intrawest on which the Master Plans provide for at least 570 Residential Units, without accepting WPRA’s deed for, or taking title to, such Development Parcels, either voluntarily or pursuant to a judgment for specific performance. Concurrently with such payment and refusal to take title, Intrawest shall deliver its Intrawest Termination Notice with respect to such Development Parcels.

33

ARTICLE XI

INDEMNITY

 11.1 Intrawest’s Obligation to Indemnify. Intrawest agrees to indemnify, defend and hold harmless WPRA and its respective successors and assigns from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, but not including punitive damages incurred by WPRA, resulting from (a) the willful misconduct or the negligent or tortious acts or omissions of Intrawest or its guests, invitees, contractors and subcontractors, or any of their respective employees on the Purchased Developable Land, (b) the negligent or willful misconduct of Intrawest in its use, design, construction or operation of the Purchased Developable Land, (c) the violation by Intrawest of any agreement, covenant or condition of this Agreement (collectively, the “Liabilities”); provided, however, that Intrawest’s obligation to provide an indemnification under this Section 11.1 for Liabilities arising from the causes set forth in clauses (a) and (b) above shall terminate with respect to each Purchased Development Parcel one year after the Determination Date for such Purchased Development Parcel; provided, further, that Intrawest shall have no obligation to provide an indemnity for Liabilities resulting from the sole negligence of WPRA or its agents, employees, invitees, guests, contractors or subcontractors.

 11.2 Procedure for Indemnification. Intrawest and WPRA shall each give notice to the other each time that, and within ten (10) days after, either Intrawest or WPRA becomes aware of any fact or circumstance that would reasonably be expected to give rise to an obligation to indemnify under this Article, which notice shall be accompanied by a copy of any claim made that may result in such obligation to indemnify. Intrawest shall have the right and obligation to assume the defense or settlement of any such claim and shall proceed diligently to commence to defend or settle such claim, provided that Intrawest shall not settle or compromise any such claim without WPRA’s prior written consent thereto, unless the terms of such settlement or compromise discharge and release WPRA from any and all liabilities and obligations thereunder. Notwithstanding the foregoing, if Intrawest fails to provide the indemnification and defense against any claim required under Section 11.1 of this Agreement or fails to pursue such defense with diligence and continuity, WPRA shall have the right, but not the obligation, to undertake the defense or settlement of such claim for the account and at the risk of Intrawest, and Intrawest shall be bound by any defense or settlement that WPRA makes to such claim. The Parties agree that, for the purpose of enforcing any right of indemnity hereunder, WPRA may join Intrawest in any third-party claim as to which such right of indemnity would or might apply. The Parties shall cooperate fully in defending or settling any third-party claim.

ARTICLE XII

ASSIGNMENT

 12.1 Consent Required. Except as permitted in Section 12.2 below, Intrawest may not voluntarily, by operation of law or otherwise, without WPRA’s prior written consent, assign, convey, mortgage, encumber or otherwise transfer all or any part of its interest under this Agreement or permit any change in the control of Intrawest, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, spin-off or otherwise.

34

12.2 When Consent Is Not Required.

(a) Notwithstanding anything to the contrary contained in Section 12.1 above, so long as (1) there is pending no Event of Default by Intrawest or circumstance that, with the passage of time or giving of notice, would be an Event of Default by Intrawest, (2) the Parent Guaranty is in full force and effect, and (3) the Lease Agreement is in full force and effect, Intrawest may, without WPRA’s consent:

(1) Assign all or any portion of its interest under this Agreement; or

(2) Permit a change in the control of Intrawest;

(i) to a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Intrawest, (ii) to an affiliate of the tenant under the Lease Agreement, (iii) in conjunction with an amalgamation, consolidation, merger or any other similar corporate reorganization of Intrawest or the Parent Corporation or any affiliate of Parent Corporation including, without limitation, a going private transaction of the Parent Corporation (but not including as a “similar corporate reorganization” one in which there is a spin off or split up of a significant part of the assets of Intrawest or Parent Corporation if following such spin-off or split-up there has been a change of control of Intrawest or Parent Corporation), or (iv) in any collateral assignment of the rights of Intrawest under this Agreement to any lender or lenders of Intrawest. As used in this Article XIII, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person.

(b) If the Parent Corporation is a corporation whose voting shares are regularly and publicly traded on a recognized stock exchange, a change of control in the Parent Corporation’s business will not require WPRA’s consent as long as the voting shares continue to be so publicly traded, and as long as WPRA receives reasonably satisfactory assurances that Intrawest’s obligations under Section 3.1(b) of this Agreement will not be adversely affected following the change of control.

(c) Any contrary provision of this Agreement notwithstanding, Intrawest shall have the right to convey Development Parcels (together with any buildings and other improvements on such Development Parcels) to Successors.

(d) Any assignee under this Section 12.2 shall be deemed to have assumed all of Intrawest’s obligations under this Agreement.

35

  12.3 Intrawest to Furnish Information. All requests for WPRA’s consent to an assignment or other transfer under Section 12.1 above shall be in writing and specify in detail reasonably satisfactory to WPRA:

(a) The name, address and telephone number of the proposed assignee or other transferee and, if it is not an individual, the names of the Persons that own or control the proposed assignee or transferee;

(b) Details of the prior land development experience of the proposed assignee or other transferee and the specific terms and conditions of the proposed assignment or other transfer;

(c) Bank and other credit references, business reputation references, financial statements and such other information as WPRA may reasonably require to assess the business and financial responsibility and standing of the proposed assignee or other transferee; and

(d) Any proposed changes to the Lease Agreement, this Agreement or the Parent Guaranty.

 12.4 No Consideration. Unless there are changes to the Lease Agreement, this Agreement or the Parent Guaranty, WPRA shall not be entitled to any consideration in connection with any assignment or any other permitted transfer by Intrawest, provided, however, that Intrawest shall be responsible for WPRA’s costs as provided in Section 12.6.

 12.5 WPRA’s Rights. If Intrawest requests WPRA’s consent to an assignment or other transfer under Section 12.1 above, WPRA shall, within ninety (90) days after its receipt of such request, notify Intrawest in writing whether WPRA grants or withholds its consent.

 12.6 Intrawest Pays All Costs. WPRA’s consent to an assignment or other transfer under Section 12.1 above shall be subject to the requirement that all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Intrawest within thirty (30) days after invoicing by WPRA with reasonable detail of the costs incurred (whether or not WPRA consents to the proposed assignment or transfer if it is within the right of WPRA to withhold consent).

 12.7 Continuing Intrawest Liability. Notwithstanding any assignment, conveyance, pledge, mortgage or any other transfer of Intrawest’s rights hereunder, Intrawest shall remain fully liable for the payment of all amounts due hereunder and fully liable for all liabilities hereunder and for the performance of all its other obligations hereunder, unless Intrawest is expressly released therefrom pursuant to the terms of the approved assignment, conveyance, pledge, mortgage or other transfer under this Agreement.

36

ARTICLE XIII

MISCELLANEOUS

 13.1 Notices. Any notice to be given to any Party pursuant to any provision of this Agreement, including any notice of change of address for any Party, shall be in writing given to the respective Parties and shall be (a) hand-delivered to such Party at the address of such Party set forth below, (b) sent by telecopy to the facsimile number for such Party listed below, or (c) sent by Federal Express or other nationally-recognized overnight courier service to the address of such Party set forth below, and, if hand-delivered, shall be deemed received when delivered, if sent by facsimile, shall be deemed received upon confirmation of receipt either by telephone or by facsimile, and, if sent by Federal Express or other nationally-recognized overnight courier service, shall be deemed received one business day after having been deposited with Federal Express or such other nationally-recognized overnight courier service if designated for next day delivery, addressed as follows:

If to Intrawest:	Intrawest/Winter Park Development Corporation
P.O. Box 5178
325 Lake Dillon Drive, Suite 205
Facsimile No.: 970-468-1822
Confirmation No.: 970-468-1808

With copies to:	Intrawest Corporation
Suite 800, 200 Burrard Street
Vancouver, BC
CANADA V6C 3L6
Attention: Gary L. Raymond and the Corporate Secretary
Facsimile No.: (604) 669-0605
Confirmation No.: (604) 669-9777

AND

Jacobs Chase Frick Kleinkopf & Kelley, LLC
1050 Seventeenth Street, Suite 1500
Denver, Colorado 80265
Attention: David D. Kleinkopf and Steven M. Cohen
Facsimile No.: (303) 685-4869
Confirmation No.: (303) 685-4800

If to WPRA:	Winter Park Recreational Association
Attention: President
c/o Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600
Denver, CO 80202
Attention: Richard C. Linquanti
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

37

With copies to:	Ireland, Stapleton, Pryor & Pascoe, P.C.
1675 Broadway, Suite 2600
Denver, CO 80202
Attention: Richard C. Linquanti
Facsimile No.: (303) 623-2062
Confirmation No.: (303) 623-2700

Denver City Attorney’s Office
1437 Bannock Street, Room 353
Denver, Colorado 80202-5375
Attention: Supervisor
Land Use and Revenue

 13.2 Waiver of Compliance. Any failure of WPRA or Intrawest to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Intrawest and WPRA, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, except as otherwise specifically provided in this Agreement.

 13.3 hird-Party Beneficiaries. The City is a third party beneficiary of WPRA’s rights under this Agreement. Intrawest Holdings and Intrawest Operations are third-party beneficiaries of Intrawest’s rights and remedies under Section 10.1(b)(ii) of this Agreement. Except for the City, Intrawest Holdings and Intrawest Operations, there are no third party beneficiaries of this Agreement.

 13.4 Amendments. Except as otherwise provided in this Agreement, no amendments or modifications to this Agreement shall be made or deemed to have been made unless in writing executed by the Parties and delivered by the Party to be bound thereby.

 13.5 Headings and Captions for Convenience. The headings and captions contained in this Agreement are for reference and convenience only and shall not be considered in interpreting the provisions of this Agreement.

 13.6 Exhibits Incorporated. All Exhibits referred to in this Agreement shall be deemed incorporated in this Agreement by reference.

 13.7 Counterparts and Facsimile Delivery. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Execution copies of this Agreement may be delivered by facsimile.

38

 13.8 Recording of Option Agreement; Partial Releases. On or after the Effective Date, Intrawest shall record a fully executed and acknowledged counterpart of this Agreement in the Office of the Clerk and Recorder of Grand County, Colorado. Within ten (10) days after delivery of an Intrawest Termination Notice, the parties shall record in the real property records of the Office of the Clerk and Recorder of Grand County, Colorado, a partial release from this Option Agreement of the Development Parcels identified in such Intrawest Termination Notice, but such recording is not required for the effectiveness of the Intrawest Termination Notice.

 13.9 Entire Agreement. This Agreement (including the Exhibits attached hereto) and the Related Documents represent the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior agreements, understandings or negotiations shall be deemed merged herein. No representations, warranties, promises or agreements, express or implied, shall exist between the parties, except as stated in this Agreement (including the Exhibits attached hereto) or the Related Documents.

 13.10 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its principles of conflicts of law. Venue shall be in the District Court of Grand County, Colorado.

13.11 Approvals.

(a) Intrawest agrees and acknowledges that, in any instance in this Agreement WPRA is required or has the right to review or give its approval or consent to any construction or development related plan, document, drawing or other material, no such review, approval or consent shall imply or be deemed to constitute an opinion by WPRA, nor impose upon it any responsibility for the design or construction of building elements, including but not limited to the structural integrity, safety requirements, adequacy of budgets or financing, or compliance with any Applicable Law. All reviews, approvals and consents by WPRA under the terms of this Agreement are for the sole and exclusive benefit of Intrawest, and no other person or parties shall have the right to rely thereon.

(b) Unless expressly stated otherwise, no approval or consent required of Intrawest or WPRA under this Agreement shall be unreasonably withheld, conditioned or delayed and shall be in writing.

 13.12 Attorneys’ Fees. Notwithstanding anything to the contrary in the Agreement, if either Party institutes legal proceedings against the other with respect to the Agreement, the non-prevailing party shall pay to the prevailing party an amount equal to all reasonable attorneys’ fees and disbursements and all other reasonable costs and expenses incurred by the prevailing party in connection therewith.

 13.13 Further Assurances. Each Party shall provide to each other, from time to time, upon the reasonable request of the other Party, information as to the status of any item or action required under the Agreement.

 13.14 No Partnership or Joint Venture Created. WPRA and Intrawest shall not be deemed or constituted partners, joint venturers or agents of one another. Neither WPRA nor

39

 The Parties have executed this Agreement to be effective the day and year first above written.

INTRAWEST/WINTER PARK DEVELOPMENT CORPORATION, a Delaware corporation

By:

Name:

Title:

WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation

By:

Name:

Title:

40

STATE OF COLORADO	)
) ss
COUNTY OF DENVER	)

 The foregoing instrument was acknowledged before me this ____ day of ____________, 2002 by _______________________________, the ___________________ of INTRAWEST/WINTER PARK DEVELOPMENT CORPORATION, a Delaware corporation.

 WITNESS my hand and official seal.

My commission expires:

Notary Public

STATE OF COLORADO	)
) ss
COUNTY OF DENVER	)

 The foregoing instrument was acknowledged before me this ______ day of ______________, 2002 by ________________________, the ______________________of WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation.

 WITNESS my hand and official seal.

Notary Public

My commission expires:

EXHIBIT C
TO SUPPLEMENTAL AGREEMENT NO. VII

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
WINTER PARK RECREATIONAL ASSOCIATION

A Colorado Nonprofit Corporation

Pursuant to § 7-130-106, Colorado Revised Statutes (“C.R.S.”), the Board of Trustees of the Winter Park Recreational Association, through its Chairman, causes these Amended and Restated Articles of Incorporation to be delivered to the Colorado Secretary of State for filing. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto:

FIRST: The name of the corporation is Winter Park Recreational Association.

SECOND: The address of the principal office of the corporation is c/o Ireland, Stapleton, Pryor & Pascoe, P.C. (attention Richard C. Linquanti, Esq.), 1675 Broadway, Suite 2600, Denver, Colorado 80202.

THIRD: The name and address of the registered agent of the corporation is Richard C. Linquanti, Esq., 1675 Broadway, Suite 2600, Denver, Colorado 80202.

FOURTH: The corporation will not have voting members.

FIFTH: The corporation is organized exclusively for the charitable purpose of lessening the burdens of the government of the City and County of Denver (“City”) by serving as agent for the City in facilitating the operation of the Winter Park Resort (“Winter Park”). The corporation shall facilitate the operation of Winter Park by performing all functions of the Association under that certain Supplemental Agreement No. VII to Agreement between Winter Park Recreational Association and the City and County of Denver, by entering into and administering a lease and operating agreement and an option agreement with Intrawest Corporation, a corporation continued pursuant to the Canadian Business Corporations Act (“Intrawest”) and Intrawest’s subsidiaries, successors and assigns as permitted under such agreements, and by doing all things incidental to the foregoing.

SIXTH: The Association shall at all times take such actions as may be necessary, and shall refrain from taking such actions as may be detrimental, to preserve its status as a nonprofit corporation that qualifies as a tax exempt entity under Section 501(c) of the Internal Revenue Code (or its successor provision).

SEVENTH: The period of duration of the Association shall expire at 11:59 p.m., Denver time, on June 30, 2079.

EIGHTH: Upon dissolution of the corporation, the corporation’s assets shall be distributed to the City or the City’s designee, subject to the debts and contractual, leasehold and other obligations of the corporation.

NINTH: No director of the corporation shall be liable to the corporation or to its members for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the corporation or to its members for monetary damages for (i) any breach of the director’s duty of loyalty to the corporation or to its members, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) acts specified in Sections 7-128-403 or 7-128-501, C.R.S., or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.

TENTH: A copy of this document may be sent by the Colorado Secretary of State upon completion of the filing to Richard C. Linquanti, Esq., Ireland, Stapleton, Pryor & Pascoe, P.C., 1675 Broadway, Suite 2600, Denver, Colorado 80202.

ELEVENTH: The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is: William Mosher c/o Richard C. Linquanti, Esq., at Ireland, Stapleton, Pryor & Pascoe, P.C., 1675 Broadway, Suite 2600, Denver, CO 80202.

TWELFTH: These Amended and Restated Articles of Incorporation were adopted by the vote of its board of trustees at a meeting duly called and held on ______________, 2002, without member action and member action was not required.

DATED: __________________________________

OPTIONAL. The electronic mail and/or Internet address for this entity is/are: e-mail ________________________________ Website _______________________________________. The Colorado Secretary of State may contact the following authorized person regarding this document: name __________________________________ address _______________________________________________voice ___________________________ fax _______________________ e-mail ___________________________

CERTIFICATE

I hereby certify that the foregoing Amended and Restated Articles of Incorporation constitute the Amended and Restated Articles of Incorporation of WINTER PARK RECREATIONAL ASSOCIATION, as of the _____ day of _______________, 2002.

SIGNED:

William Mosher, Chairman Board of Trustees, Winter Park Recreational Association

EXHIBIT D
TO SUPPLEMENTAL AGREEMENT NO. VII

WINTER PARK RECREATIONAL ASSOCIATION

AMENDED AND RESTATED BYLAWS

Adopted _______________, 2002

AMENDED AND RESTATED BYLAWS
WINTER PARK RECREATIONAL ASSOCIATION
Adopted _______________, 2002

ARTICLE I

NAME

 1.1 The name of this organization shall be “WINTER PARK RECREATIONAL ASSOCIATION,” hereafter referred to as the “Association.”

ARTICLE II

PURPOSE

 2.1 Purpose. The Association is organized exclusively for the charitable purpose of lessening the burdens of the government of the City and County of Denver (“City”) by serving as agent for the City in facilitating the operation of the Winter Park Resort (“Winter Park”) pursuant to the terms of an agreement between the Association and the City dated November 22, 1950 as amended (“Agency Agreement”). The Association shall facilitate the operation of Winter Park by entering into and administering a lease and operating agreement (“Lease”) and an option agreement (“Option Agreement”) with Intrawest Corporation, a corporation continued pursuant to the Canadian Business Associations Act (“Intrawest”) and Intrawest’s subsidiaries, successors and assigns as permitted under such agreements.

ARTICLE III

BOARD OF DIRECTORS

 3.1 Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Association managed under the direction of a Board of Directors (referred to individually as a “Director” or collectively as the “Board”) of five (5) persons, who shall be selected and shall serve as follows:

3.1.1 First Appointee. The Mayor (the “Mayor”) of the City and County of Denver shall appoint a Director for a term of four (4) years (“First Appointee”). The First Appointee shall be an individual who, at the time of the appointment, occupies a senior-level policy-making position with the City, including without limitation as an appointee of the Mayor or as a member of the City Council. The Mayor shall have the right to remove and replace the First Appointee at any time during such Appointee’s term with a person possessing similar qualifications to those set forth in the preceding sentence.

1

3.1.2 Second Appointee. The Mayor shall appoint a Director for a term of five (5) years (“Second Appointee” and together with the First Appointee, the “Appointees”). The Second Appointee shall be an individual who, at the time of the appointment, occupies a senior-level policy-making position with the City, including without limitation as an appointee of the Mayor or as a member of the City Council. The Mayor shall have the right to remove and replace the Second Appointee at any time during such Appointee’s term with a person possessing similar qualifications to those set forth in the preceding sentence.

3.1.3 First Citizen Director. The Mayor shall appoint a Director for a term of three (3) years (“First Citizen Director”). Upon expiration of the initial First Citizen Director’s term, the new First Citizen Director shall be elected by the four remaining Directors. The First Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

3.1.4 Second Citizen Director. The Mayor shall appoint a Director for a term of six (6) years (“Second Citizen Director”). Upon expiration of the initial Second Citizen Director’s term, the new Second Citizen Director shall be elected by the four remaining Directors. The Second Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

3.1.5 Third Citizen Director. The Mayor shall appoint a Director for a term of seven (7) years (“Third Citizen Director” and together with the First and Second Citizen Directors, the “Citizen Directors”). Upon expiration of the initial Third Citizen Director’s term, the new Third Citizen Director shall be elected by the four remaining Directors. The Third Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

 All Citizen Directors shall serve no more than one term. Upon the expiration of the term of a Citizen Director, if the four remaining Directors cannot agree to the election of the new Citizen Director by a majority vote, they shall each submit the name of their candidates to the Citizen Director whose term is expired, who shall elect one of such candidates.

 3.2 Vacancies. Vacancies on the Board of Directors shall be filled in the same manner in which new Directors are elected or appointed, or in the case of the Citizen Directors if an election is not possible then in the manner in which the initial Citizen Directors were appointed, pursuant to the previous section of these Bylaws.

 3.3 Meetings; Quorum; Voting. The Board of Directors may meet as determined by mutual agreement, but not less than four (4) times a year, at a time and place agreeable to all Directors. Two Citizen Directors and one Appointee present at a meeting of the Board of Directors shall constitute a quorum. All votes shall be by a majority of the quorum, provided, however, that the following shall be undertaken by the Association only with the approval of two votes of the Citizen Directors and two votes of the Appointees authorizing such action, and provided, further that no such action shall violate the terms of the Agency Agreement:

3.3.1 Any material change to the boundaries of the Forest Service Permits or Forest Service Master Plan (defined in the Lease);

2

3.3.2 Any assignment, sublease or other transfer by Intrawest under the Lease that requires the consent of the Association;

3.3.3 Any sale, transfer, pledge, loan, mortgage or other encumbrance of the Leased Assets (defined in the Lease) except as provided for in the Lease;

3.3.4 Any waiver of a material right of the Association or material obligation of Intrawest under the Lease, Option Agreement, that certain Additional Consideration Agreement between the Association and Intrawest/Winter Park Holdings Corporation (the “Additional Consideration Agreement”), that certain Guaranty by Intrawest Corporation (the “Guaranty”), or related documents;

3.3.5 Adopting a budget; and

3.3.6 Amending the Lease, the Option Agreement, the Additional Consideration Agreement, the Guaranty, the Articles of Incorporation of the Association and these Bylaws.

 3.4 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting. Each and every member of the Board in writing must either vote for such action, or vote against such action or abstain from voting and waive the right to demand that action not be taken without a meeting. Action is taken without a meeting with the affirmative vote of all then-serving Directors. Any writing may be received by mail or personal delivery or by electronically transmitted facsimile or other form of wire or wireless communication providing a complete copy of the document, including a copy of the signature on the document.

 3.5 Electronic Notice, Participation in Meetings and Other Communications. Meetings of the Board of Directors may be held by means of telephone conference or other electronic communications equipment by which all persons participating in the meeting can communicate with each other at relatively the same time, which participation shall constitute presence “in person” at a meeting. Any notice or other communications contemplated in these Bylaws shall be effective if sent by electronic equipment establishing a written record, such as telecopy transmission or e-mail.

 3.6 No Compensation. No Director shall receive compensation from the Association, provided, however, that the Association may reimburse actual out-of-pocket expenses reasonably incurred in discharging the duties of being a Director.

3

ARTICLE IV

RESPONSIBILITIES OF THE ASSOCIATION

 4.1 Authority The Association shall:

4.1.1 Enter into the Lease, the Option Agreement, the Additional Consideration Agreement, and the Guaranty;

4.1.2 Hold the title as agent for the City to the assets that are leased pursuant to the Lease;

4.1.3 Execute any and all documents referenced in, attached to, or now or hereafter relating to the Lease and the Option Agreement and implement the actions contemplated thereby;

4.1.4 Be the borrower of the Agreed Upon Indebtedness (as defined in the Lease) and execute all documents necessary or appropriate in connection therewith;

4.1.5 Take all actions required to be taken by the Landlord pursuant to the Lease in accordance with the terms of the Lease and related documents;

4.1.6 Take all actions required to be taken by the WPRA pursuant to the Option Agreement in accordance with the terms of the Option Agreement and related documents; and

4.1.7 Take no action that is inconsistent with or results in a breach of the terms of the Agency Agreement.

 4.2 501(c) Status. The Association shall at all times take such actions as may be necessary, and shall refrain from taking such actions as may be detrimental, to preserve its status as a nonprofit corporation that qualifies as a tax exempt entity under Section 501(c) of the Internal Revenue Code (or its successor provision).

 4.3 Records. The Association shall maintain its books and records in the City and County of Denver at a place known at all times to the City. Representatives of the City, including without limitation, the City’s Auditor, shall have the right to inspect and copy such books and records from time to time on one (1) business day’s notice to the Association. The Association shall maintain its financial records in accordance with generally accepted accounting principles consistently applied. At any time after five (5) business days’ prior notice to the Association of its intention to do so, the City may cause to be made a complete audit of the records of the Association for any fiscal period within the preceding ten (10) years. The acceptance of payments by the City computed on the basis of statements furnished by the Association shall be without prejudice to the City’s rights to inspect and/or audit the records of the Association. The Association agrees to abide by the Colorado Open Public Records Law described in CRS Title 24, Article 72, or successor provisions.

4

 4.4 Termination of Agency Agreement. Termination of the Agency Agreement shall not terminate the Lease, the Option Agreement, the Additional Consideration Agreement, or the Guaranty, and shall not affect the liability of the Association under or the collateral given by the Association to secure the Agreed-Upon Indebtedness (as defined in the Lease). In the event that the Agency Agreement is terminated for any reason, the Association shall:

4.4.1 provide for the payment or satisfaction of all liabilities (debts and other obligations) of the Association, which shall be by actual payment or by a transfer of assets of the Association subject to an assumption of some or all of the liabilities of the Association, or a combination thereof;

4.4.2 subject to the provisions of subparagraph 4.4.1 above and provided that the following action does not result in a default under any Agreed-Upon Indebtedness, donate, give, grant, convey, assign, set-over, and deliver to the City or its governmental or non-profit corporate designee, by good and sufficient instruments of transfer, for the use and benefit of the people of the City, all right, title and interest of the Association in and to the land, leases, permits, licenses, buildings, improvements, facilities, and all other property, real and personal, tangible and intangible, including all money and accounts receivable and all contract rights and choices in action, which the Association then owns or has or may later acquire; and

4.4.3 promptly dissolve the Association in accordance with the requirements and responsibilities of Colorado law.

 4.5 Amendments. The Board may amend the Articles of Incorporation and the Bylaws of the Association upon a unanimous vote of the Directors and approval from the Mayor.

ARTICLE V

Officers

 5.1 Officers. The officers of the Association shall be a president, a secretary, and a treasurer. The officers shall be natural persons eighteen years of age or older. Any two or more offices may be held by the same person. These officers shall be elected annually by the Board of Directors at the first meeting of the Board in each calendar year. The Board of Directors or an officer or officers authorized by the Board of Directors shall from time to time determine the procedure for the appointment of officers, their terms of office, their authorities, their duties, and their compensation. Each officer shall hold office until the first of the following to occur: the time at which a successor shall have been duly elected and shall have qualified; or the death of the officer.

 5.2 Vacancies. A vacancy in any office, however occurring, may be filled by a majority vote of the Board of Directors.

 5.3 President. Subject to the control of the Board of Directors, the president shall have general charge and control of all of the business and affairs of the Association and shall perform all duties incident to the office of president. The president shall preside at all meetings and shall have such powers and perform such other duties as from time to time may be determined by the Board of Directors.

5

 5.4 Secretary. The secretary shall (a) prepare and maintain as permanent records the minutes of the proceedings of the Board of Directors, a record of all actions taken by the Board of Directors without a meeting, and a record of all waivers of notice of meetings of the Board of Directors, (b) see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law, (c) serve as custodian of the corporate records and of the seal of the Association and affix the seal to all documents when authorized by the Board of Directors, (d) maintain at the Association’s principal office the originals or copies of the Association’s articles of incorporation, bylaws, minutes of all meetings and records of all action taken without a meeting for the past three years, a list of the names and business addresses of the current Directors and officers, a copy of the Association’s most recent corporate report filed with the Secretary of State, and financial statements, if any, showing in reasonable detail the Association’s assets and liabilities and results of operations for the last three years, (e) authenticate records of the Association, and (f) in general, perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the president or the Board of Directors. The Board of Directors may designate a person other than the secretary to keep the minutes of their meetings.

 5.5 Treasurer. The treasurer shall: (a) take any necessary actions to cause the Association to be in compliance with Section 4.3 of these Bylaws; (b) have custody of, and when proper may pay out, disburse or otherwise dispose of, all funds and securities of the Association which may have come into his hands; (c) receive and give receipts for moneys due and payable to the Association, and deposit all such moneys in the name of the Association in such banks, trust companies or other depositaries as shall be selected in accordance with these Bylaws; (d) enter or cause to be entered regularly in the books of the Association kept for that purpose full and accurate accounts of all moneys received or paid or otherwise disposed of by him; and (e) in general perform all duties incident to the office of treasurer and such other duties as may be assigned to him from time to time by the Board of Directors or the president.

ARTICLE VI

FIDUCIARY MATTERS

 6.1 Indemnification.

6.1.1 Indemnity. The Association shall indemnify the City, its agents and employees against any and all liability arising from the future acts or omissions of the Association pursuant to this Agreement. The Association shall indemnify the Directors in their capacities as Directors pursuant to the procedures set forth in, and to the fullest extent authorized by, Colorado law as the same exists or may hereafter be amended. The right to indemnification provided herein shall be a contract right and shall include the right to be paid by the Association in accordance with Colorado law for expenses incurred in advance of any proceeding’s final disposition. The Association shall indemnify and advance expenses to the fullest extent permitted by Colorado law. The Association may indemnify and advance expenses to fiduciaries and agents of the Association to the fullest extent permitted by Colorado law. No indemnification of a Director shall be made without the prior unanimous approval of the Board of Directors and the determination by the Board of Directors that indemnification is permissible.

6

6.1.2 Insurance. The Association shall purchase and maintain insurance for itself and on behalf of any person who is or was a Director, officer, employee, fiduciary or agent of the Association against any liability asserted against or incurred by him or her in any capacity arising from his or her status.

6.1.3 Non-Exclusivity of Rights. The foregoing rights of indemnification and insurance shall not be exclusive of, or in any manner limit, other rights to which any Director, officer, employee, agent or fiduciary may be entitled as a matter of law, or to the extent not prohibited by law, by a contract approved by the Board of Directors.

 6.2 Annual Audit. There shall be an annual audit of the financial statements of the Association, conducted by an independent firm of certified public accountants selected by the Board of Directors.

 6.3 Conflicts of Interest. Any Director who has or contemplates having any interest that may conflict or appear to conflict with the interests of the Association shall make prompt and full disclosure to the other Directors. Upon review, if the other Directors determine that a conflict of interest exists, they will adopt a recommended plan of action to resolve the conflict. In the event that the other Directors cannot agree on a course of action, then they will select an independent arbitrator who will make the final determination. The Association shall not enter into an arrangement with a Director or affiliated or related person that would be considered to have a substantial negative impact on the Association when viewed by a reasonable person. Willful and knowing failure to make the required disclosure shall result in the conflict not being approved.

 6.4 Self-Dealing Transactions. The Board of Directors may authorize the Association to enter into a self-dealing business transaction between the Association and a Director or affiliated or related person. A self-dealing business transaction includes, without limitation, sales, leases, exchanges, loans, the provision of goods, services or facilities, and any use of Association income or assets that constitutes a material financial interest of the associated Director. The associated Director shall not vote, participate in decisions or use personal influence on the matter in any meeting of the Board of Directors or a committee thereof where the matter is discussed. The following criteria shall apply to all approved self-dealing transaction: (a) the goods or services are provided at a fair price; (b) the terms of the contract are reasonable; and (c) the contract is primarily for the Association’s benefit.

 6.5 Liability of Directors for Unlawful Distributions. A Director who votes for or assents to a distribution unlawfully made in violation of the applicable statutes or the Articles of Incorporation of the Association shall be personally liable to the Association for the amount of the distribution that exceeds what could lawfully have been distributed if it is established that the Director did not perform his or her duties in compliance with the general standards of conduct set forth in these Bylaws. A Director who is liable to reimburse the Association for an unlawful distribution shall be entitled to contribution from every other Director who could be liable for the unlawful distribution and from each person who accepted the distribution knowing that it was unlawful, to the extent that the distribution is unlawful.

7

 6.6 Loans to Directors Prohibited. No loans shall be made by the Association to any of the Directors. Any Director who assents to or participates in the making of a prohibited loan shall be liable to the Association for the amount of the loan until it is repaid in full.

8

CERTIFICATE

 I hereby certify that the foregoing Amended and Restated Bylaws constitute the Amended and Restated Bylaws of WINTER PARK RECREATIONAL ASSOCIATION, as of the _____ day of _______________, 2002.

Secretary

9